EXECUTION COPY

EXHIBIT 10.1

[Confidential materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote omissions.]

CREDIT AGREEMENT

Dated as of November 28, 2001,

as Amended and Restated as of April 10, 2002, as further Amended and Restated as of

December 22, 2005,

Among

COMPASS MINERALS INTERNATIONAL, INC.

(formerly known as SALT HOLDINGS CORPORATION);

COMPASS MINERALS GROUP, INC.,

as US Borrower;

SIFTO CANADA CORP.,

as Canadian Borrower;

SALT UNION LIMITED,

as UK Borrower;

THE LENDERS PARTY HERETO;

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent;

Calyon New York Branch,

as Syndication Agent;

Bank of America, N.A., as Co-Documentation Agent	The Bank of Nova Scotia, as Co-Documentation Agent

J.P. MORGAN SECURITIES INC., as Co-Lead Arranger and Joint Bookrunner	GOLDMAN SACHS CREDIT PARTNERS L.P., as Co-Lead Arranger and Joint Bookrunner

Page
ARTICLE I

ARTICLE II

Amount and Terms of Credit

ARTICLE III

Conditions Precedent to Credit

SECTION 3.01. Execution of Agreement...................................................................................86
SECTION 3.02. Officer’s Certificate...........................................................................................86

Contents, p.ii

SECTION 3.16. Historical Financial Statements; Pro Forma Financial Statements;

ARTICLE IV

Conditions Precedent to All Credit Events

SECTION 4.01. No Default; Representations and Warranties................................................93
SECTION 4.02. Notice of Borrowing; Letter of Credit Request..............................................94

ARTICLE V

Representations and Warranties

SECTION 5.10. Financial Condition; Financial Statements; Undisclosed Liabilities;

Contents, p.iii

ARTICLE VI

Affirmative Covenants

ARTICLE VII

Negative Covenants

SECTION 7.12. Limitation on Voluntary Payments and Modifications of Indebtedness;
       Modifications of Certificate of Incorporation, By-Laws and Certain
        Other Agreements; Issuances of Capital Stock; etc...........................132

Contents, p.iv
SECTION 7.13. Limitation on Issuance of Capital Stock...........................................................133
SECTION 7.14. Limitation on Certain Restrictions on Subsidiaries........................................134
SECTION 7.15. Limitation on the Creation of Subsidiaries, Joint Ventures and
          Unrestricted Subsidiaries....................................................................135

ARTICLE VIII

Events of Default

ARTICLE IX

Administrative Agent

ARTICLE X

Miscellaneous

Contents, p.v

Contents, p.vi

SCHEDULE I	List of Lenders and Commitments
SCHEDULE II	Tax Returns and Payments
SCHEDULE III	Retained Existing Indebtedness
SCHEDULE IV	Real Properties
SCHEDULE V	Subsidiaries
SCHEDULE VI	Insurance
SCHEDULE VII	Existing Liens
SCHEDULE VIII	Existing Investments
SCHEDULE 2.05	Existing Letters of Credit
SCHEDULE 5.01	Permitted Encumbrances
SCHEDULE 5.04	Litigation
SCHEDULE 5.13	Capitalization
SCHEDULE 5.15	Intellectual Property, etc.
SCHEDULE 5.16	Compliance with Statutes, etc.
SCHEDULE 5.17	Environmental Matters
SCHEDULE 5.19	Labor Relations
SCHEDULE 7.14	Limitation on Certain Restrictions on Subsidiaries
SCHEDULE 10.03	Addresses

EXHIBIT A-1	Form of Term Note
EXHIBIT A-2A	Form of US Revolving Note
EXHIBIT A-2B	Form of Global Revolving Note
EXHIBIT A-3	Form of Swingline Note
EXHIBIT B-1	Form of Opinion of Bryan Cave LLP, special counsel to the Credit Parties
EXHIBIT B-2	Form of Opinion of Fasken Martineau DuMoulin LLP, special Canadian counsel
EXHIBIT B-3	Form of Opinion of English counsel
EXHIBIT C	Form of Officer’s Certificate
EXHIBIT D	Form of US Collateral and Guaranty Agreement
EXHIBIT E	Form of US Collateral Assignment
EXHIBIT F	Form of Foreign Guaranty
EXHIBIT G	Form of Consent Letter
EXHIBIT H	Form of Assignment and Assumption Agreement
EXHIBIT I	Form of Intercompany Note
EXHIBIT J	Mandatory Costs Rate
EXHIBIT K	White Salt Sale Description

CREDIT AGREEMENT dated as of November 28, 2001, as amended and restated as of April 10, 2002, as further amended and restated as of December 22, 2005, among COMPASS MINERALS INTERNATIONAL, INC. (formerly known as SALT HOLDINGS CORPORATION), COMPASS MINERALS GROUP, INC., SIFTO CANADA CORP., SALT UNION LIMITED, the LENDERS from time to time party hereto and JPMORGAN CHASE BANK, N.A., as Administrative Agent.

W I T N E S S E T H :

WHEREAS, subject to and upon the terms and conditions set forth herein, the Lenders are willing to make available to the respective Borrowers the respective credit facilities provided for herein;

WHEREAS, subject to and upon the terms and conditions set forth herein, the Existing Credit Agreement is hereby amended and restated, effective as of the Effective Date, to read in its entirety as set forth herein;

NOW, THEREFORE, it is agreed:

ARTICLE I

Definitions

SECTION 1.01. Definitions.  As used herein, the following terms shall have the meanings herein specified unless the context otherwise requires:

“Acquired Business” shall mean any Person or business, division or product line acquired pursuant to a Permitted Acquisition.

“Acquired EBITDA” shall mean, for any Acquired Business for any period, the Consolidated EBITDA as determined for such Acquired Business on a basis substantially the same (with necessary reference changes) as provided in the first sentence of the definition of Consolidated EBITDA contained herein, except that all references therein and in the component definitions used in determining Consolidated EBITDA to “the US Borrower and its Subsidiaries” shall be deemed to be references to the respective Acquired Business.  All calculations of Acquired EBITDA shall be made on a Pro Forma Basis (for such purpose treating (i) each reference to “Consolidated EBITDA” contained in the definition of Pro Forma Basis as if it were a reference to “Acquired EBITDA,” (ii) clause (v) of said definition as if same applied to a determination of Acquired EBITDA for purposes of Section 7.11, and (iii) the text “the last two fiscal quarters comprising the respective Test Period” appearing in clause (v) of said definition as if same were a reference to “the trailing twelve month period immediately preceding the respective Permitted Acquisition” and disregarding subclauses (B) and (C) of clause (v) of said definition).

“Acquired Person” shall have the meaning provided in the definition of Permitted Acquisition.

“Additional Lender” shall have the meaning provided in Section 2.23(b).

“Additional Security and Guaranty Documents” shall have the meaning provided in Section 6.11(b).

“Additional Senior Subordinated Note Documents” shall mean the Additional Senior Subordinated Notes and all other documents executed and delivered with respect to the Additional Senior Subordinated Notes.

“Additional Senior Subordinated Notes” shall mean unsecured senior subordinated notes of the US Borrower (i) that are subordinated to the Loan Document Obligations (A) to the same extent as, or to a greater extent than, the Existing Senior Subordinated Notes are subordinated to the Loan Document Obligations or (B) on terms that are market terms on the date of issuance and reasonably satisfactory to the Administrative Agent, (ii) that do not require any scheduled payment of principal (including pursuant to a sinking fund obligation) or mandatory redemption or redemption at the option of the holders thereof (except for redemptions in respect of asset sales and changes in control on terms that are market terms on the date of issuance) prior to the date that is 91 days after the Term Loan Maturity Date or (unless otherwise provided in the applicable Incremental Term Loan Amendment), if such Indebtedness is incurred after the US Borrower has obtained any Incremental Term Loans or while any Commitments from Additional Lenders to make Incremental Term Loans remain in effect, 91 days after the maturity date for such Incremental Term Loans, unless all such Incremental Term Loans have been repaid in full, (iii) that contain payment blockage provisions that are (A) no less favorable to the Lenders than the payment blockage provisions of the Existing Senior Subordinated Notes or (B) on terms that are market terms on the date of issuance and reasonably satisfactory to the Administrative Agent and (iv) that otherwise contain terms and conditions (including the maturity thereof, the interest rate applicable thereto (provided that Additional Senior Subordinated Notes may bear interest at a rate or be issued at a discount that together result in a yield that is a market yield at the time of issuance thereof), amortization, defaults, voting rights, covenants and events of default) that are on terms that are market terms on the date of issuance.

“Adjusted Consolidated Net Income” shall mean, for any period, Consolidated Net Income for such period plus, without duplication, (a) the sum of the amount of all non-cash charges (including depreciation, amortization, deferred tax expense and non-cash interest expense but excluding any non-cash charges reflected in Adjusted Consolidated Working Capital) and non-cash losses that were included in arriving at Consolidated Net Income for such period less (b) the amount of all non-cash gains (exclusive of items reflected in Adjusted Consolidated Working Capital) included in arriving at Consolidated Net Income for such period.

“Adjusted Consolidated Working Capital” shall mean, at any time, Consolidated Current Assets (but excluding therefrom all cash and Cash Equivalents) less Consolidated Current Liabilities.

“Adjusted Total Leverage Ratio” shall mean, on any date, the ratio of (a) Consolidated Debt on such date to (b) Consolidated EBITDA for the Test Period most recently ended on or prior to such date.  All calculations of the Adjusted Total Leverage Ratio shall be made on a Pro Forma Basis, with determinations of Adjusted Total Leverage Ratio to give effect to all adjustments (including those specified in clauses (iv) and (v)) contained in the definition of “Pro Forma Basis” contained herein.

“Administrative Agent” shall mean JPMCB, in its capacity as administrative agent for the Lenders hereunder (and any successor thereto appointed pursuant to Section 9.10), or, as applicable, such Affiliates thereof as it shall from time to time designate for the purpose of performing its obligations hereunder in such capacity, including initially (a) with respect to a Loan or Borrowing made to the UK Borrower, J.P. Morgan Europe Limited, and (b) with respect to a Loan or Borrowing made to, or a B/A Drawing drawn by, the Canadian Borrower, JPMorgan Chase Bank, N.A., Toronto Branch.  References to the “Administrative Agent” shall also include J.P. Morgan Europe Limited, JPMorgan Chase Bank, N.A., Toronto Branch, or any other Affiliate of JPMCB or any other person designated by JPMCB, in each case acting in its capacity as “Security Trustee”, “Trustee”, “Agent” or “Collateral Agent” under any Security Document relating to collateral provided under the laws of any United Kingdom jurisdiction or Canadian jurisdiction, or acting in any similar capacity under any other Security Document under the laws of the United States or any other jurisdiction.

“Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Administrative Agent.

“Affected Loans” shall have the meaning provided in Section 2.12(f).

“Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with such Person; provided, however, that, for purposes of Section 7.07, an Affiliate of Holdings shall include any Person that directly or indirectly owns more than 5% of any class of the capital stock of Holdings and any officer or director of Holdings or any such Person.

“Agent” shall mean any or all of Calyon New York Branch, Bank of America, N.A., and The Bank of Nova Scotia.

“Agreement” shall mean this Credit Agreement, as the same may be from time to time modified, restated, amended and/or supplemented.

“Applicable Excess Cash Flow Percentage” shall mean, with respect to any Excess Cash Flow Payment Date, 75%; provided that so long as no Default or Event of Default is then in existence, if, on the last day of the relevant Excess Cash Flow Payment Period, the Adjusted Total Leverage Ratio for the Test Period then most recently ended (as established pursuant to the officer’s certificate delivered (or required to be delivered) pursuant to Section 6.01(d)) (a) is less than or equal to 3.25:1.00 but greater than 2.75:1.00, then the Applicable Excess Cash Flow Percentage shall instead be 50% or (b) is less than or equal to 2.75:1.00, then the Applicable Excess Cash Flow Percentage shall instead be 0%.

“Applicable Rate” shall mean, initially, a percentage per annum equal to (a) in the case of Term Loans maintained as (i) Base Rate Loans, 0.50% and (ii) Eurodollar Loans, 1.50%, (b) in the case of Revolving Loans maintained as (i) Base Rate Loans, 0.75%, (ii) Canadian Base

Rate Loans, 0.75%, (iii) Eurodollar Loans, 1.75% and (iv) Canadian Prime Rate Loans, 0.75%, (c) in the case of Swingline Loans, 0.75%, (d) in the case of B/A Drawings, 1.75%, and (e) in the case of the Commitment Fee, 0.375%.  From and after each day of delivery of any certificate and financial statements delivered in accordance with the first sentence of the following paragraph indicating a different margin than that described in the immediately preceding sentence (each, a “Start Date”) to and including the applicable End Date described below, the Applicable Rate for Term Loans shall (subject to any adjustment pursuant to the immediately succeeding paragraph) be that set forth below under the caption “Eurodollar Term Loans” or “Base Rate Term Loans”, as applicable, and the Applicable Rate for Revolving Loans, Swingline Loans, Letters of Credit, B/A Drawings and Commitment Fees shall (subject to any adjustment pursuant to the immediately succeeding paragraph) be that set forth below under the caption “Eurodollar Revolving Loans and B/A Drawings”, “Base Rate Revolving Loans, Canadian Base Rate Loans and Canadian Prime Rate Loans” or “Commitment Fee”, as applicable, in each case opposite the Total Leverage Ratio indicated to have been achieved in any certificate delivered in accordance with the following sentence:

Total Leverage Ratio	Eurodollar Term Loans	Eurodollar Revolving Loans and B/A Drawings	Base Rate Term Loans	Base Rate Revolving Loans, Canadian Base Rate Loans and Canadian Prime Rate Loans	Commitment Fee
Greater than 3.25:1.00	1.75%	2.00%	0.75%	1.00%	0.50%
Less than or equal to 3.25:1.00 but greater than 1.75:1.00	1.50%	1.75%	0.50%	0.75%	0.375%
Less than or equal to 1.75:1.00	1.50%	1.50%	0.50%	0.50%	0.25%

The Total Leverage Ratio shall be determined based on the delivery of a certificate of the US Borrower by an Authorized Officer of the US Borrower to the Administrative Agent (with a copy to be furnished by the Administrative Agent to each Lender), which certificate shall be accompanied by the financial statements required by Section 6.01(a) or (b) and shall set forth the calculation of the Total Leverage Ratio (based on such financial statements) as at the last day of the Test Period ended immediately prior to the relevant Start Date and the Applicable Rates that shall be thereafter applicable (until same are changed or cease to apply in accordance with the following sentences).  The Applicable Rates so determined shall apply, except as set forth in the next succeeding sentence, from the relevant Start Date to the earliest of (a) the date on which the next certificate is delivered to the Administrative Agent or (b) the date that is 45 days following the last day of the Test Period in which the previous Start

Date occurred or, if such Test Period is a fiscal year of the US Borrower, 90 days following such last day (such earliest date, the “End Date”), at which time, if no certificate has been delivered to the Administrative Agent indicating an entitlement to new Applicable Rates (and thus commencing a new Start Date), the Applicable Rates shall be those set forth in the table above determined as if the Total Leverage Ratio were greater than 3.25:1.00 (such Applicable Rates as so determined, the “Highest Applicable Rates”).  Notwithstanding anything to the contrary contained above in this definition, (a) the Applicable Rates shall be the Highest Applicable Rates at all times during which there shall exist any Event of Default and (b) prior to the date of delivery of the financial statements pursuant to Section 6.01(b) for the fiscal year ended December 31, 2005, in no event shall the Applicable Rates be less than those described in the first sentence of this definition.

“Approved Fund” shall have the meaning provided in Section 10.04(b).

“Asset Sale” shall mean any sale, transfer or other disposition by Holdings or any of its Subsidiaries to any Person other than Holdings or any Wholly-Owned Subsidiary of Holdings of, and any Recovery Event with respect to, any asset (including any capital stock or other securities of another Person, but excluding the sale by such Person of its own capital stock) of Holdings or such Subsidiary other than (a) sales, transfers or other dispositions of inventory made in the ordinary course of business, (b) any sale or other disposition of Cash Equivalents in the ordinary course of business, (c) any merger, consolidation or liquidation permitted by Section 7.02(g) or (h), (d) any transfer of assets permitted pursuant to Section 7.02(e), (f) or (k), (e) any transaction permitted pursuant to Section 7.02(j), (f) any sale permitted pursuant to Section 7.02(m), (n) or (q) and (g) any other sale, disposition or Recovery Event (or series of related sales, dispositions and Recovery Events) that generates Net Sale Proceeds of less than $1,000,000.

“Assignment and Assumption Agreement” shall mean the Assignment and Assumption Agreement substantially in the form of Exhibit H (appropriately completed).

“Authorized Officer” shall mean, with respect to (a) the delivery of Notices of Borrowing, Letter of Credit Requests and similar notices, the chief financial officer, the chief operating officer, any treasurer or other financial officer of the applicable Borrower, (b) delivery of financial information and officer’s certificates pursuant to this Agreement, the chief operating officer, the chief financial officer, any treasurer or other financial officer of Holdings or the US Borrower, as the case may be, and (c) any other matter in connection with this Agreement or any other Credit Document, any officer (or a person or persons so designated by any two officers) of the applicable Credit Party, in each case to the extent reasonably acceptable to the Administrative Agent.

“B/A” shall mean any instrument, including a bill of exchange within the meaning of the Bills of Exchange Act (Canada), and a depository bill issued in accordance with the Depository Bills and Notes Act (Canada), denominated in Canadian Dollars, drawn by the Canadian Borrower and accepted by a Global Revolving Lender in accordance with the terms of this Agreement.

“B/A Drawing” shall mean B/As accepted and purchased on the same date and as to which a single Contract Period is in effect, including any B/A Equivalent Loans accepted and purchased on the same date, and as to which a single Contract Period is in effect.  For greater certainty, all provisions of this Agreement that are applicable to B/As are also applicable, mutatis mutandis, to B/A Equivalent Loans.

“B/A Equivalent Loan” shall have the meaning provided in Section 2.07(k).

“Bankruptcy Code” shall have the meaning provided in Section 8.05.

“Base Rate” shall mean, for any day, a rate per annum equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus ½ of 1%.  Any change in the Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective from and including the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

“Base Rate Loans” shall mean each US Dollar Loan made to the US Borrower and designated as such by the US Borrower at the time of the incurrence thereof or conversion thereto.

“Borrowers” shall mean the US Borrower, the Canadian Borrower and the UK Borrower, collectively.

“Borrowing” shall mean and include (a) the borrowing of Swingline Loans from the Swingline Lender on a given date and (b) the borrowing of one Type of Loan pursuant to a single Tranche by the US Borrower, the Canadian Borrower or the UK Borrower, as the case may be, from all of the Lenders having Commitments with respect to such Tranche on a pro rata basis on a given date (or resulting from conversions on a given date), having in the case of Eurodollar Loans the same Interest Period.

“Business Day” shall mean (a) for all purposes other than as covered by clause (b) or (c) below, any day except Saturday, Sunday and any day that shall be in New York City a legal holiday or a day on which banking institutions are authorized or required by law or other government action to close, (b) with respect to all notices and determinations in connection with, and payments of principal and interest on, Eurodollar Loans, any day that is a Business Day, as described in clause (a) above that is also a day for trading by and between banks in the applicable currency in the interbank Eurodollar market, except any day that shall be in London a legal holiday or a day on which banking institutions are authorized or required by law or other government action to close, and (c) with respect to all notices and determinations in connection with Loans made to the Canadian Borrower or B/As and with respect to all payments of principal and interest on Loans made to the Canadian Borrower and all payments in respect of B/As, the term “Business Day” shall also exclude any day on which banks are not open for dealings in deposits in Toronto.

“Calculation Period” shall mean the period of four consecutive fiscal quarters of the US Borrower (taken as one accounting period) most recently ended prior to the date of the respective Permitted Acquisition, Subsidiary Redesignation, Dividend or incurrence of Incremental Term Loans, as the case may be.

“CAM” shall mean the mechanism for the allocation and exchange of interests in the Loans, B/As, participations in Letters of Credit and collections thereunder established under Section 2.21.

“CAM Exchange” shall mean the exchange of the Lenders’ interests provided for in Section 2.21.

“CAM Exchange Date” shall mean the first date after the Effective Date on which there shall occur (a) any event described in Section 8.05 with respect to any Borrower or (b) an acceleration of the maturity of Loans pursuant to Article VIII.

“CAM Percentage” shall mean, as to each Lender, a fraction, expressed as a decimal, of which (a) the numerator shall be the aggregate US Dollar Equivalent (determined on the basis of the applicable Spot Exchange Rates prevailing on the CAM Exchange Date) of the sum (without duplication) of (i) the aggregate Loan Document Obligations owed to such Lender, (ii) the LC Exposure, if any, of such Lender, and (iii) the Swingline Exposure, if any, of such Lender, in each case immediately prior to the CAM Exchange Date, and (b) the denominator shall be the aggregate US Dollar Equivalent (determined on the basis of the applicable Spot Exchange Rates prevailing on the CAM Exchange Date) of the sum (without duplication) of (i) the aggregate Loan Document Obligations owed to all the Lenders and (ii) the aggregate LC Exposure of all the Lenders, in each case immediately prior to the CAM Exchange Date; provided that, for purposes of clause (a) above, the Loan Document Obligations owed to the Swingline Lender will be deemed not to include any Swingline Loans except to the extent provided in clause (a)(iii) above and the Loan Document Obligations owed to a Letter of Credit Issuer will be deemed not to include any LC Disbursements except to the extent provided in clause (a)(ii) above.

“Canadian Base Rate” shall mean a fluctuating rate of interest per annum which is equal at all times to the greater of (a) the reference rate of interest (however designated) announced from time to time by the Administrative Agent as being its reference rate for determining interest chargeable by it on US Dollar-denominated commercial loans made in Canada and (b) 0.50% above the Federal Funds Effective Rate from time to time in effect.

“Canadian Borrower” shall mean Sifto Canada Corp., a corporation continued and amalgamated under the laws of the province of Nova Scotia, Canada.

“Canadian Dollar Equivalent” shall mean, at any time for the determination thereof, the amount of Canadian Dollars that could be purchased with the amount of US Dollars (or any other foreign currency, as applicable) involved in such computation at the Spot Exchange Rate therefor as quoted by the Administrative Agent as of 11:00 a.m. (local time) on the date two Business Days prior to the date of any determination thereof for purchase on such date.

“Canadian Dollar Letter of Credit” shall mean any Letter of Credit denominated in Canadian Dollars.

“Canadian Dollar LC Exposure” means, at any time, the sum of (a) the US Dollar Equivalent of the aggregate undrawn and unexpired amount of all outstanding Canadian Dollar Letters of Credit at such time plus (b) the US Dollar Equivalent of the aggregate principal amount of all LC Disbursements in respect of Canadian Dollar Letters of Credit that have not yet been reimbursed at such time.

“Canadian Dollars” or “C$” shall mean the lawful money of Canada.

“Canadian Intercompany Loan” shall mean the loan made by the US Borrower to the Canadian Borrower prior to the Effective Date in the aggregate principal amount of $17,323,877, as of the date hereof, and assigned by the US Borrower to Subco.

“Canadian Intercompany Note” shall mean the promissory note issued by the Canadian Borrower to the US Borrower (and assigned by the US Borrower to Subco) representing amounts owed under the Canadian Intercompany Loan.

“Canadian Lending Office” shall mean, as to any Global Revolving Lender, the applicable branch, affiliate or office of such Global Revolving Lender designated by such Global Revolving Lender to make Loans to the Canadian Borrower and to accept and purchase or arrange for the purchase of B/As of the Canadian Borrower; provided that any such branch, affiliate or office shall be (a) of a bank named in Schedule I or Schedule II to the Bank Act (Canada) or (b) a branch, affiliate or office either (i) of a financial institution or other entity that is not a “non-resident of Canada” (as such term is defined in the Canadian Tax Act) or (ii) of a financial institution that is named on Schedule III to the Bank Act (Canada) and through which an “authorized foreign bank” (as such term is defined in the Canadian Tax Act) carries on a Canadian banking business.

“Canadian LP” shall mean Compass Canada Limited Partnership, a limited partnership organized under the laws of the Province of Ontario, Canada.

“Canadian LP Intercompany Loans” shall mean the loans made by Sideco to Canadian LP prior to the Effective Date in the aggregate principal amount of C$233,370,500.

“Canadian LP Intercompany Notes” shall mean the promissory notes issued by Canadian LP to Sideco representing amounts owed under the Canadian LP Intercompany Loans.

“Canadian Permitted Encumbrances” shall mean Permitted Encumbrances and the Permitted Liens described in Sections 7.03(a), (b), (c), (f), (g) and (h).

“Canadian Prime Rate” shall mean, for any day, the rate of interest per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the greater of (a) the interest rate per annum publicly announced from time to time by the Administrative Agent as its reference rate in effect on such day at its principal office in Toronto for determining interest rates applicable to commercial loans denominated in Canadian Dollars in Canada (each change in such reference rate being effective from and including the date such change is publicly announced as being effective) and (b) the interest rate per annum equal to the sum of (i) the CDOR Rate on such day (or, if such rate is not so reported on the Reuters Screen CDOR Page, the average of the rate quotes for bankers’ acceptances denominated in Canadian Dollars with a term of 30 days received by the Administrative Agent at approximately 10:00 a.m., Toronto time, on such day (or, if such day is not a Business Day, on the next preceding Business Day) from one or more banks of recognized standing selected by it) and (ii) 1.00% per annum.

“Canadian Revolving Borrowing” shall mean a Borrowing comprised of Canadian Revolving Loans.

“Canadian Revolving Credit Exposure” shall mean, at any time, the sum of (a) the US Dollar Equivalent of the aggregate principal amount of the Canadian Revolving Loans denominated in Canadian Dollars outstanding at such time, (b) the aggregate principal amount of the Canadian Revolving Loans denominated in US Dollars outstanding at such time and (c) the US Dollar Equivalent of the aggregate face amount of the B/As accepted by the Global Revolving Lenders and outstanding at such time.  The Canadian Revolving Credit Exposure of any Global Revolving Lender at any time shall be such Lender’s Global Revolving Percentage of the total Canadian Revolving Credit Exposure at such time.

“Canadian Revolving Loan” shall mean a Loan made by a Global Revolving Lender pursuant to Section 2.01(c)(ii).  Each Canadian Revolving Loan (a) denominated in Canadian Dollars shall be a Canadian Prime Rate Loan and (b) denominated in US Dollars shall be a Canadian Base Rate Loan or a Eurodollar Loan.

“Canadian Tax Act” shall mean the Income Tax Act (Canada) or any successor law purported to cover the same subject matter, as amended from time to time.

“Capital Expenditures” shall mean, with respect to any Person, for any period, all expenditures by such Person that should be capitalized in accordance with GAAP during such period, including all such expenditures with respect to fixed or capital assets (including expenditures for maintenance and repairs that should be capitalized in accordance with GAAP) and, without duplication, the amount of all Capitalized Lease Obligations incurred by such Person during such period.

“Capital Lease,” as applied to any Person, shall mean any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is required to be accounted for as a capital lease on the balance sheet of that Person.

“Capitalized Lease Obligations” shall mean all obligations under Capital Leases of the US Borrower or any of its Subsidiaries, in each case taken at the amount thereof accounted for as liabilities in accordance with GAAP.

“Cash Equivalents” shall mean, as to any Person, (a) US Dollars and, in the case of any Foreign Subsidiaries of the US Borrower, Euros and such local currencies held by them from time to time in the ordinary course of business, (b) securities issued or directly and fully guaranteed or insured by the United States, Canada and Great Britain or any agency or instrumentality thereof (provided that the full faith and credit of the respective country is pledged in support thereof) having maturities of not more than six months from the date of acquisition, (c) time deposits, certificates of deposit, eurodollar time deposits and bankers’ acceptances of any Lender or any commercial bank having, or that is the principal banking subsidiary of a bank holding company organized under the laws of the United States, any State thereof, the District of Columbia or any foreign jurisdiction having capital, surplus and undivided profits aggregating in excess of $250,000,000 and having a long-term unsecured debt rating of at least “A-” or the equivalent thereof from S&P or “A3” or the equivalent thereof from Moody’s, with maturities of not more than six months from the date of acquisition by such Person, (d) repurchase agreements with a term of not more than 30 days, involving securities of the types described in preceding clause (b), and entered into with commercial banks meeting the requirements of preceding clause (c), (e) commercial paper issued by any Person incorporated in the United States rated at least A-2 or the equivalent thereof by S&P or at least P-2 or the equivalent thereof by Moody’s and in each case maturing not more than six months after the date of acquisition by such Person, (f) auction rate securities rated at least “A” or the equivalent thereof by S&P or at least “A2” or the equivalent thereof by Moody’s, (g) investments in money market funds substantially all of whose assets are comprised of securities of the types described in clauses (b) through (f) above and (h) overnight deposits and demand deposit accounts (in the respective local currencies) maintained in the ordinary course of business.

“CDOR Rate” shall mean, on any date, an interest rate per annum equal to the average discount rate rounded upward to the nearest 1/100th of 1% applicable to bankers’ acceptances denominated in Canadian Dollars with a term of 30 days (for purposes of the definition of “Canadian Prime Rate”) or with a term equal to the Contract Period of the relevant B/As (for purposes of the definition of “Discount Rate”) appearing on the Reuters Screen CDOR Page (as defined in the International Swaps and Derivative Association, Inc. 1991 definitions, as modified and amended from time to time), or on any successor or substitute page of such Screen, or any successor to or substitute for such Screen, providing rate quotations comparable to those currently provided on such page of such Screen, as determined by the Administrative Agent from time to time, at approximately 10:00 a.m., Toronto time, on such date (or, if such date is not a Business Day, on the next preceding Business Day).

“Change in Law” shall mean (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender or the Letter of Credit Issuer (or, for purposes of Section 2.16(b), by any lending office of such Lender or by such Lender’s or the Letter of Credit Issuer’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.

“Change of Control Event” shall mean, (a)(i) any Person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, as in effect on the Effective Date), shall have acquired beneficial ownership of 30% or more on a fully diluted basis of the voting and/or economic interest in Holdings’s capital stock or (ii) the Board of Directors of Holdings shall cease to consist of a majority of Continuing Directors or (iii) a “change of control” or similar event shall occur as provided in any Senior Subordinated Notes, Holdings Notes, Permitted Holdings Refinancing Indebtedness or any Permitted Debt, Disqualified Preferred Stock or Qualified Preferred Stock or the documentation governing the same to the extent the outstanding principal amount or liquidation preference, as the case may be, of such Senior Subordinated Notes, Holdings Notes, Permitted Holdings Refinancing Indebtedness, Permitted Debt, Disqualified Preferred Stock or Qualified Preferred Stock exceeds $10,000,000 or (b)(i) Holdings shall cease to own on a fully diluted basis 100% of the economic and voting interest in the capital stock of the US Borrower, (ii) the US Borrower shall cease to own on a fully diluted basis 100% of the economic and voting interest in the Canadian Borrower (either directly or through one or more Wholly-Owned Subsidiaries of the US Borrower) or (iii) the US Borrower shall cease to own on a fully diluted basis 100% of the economic and voting interest in the UK Borrower (either directly or through one or more Wholly-Owned Subsidiaries of the US Borrower).

“CLO” shall have the meaning provided in Section 10.04.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and the Treasury regulations promulgated thereunder.  Section references to the Code are to the Code, as in effect at the date of this Agreement and any subsequent provisions of the Code, amendatory thereof, supplemental thereto or substituted therefor.

“Collateral” shall mean all property (whether real or personal, movable or immovable) with respect to which any security interests have been granted (or purported to be granted) pursuant to any Security Document, including all Pledged Collateral, all Security Agreement Collateral, all Mortgaged Property and all cash and Cash Equivalents delivered as collateral pursuant to any Security Document.

“Collateral Agent” shall have the meaning provided in the respective Security Documents.

“Commitment” shall mean any of the commitments of any Lender hereunder, i.e., whether the Term Loan Commitment (or any commitment in respect of any Incremental Term Loans), US Revolving Loan Commitment or Global Revolving Loan Commitment.

“Commitment Fee” shall have the meaning provided in Section 2.13(a).

“Company” shall mean any corporation, limited liability company, partnership or other business entity (or the adjectival form thereof, where appropriate).

“Consolidated Current Assets” shall mean, at any time, the current assets of the US Borrower and its Subsidiaries at such time determined on a consolidated basis.

“Consolidated Current Liabilities” shall mean, at any time, the current liabilities of the US Borrower and its Subsidiaries determined on a consolidated basis, but excluding the current portion of, and accrued but unpaid interest on, any Indebtedness under this Agreement and any other long-term Indebtedness that would otherwise be included therein.

“Consolidated Debt” shall mean, at any time, the sum of (without duplication) (a) all Indebtedness (other than take-or-pay obligations) of the US Borrower and its Subsidiaries as would be required to be reflected on the liability side of a balance sheet of such Person in accordance with GAAP as determined on a consolidated basis (excluding all Indebtedness of the US Borrower and its Subsidiaries of the type described in clause (h) of the definition of Indebtedness), (b) unreimbursed drawings on all letters of credit issued for the account of the US Borrower or any of its Subsidiaries and (c) all Contingent Obligations of the US Borrower

and its Subsidiaries in respect of Indebtedness of other Persons (i.e., Persons other than the US Borrower or any of its Subsidiaries) of the type referred to in preceding clauses (a) and (b) of this definition; provided that, for purposes of this definition, the amount available to be drawn under letters of credit issued for the account of the US Borrower or any of its Subsidiaries (other than unreimbursed drawings) shall be excluded in making any determination of “Consolidated Debt” and (iii) with respect to any determination of Consolidated Debt as of any time during the fourth calendar quarter of any year, the amount of Revolving Loans and Swingline Loans outstanding as of any such time shall be deemed to be equal to the daily average of the amount of Revolving Loans and Swingline Loans outstanding during each fiscal quarter of the US Borrower included in the applicable Test Period most recently ended prior to such date.

“Consolidated EBIT” shall mean, for any period, the Consolidated Net Income of the US Borrower and its Subsidiaries for such period, determined on a consolidated basis, before Consolidated Interest Expense (to the extent deducted in arriving at Consolidated Net Income) and provision for Taxes based on income for such period, in each case that were included in arriving at Consolidated Net Income for such period.

“Consolidated EBITDA” shall mean, for any period, Consolidated EBIT for such period, adjusted by (a) adding thereto (in each case to the extent deducted in determining Consolidated Net Income for such period and not already added back in determining Consolidated EBIT) the amount of (without duplication) all amortization and depreciation and other non-cash items that were deducted in arriving at Consolidated EBIT for such period (excluding any non-cash item (1) in respect of an item that was included in Consolidated EBITDA in a prior period during the term of this Agreement or (2) that represents the write-down or write-off of inventory) and (b) subtracting therefrom the amount of all cash payments made in such period to the extent that same relate to a non-cash item incurred in a previous period that was added back to Consolidated EBITDA in such previous period pursuant to clause (a) above in this definition.

“Consolidated Fixed Charge Coverage Ratio” shall mean, for any period, the ratio of (a) Consolidated EBITDA minus Capital Expenditures to (b) Consolidated Fixed Charges for such period.  All calculations of the Consolidated Fixed Charge Coverage Ratio shall be made on a Pro Forma Basis, with determinations of Consolidated Fixed Charge Coverage Ratio to give effect to all adjustments (including those specified in clauses (iv) and (v)) contained in the definition of “Pro Forma Basis” contained herein).

“Consolidated Fixed Charges” shall mean, for any period, the sum of (without duplication) (a) Consolidated Interest Expense for such period, (b) the aggregate amount of scheduled principal payments during such period in respect of Indebtedness that, in accordance with GAAP constitutes (or, when incurred, constituted) a long-term liability (“Long-Term Indebtedness”) of the US Borrower and its Subsidiaries (other than the payment at final maturity of the Senior Subordinated Notes), (c) the aggregate amount of principal payments (other than scheduled principal payments) made during such period in respect of Long-Term Indebtedness of the US Borrower and its Subsidiaries to the extent that such payments reduced any scheduled principal payments that would have become due within one year after the date of the applicable payment (other than the payment at final maturity of the Senior Subordinated Notes), (d) the aggregate amount of Taxes based on income paid in cash by Holdings and its Subsidiaries during such period and (e) cash Dividends paid by Holdings in respect of Holdings Common Stock during such period.

“Consolidated Interest Coverage Ratio” shall mean, for any period, the ratio of Consolidated EBITDA to Consolidated Interest Expense for such period.  All calculations of the Consolidated Interest Coverage Ratio shall be made on a Pro Forma Basis, with determinations of Consolidated Interest Coverage Ratio to give effect to all adjustments (including those specified in clauses (iv) and (v)) contained in the definition of “Pro Forma Basis” contained herein.

“Consolidated Interest Expense” shall mean, for any period, the total consolidated interest expense of the US Borrower and its Subsidiaries for such period (calculated without regard to any limitations on the payment thereof) plus, without duplication, (a) that portion of Capitalized Lease Obligations of the US Borrower and its Subsidiaries representing the interest factor for such period, and capitalized interest expense, plus (b) the product of (i) the amount of all cash Dividend requirements (whether or not declared or paid) on Preferred Stock of Holdings paid, accrued or scheduled to be paid or accrued during such period multiplied by (ii) a fraction, the numerator of which is one and the denominator of which is one minus the then-current effective consolidated Federal, state, local and foreign income tax rate (expressed as a decimal number between one and zero) of Holdings as would be required to be reflected in the audited consolidated financial statements of Holdings for its most recently completed fiscal year (whether or not such financial statements are actually prepared), which amounts described in preceding clause (b) shall be treated as interest expense of the US Borrower and its Subsidiaries for purposes of this definition regardless of the treatment of such amounts under GAAP, plus (c) the aggregate amount of all cash Dividends paid by the US Borrower to Holdings for such period pursuant to Section 7.06(k), in the case of each of clauses (a)-(c) payable or paid in cash in such period and net of the total consolidated cash interest income of the US Borrower and its Subsidiaries for such period, but excluding the amortization of (i) any deferred financing costs and (ii) any costs in respect of any Interest Rate Protection Agreement.

“Consolidated Net Income” shall mean, for any period, the remainder of (a) the net after-tax income of the US Borrower and its Subsidiaries determined on a consolidated basis, without giving effect to (without duplication) (i) (A) any after-tax nonrecurring gains or losses or after-tax items classified as extraordinary gains or losses and (B) any other nonrecurring cash and non-cash expenses incurred or payments made by the US Borrower and its Subsidiaries in connection with the Transaction, (ii) after-tax gains and losses from the sale or disposition of assets (other than sales or dispositions of inventory, equipment, raw materials and supplies in the ordinary course of business) by the US Borrower and its Subsidiaries and (iii) expenses of the US Borrower and its Subsidiaries incurred to replace or repair damage to property of the US Borrower and its Subsidiaries that is the subject of any non-recurring event referred to in the definition of the term Recovery Event to the extent such expenses exceed $1,000,000 during any period of four consecutive fiscal quarters of the US Borrower and to the extent insurance proceeds are not received in respect thereof minus (b) the aggregate amount of all Dividends paid by the US Borrower to Holdings for such period pursuant to Section 7.06(c), (e), (f), (h), (i) and (k) (in each case to the extent that such amounts were not already deducted in determining the net after-tax income of the US Borrower and its Subsidiaries for such period); provided that the following items shall be excluded in computing Consolidated Net Income (without duplication): (i) the net income or net losses of any Person in which any other Person or Persons (other than the US Borrower and its Wholly-Owned Subsidiaries) has an equity interest or interests, except to the extent of the amount of dividends or other distributions actually paid to the US Borrower or such Wholly-Owned Subsidiaries by such Person during such period, (ii) except for determinations expressly required to be made on a Pro Forma Basis, the net income (or loss) of any Person accrued prior to the date it becomes a Subsidiary or all or substantially all of the property or assets of such Person are acquired by a Subsidiary and (iii) the net income of any Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary of such net income is not at the time permitted by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Subsidiary.

“Contingent Obligations” shall mean, as to any Person, any obligation of such Person guaranteeing or intended to guaranty any Indebtedness, leases, dividends or other obligations (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, any obligation of such Person, whether or not contingent, (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (d) otherwise to assure or hold harmless the owner of such primary obligation against loss in respect thereof; provided, however, that the term Contingent Obligation shall not include endorsements of instruments for deposit or collection or standard contractual indemnities entered into, in each case in the ordinary course of business.  The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

“Continuing Directors” shall mean the directors of Holdings on the Effective Date and each other director if such director’s nomination for the election to the Board of Directors of Holdings is recommended by a majority of the then Continuing Directors.

“Contract Period” shall mean, with respect to any B/A, the period commencing on the date such B/A is issued and accepted and ending on the date 30, 60, 90, 180, 270 or 360 days thereafter, as the Canadian Borrower may elect (in each case subject to availability); provided that if such Contract Period would end on a day other than a Business Day, such Contract Period shall be extended to the next succeeding Business Day.

“Credit Documents” shall mean this Agreement, each Incremental Term Loan Amendment (when executed and delivered by the parties thereto), the Notes, each Guaranty and each Security Document.

“Credit Event” shall mean the making of a Loan or the issuance, amendment, renewal or extension of a Letter of Credit or a B/A Drawing.

“Credit Party” shall mean, collectively, each US Credit Party and each Foreign Credit Party.

“Debt Tender Offer” shall mean the offer to purchase and consent solicitation made by the US Borrower on November 21, 2005, with respect to all its outstanding Existing Senior Subordinated Notes, pursuant to which the US Borrower (a) will purchase all the Existing Senior Subordinated Notes validly tendered and not withdrawn pursuant to such offer to purchase (the “Tendered Senior Subordinated Notes”), (b) will enter into a supplemental indenture that amends the Senior Subordinated Note Indenture to eliminate or modify (in a manner reasonably satisfactory to the Administrative Agent) all the material covenants (including the so-called restrictive covenants) contained therein and (c) will pay tender premiums, accrued interest and consent fees in connection with the purchase of the Tendered Senior Subordinated Notes (the “Debt Tender Premium”), in each case in accordance with the Debt Tender Offer Documents.

“Debt Tender Offer Documents” shall mean the US Borrower’s Offer to Purchase and Consent Solicitation Statement dated November 21, 2005, and all other documents executed and delivered with respect to the Debt Tender Offer.

“Debt Tender Premium” shall have the meaning provided in the definition of “Debt Tender Offer”.

“Default” shall mean any event, act or condition that with notice or lapse of time, or both, would constitute an Event of Default.

“Defaulting Lender” shall mean any Lender with respect to which a Lender Default is in effect.

“Discount Proceeds” shall mean, with respect to any B/A, an amount in Canadian Dollars (rounded upward, if necessary, to the nearest C$0.01) calculated by multiplying (a) the face amount of such B/A by (b) the quotient obtained by dividing (i) one by (ii) the sum of (A) one and (B) the product of (1) the Discount Rate (expressed as a decimal) applicable to such B/A and (2) a fraction of which the numerator is the Contract Period applicable to such B/A and the denominator is 365, with such quotient being rounded upward or downward to the fifth decimal place and .000005 being rounded upward.

“Discount Rate” shall mean, with respect to a B/A being accepted and purchased on any day, (a) for a Lender that is a Schedule I Lender, (i) the CDOR Rate applicable to such B/A or, (ii) if the discount rate for a particular Contract Period is not quoted on the Reuters Screen CDOR Page, the arithmetic average (as determined by the Administrative Agent) of the percentage discount rates (expressed as a decimal and rounded upward, if necessary, to the nearest 1/100 of 1%) quoted to the Administrative Agent by the Schedule I Reference Lenders as the percentage discount rate at which each such Schedule I Reference Lender would, in accordance with its normal practices, at approximately 10:00 a.m., Toronto time, on such day, be prepared to purchase bankers’ acceptances accepted by such Schedule I Reference Lender having a face amount and term comparable to the face amount and Contract Period of such B/A, and (b) for a Lender that is a Schedule II Lender or a Schedule III Lender, the lesser of (i) the CDOR

Rate applicable to such B/A plus 0.10% per annum and (ii) the percentage discount rate (expressed as a decimal and rounded upward, if necessary, to the nearest 1/100 of 1%) quoted to the Administrative Agent by the Schedule III Reference Lender as the percentage discount rate at which such Schedule III Reference Lender would, in accordance with its normal practices, at approximately 10:00 a.m., Toronto time, on such day, be prepared to purchase bankers’ acceptances accepted by such Schedule III Reference Lender having a face amount and term comparable to the face amount and Contract Period of such B/A.

“Disqualified Preferred Stock” shall mean any Preferred Stock of Holdings other than Qualified Preferred Stock.

“Dividend” shall have the meaning provided in the preamble to Section 7.06.

“Documents” shall mean and include (a) the Credit Documents, (b) the Debt Tender Offer Documents, (c) the Senior Subordinated Note Documents, (d) the Holdings Notes Documents in respect of the Holdings Notes, (e) the Canadian Intercompany Note, (f) the UK Intercompany Note, (g) the Canadian LP Intercompany Notes and (h) all other documents, agreements and instruments executed in connection with the Transaction.

“Domestic Subsidiary” shall mean each Subsidiary of Holdings (other than the US Borrower) incorporated or organized in the United States or any State thereof or the District of Columbia.

“Effective Date” shall mean the date on which the conditions specified in Article III are satisfied (or waived in accordance with Section 10.11).

“EMU Legislation” shall mean the legislative measures of the European Union for the introduction of, changeover to or operation of a single or unified European currency.

“End Date” shall have the meaning provided in the definition of “Applicable Rate.”

“Environmental Claims” shall mean any and all administrative, regulatory or judicial actions, suits, demands, demand letters, orders, directives, claims, liens, notices of non-compliance or violation, investigations or proceedings (hereafter, “Claims”), including any and all Claims by Governmental Authorities or any other third parties for enforcement, cleanup, removal, response, or any other remedial actions or seeking, fines, penalties, contribution, indemnification, cost recovery, natural resource damages compensation or any other damages or injunctive relief, resulting in any way from or relating to (a) the non-compliance (or alleged non-compliance) with any Environmental Law or any permit issued under any Environmental Law, (b) the presence, use, handling, transportation, storage, Release or threatened Release of or exposure to any Hazardous Materials or (c) the alleged injury or threat of injury to health, safety or the environment.

“Environmental Law” shall mean any federal, state, provincial, foreign or local policy, statute, law, rule, regulation, ordinance, code or rule of common law now or hereafter in effect and in each case as amended, and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent, decree or judgment relating to the environment, Hazardous Materials, the preservation or reclamation of natural resources or employee health and safety matters.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder. Section references to ERISA are to ERISA, as in effect at the date of this Agreement and any subsequent provisions of ERISA, amendatory thereof, supplemental thereto or substituted therefor.

“ERISA Affiliate” shall mean each person (as defined in Section 3(9) of ERISA) that together with Holdings or a Subsidiary of Holdings would be deemed to be a “single employer” within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“Euro” shall mean the single currency of the European Union as constituted by the Treaty on European Union and as referred to in the EMU Legislation.

“Eurodollar Rate” shall mean (a) relative to any Interest Period for a Borrowing of a Eurodollar Loan, (i) the interest rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) for deposits in US Dollars in respect of US Dollar Loans and for deposits in Sterling in respect of Sterling Loans for a period equal to the relevant Interest Period that appears on Telerate Page 3750 (or any successor page) at approximately 11:00 a.m. (London time) on the date that is two Business Days prior to the commencement of such Interest Period for a term comparable to such Interest Period, (ii) to the extent that an interest rate is not ascertainable pursuant to preceding clause (i), the interest rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) for deposits in US Dollars for a period equal to the relevant Interest Period that appears on the Reuters Screen LIBO Page (or any successor page) (or, if more than one such rate appears on such page, the arithmetic mean of all such rates) at approximately 11:00 a.m. (London time) on the date that is two Business Days prior to the commencement of such Interest Period for a term comparable to such Interest Period or (iii) to the extent that an interest rate is not ascertainable pursuant to preceding clause (i) or (ii), the arithmetic average (rounded upwards, if necessary, to the nearest 1/100 of 1%) of the offered quotation to first-class banks in the London interbank Eurodollar market by the Administrative Agent for deposits in US Dollars in respect of US Dollar Loans and for deposits in Sterling in respect of Sterling Loans of amounts in immediately available funds comparable to the outstanding principal amount of the Eurodollar Loan of the Administrative Agent with terms comparable to the Interest Period applicable to such Eurodollar Loan commencing two Business Days thereafter as of 11:00 a.m. (London time) on the date that is two Business Days prior to the commencement of such Interest Period, divided (in any case) by (b) a percentage equal to 100% minus the then stated maximum rate of all reserve requirements (including any marginal, emergency, supplemental, special or other reserves required by applicable law) applicable to any member bank of the Federal Reserve System in respect of Eurocurrency funding or liabilities as defined in Regulation D (or any successor category of liabilities under Regulation D) or in effect in Canada or the United Kingdom and to which Global Revolving Lenders, as applicable, are subject for any category of deposits or liabilities customarily used to fund loans in the applicable currency or by reference to which interest rates applicable to loans in the applicable currency are determined in the applicable jurisdiction.

“Event of Default” shall have the meaning provided in Article VIII.

“Excess Cash Flow” shall mean, for any period, the remainder of (a) the sum of (i) Adjusted Consolidated Net Income for such period, and (ii) the decrease (expressed as a positive number), if any, in Adjusted Consolidated Working Capital (other than as a result of a reclassification of assets and liabilities from short to long-term or vice versa) from the first day to the last day of such period, minus (b) the sum of (i) the amount of Capital Expenditures made by the US Borrower and its Subsidiaries on a consolidated basis during such period pursuant to and in accordance with Sections 7.11(a) and (b), except to the extent financed with the proceeds of Indebtedness (other than the proceeds of Revolving Loans or Swingline Loans) or pursuant to Capitalized Lease Obligations, (ii) the aggregate amount of permanent principal payments of Indebtedness for borrowed money of the US Borrower and its Subsidiaries and the permanent repayment of the principal component of Capitalized Lease Obligations of the US Borrower and its Subsidiaries (excluding (A) payments with proceeds of asset sales, (B) payments with the proceeds of Indebtedness or equity and (C) payments of Loans, B/As or other Obligations; provided that repayment of Loans shall be deducted in determining Excess Cash Flow if such payments were required as a result of a Scheduled Repayment under Section 2.12(b)) during such period, (iii) the increase (expressed as a positive number), if any, in Adjusted Consolidated Working Capital (other than as a result of a reclassification of assets and liabilities from short to long-term or vice versa) from the first day to the last day of such period, (iv) without duplication of amounts deducted in the preceding clauses (b)(i), (ii) and (iii), the amount of cash expended in respect of Permitted Acquisitions during such period, except to the extent financed with Indebtedness, equity or Net Sale Proceeds of Asset Sales (in the case of such Net Sales Proceeds, to the extent the amount of prepayments required pursuant to Section 2.12(c) is reduced as a result of such Permitted Acquisitions having been made) and (v) the aggregate amount of Dividends paid by the US Borrower pursuant to Section 7.06(j) during such period.

“Excess Cash Flow Payment Date” shall mean the date occurring 90 days after the last day of a fiscal year of the US Borrower (beginning with the US Borrower’s fiscal year ending on December 31, 2006).

“Excess Cash Flow Payment Period” shall mean, with respect to the repayment required on any Excess Cash Flow Payment Date, the fiscal year of the US Borrower immediately preceding such Excess Cash Flow Payment Date.

“Excluded Taxes” shall mean, with respect to the Administrative Agent, any Lenders, the Letter of Credit Issuer or any other recipient of any payment to be made by or on account of any obligation of any Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) its net income (including alternative minimum tax) by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or in which it is engaged in business or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction described in clause (a) above and (c) in the case of a Non-US Lender or a Foreign Lender (other than an assignee pursuant to a request by a Borrower under Section 2.20(b) or 10.11(b)), any withholding tax that (i) is in effect and would apply to amounts payable to such Non-US Lender or Foreign Lender at the time such Non-US Lender or Foreign Lender becomes a party to this Agreement (or designates a new lending office), except to the extent that such Non-US Lender or Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrowers with respect to any withholding tax pursuant to Section 2.18(a), or (ii) is attributable to such Non-US Lender’s or Foreign Lender’s failure to comply with Section 2.18(e) or 2.18(f), as applicable.

“Existing Credit Agreement” shall mean the Credit Agreement, dated as of November 28, 2001, as amended and restated as of April 10, 2002, as further amended prior to the date hereof, among Holdings, the Borrowers, the lenders party thereto, the Administrative Agent, JPMorgan Chase Bank, N.A., Toronto Branch, and J.P. Morgan Europe Limited.

“Existing Credit Agreement Indebtedness” shall mean all principal, interest and all other amounts owing under the Existing Credit Agreement and any other obligations related thereto.

“Existing Letters of Credit” shall mean each letter of credit previously issued for the account of, or guaranteed by, any Borrower or any Subsidiary of any Borrower that (a) is outstanding on the Effective Date and (b) is listed on Schedule 2.05.

“Existing Senior Subordinated Notes” shall mean $325,000,000 in aggregate principal amount of 10% senior subordinated notes due 2011 of the US Borrower that remained outstanding on the Effective Date immediately prior to the consummation of the Debt Tender Offer.

“Federal Funds Effective Rate” shall mean, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Foreign Credit Party” shall mean the Canadian Borrower, the UK Borrower and each other Guarantor that is also a Foreign Subsidiary of Holdings.

“Foreign Guaranty” shall have the meaning provided in Section 3.12.

“Foreign Lender” shall mean, as to the Canadian Borrower, any Lender that is a non-resident of Canada for purposes of the Canadian Tax Act and not an “authorized foreign bank” under the Canadian Tax Act, and as to the UK Borrower, any Lender that is neither a resident in the United Kingdom nor liable for the United Kingdom corporation tax with respect to any payment to be made by or on account of any obligation of the UK Borrower.

“Foreign Mortgaged Property” shall mean any Mortgaged Property located outside the United States or any State thereof.

“Foreign Obligations” shall mean the Loan Document Obligations that constitute Foreign Obligations (as defined in the Foreign Guaranty).

“Foreign Pension Plan” shall mean any plan, fund (including any superannuation fund) or other similar program established or maintained outside the United States of America by Holdings or any one or more of its Subsidiaries primarily for the benefit of employees of Holdings or any of its Subsidiaries residing outside the United States of America, which plan, fund or other similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and which plan is not subject to ERISA or the Code.

“Foreign Perfection Certificate” shall mean a certificate in the form attached to each Foreign Security Agreement, with such modifications to such form as the Collateral Agent may reasonably request, or any other form approved by the Collateral Agent.

“Foreign Pledge Agreements” shall have the meaning provided in Section 3.09.

“Foreign Security Agreements” shall have the meaning provided in Section 3.10.

“Foreign Subsidiary” shall mean, as to any Person, each Subsidiary of such Person that is not a Domestic Subsidiary.

“Foreign Unrestricted Subsidiary” shall mean each Unrestricted Subsidiary that is incorporated under the laws of any jurisdiction other than the United States, any State thereof or the District of Columbia.

“GAAP” shall mean generally accepted accounting principles in the United States of America as in effect from time to time; it being understood and agreed that determinations in accordance with GAAP for purposes of Article VII, including defined terms as used therein, are subject (to the extent provided therein) to Section 10.06(a).

“Global Revolving Borrowing” shall mean a Borrowing comprised of Global Revolving Loans.

“Global Revolving Credit Exposure” shall mean, at any time, the sum of the outstanding principal amount of (a) Global US Revolving Loans, (b) Canadian Revolving Loans and (b) UK Revolving Loans.  The Global Revolving Credit Exposure of any Global Revolving Lender at any time shall be such Lender’s Global Revolving Percentage of the total Global Revolving Credit Exposure at such time.

“Global Revolving Lender” shall mean a Lender with a Global Revolving Loan Commitment or with any outstanding Global Revolving Loans or B/A Drawings.

“Global Revolving Loan” shall mean a Loan made by a Global Revolving Lender pursuant to Section 2.01(c).

“Global Revolving Loan Commitment” shall mean, with respect to each Global Revolving Lender, the commitment of such Lender to make Global Revolving Loans hereunder during the Revolving Availability Period and to accept and purchase or arrange for the purchase of B/As pursuant to Section 2.07, expressed as an amount expressed in US Dollars representing the maximum potential aggregate amount of such Lender’s Global Revolving Credit Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.09 or 2.20(b) and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 10.04 or 10.11(b).  The initial amount of each Global Revolving Lender’s Global Revolving Loan Commitment is set forth opposite such Lender’s name in Schedule I directly below the column entitled “Global Revolving Loan Commitment”, or in the Assignment and Assumption Agreement pursuant to which such Lender shall have assumed its Global Revolving Loan Commitment, as applicable.  The initial aggregate amount of the Global Revolving Lenders’ Global Revolving Loan Commitments is $50,000,000.

“Global Revolving Note” shall mean a promissory note substantially in the form of Exhibit A-2B with blanks appropriately completed in conformity herewith.

“Global Revolving Percentage” shall mean, with respect to any Global Revolving Lender, the percentage of the total Global Revolving Loan Commitments represented by such Lender’s Global Revolving Loan Commitment.  If a calculation involving the Global Revolving Percentage is required to be made after the Global Revolving Loan Commitments have terminated or expired, the Global Revolving Percentages shall be determined based upon the Global Revolving Loan Commitments most recently in effect, giving effect to any assignments.

“Global Total Revolving Loan Commitment” shall mean, at any time, the sum of the Global Revolving Loan Commitments of each of the Global Revolving Lenders at such time.

“Global Total Unutilized Revolving Loan Commitment” shall mean, at any time, (a) the Global Total Revolving Loan Commitment at such time less (b) the sum of the total Global Revolving Credit Exposures of all the Global Revolving Lenders at such time.

“Global US Revolving Borrowing” shall mean a Borrowing comprised of Global US Revolving Loans.

“Global US Revolving Loan” shall mean a Loan made by a Global Revolving Lender pursuant to Section 2.01(c)(i).

“Governmental Authority” shall mean the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“GSL” shall mean GSL Corporation, a Delaware corporation and Wholly-Owned Subsidiary of the US Borrower.

“GSLM” shall mean Great Salt Lake Minerals Corporation, a Delaware corporation and Wholly-Owned Subsidiary of the US Borrower.

“Guaranties” shall mean and include each of the US Collateral and Guaranty Agreement, the Foreign Guaranty and each Additional Security and Guaranty Document that is a guaranty agreement entered into pursuant to Section 6.11 and/or 6.12.

“Guarantors” shall mean and include each of Holdings and the US Borrower (in their capacity as a guarantor under the US Collateral and Guaranty Agreement), the Canadian Borrower and the UK Borrower (in their capacity as guarantor under the Foreign Guaranty) and each of the other Subsidiaries of Holdings that has executed the US Collateral and Guaranty Agreement or the Foreign Guaranty on the Effective Date and any other Subsidiary of Holdings that has entered into the US Collateral and Guaranty Agreement or the Foreign Guaranty pursuant to Sections 6.11 and/or 6.12

“Hazardous Materials” shall mean (a) any petrochemical or petroleum products or byproducts, radioactive materials, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, and radon gas; and (b) any chemicals, materials or substances prohibited, limited or regulated by or pursuant to any Environmental Law.

“Highest Applicable Rates” shall have the meaning provided in the definition of the term Applicable Rate.

“Holdings” shall mean Compass Minerals International, Inc., a Delaware corporation.

“Holdings Common Stock” shall mean the common stock of Holdings, having a par value of $0.01 per share.

“Holdings Indentures” shall mean the Holdings 2012 Notes Indenture and the Holdings 2013 Notes Indenture.

“Holdings Notes” shall mean the Holdings 2012 Notes and the Holdings 2013 Notes.

“Holdings Notes Documents” shall mean (a) the Holdings Notes and the Holdings Indentures and all other documents executed and delivered with respect to the Holdings Notes, as in effect on the date hereof as the same may hereafter be amended, modified or supplemented from time to time in accordance with the requirements hereof and thereof, and (b) all notes evidencing any Permitted Holdings Refinancing Indebtedness, any indenture or other agreement governing the terms of the Permitted Holdings Refinancing Indebtedness and all other documents executed and delivered with respect to the foregoing documents, as in effect on the date such Permitted Holdings Refinancing Indebtedness is first incurred and as the same may be amended, modified or supplemented from time to time in accordance with the requirements hereof and thereof.

“Holdings 2012 Notes” shall mean the 12 ¾% senior discount notes due 2012 issued by Holdings (a) prior to the Effective Date or (b) after the Effective Date in respect of accrued interest on the notes referred to in clause (a) above or this clause (b).

“Holdings 2012 Notes Indenture” shall mean the Indenture dated as of December 20, 2002, between Holdings, as Issuer, and The Bank of New York, as Trustee, as in effect on such date and as thereafter amended, modified or supplemented from time to time in accordance with the requirements hereof and thereof, including amendments, modifications and supplements effected by the First Supplemental Indenture dated as of May 21, 2003.

“Holdings 2013 Notes” shall mean the 12% subordinated discount notes due 2013 issued by Holdings (a) prior to the Effective Date or (b) after the Effective Date in respect of accrued interest on the notes referred to in clause (a) above or this clause (b).

“Holdings 2013 Notes Indenture” shall mean the Indenture dated as of May 22, 2003, between Holdings, as Issuer, and The Bank of New York, as Trustee, as in effect on such date and as thereafter amended, modified or supplemented from time to time in accordance with the requirements hereof and thereof.

“Incremental Term Loan Amendment” shall have the meaning provided in Section 2.23(b).

“Incremental Term Loan Commitments” shall have the meaning provided in Section 2.23(b).

“Incremental Term Loans” shall have the meaning provided in Section 2.23(a).

“Indebtedness” of any Person shall mean, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) the deferred purchase price of assets or services payable to the sellers thereof or any of such seller’s assignees that in accordance with GAAP would be shown as a long-term liability on the liability side of the balance sheet of such Person but excluding deferred rent as determined in accordance with GAAP, (d) the face amount of all letters of credit issued for the account of such Person and, without duplication, all drafts drawn thereunder, (e) the face amount of all bankers’ acceptances and all obligations of such Person, contingent or otherwise, in respect of bankers’ acceptances, (f) all Indebtedness of a second Person secured by any Lien on any property owned by such first Person, whether or not such Indebtedness has been assumed, (g) all Capitalized Lease Obligations of such Person, (h) all obligations under Interest Rate Protection Agreements and other Swap Agreements and (i) all Contingent Obligations of such Person in respect of Indebtedness of others; provided that Indebtedness shall not include account payables and accrued expenses, in each case arising in the ordinary course of business.

“Indemnified Taxes” shall mean Taxes other than Excluded Taxes.

“Intercompany Loan” shall have the meaning provided in Section 7.05(f).

“Intercompany Notes” shall mean promissory notes, in the form of Exhibit I, evidencing Intercompany Loans.

“Interest Election Request” shall mean a request by a Borrower to convert or continue a Borrowing or B/A Drawing in accordance with Section 2.08.

“Interest Payment Date” shall mean (a) with respect to any Base Rate Loan (other than a Swingline Loan), Canadian Prime Rate Loan or Canadian Base Rate Loan, the last day of each March, June, September and December, (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period and (c) with respect to any Swingline Loan, the day that such Loan is required to be repaid; provided that if any such Interest Payment Date referred to in clause (a) or (c) above is not a Business Day, the “Interest Payment Date” shall be the next succeeding Business Day.

“Interest Period” shall mean, with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter (or nine or twelve months thereafter if, at the time of the relevant Borrowing, all Lenders participating therein agree to make an interest period of such duration available), as the applicable Borrower may elect; provided, that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day, and (b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period.  For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Interest Rate Protection Agreement” shall mean any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedging agreement or other similar agreement or arrangement.

“Investment” shall have the meaning provided in the preamble to Section 7.05.

“Joint Venture” shall mean any Person, other than an individual or a Wholly-Owned Subsidiary of the US Borrower, (a) in which the US Borrower or any of its Subsidiaries holds or acquires an ownership interest (whether by way of capital stock, partnership or limited liability company interest, or other evidence of ownership) and (b) that is engaged in a Permitted Business.

“JPMCB” shall mean JPMorgan Chase Bank, N.A. and any successor thereto.

“Judgment Currency” shall have the meaning provided in Section 10.17(a).

“Judgment Currency Conversion Date” shall have the meaning provided in Section 10.17(a).

“LC Disbursement” shall mean a payment made by the Letter of Credit Issuer pursuant to a Letter of Credit.

“LC Exposure” shall mean, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit denominated in US Dollars at such time plus (b) the aggregate amount of all LC Disbursements that were made in US Dollars and have not yet been reimbursed by or on behalf of the US Borrower at such time plus (c) the Canadian Dollar LC Exposure at such time.  The LC Exposure of any Revolving Lender at any time shall be its US Revolving Percentage of the total LC Exposure at such time.

“LC Reserve Account” shall have the meaning provided in Section 2.21(c).

“Leasehold” of any Person shall mean all of the right, title and interest of such Person as lessee or licensee in, to and under leases or licenses of land, improvements and/or fixtures.

“Lender Default” shall mean (a) the refusal (that has not been retracted) of a Lender to make available its portion of any Borrowing or B/A Drawing or to fund its portion of any unreimbursed payment under Section 2.05 or (b) a Lender having notified the Administrative Agent and/or any Borrower that it does not intend to comply with the obligations under Section 2.01 or 2.05, in the case of either clause (a) or (b) above as a result of the appointment of a receiver or conservator with respect to such Lender at the direction or request of any regulatory agency or authority.

“Lenders” means the Persons listed on Schedule I and any other Person that shall have become a party hereto pursuant to Section 10.04 or 2.23, other than any such Person that ceases to be a party hereto pursuant to Section 10.04.  Unless the context otherwise requires, the term “Lenders” includes the Swingline Lender.

“Letter of Credit” shall mean any letter of credit issued pursuant to this Agreement and each Existing Letter of Credit.

“Letter of Credit Issuer” shall mean (a) JPMCB and any other Lender that, at the request of the US Borrower and with the consent of the Administrative Agent, agrees in such Lender’s sole discretion to become a Letter of Credit Issuer for purposes of issuing Letters of Credit pursuant to Article II and (b) with respect to each Existing Letter of Credit, the Lender that issued such Existing Letter of Credit.  The Letter of Credit Issuer may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of the Letter of Credit Issuer, in which case the term “Letter of Credit Issuer” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate; provided that any such arrangement shall not relieve or reduce the Letter of Credit Issuer’s obligation to issue Letters of Credit hereunder.

“Letter of Credit Request” shall have the meaning provided in Section 2.05(b).

“Lien” shall mean any mortgage, pledge, security interest, encumbrance, lien, hypothec or charge of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, any financing or similar statement or notice filed under the UCC or any similar recording or notice statute, and any lease having substantially the same effect as the foregoing).

“Loan” shall mean each Term Loan, each Incremental Term Loan, each Revolving Loan and each Swingline Loan.

“Loan Document Obligations” shall mean the Obligations described in clauses (a), (b) and (c) of the definition of the term Obligations contained in the US Collateral and Guaranty Agreement.

“Local Time” shall mean (a) with respect to a Loan or Borrowing made to the US Borrower, New York City time, (b) with respect to a Loan or Borrowing made to the Canadian Borrower or a B/A, Toronto time and (c) with respect to a Loan or Borrowing made to the UK Borrower, London time.

“Material Adverse Effect” shall mean a material adverse effect on (a) the business, condition (financial or otherwise), prospects or results of operations of the US Borrower and its Subsidiaries taken as a whole or Holdings and its Subsidiaries taken as a whole, in each case since December 31, 2004, (b) the ability of any Credit Party to perform any of its obligations under any Loan Document or (c) the rights of or benefits available to the Lenders under any Loan Document.

“Maturity Date,” with respect to any Tranche of Loans, shall mean the Term Loan Maturity Date, the Revolving Loan Maturity Date or the Swingline Expiry Date, as the case may be.

“Maximum Permitted Consideration” shall mean, with respect to any Permitted Acquisition, the sum (without duplication) of (a) the aggregate liquidation preference of Preferred Stock issued by Holdings as consideration in connection with such Permitted Acquisition, (b) the aggregate principal amount of Permitted Acquired Debt acquired or assumed by Holdings or any of its Subsidiaries in connection with such Permitted Acquisition, (c) the aggregate principal amount of all cash paid (or to be paid) by Holdings or any of its Subsidiaries in connection with such Permitted Acquisition (including payments of fees and costs and expenses in connection therewith), (d) the aggregate principal amount of all other Indebtedness assumed, incurred and/or issued in connection with such Permitted Acquisition and (e) the fair market value (determined in good faith by senior management of Holdings) of all other consideration payable in connection with such Permitted Acquisition (other than Holdings Common Stock).

“Moody’s” shall mean Moody’s Investors Service, Inc.

“Mortgage” shall mean a mortgage, leasehold mortgage, deed of trust, leasehold deed of trust, deed to secure debt, leasehold deed to secure debt or similar security instrument (or an amendment, a supplement or an other modification to any of the foregoing).

“Mortgage Policy” shall mean a mortgage title insurance policy or a binding commitment with respect thereto or an endorsement to an existing mortgage title insurance policy on any Mortgaged Property.

“Mortgaged Property” shall mean any Real Property owned or leased by a Credit Party that is encumbered (or required hereunder to be encumbered) by a Mortgage.

“Multiemployer Plan” shall mean any multiemployer plan as defined in Section 4001(a)(3) of ERISA and that is a pension plan as defined in Section 3(2) of ERISA that is maintained or contributed to by (or to which there is an obligation to contribute of) Holdings, a Subsidiary of Holdings or an ERISA Affiliate, and each such plan for the five-year period immediately following the latest date on which Holdings, a Subsidiary of Holdings or an ERISA Affiliate maintained, contributed to or had an obligation to contribute to such plan.

“NASC” shall mean North American Salt Company, a Delaware corporation and Wholly-Owned Subsidiary of the US Borrower.

“Net Cash Proceeds” shall mean for any event requiring a repayment of Term Loans pursuant to Section 2.12 (other than from any Asset Sale), the gross cash proceeds (including any cash received by way of deferred payment pursuant to a promissory note, receivable or otherwise, but only as and when received) received from such event, net of reasonable transaction costs (including, as applicable, any underwriting, brokerage or other customary commissions and reasonable legal, advisory and other fees and expenses associated therewith) received from any such event.

“Net Sale Proceeds” shall mean for any sale of assets or Recovery Event, the gross cash proceeds (including any cash received by way of deferred payment pursuant to a promissory note, receivable or otherwise, but only as and when received, and insurance proceeds received in respect of such Recovery Event) received from such sale of assets or Recovery Event, net of (a) reasonable transaction costs (including any underwriting, brokerage or other customary selling commissions and reasonable legal, advisory and other fees and expenses, including title and recording expenses, associated therewith) and payments of unassumed liabilities relating to the assets sold at the time of, or within 30 days after, the date of such sale or Recovery Event, (b) the amount of such gross cash proceeds required to be used to repay any Indebtedness (other than Indebtedness of the Lenders pursuant to this Agreement) that is secured by the respective assets that were sold or subject to such Recovery Event and (c) the estimated marginal increase in income taxes that will be payable by Holdings’s consolidated group with respect to the fiscal year in which the sale or Recovery Event occurs as a result of such sale or Recovery Event; provided, however, that such gross proceeds shall not include any portion of such gross cash proceeds that Holdings determines in good faith should be reserved for post-closing adjustments (including indemnification payments), it being understood and agreed that on the day that all such post-closing adjustments have been determined (which shall not be later than six months following the date of the respective asset sale), the amount (if any) by which the reserved amount in respect of such sale or disposition exceeds the actual post-closing adjustments payable by Holdings or any of its Subsidiaries shall constitute Net Sale Proceeds on such date received by Holdings and/or any of its Subsidiaries from such sale, lease, transfer or other disposition.  The parties hereto acknowledge and agree that Net Sale Proceeds shall not include any trade-in-credits or purchase price reductions received by Holdings or any of its Subsidiaries in connection with an exchange of equipment for replacement equipment that is the functional equivalent of such exchanged equipment.

“Newco” shall mean Compass Minerals Canada Inc., a Nova Scotia limited company and direct Wholly-Owned Subsidiary of NSULC1.

“Non-Credit Party” shall mean any Subsidiary of Holdings that is not a Credit Party.

“Non-Defaulting Lender” shall mean each Lender other than a Defaulting Lender.

“Non-US Lender” shall have the meaning provided in Section 2.18(e).

“Non-Wholly-Owned Entity” shall have the meaning provided in the definition of Permitted Acquisition.

“Note” shall mean each Term Note, each US Revolving Note, each Global Revolving Note and/or each Swingline Note, as the context may require.

“Notice of Borrowing” shall mean a request by a Borrower for a Borrowing in accordance with Section 2.03.

“Notice/Payment Office” shall mean (a) except as provided in clauses (b), (c) and (d) below, the office of the Administrative Agent, located at 1111 Fannin, 10th Floor, Houston, Texas 77002, Attention:  Nadine McCutcheon, or such other office or offices as the Administrative Agent may designate in writing to the Borrowers and the Lenders from time to time, (b) in the case of Letters of Credit, the office of the respective Letter of Credit Issuer designated in writing by such Letter of Credit Issuer, with a copy to the Administrative Agent at 1111 Fannin, 10th Floor, Houston, Texas 77002, Attention:  Nadine McCutcheon, (c) in the case of B/As and Canadian Revolving Loans, the office of the Administrative Agent at Royal Bank Plaza, South Tower, Floor 18, Toronto, M5J 2J2, Canada, Ontario, Attention:  Amanda Vidulich, Phone: 416-981-9235, Fax: 416-981-9128, or as otherwise designated in writing by the Administrative Agent to the US Borrower, with a copy (in each case) to the Administrative Agent at 1111 Fannin, 10th Floor, Houston, Texas 77002, Attention:  Nadine McCutcheon and (d) in the case of UK Revolving Loans, the office of the Administrative Agent at 125 London Wall, London, UK, Attention:  Ching Loh, Phone: +44 207 777 2434, Fax: +44 207 777 2360, or as otherwise designated in writing by the Administrative Agent to the US Borrower, with a copy to the Administrative Agent at 1111 Fannin, 10th Floor, Houston, Texas 77002, Attention:  Nadine McCutcheon.

“NSULC1” shall mean NASC Nova Scotia Company, a Nova Scotia unlimited liability company and direct Wholly-Owned Subsidiary of NASC.

“Obligation Currency” shall have the meaning provided in Section 10.17(a).

“Obligations” shall have the meaning provided in the US Collateral and Guaranty Agreement.

“Other Taxes” shall mean any and all present or future recording, stamp, documentary, excise, transfer, sales or similar taxes, charges or levies arising from any payment made under any Credit Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Credit Document.

“Participant” shall have the meaning provided in Section 2.05(d).

“PBGC” shall mean the Pension Benefit Guaranty Corporation established pursuant to Section 4002 of ERISA, or any successor thereto.

“Perfection Certificate” shall mean each of the US Perfection Certificate and each Foreign Perfection Certificate.

“Permitted Acquired Debt” shall have the meaning provided in Section 7.04(d) .

“Permitted Acquisition” shall mean the acquisition by the US Borrower or any of its Wholly-Owned Subsidiaries of assets constituting a business, division or product line of any Person not already a Subsidiary of the US Borrower or such Wholly-Owned Subsidiary or of 100% of the capital stock or other equity interests of any such Person; provided that (a) the consideration paid by the US Borrower or such Wholly-Owned Subsidiary consists solely of cash (including proceeds of Revolving Loans), the issuance of Holdings Common Stock, the issuance of any Qualified Preferred Stock or Disqualified Preferred Stock otherwise permitted pursuant to Section 7.13, the issuance of Indebtedness otherwise permitted in Section 7.04 and the assumption/acquisition of any Permitted Acquired Debt (calculated in accordance with GAAP) relating to such business, division, product line or Person that is permitted to remain outstanding in accordance with the requirements of Section 7.04, (b) in the case of the acquisition of 100% of the capital stock or other equity interests of any Person, such Person (the “Acquired Person”) shall own no capital stock or other equity interests of any other Person unless either (i) the Acquired Person owns 100% of the capital stock or other equity interests of such other Person or (ii) if the Acquired Person owns capital stock or equity interests in any other Person that is not a Wholly-Owned Subsidiary of the Acquired Person (a “Non-Wholly-Owned Entity”), both (A) the Acquired Person shall not have been created or established in contemplation of, or for purposes of, the respective Permitted Acquisition and (B) any Non-Wholly-Owned Entity of the Acquired Person shall have been non-wholly owned prior to the date of the respective Permitted Acquisition and not created or established in contemplation thereof, (c) the assets acquired, or the business of the Acquired Person and its Subsidiaries, shall be in a Permitted Business and (d) all applicable requirements of Sections 6.13 and 7.02 applicable to Permitted Acquisitions are satisfied.

“Permitted Acquisition Additional Cost-Savings” shall mean, in connection with each Permitted Acquisition, those demonstrable cost-savings and other adjustments (in each case not included pursuant to clause (iii) or (iv) of the definition of Pro Forma Basis contained herein and otherwise without duplication) reasonably anticipated by the US Borrower as of any date of determination to be achieved in connection with such Permitted Acquisition for the twelve-month period following the consummation of such Permitted Acquisition, which cost-savings and other adjustments shall be estimated on a good faith basis by the US Borrower as of each date of determination and, if requested by the Administrative Agent on a timely basis, shall be verified as of such date of determination (a) by a nationally recognized accounting firm or (b) as otherwise agreed to by the Administrative Agent, in each case prior to the inclusion of the applicable cost-savings and other adjustments in the calculation of Permitted Acquisition Additional Cost-Savings.  It is understood and agreed that, for the avoidance of duplication, no anticipated cost-savings or other adjustments shall be included in the calculation of Permitted Acquisition Additional Cost-Savings for any period to the extent such anticipated cost-savings or other adjustments are otherwise reflected in Consolidated EBITDA for such period by virtue of the achievement of actual cost-savings or other results that were part of the cost-savings or other adjustments anticipated to be achieved.

“Permitted Business” shall mean each business conducted by the US Borrower and its Subsidiaries on the date hereof and any other business or activities as may be substantially similar, incidental or related thereto, and reasonable extensions of the foregoing.

“Permitted Debt” shall mean and include Permitted Acquired Debt, Permitted Subordinated Refinancing Indebtedness and Additional Senior Subordinated Notes.

“Permitted Encumbrances” shall mean (a) those liens, encumbrances, hypothecs and other matters affecting title to any Real Property and found reasonably acceptable by the Administrative Agent, (b) as to any particular Real Property at any time, such easements, encroachments, covenants, restrictions, agreements, rights of way, minor defects, irregularities or encumbrances on title that could not reasonably be expected to materially impair such Real Property for the purpose for which it is held by the mortgagor or grantor thereof, or the lien or hypothec held by the Collateral Agent, (c) zoning and other municipal ordinances that are not violated in any material respect by the existing improvements and the present use made by the mortgagor or grantor thereof of the premises, except if permitted by a variance or “grandfather” provision, (d) general real estate taxes and assessments not yet delinquent, (e) such other items included on Schedule 5.01 hereto, and (f) such other similar items as the Administrative Agent may consent to (such consent not to be unreasonably withheld).

“Permitted Holdings Refinancing Indebtedness” shall mean Indebtedness of Holdings issued or given in exchange for, or all the proceeds of which are otherwise used to refinance, all or any portion of the then-outstanding Holdings 2012 Notes, Holdings 2013 Notes or Permitted Holdings Refinancing Indebtedness so long as (a) such Indebtedness has a weighted average life to maturity greater than or equal to the weighted average life to maturity of the Indebtedness being so refinanced (or, in the case of a refinancing of the Holdings 2012 Notes, such Indebtedness has a maturity no earlier than 91 days after the Term Loan Maturity Date (determined without regard to the proviso to the definition of Term Loan Maturity Date) or (unless otherwise provided in the applicable Incremental Term Loan Amendment), if such Indebtedness is incurred after the US Borrower has obtained any Incremental Term Loans or while any Commitments from Additional Lenders to make Incremental Term Loans remain in effect, 91 days after the maturity date for such Incremental Term Loans, unless all such Incremental Term Loans have been repaid in full and has no scheduled amortization prior to such date), (b) such refinancing does not (i) increase the amount of such Indebtedness outstanding immediately prior to such refinancing or (ii) add guarantors, obligors or security different from those which applied to the Indebtedness being so refinanced and (c) all other terms of such refinancing (including with respect to the amortization schedules, redemption provisions, maturities, covenants, defaults, remedies and cash interest payment provisions), are not materially less favorable to Holdings and its Subsidiaries than those previously existing with respect to the Indebtedness being so refinanced.

“Permitted Liens” shall have the meaning provided in Section 7.03.

“Permitted Sale-Leaseback Transaction” shall mean any sale by the US Borrower or any of its Subsidiaries of any asset first acquired by the US Borrower or such Subsidiary after the Effective Date, which asset, in each case, is thereafter leased by the purchaser thereof to the US Borrower or such Subsidiary; provided that (i) the consideration for such sale shall be entirely in cash, (ii) the consideration for such sale shall be in an amount at least equal to 100% of the aggregate amount expended by the US Borrower or such Subsidiary in so acquiring such asset, (iii) each such sale-leaseback transaction is effected within 90 days of the acquisition by the US Borrower or such Subsidiary of such asset, and (iv) in each case, the respective transaction is otherwise effected in accordance with the applicable requirements of Section 7.02(n).

“Permitted Subordinated Refinancing Documents” shall mean all notes evidencing any Permitted Subordinated Refinancing Indebtedness, any indenture or other agreement governing the terms of such Permitted Subordinated Refinancing Indebtedness and all other documents executed and delivered with respect to the foregoing documents, as in effect on the date such Permitted Subordinated Refinancing Indebtedness is first incurred and as the same may be amended, modified or supplemented from time to time in accordance with the requirements hereof and thereof.

“Permitted Subordinated Refinancing Indebtedness” shall mean Indebtedness of the US Borrower issued or given in exchange for, or all the proceeds of which are used to refinance, all or any portion of the then outstanding Senior Subordinated Notes, Additional Senior Subordinated Notes, or Permitted Subordinated Refinancing Indebtedness, so long as (a) such Indebtedness has a weighted average life to maturity greater than or equal to the weighted average life to maturity of the Indebtedness being so refinanced (or, in the case of a refinancing of the Senior Subordinated Notes, such Indebtedness has a maturity no earlier than 91 days after the Term Loan Maturity Date (determined without regard to the proviso to the definition of Term Loan Maturity Date) or (unless otherwise provided in the applicable Incremental Term Loan Amendment), if such Indebtedness is incurred after the US Borrower has obtained any Incremental Term Loans or while any Commitments from Additional Lenders to make Incremental Term Loans remain in effect, 91 days after the maturity date for such Incremental Term Loans, unless all such Incremental Term Loans have been repaid in full and has no scheduled amortization prior to such date), (b) such refinancing does not (i) increase the amount of such Indebtedness outstanding immediately prior to such refinancing or (ii) add guarantors, obligors or security from that which applied to the Indebtedness being so refinanced, (c) such Indebtedness has substantially the same (or, from the perspective of the Lenders, more favorable) subordination provisions, if any, as applied to the Indebtedness being so refinanced, and (d) all other terms of such refinancing (including with respect to the amortization schedules, redemption provisions, maturities, covenants, defaults and remedies), are not materially less favorable to the US Borrower and its Subsidiaries than those previously existing with respect to the Indebtedness being so refinanced.

“Person” shall mean any individual, partnership, joint venture, firm, corporation, limited liability company, association, trust or other enterprise or any Governmental Authority.

“Plan” shall mean any pension plan as defined in Section 3(2) of ERISA and that is subject to Title I of ERISA and that is maintained or contributed to by (or to which there is an obligation to contribute of) Holdings or a Subsidiary of Holdings or an ERISA Affiliate, and each such plan for the five-year period immediately following the latest date on which Holdings, or a Subsidiary of Holdings or an ERISA Affiliate maintained, contributed to or had an obligation to contribute to such plan but excluding all Multiemployer Plans.

“Pledged Collateral” shall mean all of the “Collateral” (a) as defined in Section 3.01 of the US Collateral and Guaranty Agreement and (b) as defined in any Foreign Pledge Agreement or Foreign Security Agreement.

“Preferred Stock,” as applied to the capital stock of any Person, shall mean capital stock of such Person (other than common stock of such Person) of any class or classes (however designated) that ranks prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding-up of such Person, to shares of capital stock of any other class of such Person, and shall include any Qualified Preferred Stock and Disqualified Preferred Stock.

“Prime Rate” shall mean the rate that JPMCB publicly announces from time to time as its prime lending rate in effect at its principal office in New York City, the Prime Rate to change when and as such prime lending rate changes.  The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer.

“Principal Amount” shall mean (a) the stated amount of each US Dollar Loan and/or (b) the US Dollar Equivalent of the stated amount of each Loan (other than a US Dollar Loan) or B/A, as the context may require.

“Pro Forma Balance Sheet” shall mean an unaudited pro forma consolidated balance sheet of Holdings and its Subsidiaries as of September 30, 2005, giving effect to the Transaction.

“Pro Forma Basis” shall mean, in connection with any calculation of compliance with any financial covenant or financial term, the calculation thereof after giving effect on a pro forma basis to (without duplication) (a) the incurrence of any Incremental Term Loan or other Indebtedness (other than revolving Indebtedness, except to the extent same is incurred (A) to finance the Transaction, (B) to refinance other outstanding Indebtedness (including to refinance any outstanding Indebtedness of an Unrestricted Subsidiary at the time same is designated as a Subsidiary pursuant to a Subsidiary Redesignation) or (C) to finance Permitted Acquisitions) or issuance of any Preferred Stock (other than Qualified Preferred Stock of Holdings) after the first day of the relevant Calculation Period as if such Indebtedness or Preferred Stock had been incurred or issued (and the proceeds thereof applied) on the first day of the relevant Calculation Period, (b) the permanent repayment of any Indebtedness (other than revolving Indebtedness except to the extent paid with Permitted Debt or Disqualified Preferred Stock) or Preferred Stock (other than Qualified Preferred Stock of Holdings) after the first day of the relevant Calculation Period as if such Indebtedness or Preferred Stock had been retired or redeemed on the first day of the relevant Calculation Period, (c) the Permitted Acquisition, if any, then being consummated as well as any other Permitted Acquisition consummated after the first day of the relevant Calculation Period and on or prior to the date of the respective Permitted Acquisition then being effected and (d)  the Subsidiary Redesignation, if any, then being effected as well as any other

Subsidiary Redesignation after the first day of the relevant Calculation Period and on or prior to the date of the respective Subsidiary Redesignation then being designated with the following rules to apply in connection therewith:

(i)
all Indebtedness and Preferred Stock (other than Qualified Preferred Stock of Holdings) (A) (other than revolving Indebtedness, except to the extent same is incurred to finance the Transaction, to refinance other outstanding Indebtedness (including to refinance any outstanding Indebtedness of an Unrestricted Subsidiary at the time same is designated as a Subsidiary pursuant to a Subsidiary Redesignation), or to finance Permitted Acquisitions) incurred or issued after the first day of the relevant Calculation Period (whether incurred to finance a Permitted Acquisition, to refinance Indebtedness or otherwise) shall be deemed to have been incurred or issued (and the proceeds thereof applied) on the first day of the respective Calculation Period and remain outstanding through the date of determination (and thereafter in the case of projections pursuant to Section 6.13(a)(iv)) and (B) (other than revolving Indebtedness except to the extent paid with Permitted Debt or Disqualified Preferred Stock) permanently retired or redeemed after the first day of the relevant Calculation Period shall be deemed to have been retired or redeemed on the first day of the respective Calculation Period and remain retired through the date of determination (and thereafter in the case of projections pursuant to Section 6.13(a)(iv));

(ii)
all Indebtedness or Preferred Stock (other than Qualified Preferred Stock of Holdings) assumed to be outstanding pursuant to preceding clause (i) shall be deemed to have borne interest or accrued dividends, as the case may be, at (A) the rate applicable thereto, in the case of fixed rate Indebtedness or Preferred Stock or (B) the rates that would have been applicable thereto during the respective period when same was deemed outstanding, in the case of floating rate Indebtedness or Preferred Stock (although interest expense with respect to any Indebtedness or Preferred Stock for periods while same was actually outstanding during the respective period shall be calculated using the actual rates applicable thereto while same was actually outstanding); provided that for purposes of calculations pursuant to Section 6.13(a)(iv), all Indebtedness or Preferred Stock (whether actually outstanding or deemed outstanding) bearing interest at a floating rate of interest shall be tested on the basis of the rates applicable at the time the determination is made pursuant to said provisions;

(iii)
in making any determination of Consolidated EBITDA, pro forma effect shall be given to any Subsidiary Redesignation or Permitted Acquisition effected or consummated after the first day of the respective period being tested, taking into account (in the case of a Permitted Acquisition only), for any portion of the relevant period being tested, demonstrable cost savings actually achieved simultaneously with, or to be achieved within the one-year period following, the closing of the respective Permitted Acquisition, which cost savings would be permitted to be recognized in pro forma statements prepared in accordance with Regulation S-X under the Securities Act, as if such cost savings were realized on the first day of the relevant period;

(iv)
without duplication of adjustments provided above, in case of any Permitted Acquisition consummated after the first day of the relevant period being tested, pro forma effect shall be given to the termination of operating leases or replacement of operating leases with Capitalized Lease Obligations or with other Indebtedness, and to any replacement of Capitalized Lease Obligations or other Indebtedness with operating leases, in each case effected at the time of the consummation of such Permitted Acquisition or thereafter, in each case if effected after the first day of the period being tested and prior to the date the respective determination is being made, as if such termination or replacement had occurred on the first day of the relevant period; and

(v)
in making any determination of Consolidated EBITDA for purposes of any calculation of the Adjusted Total Leverage Ratio, the Consolidated Interest Coverage Ratio and the Consolidated Fixed Charge Coverage Ratio only, (A) for any Permitted Acquisition that occurred during the last two fiscal quarters comprising the respective Test Period (and, in the case of Section 6.13, thereafter and on or prior to the relevant date of determination), there shall be added to Consolidated EBITDA the amount of Permitted Acquisition Additional Cost-Savings, determined in accordance with the definition thereof contained herein, expected to be realized with respect to such Permitted Acquisition, (B) for any Permitted Acquisition effected in the second fiscal quarter of the respective Test Period, the Consolidated EBITDA shall be increased by 50% of the Permitted Acquisition  Additional Cost Savings estimated to arise in connection with the respective Permitted Acquisition and (C) for any Permitted Acquisition effected in the first fiscal quarter of the respective Test Period, the Consolidated EBITDA shall be increased by 25% of the Permitted Acquisition Additional Cost-Savings estimated to arise in connection with the respective Permitted Acquisition; provided that the aggregate additions to Consolidated EBITDA, for any period being tested, pursuant to this clause (v) shall not exceed 15% of the amount that would have been Consolidated EBITDA in the absence of the adjustment pursuant to this clause (v).

Notwithstanding anything to the contrary contained above, (a) for purposes of Sections 7.09 and 7.10 and, for purposes of all determinations of the Applicable Rate, pro forma effect (as otherwise provided above) shall only be given for events or occurrences that occurred during the respective Test Period but not thereafter and (b) for purposes of Section 6.13, the second sentence of the definition of “Unrestricted Subsidiary”, Section 2.23, Sections 7.04(n) and (o), Sections 7.06(j), (k) and (l) and Section 7.12(a), pro forma effect (as otherwise provided above) shall be given for events or occurrences that occurred during the respective Test Period and thereafter but on or prior to the respective date of determination.

“Projections” shall mean the projections contained in the Confidential Information Memorandum, dated November 2005, that were prepared by or on behalf of the US Borrower in connection with the Transaction and delivered to the Administrative Agent and the Lenders prior to the Effective Date.

“Qualified Preferred Stock” shall mean any Preferred Stock of Holdings, the express terms of which shall provide that dividends thereon shall not be required to be paid at any time (and to the extent) that such payment would be prohibited by the terms of this Agreement or any other agreement of Holdings relating to outstanding indebtedness and that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event (including any Change of Control Event), cannot mature and is not mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, and is not redeemable, or required to be repurchased, at the sole option of the holder thereof (including upon the occurrence of a Change of Control Event), in whole or in part, on or prior to the date occurring two years after the Term Loan Maturity Date or (unless otherwise provided in the applicable Incremental Term Loan Amendment), if such Equity Interests are issued after the US Borrower has obtained any Incremental Term Loans or while any Commitments from Additional Lenders to make Incremental Term Loans remain in effect, two years after the maturity date for such Incremental Term Loans, unless all such Incremental Term Loans have been repaid in full and all Commitments in respect thereof shall have been terminated; provided that any such Preferred Stock of Holdings may provide that such Preferred Stock may be redeemable after all Loan Document Obligations have been paid in full in cash.

“Qualified Public Offering” shall mean a registered underwritten public offering of common stock of Holdings.

“Real Property” of any Person shall mean all of the right, title and interest of such Person in and to land, immovable property, improvements and fixtures, including Leaseholds.

“Recovery Event” shall mean the receipt by Holdings or any of its Subsidiaries of any insurance or condemnation proceeds (other than proceeds from business interruption insurance) payable (a) by reason of theft, physical destruction or damage or any other similar event with respect to any properties or assets of Holdings or any of its Subsidiaries (whether under any policy of insurance required to be maintained under Section 6.03 or otherwise) and (b) by reason of any condemnation, taking, seizing or similar event with respect to any properties or assets of Holdings or any of its Subsidiaries.

“Register” shall have the meaning provided in Section 10.04.

“Regulation D” shall mean Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof establishing reserve requirements.

“Regulation U” shall mean Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Release” shall mean any release, disposing, discharging, injecting, spilling, pumping, leaking, leaching, dumping, emitting, escaping, emptying, seeping, placing, depositing, disposal, migrating or pouring, into, through or upon any land or water or air, or otherwise entering into the environment or within or upon any building, structure, facility or fixture.

“Reportable Event” shall mean an event described in Section 4043(c) of ERISA with respect to a Plan that is subject to Title IV of ERISA other than those events as to which the 30-day notice period is waived under subsection .22, .23, .24, .25, .27 or .28 of PBGC Regulation Section 4043 and the advance reporting events under subsections .61 to .68 of PBGC Regulation Section 4043.

“Required Lenders” shall mean Non-Defaulting Lenders, the sum of whose outstanding Term Loans, US Revolving Loan Commitments (or after the termination thereof, US Revolving Credit Exposures) and Global Revolving Loan Commitments (or after the termination thereof, Global Revolving Credit Exposures) represent an amount greater than 50% of the sum of all outstanding Term Loans of Non-Defaulting Lenders, the sum of the US Revolving Loan Commitments of all Non-Defaulting Lenders (or after the termination thereof, the aggregate US Revolving Credit Exposures of all Non-Defaulting Lenders at such time) and the sum of the Global Revolving Loan Commitments of all Non-Defaulting Lenders (or after the termination thereof, the aggregate Global Revolving Credit Exposures of all Non-Defaulting Lenders at such time).  For purposes of this definition, the calculation of the outstanding principal amount of all Global Revolving Loans denominated in Canadian Dollars and Global Revolving Loans denominated in Sterling shall be determined by taking the US Dollar Equivalent thereof at the time of any such calculation.

“Retained Existing Indebtedness” shall have the meaning provided in Section 7.04(b).

“Restricted Indebtedness” shall mean Indebtedness of Holdings or any of its Subsidiaries, the payment, prepayment, redemption, repurchase or defeasance of which is restricted under Section 7.12.

“Revolving Availability Period” shall mean the period from and including the Effective Date to but excluding the earlier of (a) the Revolving Loan Maturity Date and (b) the date of termination of both the US Revolving Loan Commitments as provided for herein and the Global Revolving Loan Commitments as provided for herein.

“Revolving Borrowing” shall mean a US Revolving Borrowing or a Global Revolving Borrowing, as applicable.

“Revolving Facility Loan” shall have the meaning provided in Section 5.05(b).

“Revolving Loan” shall mean a Loan made pursuant to clause (b) or (c) of Section 2.01.

“Revolving Loan Maturity Date” shall mean December 22, 2010, or, if such date is not a Business Day, the next succeeding Business Day.

“S&P” shall mean Standard & Poor’s Ratings Group, Inc.

“Schedule I Lender” shall mean any Lender named on Schedule I to the Bank Act (Canada).

“Schedule I Reference Lender” shall mean any Schedule I Lender as may be agreed by the Canadian Borrower and the Administrative Agent from time to time.

“Schedule II Lender” shall mean any Lender named on Schedule II to the Bank Act (Canada) or any Lender that is a Canadian financial institution other than a Canadian chartered bank and is not a Schedule III Lender.

“Schedule III Lender” shall mean any Lender named on Schedule III to the Bank Act (Canada).

“Schedule III Reference Lender” shall mean JPMorgan Chase Bank, N.A., Toronto Branch.

“Scheduled Repayment” shall have the meaning provided in Section 2.12(b).

“SEC” shall mean the United States Securities and Exchange Commission or any successor thereto.

“Secured Parties” shall have the meaning provided in the respective Security Documents.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Security Agreement” shall mean each Foreign Security Agreement, the US Collateral and Guaranty Agreement and the US Collateral Assignment.

“Security Agreement Collateral” shall mean all of the “Collateral” as defined in any Security Agreement.

“Security Documents” shall mean and include the US Collateral and Guaranty Agreement, each Foreign Pledge Agreement, each Security Agreement, each Mortgage and each Additional Security and Guaranty Document, if any.

“Senior Subordinated Note Documents” shall mean the Senior Subordinated Notes, the Senior Subordinated Note Indenture and all other documents executed and delivered with respect to the Senior Subordinated Notes or the Senior Subordinated Note Indenture, as in effect on the Effective Date (for all purposes of this Agreement after the Effective Date (except as otherwise specifically provide herein), after giving effect to the consummation of the Debt Tender Offer), and as the same may be amended, modified or supplemented from time to time in accordance with the terms hereof and thereof.

“Senior Subordinated Note Indenture” shall mean the Indenture, dated as of November 28, 2001, among the US Borrower, the US Credit Parties that are subsidiary guarantors thereunder and the Senior Subordinated Note Indenture Trustee, as in effect on the Effective Date (for all purposes of this Agreement after the Effective Date (except as otherwise specifically provide herein), after giving effect to the consummation of the Debt Tender Offer) and as thereafter amended, modified or supplemented from time to time in accordance with the requirements hereof and thereof.

“Senior Subordinated Note Indenture Trustee” shall mean The Bank of New York or any successor thereto.

“Senior Subordinated Notes” shall mean the Existing Senior Subordinated Notes that remain outstanding after the consummation of the Debt Tender Offer.

“Sideco” shall mean Compass Minerals Nova Scotia Company, a Nova Scotia unlimited liability company and a direct Wholly-Owned Subsidiary of Canadian LP.

“Spot Exchange Rate” shall mean, on any day, (a) with respect to Sterling, the spot rate at which US Dollars are offered on such day by the Administrative Agent in London for Sterling at approximately 11:00 a.m. (London time) and (b) with respect to Canadian Dollars, the spot rate at which US Dollars are offered on such day by the Administrative Agent in Toronto for Canadian Dollars at approximately 11:00 a.m. (Toronto time).

“Start Date” shall have the meaning provided in the definition of Applicable Rate.

“Stated Amount” of each Letter of Credit shall mean the maximum amount available to be drawn thereunder (regardless of whether any conditions for drawing could then be met).

“Sterling” or “£” shall mean freely transferable lawful money of the United Kingdom.

“Sterling Equivalent” shall mean, at any time for the determination thereof, the amount of Sterling that could be purchased with the amount of US Dollars (or any other foreign currency, as applicable) involved in such computation at the spot exchange rate therefor as quoted by the Administrative Agent as of 11:00 a.m. (local time) on the date two Business Days prior to the date of any determination thereof for purchase on such date.

“Subco” shall mean Compass Resources Canada Company, a Nova Scotia unlimited liability company and a direct Wholly-Owned Subsidiary of the Canadian Borrower.

“Subsidiary” of any Person shall mean and include (a) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person directly or indirectly through Subsidiaries and (b) any partnership, limited liability company, association, joint venture or other entity (other than a corporation) in which such Person, directly or indirectly through Subsidiaries, has more than a 50% equity interest at the time.  Notwithstanding the foregoing (and except for purposes of Sections 5.01, 5.04, 5.09, 5.12, 5.14 (other than the last sentence thereof), 5.16, 5.17, 5.20, 6.01(g), 6.02, 6.04, 6.06, 6.07, 6.08, 8.05, 8.06 and 8.09, and the definitions of Unrestricted Subsidiary, Foreign Unrestricted Subsidiary and Wholly-Owned Unrestricted Subsidiary contained herein), an Unrestricted Subsidiary shall be deemed not to be a Subsidiary of Holdings or any of its other Subsidiaries for purposes of this Agreement.

“Subsidiary Guarantor” shall mean (a) each US Credit Party (other than Holdings) in its capacity as a Guarantor under the US Collateral and Guaranty Agreement, and (b) each Foreign Credit Party in its capacity as a Guarantor under the Foreign Guaranty.

“Subsidiary Redesignation” shall have the meaning provided in the definition of “Unrestricted Subsidiary” contained in this Article I.

“Swap Agreement” shall mean any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions, provided that (a) no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of Holdings, any of the Borrowers or their respective Subsidiaries shall be a Swap Agreement and (b) no contract entered into in the ordinary course of business for the purchase of goods or services to be utilized in the business of Holdings, any of the Borrowers or their respective Subsidiaries shall be a Swap Agreement.

“Swingline Expiry Date” shall mean the date which is five Business Days prior to the Revolving Loan Maturity Date.

“Swingline Exposure” shall mean, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time.  The Swingline Exposure of any Lender at any time shall be such Lender’s US Revolving Percentage of the total Swingline Exposure at such time.

“Swingline Lender” shall mean JPMCB, in its capacity as lender of Swingline Loans hereunder.

“Swingline Loan” shall mean a Loan made pursuant to Section 2.04.

“Swingline Note” shall mean a promissory note substantially in the form of Exhibit A-3 with blanks appropriately completed in conformity herewith.

“Synthetic Purchase Agreement” shall mean any swap, derivative or other agreement or combination of agreements pursuant to which Holdings or any of its Subsidiaries or any Unrestricted Subsidiary is or may become obligated to make (a) any payment not expressly permitted hereunder (i) in connection with a purchase by any Person other than Holdings or any of its Subsidiaries of any capital stock of or other equity interests in Holdings or any of its Subsidiaries, (ii) in respect of any Restricted Indebtedness or (iii) in respect of any liabilities of any Unrestricted Subsidiary or (b) any payment not expressly permitted hereunder the amount of which is determined by reference to (i) the price or value at any time of any capital stock of or other equity interests in Holdings or any of its Subsidiaries, (ii) Restricted Indebtedness or (iii) liabilities of any Unrestricted Subsidiary.  Notwithstanding the foregoing,  (A) the term “Synthetic Purchase Agreement” shall not include any swap, derivative or other agreement or combination of agreements to the extent that the inclusion of such agreement or combination of agreements in such term would restrict any transaction not otherwise restricted under this Agreement, unless such agreement or combination of agreements or the consummation of the transactions contemplated thereby is intended to have or would have an economic effect that is substantially equivalent to an economic effect of any transaction that is otherwise restricted under this Agreement and (B) any payment made or obligation incurred pursuant to a Synthetic Purchase Agreement that has an economic effect that is substantially equivalent to the economic effect of any payment or obligation expressly permitted by any provision of this Agreement will be deemed to have been made or incurred pursuant to such provision.

“Taxes” shall mean any and all present or future taxes, assessments, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

“Term Lender” shall mean a Lender with a Term Loan Commitment or an outstanding Term Loan.

“Term Loan” shall mean a Loan made pursuant to Section 2.01(a).

“Term Loan Commitment” shall mean, with respect to each Lender, the commitment, if any, of such Lender to make a Term Loan hereunder on the Effective Date, expressed as an amount representing the maximum principal amount of the Term Loan to be made by such Lender hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.09 or 2.20(b) and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 2.23, Section 10.04 or Section 10.11(b).  The initial amount of each Lender’s Term Loan Commitment is set forth opposite such Lender’s name in Schedule I directly below the column entitled “Term Loan Commitment”, or in the Assignment and Assumption Agreement or Incremental Term Loan Amendment pursuant to which such Lender shall have assumed its Term Loan Commitment, as applicable, and the initial aggregate amount of the Lenders’ Term Loan Commitments is $350,000,000, provided that such initial aggregate amount shall be reduced by the excess, if any, of (i) the aggregate principal amount of the Senior Subordinated Notes over (ii) $3,500,000 and such reduction shall be applied to the Lenders’ Term Loan Commitments on a pro rata basis in accordance with their respective Term Loan Commitments.

“Term Loan Maturity Date” shall mean December 22, 2012, or, if such date is not a Business Day, the next succeeding Business Day, provided that (a) if greater than $30,000,000 in aggregate principal amount of Senior Subordinated Notes is outstanding on any date that is 91 days prior to the maturity date of the Senior Subordinated Notes (“Senior Sub Debt Maturity Date”), then the Term Loan Maturity Date shall be such date that is 91 days prior to the Senior Sub Debt Maturity Date (but in no event later than December 22, 2012) or (b) if greater than $30,000,000 in aggregate principal amount of Holdings 2012 Notes is outstanding on any date that is 91 days prior to the maturity date of the Holdings 2012 Notes (“Holdco Debt Maturity Date”), then the Term Loan Maturity Date shall be the date that is 91 days prior to the Holdco Debt Maturity Date (but in no event later than December 22, 2012).

“Term Note” shall mean a promissory note substantially in the form of Exhibit A1 with blanks appropriately completed in conformity herewith.

“Test Period” shall mean, as of any date, the period of four consecutive fiscal quarters of the US Borrower then last ended prior to such date, in each case taken as one accounting period.

“Total Commitment” shall mean, at any time, the sum of the Total Term Loan Commitment, the US Total Revolving Loan Commitment and the Global Total Revolving Loan Commitment.

“Total Leverage Ratio” shall mean, on any date, the ratio of (a) Consolidated Debt on such date to (b) Consolidated EBITDA for the Test Period most recently ended prior to such date.  All calculations of the Total Leverage Ratio shall be made on a Pro Forma Basis, it being understood and agreed that, as provided in the definition of Pro Forma Basis, the adjustments contained in clause (v) thereof shall not be taken into account in determining the Total Leverage Ratio.

“Total Term Loan Commitment” shall mean the sum of the Term Loan Commitments of each of the Term Lenders.

“Tranche” shall mean the respective facility and commitments utilized in making Loans and accepting and purchasing B/As hereunder (including any facility and commitments created pursuant to any Incremental Term Loan Amendment), with there being four separate Tranches on the Effective Date, i.e., Term Loans, US Revolving Loans, Global Revolving Loans and B/A Drawings and Swingline Loans.

“Transaction” shall mean, collectively, (a) the consummation of the Debt Tender Offer, (b) the entering into of the Credit Documents and the incurrence of all Loans hereunder on the Effective Date, (c) the paydown in full of all Existing Credit Agreement Indebtedness and the termination of all commitments related thereto, (d) the amendment, amendment and restatement, supplement or other modification of the guarantees and security interests with respect to such Existing Credit Agreement Indebtedness and commitments, in each case as contemplated by this Agreement, and (e) the payment of the Transaction Costs.

“Transaction Costs” shall have the meaning provided in Section 5.05(a)(i).

“Type” shall mean any type of Loan determined with respect to the interest option applicable thereto, i.e., a Base Rate Loan, a Eurodollar Loan, a Canadian Prime Rate Loan or a Canadian Base Rate Loan.

“UCC” shall mean the Uniform Commercial Code as in effect from time to time in the relevant jurisdiction.

“UK Borrower” shall mean Salt Union Limited, a company incorporated under the laws of England and Wales in the United Kingdom.

“UK Intercompany Loan” shall mean the loan made by the US Borrower to the UK Borrower prior to the Effective Date in the aggregate principal amount of £2,620,204, as of the date hereof.

“UK Intercompany Note” shall mean the promissory note issued by UK Borrower to US Borrower representing amounts owed under the UK Intercompany Loan.

“UK Lending Office” shall mean, as to any Global Revolving Lender, the applicable branch, affiliate or office of such Global Revolving Lender designated by such Global Revolving Lender to make Loans to the UK Borrower.

“UK Revolving Borrowing” shall mean a Borrowing comprised of UK Revolving Loans.

“UK Revolving Credit Exposure” shall mean, at any time, the sum of (a) the US Dollar Equivalent of the aggregate principal amount of the UK Revolving Loans denominated in Sterling outstanding at such time and (b) the aggregate principal amount of UK Revolving Loans denominated in US Dollars outstanding at such time.  The UK Revolving Credit Exposure of any Lender at any time shall be such Lender’s Global Revolving Percentage of the total UK Revolving Credit Exposure at such time.

“UK Revolving Loan” shall mean a Loan made by a Global Revolving Lender pursuant to Section 2.01(c)(iii).  Each UK Revolving Loan shall be a Eurodollar Loan.

“Unfunded Current Liability” of any Plan shall mean the amount, if any, by which the value of the accumulated plan benefits under the Plan, determined on a plan termination basis in accordance with actuarial assumptions at such time consistent with those prescribed by the PBGC for purposes of Sections 4022 and 4044 of ERISA, exceeds the fair market value of all plan assets allocable to such liabilities under Title IV of ERISA (excluding any accrued but unpaid contributions).

“Unrestricted Subsidiary” shall mean any Subsidiary of the US Borrower that is acquired or created after the Effective Date and designated by the US Borrower as an Unrestricted Subsidiary hereunder by written notice to the Administrative Agent; provided that the US Borrower shall only be permitted to so designate a new Unrestricted Subsidiary after the Effective Date and so long as (a) no Default or Event of Default exists or would result therefrom, (b) all of the provisions of Section 7.15 shall have been complied with in respect of such newly-designated Unrestricted Subsidiary and such Unrestricted Subsidiary shall be capitalized (to the extent capitalized by the US Borrower or any of its Subsidiaries) through Investments as permitted by, and in compliance with, Section 7.05(o), with any assets owned by such Unrestricted Subsidiary at the time of the initial designation thereof to be treated as Investments pursuant to Section 7.05(o), provided that at the time of the initial Investment by the US Borrower or any of its Wholly-Owned Subsidiaries in such Subsidiary, the US Borrower shall designate such entity as an Unrestricted Subsidiary in a written notice to the Administrative Agent, and (c) at all times after such designation, (i) such Subsidiary does not own any capital stock or other equity interests in, or Indebtedness of, and does not hold any Liens on any property of Holdings or any of its Subsidiaries that is not also (and will not, after giving effect to such designation, become) an Unrestricted Subsidiary and (ii) such Subsidiary is party to a tax sharing agreement with the US Borrower containing terms that, in the reasonable judgment of the US Borrower and the Administrative Agent, provide for a reasonable allocation of tax liabilities and benefits.  The US Borrower may designate any Unrestricted Subsidiary to be a Subsidiary for purposes of this Agreement (each, a “Subsidiary Redesignation”); provided that (i) such Unrestricted Subsidiary, both before and after giving effect to such designation, shall be a Wholly-Owned Subsidiary of the US Borrower, (ii) no Default or Event of Default then exists or would occur as a consequence of any such Subsidiary Redesignation (including under Sections 7.03 and 7.04), (iii) all actions that would be required to be taken pursuant to Section 7.15(a) in connection with the establishment, creation or acquisition of a new Domestic Subsidiary or a new Wholly-Owned Foreign Subsidiary are taken at the time of the respective Subsidiary Redesignation, (iv) calculations are made by the US Borrower of compliance with the covenants contained in Sections 7.09 and 7.10 (in each case, giving effect to the last sentence appearing therein) for the relevant Calculation Period, on a Pro Forma Basis as if the respective Subsidiary Redesignation (as well as all other Subsidiary Redesignations theretofore consummated after the first day of such Calculation Period) had occurred on the first day of such Calculation Period, and such calculations shall show that such financial covenants would have been complied with if the Subsidiary Redesignation had occurred on the first day of such Calculation Period (for this purpose, (A) if the first day of the respective Calculation Period occurs prior to the Effective Date, calculated as if the covenants contained in Sections 7.09 and 7.10 (in each case, giving effect to the last sentence appearing therein) had been applicable from the first day of the Calculation Period and (B) using the covenant levels contained in such Sections 7.09 and 7.10 for the Test Period ending December 31, 2005, in connection with any Subsidiary Redesignation made prior to December 31, 2005), (v) all representations and warranties contained herein and in the other Credit Documents shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on and as of the date of such Subsidiary Redesignation (both before and after giving effect thereto), unless stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date, and (vi) the US Borrower shall have delivered to the Administrative Agent an officer’s certificate executed by an Authorized Officer of the US Borrower, certifying to the best of such officer’s knowledge, compliance with the requirements of preceding clauses (i) through (v), inclusive, and containing the calculations required by the preceding clause (iv).

“US Borrower” shall mean Compass Minerals Group, Inc., a Delaware corporation.

“US Collateral and Guaranty Agreement” shall have the meaning provided in Section 3.09.

“US Collateral Assignment” shall have the meaning provided in Section 3.11.

“US Credit Party” shall mean Holdings, the US Borrower and each other Guarantor that is also a Domestic Subsidiary.

“US Dollar Equivalent” shall mean, at any time for the determination thereof, (a) except as provided in clause (b) of this definition, the amount of US Dollars that could be purchased with the amount of Canadian Dollars or Sterling or any other foreign currency, as applicable, at the Spot Exchange Rate therefor on the date two Business Days prior to the date of any determination thereof for purchase on such date and shall be calculated in accordance with Section 10.06(b) and (b) for purposes of Section 10.06(d), the amount of US Dollars that could be purchased with the amount of the applicable currency involved in such computation at the spot exchange rate therefore as quoted or utilized by the Administrative Agent on the date of any determination thereof for purchase on such day.

“US Dollar Loan” shall mean all Loans denominated in US Dollars.

“US Dollars” and the sign “$” shall each mean freely transferable lawful money of the United States.

“US Holdco” shall mean Great Salt Lake Holdings, LLC, a Delaware limited liability company and a Wholly-Owned Subsidiary of the US Borrower.

“US Mortgaged Property” shall mean any Mortgaged Property located in the United States or any State thereof.

“US Perfection Certificate” shall mean a certificate in the form of Annex II to the US Collateral and Guaranty Agreement and any other form approved by the Collateral Agent.

“US Revolving Borrowing” shall mean a Borrowing comprised of US Revolving Loans.

“US Revolving Credit Exposure” shall mean, at any time, the sum of (a) the outstanding principal amount of US Revolving Loans, (b) the LC Exposure and (c) the Swingline Exposure at such time. The US Revolving Credit Exposure of any US Revolving Lender at any time shall be such Lender’s US Revolving Percentage of the total US Revolving Credit Exposure at such time.

“US Revolving Lender” shall mean, at any time, each Lender with a US Revolving Loan Commitment or with outstanding US Revolving Loans.

“US Revolving Loan” shall mean a Loan made by a US Revolving Lender pursuant to Section 2.01(b).

“US Revolving Loan Commitment” shall mean, with respect to each US Revolving Lender, the commitment, if any, of such Lender to make US Revolving Loans hereunder during the Revolving Availability Period, expressed as an amount expressed in US Dollars representing the maximum potential aggregate amount of such Lender’s US Revolving Credit Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.09 or 2.20(b) and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 10.04 or 10.11(b).  The initial amount of each US Revolving Lender’s US Revolving Loan Commitment is set forth opposite such Lender’s name in Schedule I directly below the column entitled “US Revolving Loan Commitment”, or in the Assignment and Assumption Agreement pursuant to which such Lender shall have assumed its US Revolving Loan Commitment, as applicable.  The initial aggregate amount of the US Revolving Lenders’ US Revolving Loan Commitments is $75,000,000.

“US Revolving Note” shall mean a promissory note substantially in the form of Exhibit A-2A with blanks appropriately completed in conformity herewith.

“US Revolving Percentage” shall mean, with respect to any US Revolving Lender, the percentage of the total US Revolving Loan Commitments represented by such Lender’s US Revolving Loan Commitment.  If a calculation involving the US Revolving Percentage is required to be made after the US Revolving Loan Commitments have terminated or expired, the US Revolving Percentages shall be determined based upon the US Revolving Loan Commitments most recently in effect, giving effect to any assignments.

“US Total Revolving Loan Commitment” shall mean, at any time, the sum of the US Revolving Loan Commitments of each of the US Revolving Lenders at such time.

“US Total Unutilized Revolving Loan Commitment” shall mean, at any time, (a) the US Total Revolving Loan Commitment at such time less (b) the sum of the total US Revolving Credit Exposures of all the US Revolving Lenders at such time.

“White Salt Sale” shall mean the sale by the UK Borrower, substantially on the terms disclosed to the Administrative Agent prior to the date hereof, of the real property owned by the UK Borrower on which its evaporated salt production facility is located in Weston Point, Cheshire, United Kingdom, and certain fixed and intangible assets related thereto, in each case as further described in Exhibit K.

“Wholly-Owned Domestic Subsidiary” shall mean, as to any Person, any Wholly-Owned Subsidiary of such Person that is a Domestic Subsidiary.

“Wholly-Owned Foreign Subsidiary” shall mean, as to any Person, any Wholly-Owned Subsidiary of such Person that is a Foreign Subsidiary.

“Wholly-Owned Subsidiary” shall mean, as to any Person, (a) any corporation 100% of whose capital stock (other than director’s qualifying shares and/or other nominal amounts of shares required to be held other than by such Person under applicable law) is at the time owned by such Person and/or one or more Wholly-Owned Subsidiaries of such Person and (b) any partnership, limited liability company, association, joint venture or other entity in which such Person and/or one or more Wholly-Owned Subsidiaries of such Person has a 100% equity interest at such time; provided that (i) except as provided in the last sentence of the definition of Subsidiary and (ii) other than in the definition of Wholly-Owned Unrestricted Subsidiary, no Unrestricted Subsidiary shall be considered a Wholly-Owned Subsidiary.

“Wholly-Owned Unrestricted Subsidiary” shall mean any Wholly-Owned Subsidiary that is an Unrestricted Subsidiary.

“Written” (whether lower or upper case) or “in writing” shall mean any form of written communication or a communication by means of telex, facsimile device, telegraph or cable.

SECTION 1.02. Classification of Loans and Borrowings.  For purposes of this Agreement, Loans may be classified and referred to by Tranche (e.g., a “Global Revolving Loan”, “US Revolving Loan”, etc.) or by Type (e.g., a “Eurodollar Loan”) or by Tranche and Type (e.g., a “Eurodollar Global Revolving Loan”, “Eurodollar US Revolving Loan”, etc.).  Borrowings also may be classified and referred to by Tranche (e.g., a “Term Borrowing”, “Global Revolving Borrowing”, “US Revolving Borrowing”, etc.) or by Type (e.g., a “Eurodollar Borrowing”) or by Tranche and Type (e.g., a “Eurodollar Global Revolving Borrowing”, “Eurodollar US Revolving Borrowing”, etc.).

SECTION 1.03. Terms Generally.  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include”, “includes” and “including” shall, if such words are not followed by the phrase “without limitation”, be deemed to be followed by the phrase “without limitation”.  The word “will” shall be construed to have the same meaning and effect as the word “shall”.  Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

ARTICLE II

Amount and Terms of Credit

SECTION 2.01. Commitments.  Subject to the terms and conditions set forth herein:

(a) each Term Lender agrees to make a Term Loan to the US Borrower in US Dollars on the Effective Date in a principal amount not exceeding its Term Loan Commitment;

(b) each US Revolving Lender agrees, from time to time during the Revolving Availability Period, to make US Revolving Loans to the US Borrower in US Dollars in an aggregate Principal Amount that will not result in such US Revolving Lender’s US Revolving Credit Exposure exceeding such Lender’s US Revolving Loan Commitment;

(c) each Global Revolving Lender agrees, from time to time during the Revolving Availability Period, to make (i) Global US Revolving Loans to the US Borrower in US Dollars in an aggregate Principal Amount that will not result in such Lender’s Global Revolving Credit Exposure exceeding such Lender’s Global Revolving Loan Commitment, (ii) Canadian Revolving Loans to the Canadian Borrower from its Canadian Lending Office in Canadian Dollars and/or US Dollars and/or to cause its Canadian Lending Office to accept and purchase or arrange for the acceptance and purchase of drafts drawn by the Canadian Borrower in Canadian Dollars as B/As in an aggregate Principal Amount that will not result in (A) such Lender’s Global Revolving Credit Exposure exceeding such Lender’s Global Revolving Loan Commitment or (B) the Canadian Revolving Credit Exposure exceeding $40,000,000 and (iii) UK Revolving Loans to the UK Borrower from its UK Lending Office in Sterling and/or US Dollars in an aggregate Principal Amount that will not result in (A) such Lender’s Global Revolving Credit Exposure exceeding such Lender’s Global Revolving Loan Commitment or (B) the UK Revolving Credit Exposure exceeding $10,000,000.

Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrowers may borrow, prepay and reborrow Revolving Loans.  Amounts prepaid or repaid in respect of Term Loans may not be reborrowed.

SECTION 2.02. Loans and Borrowings.  (a)  Each Loan (other than a Swingline Loan) shall be made as part of a Borrowing consisting of Loans of the same Tranche and Type made to the applicable Borrower by the applicable Lenders (i) in the case of Term Borrowings, ratably in accordance with their respective Term Loan Commitments, (ii) in the case of US Revolving Borrowings, ratably in accordance with their respective US Revolving Loan Commitments and (iii) in the case of Global Revolving Borrowings, ratably in accordance with their respective Global Revolving Loan Commitments.  The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b) Subject to Section 2.15, (i) each Term Borrowing, US Revolving Borrowing and Global US Revolving Borrowing shall be comprised entirely of Base Rate Loans or Eurodollar Loans as the US Borrower may request in accordance herewith; provided that all such Borrowings made on the Effective Date must be made as Base Rate Borrowings, (ii) each Canadian Revolving Borrowing (A) denominated in Canadian Dollars shall be comprised entirely of Canadian Prime Rate Loans and (B) denominated in US Dollars shall be comprised entirely of Eurodollar Loans or Canadian Base Rate Loans, as the Canadian Borrower may request in accordance herewith, provided that all such Borrowings made on the Effective Date must be made as Canadian Base Rate Loans, and (iii) each UK Revolving Borrowing shall be comprised entirely of Eurodollar Loans.  Each Swingline Loan shall be a Base Rate Loan.  Subject to Section 2.20, each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the applicable Borrower to repay such Loan in accordance with the terms of this Agreement.

(c) At the commencement of each Interest Period for any Term Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $5,000,000.  At the time that each US Revolving Borrowing or Global Revolving Borrowing denominated in US Dollars is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $500,000 and not less than $1,000,000; provided that a Base Rate US Revolving Borrowing may be in an aggregate amount that is equal to the US Total Unutilized Revolving Loan Commitment (or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.05(e)) and a Base Rate Global US Revolving Borrowing may be in an aggregate amount that is equal to the Global Total Unutilized Revolving Loan Commitment.  At the commencement of each Interest Period for any Eurodollar Borrowing that is denominated in Sterling, such Borrowing shall be in an aggregate amount that is an integral multiple of £500,000 and not less than £1,000,000; provided that a Eurodollar Borrowing that is denominated in Sterling may be in an aggregate amount the US Dollar Equivalent of which is equal to the Global Total Unutilized Revolving Loan Commitment so long as after giving effect to such Borrowing the UK Revolving Credit Exposure does not exceed $10,000,000.  At the time that each Canadian Prime Rate Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of C$500,000 and not less than C$1,000,000; provided that a Canadian Prime Rate Borrowing may be in an aggregate amount the US Dollar Equivalent of which is equal to the Global Total Unutilized Revolving Loan Commitment so long as after giving effect to such Borrowing the Canadian Revolving Credit Exposure does not exceed $40,000,000.  Each Swingline Loan shall be in an amount that is an integral multiple of $100,000 and not less than $500,000.  Borrowings of more than one Type and Tranche may be outstanding at the same time; provided that there shall not at any time be more than a total of 20 Eurodollar Borrowings outstanding.

(d) Notwithstanding any other provision of this Agreement, the applicable Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing or B/A Drawing if the Interest Period requested with respect thereto would end after the applicable Maturity Date.

SECTION 2.03. Requests for Borrowings.  To request a Revolving Borrowing or Term Borrowing, the applicable Borrower shall notify the Administrative Agent of such request by telephone or telecopy (a) in the case of a Eurodollar Borrowing, not later than 11:00 a.m., Local Time, three Business Days before the date of the proposed Borrowing, (b) in the case of a Base Rate Borrowing, not later than 11:00 a.m., New York City time, one Business Day before the date of the proposed Borrowing, provided that any such notice of a Base Rate US Revolving Borrowing to finance the reimbursement of an LC Disbursement as contemplated by Section 2.05(e) may be given not later than 10:00

a.m., New York City time, on the date of the proposed Borrowing, (c) in the case of a Canadian Base Rate Borrowing, not later than 11:00 a.m., Local Time, one Business Day before the date of the proposed Borrowing and (d) in the case of a Canadian Prime Rate Borrowing, not later than 11:00 a.m., Local Time, one Business Day before the date of the proposed Borrowing.  Each such telephonic Notice of Borrowing shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Notice of Borrowing in a form approved by the Administrative Agent and signed by the applicable Borrower (or by the US Borrower on behalf of the applicable Borrower).  Each such telephonic and written Notice of Borrowing shall specify the following information in compliance with Section 2.02:

(i)	the Borrower requesting such Borrowing (or on whose behalf the US Borrower is requesting such Borrowing);

(ii)	whether the requested Borrowing is to be a Term Borrowing, US Revolving Borrowing or Global Revolving Borrowing;

(iii)	the currency and the aggregate amount of such Borrowing;

(iv)	the date of such Borrowing, which shall be a Business Day;

(v)	the Type of such Borrowing;

(vi)	in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(vii)	the location and number of the applicable Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.06.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be (A) in the case of a US Revolving Borrowing, Global US Revolving Borrowing or Term Borrowing, a Base Rate Borrowing, (B) in the case of a Canadian Revolving Borrowing, a Canadian Prime Rate Borrowing and (C) in the case of a UK Revolving Borrowing, a Eurodollar Borrowing.  If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then the applicable Borrower shall be deemed to have selected an Interest Period of one month’s duration.  Promptly following receipt of a Notice of Borrowing in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.  If no currency is specified (1) with respect to any Canadian Revolving Borrowing, then the currency of such Canadian Revolving Borrowing shall be Canadian Dollars and (2) with respect to any UK Revolving Borrowing, then the currency of such UK Revolving Borrowing shall be Sterling.

SECTION 2.04. Swingline Loans.  (a)  Subject to the terms and conditions set forth herein, the Swingline Lender agrees to make Swingline Loans to the US Borrower from time to time during the Revolving Availability Period, in an aggregate Principal Amount at any time outstanding that will not result in (i) the aggregate principal amount of outstanding Swingline Loans exceeding $15,000,000 or (ii) the sum of the total US Revolving Credit Exposures exceeding the US Total Revolving Loan Commitment.  Within the foregoing limits and subject to the terms and conditions set forth herein, the US Borrower may borrow, prepay and reborrow Swingline Loans.

(b) To request a Swingline Loan, the US Borrower shall notify the Administrative Agent of such request by telephone (confirmed by telecopy), not later than 12:00 noon, New York City time, on the day of a proposed Swingline Loan.  Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day) and amount of the requested Swingline Loan.  The Administrative Agent will promptly advise the Swingline Lender of any such notice received from the US Borrower.  The Swingline Lender shall make each Swingline Loan available to the US Borrower by means of a credit to the general deposit account of the US Borrower with the Swingline Lender (or, in the case of a Swingline Loan made to finance the reimbursement of an LC Disbursement as provided in Section 2.05(e), by remittance to the Letter of Credit Issuer) by 3:00 p.m., New York City time, on the requested date of such Swingline Loan.

(c) The Swingline Lender may by written notice given to the Administrative Agent not later than 12:00 noon, New York City time, on any Business Day require the US Revolving Lenders to acquire participations on such Business Day in all or a portion of the Swingline Loans outstanding.  Such notice shall specify the aggregate amount of Swingline Loans in which US Revolving Lenders will participate.  Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each US Revolving Lender, specifying in such notice such Lender’s US Revolving Percentage of such Swingline Loan or Loans.  Each US Revolving Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent, for the account of the Swingline Lender, such Lender’s US Revolving Percentage of such Swingline Loan or Loans.  Each US Revolving Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.  Each US Revolving Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.06 with respect to Loans made by such Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the US Revolving Lenders), and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the US Revolving Lenders.  The Administrative Agent shall notify the US Borrower of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender.  Any amounts received by the Swingline Lender from the US Borrower (or other party on behalf of the US Borrower) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the US Revolving Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear.  The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the US Borrower of any default in the payment thereof.

SECTION 2.05. Letters of Credit.  (a)  General.  On the Effective Date, each Existing Letter of Credit will automatically, without any action on the part of any person, be deemed to be a Letter of Credit issued hereunder for the account of the applicable Borrower for all purposes of this Agreement and the other Credit Documents.  In addition, subject to the terms and conditions set forth herein, the US Borrower may request the issuance of Letters of Credit for its own account (or for the account of any Subsidiary of the US Borrower so long as the US Borrower is a co-applicant with respect to such Letter of Credit), in a form reasonably acceptable to the Administrative Agent and the Letter of Credit Issuer, at any time and from time to time during the Revolving Availability Period, provided that no Letter of Credit Issuer shall be obligated to issue any Canadian Dollar Letter of Credit unless such Letter of Credit Issuer agrees to do so.  In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the US Borrower to, or entered into by the US Borrower with, the Letter of Credit Issuer relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

(b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions.  To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the US Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the Letter of Credit Issuer) to the Letter of Credit Issuer and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the currency in which such Letter of Credit is to be denominated (which shall be US Dollars or, if agreed to by the applicable Letter of Credit Issuer and subject to Section 2.25, Canadian Dollars), the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit (a “Letter of Credit Request”).  If requested by the Letter of Credit Issuer, the US Borrower also shall submit a letter of credit application on the Letter of Credit Issuer’s standard form in connection with any request for a Letter of Credit.  A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the US Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the LC Exposure shall not exceed $50,000,000 and (ii) the total US Revolving Credit Exposures shall not exceed the US Total Revolving Loan Commitment.

(c) Expiration Date.  Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is five Business Days prior to the Revolving Loan Maturity Date.

(d) Participations.  By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Letter of Credit Issuer or the Lenders, the Letter of Credit Issuer hereby grants to each US Revolving Lender, and each US Revolving Lender (each, a “Participant”) hereby acquires from the Letter of Credit Issuer, a participation in such Letter of Credit or increase therein, as applicable, equal to such Lender’s US Revolving Percentage of the aggregate amount available to be drawn under such Letter of Credit.  In consideration and in furtherance of the foregoing, each US Revolving Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent in US Dollars, for the account of the Letter of Credit Issuer with respect to each Letter of Credit, such Lender’s US Revolving Percentage of (i) each LC Disbursement made by the Letter of Credit Issuer in US Dollars and (ii) the US Dollar Equivalent, using the Spot Exchange Rate on the date such payment is required, of each LC Disbursement made by the Letter of Credit Issuer in Canadian Dollars with respect to such Letter of Credit and not reimbursed by the US Borrower on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the US Borrower for any reason (or, if such reimbursement payment was refunded in Canadian Dollars, the US Dollar Equivalent thereof using the Spot Exchange Rate on the date of such refund).  Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e) Reimbursement.  If the Letter of Credit Issuer shall make any LC Disbursement in respect of a Letter of Credit, the US Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement in US Dollars or (subject to the two immediately succeeding sentences), if the applicable Letter of Credit is a Canadian Dollar Letter of Credit, in Canadian Dollars not later than 12:00 noon, New York City time, on the Business Day immediately following the day that the US Borrower receives notice of such LC Disbursement; provided that, in the case of any LC Disbursement made in US Dollars, the US Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 or 2.04 that such payment be financed with a Base Rate US Revolving Borrowing or Swingline Loan in an equivalent amount and, to the extent so financed, the US Borrower’s obligation to make such payment shall be discharged and replaced by the resulting Base Rate US Revolving Borrowing or Swingline Loan.  If the US Borrower’s reimbursement of, or obligation to reimburse, any amounts in Canadian Dollars would subject the Administrative Agent, the Letter of Credit Issuer or any Lender to any stamp duty, ad valorem charge or similar tax that would not be payable if such reimbursement were made or required to be made in US Dollars, the US Borrower shall reimburse each LC Disbursement made in Canadian Dollars in US Dollars, in an amount equal to the US Dollar Equivalent, calculated using the applicable Spot Exchange Rate on the date such LC Disbursement is made, of such LC Disbursement.  If the US Borrower fails to make such payment when due, (i) if such payment relates to a Canadian Dollar Letter of Credit, automatically and with no further action required, the US Borrower’s obligation to reimburse the applicable LC Disbursement shall be permanently converted into an obligation to reimburse the US Dollar Equivalent, calculated using the Spot Exchange Rate on the date which such payment was due, of such LC Disbursement and (ii) the Administrative Agent shall notify each US Revolving Lender of the applicable LC Disbursement, the US Dollar Equivalent thereof (if such LC Disbursement relates to a Canadian Dollar Letter of Credit), the payment then due from the

US Borrower in respect thereof and the amount of such Lender’s participation in such LC Disbursement, determined as set forth in paragraph (d) above.  Promptly following receipt of such notice, each US Revolving Lender shall pay to the Administrative Agent its participation  in such LC Disbursement (determined as provided in clause (i) above, if such payment relates to a Canadian Dollar Letter of Credit), in the same manner as provided in Section 2.06 with respect to Loans made by such Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the US Revolving Lenders), and the Administrative Agent shall promptly pay to the Letter of Credit Issuer the amounts so received by it from the US Revolving Lenders.  Promptly following receipt by the Administrative Agent of any payment from the US Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the Letter of Credit Issuer or, to the extent that US Revolving Lenders have made payments pursuant to this paragraph to reimburse the Letter of Credit Issuer, then to such Lenders and the Letter of Credit Issuer as their interests may appear.  Any payment made by a US Revolving Lender pursuant to this paragraph to reimburse the Letter of Credit Issuer for any LC Disbursement (other than the funding of Base Rate US Revolving Loans or a Swingline Loan as contemplated above) shall not constitute a Loan and shall not relieve the US Borrower of its obligation to reimburse such LC Disbursement.

(f) Obligations Absolute.  The US Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the Letter of Credit Issuer under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the US Borrower’s obligations hereunder.  Neither the Administrative Agent, the Lenders nor the Letter of Credit Issuer, nor any of their respective Affiliates, nor any of their (and their respective Affiliates’) respective directors, officers, employees, agents and advisors, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Letter of Credit Issuer; provided that the foregoing shall not be construed to excuse the Letter of Credit Issuer from liability to the US Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the US Borrower to the extent permitted by applicable law) suffered by the US Borrower that are caused by the Letter of Credit Issuer’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof.  The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the Letter of Credit Issuer (as finally determined by a court of competent jurisdiction), the Letter of Credit Issuer shall be deemed to have exercised care in each such determination.  In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented that appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Letter of Credit Issuer may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g) Disbursement Procedures.  The Letter of Credit Issuer shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit.  The Letter of Credit Issuer shall promptly notify the Administrative Agent and the US Borrower by telephone (confirmed by telecopy) of such demand for payment and whether the Letter of Credit Issuer has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the US Borrower of its obligation to reimburse the Letter of Credit Issuer and the US Revolving Lenders with respect to any such LC Disbursement.

(h) Interim Interest.  If the Letter of Credit Issuer shall make any LC Disbursement, then, unless the US Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the US Borrower reimburses such LC Disbursement, at the rate per annum then applicable to Base Rate Revolving Loans; provided that, if the US Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.14(c) shall apply; provided further that, in the case of any LC Disbursement made under a Canadian Dollar Letter of Credit, the amount of interest due with respect thereto shall (i) in the case of any LC Disbursement that is reimbursed on or before the Business Day immediately succeeding such LC Disbursement, (A) be payable in Canadian Dollars and (B) bear interest at the rate per annum then applicable to Canadian Prime Rate Loans, subject to Section 2.14(c), and (ii) in the case of any LC Disbursement that is reimbursed after the Business Day immediately succeeding such LC Disbursement, (A) be payable in US Dollars, (B) accrue on the US Dollar Equivalent, calculated using the Spot Exchange Rate on the date such LC Disbursement was made, of such LC Disbursement and (C) bear interest at the rate per annum then applicable to Base Rate Revolving Loans, subject to Section 2.14(c).  Interest accrued pursuant to this paragraph shall be for the account of the Letter of Credit Issuer, except that interest accrued on and after the date of payment by any US Revolving Lender pursuant to paragraph (e) of this Section to reimburse the Letter of Credit Issuer shall be for the account of such Lender to the extent of such payment.

(i) Replacement of the Letter of Credit Issuer.  Any Letter of Credit Issuer may be replaced at any time by written agreement among the US Borrower, the Administrative Agent, the replaced Letter of Credit Issuer and the successor Letter of Credit Issuer; provided that no Letters of Credit issued by the existing Letter of Credit Issuer shall terminate solely due to such replacement of the Letter of Credit Issuer.  The Administrative Agent shall notify the Lenders of any such replacement of the Letter of Credit Issuer.  At the time any such replacement shall become effective, the US Borrower shall pay all unpaid fees accrued for the account of the replaced Letter of Credit Issuer pursuant to Section 2.13(b).  From and after the effective date of any such replacement, (i) the successor Letter of Credit Issuer shall have all the rights and obligations of the Letter of Credit Issuer under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Letter of Credit Issuer” shall be deemed to refer to such successor or to any previous Letter of Credit Issuer, or to such successor and all previous Letter of Credit Issuers, as the context shall require.  After the replacement of Letter of Credit Issuer hereunder, the replaced Letter of Credit Issuer shall remain a party hereto and shall continue to have all the rights and obligations of a Letter of Credit Issuer under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

(j) Cash Collateralization.  If any Event of Default shall occur and be continuing, on the Business Day that the US Borrower receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, US Revolving Lenders with LC Exposure representing greater than 50% of the total LC Exposure) demanding the deposit of cash collateral pursuant to this paragraph, the US Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders, an amount in cash equal to the LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that (i) the portions of such amount attributable to undrawn Canadian Dollar Letters of Credit or LC Disbursements in Canadian Dollars that the US Borrower is not late in reimbursing shall be deposited in Canadian Dollars in the actual amounts of such undrawn Letters of Credit and LC Disbursements and (ii) the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable in US Dollars, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the US Borrower described in Section 8.05.  For the purposes of this paragraph, the Canadian Dollar LC Exposure shall be calculated using the Spot Exchange Rate on the date that notice demanding cash collateralization is delivered to the US Borrower.  Each such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the US Borrower under this Agreement.  The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account.  Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the US Borrower’s risk and expense, such deposits shall not bear interest.  Interest or profits, if any, on such investments shall accumulate in such account.  Moneys in such account shall be applied by the Administrative Agent to reimburse the Letter of Credit Issuer for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the US Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of US Revolving Lenders with LC Exposure representing greater than 50% of the total LC Exposure), be applied to satisfy other obligations of the US Borrower under this Agreement.  If the US Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the US Borrower within three Business Days after all Events of Default have been cured or waived.  If the US Borrower is required to provide an amount of cash collateral hereunder pursuant to Section 2.12(a), such amount (to the extent not applied as aforesaid) shall be returned to the US Borrower as and to the extent that, after giving effect to such return, the US Borrower would remain in compliance with Section 2.12(a) and no Default shall have occurred and be continuing.

(k) Issuing Bank Agreements.  Unless otherwise requested by the Administrative Agent, each Letter of Credit Issuer shall report in writing to the Administrative Agent (i) on the first Business Day of each week, the daily activity (set forth by day) in respect of Letters of Credit during the immediately preceding week, including all issuances, extensions, amendments and renewals, all expirations and cancelations and all disbursements and reimbursements, (ii) on or prior to each Business Day on which such Letter of Credit Issuer expects to issue, amend, renew or extend any Letter of Credit, the date of such issuance, amendment, renewal or extension, and the aggregate face amount and currencies of the Letters of Credit to be issued, amended, renewed or extended by it and outstanding after giving effect to such issuance, amendment, renewal or extension occurred (and whether the amount thereof changed), it being understood that such Letter of Credit Issuer shall not permit any issuance, renewal, extension or amendment resulting in an increase in the amount of any Letter of Credit to occur without first obtaining written (or, with respect to any Letter of Credit Issuer, if the Administrative Agent so agrees with respect to such Letter of Credit Issuer, telephonic) confirmation from the Administrative Agent that it is then permitted under this Agreement, (iii) on each Business Day on which such Letter of Credit Issuer makes any LC Disbursement in respect of any Letter of Credit, the date of such LC Disbursement and the amount and currency of such LC Disbursement, (iv) on any Business Day on which the US Borrower fails to reimburse an LC Disbursement required to be reimbursed to such Letter of Credit Issuer on such day, the date of such failure, and the amount and currency of such LC Disbursement and (v) on any other Business Day, such other information as the Administrative Agent shall reasonably request.

(l) Conversion.  In the event that the Loans become immediately due and payable on any date pursuant to Article VIII, all amounts (i) that the US Borrower is at the time or thereafter becomes required to reimburse or otherwise pay to the Administrative Agent in respect of LC Disbursements made under any Canadian Dollar Letter of Credit (other than amounts in respect of which the US Borrower has deposited cash collateral pursuant to Section 2.05(j), if such cash collateral was deposited in Canadian Dollars to the extent so deposited or applied), (ii) that the Lenders are at the time or thereafter become required to pay to the Administrative Agent and the Administrative Agent is at the time or thereafter becomes required to distribute to the Letter of Credit Issuer pursuant to paragraph (e) of this Section 2.05 in respect of unreimbursed LC Disbursements made under any Canadian Dollar Letter of Credit and (iii) of each Lender’s participation in any Canadian Dollar Letter of Credit under which an LC Disbursement has been made shall, automatically and with no further action required, be converted into the US Dollar Equivalent, calculated using the Spot Exchange Rate on such date (or in the case of any LC Disbursement made after such date, on the date such LC Disbursement is made), of such amounts.  On and after such conversion, all amounts accruing and owed to the Administrative Agent, the Letter of Credit Issuer or any Lender in respect of the obligations described in this paragraph shall accrue and be payable in US Dollars at the rates otherwise applicable hereunder.

SECTION 2.06. Funding of Borrowings.  (a)  Each Lender shall make each Loan to be made by it and disburse the Discount Proceeds (net of applicable acceptance fees) of each B/A to be accepted and purchased by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 12:00 noon, New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders; provided that Swingline Loans shall be made as provided in Section 2.04.  The Administrative Agent will make such Loans or Discount Proceeds (net of applicable acceptance fees) available to the applicable Borrower by promptly crediting the amounts so received, in like funds, to an account of the applicable Borrower (i) in New York City in the case of Loans made to the US Borrower, (ii) in Toronto, in the case of Canadian Revolving Loans or B/As and (iii) in London, in the case of UK Revolving Loans, and in each case designated by the applicable Borrower in the applicable Notice of Borrowing; provided that Base Rate US Revolving Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.05(e) shall be remitted by the Administrative Agent to the Letter of Credit Issuer.

(b) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing or acceptance and purchase of B/As that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing or the applicable Discount Proceeds (net of applicable acceptance fees), the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the applicable Borrower a corresponding amount.  In such event, if a Lender has not in fact made its share of the applicable Borrowing or the applicable Discount Proceeds (net of applicable acceptance fees) available to the Administrative Agent, then the applicable Lender and the applicable Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the applicable Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of a Lender, the greater of (A)(1) the Federal Funds Effective Rate, in the case of Loans denominated in US Dollars and (2) the rate reasonably determined by the Administrative Agent to be the cost to it of funding such amount, in the case of Loans denominated in Canadian Dollars or Sterling, and (B) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, or (ii) in the case of a Borrower, the interest rate applicable to (A) Base Rate Loans, if such Borrower is the US Borrower, (B) Canadian Base Rate Loans, if such Borrower is the Canadian Borrower in the case of a Loan denominated in US Dollars, (C) Canadian Prime Rate Loans, if such Borrower is the Canadian Borrower in the case of a Loan denominated in Canadian Dollars or a B/A and (D) Eurodollar Loans with an Interest Period of one month, if such Borrower is the UK Borrower.  If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

SECTION 2.07. Canadian Bankers’ Acceptances.  (a)  Each acceptance and purchase of B/As of a single Contract Period pursuant to Section 2.01(c)(ii) or Section 2.08 shall be made ratably by the Global Revolving Lenders in accordance with the amounts of their Global Revolving Loan Commitments.  The failure of any Global Revolving Lender to accept or cause its Canadian Lending Office to accept any B/A required to be accepted by it shall not relieve any other Global Revolving Lender of its obligations hereunder; provided that the Global Revolving Loan Commitments are several and no Global Revolving Lender shall be responsible for any other Global Revolving Lender’s failure to accept B/As as required.

(b) The B/As of a single Contract Period accepted and purchased on any date shall be in an aggregate amount that is an integral multiple of C$1,000,000 and not less than C$2,000,000.  The face amount of each B/A shall be C$100,000 or any whole multiple thereof.  If any Global Revolving Lender’s ratable share of the B/As of any Contract Period to be accepted on any date would not be an integral multiple of C$100,000, the face amount of the B/As accepted by such Lender may be increased or reduced to the nearest integral multiple of C$100,000 by the Administrative Agent in its sole discretion.  B/As of more than one Contract Period may be outstanding at the same time; provided that there shall not at any time be more than a total of five B/A Drawings outstanding (or such greater number as the Administrative Agent shall agree).

(c) To request an acceptance and purchase of B/As, the Canadian Borrower shall notify the Administrative Agent of such request by telephone or by telecopy not later than 11:00 a.m., Local Time, one Business Day before the date of such acceptance and purchase.  Each such request shall be irrevocable and, if telephonic, shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written request in a form approved by the Administrative Agent and signed by the Canadian Borrower.  Each such telephonic and written request shall specify the following information:

(i)	the aggregate face amount of the B/As to be accepted and purchased;

(ii)	the date of such acceptance and purchase, which shall be a Business Day;

(iii)	the Contract Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Contract Period” (and which shall in no event end after the Maturity Date); and

(iv)
the location and number of the Canadian Borrower’s account to which any funds are to be disbursed, which shall comply with the requirements of Section 2.06.  If no Contract Period is specified with respect to any requested acceptance and purchase of B/As, then the Canadian Borrower shall be deemed to have selected a Contract Period of 30 days’ duration.

Promptly following receipt of a request in accordance with this paragraph, the Administrative Agent shall advise each Global Revolving Lender of the details thereof and of the amount of B/As to be accepted and purchased by such Lender.

(d) The Canadian Borrower hereby appoints each Global Revolving Lender as its attorney to sign and endorse on its behalf, manually or by facsimile or mechanical signature, as and when deemed necessary by such Global Revolving Lender, blank forms of B/As.  It shall be the responsibility of each Global Revolving Lender to maintain an adequate supply of blank forms of B/As for acceptance under this Agreement.  The Canadian Borrower recognizes and agrees that all B/As signed and/or endorsed on its behalf by any Global Revolving Lender shall bind the Canadian Borrower as fully and effectually as if manually signed and duly issued by authorized officers of the Canadian Borrower.  Each Global Revolving Lender is hereby authorized to issue such B/As endorsed in blank in such face amounts as may be determined by such Global Revolving Lender; provided that the aggregate face amount thereof is equal to the aggregate face amount of B/As required to be accepted by such Lender.  No Global Revolving Lender shall be liable for any damage, loss or claim arising by reason of any loss or improper use of any such instrument unless such loss or improper use results from the bad faith, gross negligence or willful misconduct of such Lender.  Each Global Revolving Lender shall maintain a record with respect to B/As (i) received by it from the Administrative Agent in blank hereunder, (ii) voided by it for any reason, (iii) accepted and purchased by it hereunder and (iv) canceled at their respective maturities.  Each Global Revolving Lender further agrees to retain such records in the manner and for the periods provided in applicable provincial or Federal statutes and regulations of Canada and to provide such records to the Canadian Borrower upon its request and at its expense.  Upon request by the Canadian Borrower, a Global Revolving Lender shall cancel all forms of B/A that have been pre-signed or pre-endorsed on behalf of the Canadian Borrower and that are held by such Lender and are not required to be issued pursuant to this Agreement.

(e) Drafts of the Canadian Borrower to be accepted as B/As hereunder shall be signed as set forth in paragraph (d) above.  Notwithstanding that any Person whose signature appears on any B/A may no longer be an authorized signatory for any of the Global Revolving Lenders or the Canadian Borrower at the date of issuance of such B/A, such signature shall nevertheless be valid and sufficient for all purposes as if such authority had remained in force at the time of such issuance and any such B/A so signed shall be binding on the Canadian Borrower.

(f) Upon acceptance of a B/A by a Global Revolving Lender, such Lender shall purchase, or arrange the purchase of, such B/A from the Canadian Borrower at the Discount Rate for such Lender applicable to such B/A accepted by it and provide to the Administrative Agent the Discount Proceeds for the account of the Canadian Borrower as provided in Section 2.06.  The acceptance fee payable by the Canadian Borrower to a Global Revolving Lender under Section 2.13 in respect of each B/A accepted by such Lender shall be set off against the Discount Proceeds payable by such Lender under this paragraph.  Notwithstanding the foregoing, in the case of any B/A Drawing resulting from the conversion or continuation of a B/A Drawing or Global Revolving Loan pursuant to Section 2.08, the net amount that would otherwise be payable to the Canadian Borrower by each Lender pursuant to this paragraph will be applied as provided in Section 2.08(f).

(g) Each Global Revolving Lender may at any time and from time to time hold, sell, rediscount or otherwise dispose of any or all B/A’s accepted and purchased by it; provided that no such sale or disposition shall cause the amount payable by a Borrower under Section 2.18 to exceed the amount that would have been payable thereunder in the absence of such sale or disposition.

(h) Each B/A accepted and purchased hereunder shall mature at the end of the Contract Period applicable thereto.

(i) The Canadian Borrower waives presentment for payment and any other defense to payment of any amounts due to a Global Revolving Lender in respect of a B/A accepted and purchased by it pursuant to this Agreement that might exist solely by reason of such B/A being held, at the maturity thereof, by such Lender in its own right and the Canadian Borrower agrees not to claim any days of grace if such Lender as holder sues the Canadian Borrower on the B/A for payment of the amounts payable by the Canadian Borrower thereunder.  On the specified maturity date of a B/A, or such earlier date as may be required pursuant to the provisions of this Agreement, the Canadian Borrower shall pay the Global Revolving Lender that has accepted and purchased such B/A the full face amount of such B/A (or shall make provision for the conversion or continuation of such B/A in accordance with Section 2.08) in Canadian Dollars, and after such payment the Canadian Borrower shall have no further liability in respect of such B/A and such Lender shall be entitled to all benefits of, and be responsible for all payments due to third parties under, such B/A.

(j) At the option of the Canadian Borrower and any Global Revolving Lender, B/As under this Agreement to be accepted by that Lender may be issued in the form of depository bills for deposit with The Canadian Depository for Securities Limited pursuant to the Depository Bills and Notes Act (Canada).  All depository bills so issued shall be governed by the provisions of this Section 2.07.

(k) If a Global Revolving Lender is not a chartered bank under the Bank Act (Canada) or if a Global Revolving Lender notifies the Administrative Agent in writing that it is otherwise unable to accept B/As, such Lender will, instead of accepting and purchasing B/As, make a Loan (a “B/A Equivalent Loan”) from its Canadian Lending Office to the Canadian Borrower in the amount and for the same term as the draft that such Lender would otherwise have been required to accept and purchase hereunder.  Each such Lender may request that such B/A Equivalent Loan be evidenced by a non-interest bearing promissory note, in a form approved by the US Borrower and the Administrative Agent.  Each such Lender will provide to the Administrative Agent the Discount Proceeds of such B/A Equivalent Loan for the account of the Canadian Borrower in the same manner as such Lender would have provided the Discount Proceeds in respect of the draft that such Lender would otherwise have been required to accept and purchase hereunder.  Each such B/A Equivalent Loan will bear interest at the same rate that would result if such Lender had accepted (and been paid an acceptance fee for) and purchased (on a discounted basis) a B/A for the relevant Contract Period (it being the intention of the parties that each such B/A Equivalent Loan shall have the same economic consequences for the Global Revolving Lenders and the Canadian Borrower as the B/A that such B/A Equivalent Loan replaces).  All such interest shall be paid in advance on the date such B/A Equivalent Loan is made, and will be deducted from the principal amount of such B/A Equivalent Loan in the same manner in which the Discount Proceeds of a B/A would be deducted from the face amount of the B/A.  Subject to the repayment requirements of this Agreement, on the last day of the relevant Contract Period for such B/A Equivalent Loan, the Canadian Borrower shall be entitled to convert each such B/A Equivalent Loan into another type of Loan, or to roll over each such B/A Equivalent Loan into another B/A Equivalent Loan, all in accordance with the applicable provisions of this Agreement.

(l) If the Administrative Agent determines and promptly notifies the US Borrower that, by reason of circumstances affecting the money market, there is no market for

B/As, (i) the right of the Canadian Borrower to request an acceptance and purchase of B/As shall be suspended until the Administrative Agent determines that the circumstances causing such suspension no longer exist and so notifies the US Borrower, and (ii) any notice relating to an acceptance and purchase of B/As that is outstanding at such time shall be deemed to be a notice requesting a Canadian Prime Rate Borrowing (as if it were a notice given pursuant to Section 2.03).

SECTION 2.08. Interest Elections.  (a)  Each Revolving Borrowing and Term Borrowing initially shall be of the Type specified in the applicable Notice of Borrowing and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified (or deemed to be specified) in such Notice of Borrowing.  Each B/A Drawing shall have a Contract Period as specified (or deemed to be specified) in the applicable request therefor.  Thereafter, the applicable Borrower may elect to convert such Borrowing or a B/A Drawing to a different Type or to continue such Borrowing or B/A Drawing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section, it being understood that no B/A Drawing may be converted or continued other than at the end of the Contract Period applicable thereto.  The applicable Borrower may elect different options with respect to different portions of the affected Borrowing or B/A Drawing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing or accepting the B/As comprising such B/A Drawing, as the case may be, and the Loans or B/As comprising each such portion shall be considered a separate Borrowing or B/A Drawing.  Notwithstanding any other provision of this Section, no Borrowing or B/A Drawing may be converted into or continued as a Borrowing or B/A Drawing with an Interest Period or Contract Period ending after the applicable Maturity Date.  This Section shall not apply to Swingline Borrowings, which may not be converted or continued.

(b) To make an election pursuant to this Section, a Borrower (or the US Borrower on its behalf) shall notify the Administrative Agent of such election by telephone or telecopy (i) in the case of an election that would result in a Borrowing, by the time that a Notice of Borrowing would be required under Section 2.03 if such Borrower were requesting a Revolving Borrowing of the Type resulting from such election to be made on the effective date of such election and (ii) in the case of an election that would result in a B/A Drawing or the continuation of a B/A Drawing, by the time and date that a request would be required under Section 2.07 if such Borrower were requesting an acceptance and purchase of B/As to be made on the effective date of such election.  Each such Interest Election Request shall be irrevocable and, if telephonic, shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the applicable Borrower (or the US Borrower on its behalf).  Notwithstanding any other provision of this Section, no Borrower shall be permitted to (i) change the currency of any Borrowing, (ii) elect an Interest Period for Eurodollar Loans that does not comply with Section 2.02(d) or (iii) convert any Borrowing or B/A Drawing to a Borrowing or B/A Drawing not available under the Tranche of Commitments pursuant to which such Borrowing or B/A Drawing was made.

(c) Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02 and paragraph (f) of this Section:

(i)
the Borrowing or B/A Drawing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing or B/A Drawing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing or B/A Drawing);

(ii)	the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii)	whether the resulting Borrowing is to be a Base Rate Borrowing, a Eurodollar Borrowing, a Canadian Base Rate Borrowing, a Canadian Prime Rate Borrowing or a B/A Drawing; and

(iv)
if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”, and in the case of an election of a B/A Drawing, the Contract Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Contract Period”.

If any such Interest Election Request requests a Eurodollar Borrowing or B/A Drawing but does not specify an Interest Period or Contract Period, then the applicable Borrower shall be deemed to have selected an Interest Period or Contract Period of one month’s or 30 days’ duration, as applicable.

(d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each applicable Lender of the details thereof and of such Lender’s portion of each resulting Borrowing or B/A Drawing.

(e) If the applicable Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period applicable thereto, such Eurodollar Borrowing shall, (i) in the case of a Borrowing by the US Borrower denominated in US Dollars, be converted to a Base Rate Borrowing, (ii) in the case of a Borrowing by the Canadian Borrower denominated in US Dollars, be converted to a Canadian Base Rate Borrowing and (iii) in the case of a Borrowing by the UK Borrower denominated in Sterling or US Dollars, be converted to a Eurodollar Borrowing with an Interest Period of one month’s duration.  Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the US Borrower, then, so long as an Event of Default is continuing (i) no outstanding Borrowing denominated in US Dollars may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Borrowing denominated in US Dollars shall be converted to a Base Rate Borrowing at the end of the Interest Period applicable thereto.

(f) Upon the conversion of any Canadian Borrowing (or portion thereof), or the continuation of any B/A Drawing (or portion thereof), to or as a B/A Drawing, the net amount that would otherwise be payable to the Canadian Borrower by each Global Revolving Lender pursuant to Section 2.07(f) in respect of such new B/A Drawing shall be applied against the principal of the Canadian Revolving Loan made by such Lender as part of such Canadian Borrowing (in the case of a conversion), or the reimbursement obligation owed to such Lender under Section 2.07(i) in respect of the B/As accepted by such Lender as part of such maturing B/A Drawing (in the case of a continuation), and the Canadian Borrower shall pay to such Lender an amount equal to the difference between the principal amount of such Canadian Revolving Loan or the aggregate face amount of such maturing B/As, as the case may be, and such net amount in respect of such new B/A Drawing.

(g) A Borrowing of any Tranche may not be converted to or continued as a Eurodollar Borrowing if after giving effect thereto (i) the Interest Period therefor would commence before and end after a date on which any principal of the Loans of such Tranche is scheduled to be repaid and (ii) the sum of the aggregate principal amount of outstanding Eurodollar Borrowings of such Tranche with Interest Periods ending on or prior to such scheduled repayment date plus the aggregate principal amount of outstanding Base Rate Borrowings or Canadian Base Rate Borrowings, as applicable, of such Tranche would be less than the aggregate principal amount of Loans of such Tranche required to be repaid on such scheduled repayment date.

SECTION 2.09. Termination and Reduction of Commitments.  (a)  Unless previously terminated, (i) the Term Loan Commitments shall terminate at 5:00 p.m., New York City time, on the Effective Date and (ii) both the US Revolving Loan Commitments and the Global Revolving Loan Commitments shall terminate on the Revolving Loan Maturity Date.

(b) The Borrowers may at any time terminate, without payment of any premium or penalty, or from time to time reduce, the Commitments of any Tranche; provided that (i) each reduction of the Commitments of any Tranche shall be in an amount that is an integral multiple of $500,000 and not less than $1,000,000, (ii) the Borrowers shall not terminate or reduce the US Revolving Loan Commitments if, after giving effect to any concurrent prepayment of the US Revolving Loans in accordance with Section 2.12, the total US Revolving Credit Exposures would exceed the US Total Revolving Loan Commitment and (iii) the Borrowers shall not terminate or reduce the Global Revolving Loan Commitments if, after giving effect to any concurrent prepayment of the Global Revolving Loans in accordance with Section 2.12, the total Global Revolving Credit Exposures would exceed the Global Total Revolving Loan Commitments.

(c) The applicable Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) of this Section at least two Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof.  Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof.  Each notice delivered by a Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of the US Revolving Loan Commitments or the Global Revolving Loan Commitments delivered by a Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by such Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.  Any termination or reduction of the Commitments of any Tranche shall be permanent.  Each reduction of the Commitments of any Tranche shall be made ratably among the Lenders in accordance with their respective Commitments under such Tranche.

SECTION 2.10. Repayment of Loans and B/As; Evidence of Debt.  (a)  Each Borrower (or, in the case of clauses (ii) and (iii), the US Borrower) hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Revolving Loan of such Lender made to such Borrower on the Revolving Loan Maturity Date, and the face amount of each B/A of such Borrower, if any, accepted by such Lender as provided in Section 2.07, (ii) to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Term Loan of such Lender as provided in Section 2.12 and (iii) to the Swingline Lender the then unpaid principal amount of each Swingline Loan on the earlier of the Revolving Loan Maturity Date and the first date after such Swingline Loan is made that is the 15th or last day of a calendar month and is at least two Business Days after such Swingline Loan is made; provided that on each date that a US Revolving Borrowing is made, the US Borrower shall repay all Swingline Loans that were outstanding on the date such Borrowing was requested.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of each Borrower to such Lender resulting from each Loan made or B/A accepted by such Lender, including the amounts of principal and interest and amounts in respect of B/As payable and paid to such Lender from time to time hereunder.

(c) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Tranche, Type and currency thereof and the Interest Period applicable thereto, and the amount of each B/A and the Contract Period applicable thereto, (ii) the amount of any principal, interest or other amount in respect of any B/A due and payable or to become due and payable from the Canadian Borrower to each Lender hereunder, (iii) the amount of any principal, interest or other amount in respect of any Loan due and payable or to become due and payable from the applicable Borrower to each Lender hereunder and (iv) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d) The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of any Borrower to repay the Loans or B/As in accordance with the terms of this Agreement.

(e) Any Lender may request that Loans of any Tranche made by it be evidenced by a promissory note.  In such event, the applicable Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in the form of Exhibit

A-1, A-2A, A-2B or A-3, as applicable.  Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 10.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

SECTION 2.11. Voluntary Prepayments.  (a)  The Borrowers shall have the right at any time and from time to time to prepay any Borrowing or amount owed in respect of outstanding B/As, in whole or in part, subject to prior notice in accordance with paragraph (c) of this Section and payment of any amounts required under Section 2.17.

(b) Prior to any optional or mandatory prepayment of Borrowings or amounts owing in respect of outstanding B/A Drawings, the applicable Borrower shall select the Borrowing or Borrowings and the B/A Drawing or B/A Drawings to be prepaid and shall specify such selection in the notice of such prepayment pursuant to paragraph (c) below.

(c) The US Borrower, Canadian Borrower or UK Borrower, as the case may be, shall give the Administrative Agent at the applicable Notice/Payment Office written notice (or telephonic notice promptly confirmed in writing) of its intent to prepay the Loans, whether such Loans are Term Loans, US Revolving Loans, Global US Revolving Loans, Canadian Revolving Loans, UK Revolving Loans or Swingline Loans, the amount of such prepayment, the Types of Loans to be repaid and (in the case of Eurodollar Loans) the specific Borrowing(s) pursuant to which such Eurodollar Loans were made, which notice (i) shall be given by the applicable Borrower, (A) prior to 12:00 noon. (Local Time) at least one Business Day prior to the date of such prepayment in the case of Loans maintained as Base Rate Loans (other than Swingline Loans), Canadian Base Rate Loans and Canadian Prime Rate Loans, (B) prior to 12:00 noon. (Local Time) at least one Business Day prior to the date of such prepayment in the case of Eurodollar Loans and (C) prior to 12:00 noon. (Local Time) on the date of such prepayment in the case of Swingline Loans and (ii) shall, except in the case of Swingline Loans, promptly be transmitted by the Administrative Agent to each of the applicable Lenders.

(d) except for a prepayment pursuant to Section 2.20, each prepayment of B/A Drawings or principal of Term Borrowings pursuant to this Section 2.11 shall be applied to the B/As included in such B/A Drawing or the Term Loans included in such Term Borrowing, as applicable, and to reduce the remaining Scheduled Repayments of the Term Loans, at the US Borrower’s option, in direct order of maturity or on a pro rata basis (in each case, based upon the then remaining principal amounts of such Scheduled Repayments after giving effect to all prior reductions thereto);

(e) Amounts to be applied pursuant to this Section or Article VIII to prepay or repay amounts to become due with respect to outstanding B/As shall be deposited in the Prepayment Account (as defined below).  The Administrative Agent shall apply any cash deposited in the Prepayment Account allocable to amounts to become due in respect of B/As on the last day of their respective Contract Periods until all amounts due in respect of outstanding B/As have been prepaid or until all the allocable cash on deposit has been exhausted.  For purposes of this Agreement, the term “Prepayment Account” shall mean an account established by the Canadian Borrower with the Administrative Agent and over which the Administrative

Agent shall have exclusive dominion and control, including the exclusive right of withdrawal for application in accordance with this paragraph (e).  The Administrative Agent will, at the request of the Canadian Borrower, invest amounts on deposit in the Prepayment Account in short-term, cash equivalent investments selected by the Administrative Agent in consultation with the Canadian Borrower that mature on or prior to the last day of the applicable Contract Periods of the B/As to be prepaid; provided, however, that the Administrative Agent shall have no obligation to invest amounts on deposit in the Prepayment Account if an Event of Default shall have occurred and be continuing.  The Canadian Borrower shall indemnify the Administrative Agent for any losses relating to the investments so that the amount available to prepay amounts due in respect of B/As on the last day of the applicable Contract Period is not less than the amount that would have been available had no investments been made pursuant hereto.  Other than any interest earned on such investments (which shall be for the account of the Canadian Borrower, to the extent not necessary for the prepayment of B/As in accordance with this Section), the Prepayment Account shall not bear interest.  Interest or profits, if any, on such investments shall be deposited in the Prepayment Account and reinvested and disbursed as specified above.  If the maturity of the Loans and all amounts due hereunder has been accelerated pursuant to Article VIII, the Administrative Agent may, in its sole discretion, apply all amounts on deposit in the Prepayment Account to satisfy any of the Loan Document Obligations in respect of Canadian Revolving Loans and B/As (and the Canadian Borrower hereby grants to the Administrative Agent, as agent for the Secured Parties, a security interest in its Prepayment Account to secure such Loan Document Obligations).

SECTION 2.12. Mandatory Repayments.  (a)(i)  If on any date the US Revolving Credit Exposure of any Lender (after giving effect to any concurrent prepayment of US Revolving Loans) would exceed such Lender’s US Revolving Loan Commitment, or if the sum of the total US Revolving Credit Exposures (after giving effect to any concurrent prepayment of the US Revolving Loans) would exceed the US Total Revolving Loan Commitment, the US Borrower shall repay on such date the principal of Swingline Loans and, after all Swingline Loans have been repaid in full or if no Swingline Loans are outstanding, the US Borrower shall repay on such date the principal of US Revolving Loans, in either case, in the aggregate amount necessary to eliminate such excess.  If, after giving effect to the prepayment of all outstanding Swingline Loans and all outstanding US Revolving Loans, the LC Exposure of any Lender exceeds such Lender’s US Revolving Loan Commitment as then in effect, the US Borrower shall pay to the Administrative Agent at the applicable Notice/Payment Office on such date the amount in cash and/or Cash Equivalents necessary to eliminate such excess (up to the aggregate amount of LC Exposure at such time) and the Administrative Agent shall hold such payment as security for the obligations of the US Borrower hereunder pursuant to a cash collateral agreement to be entered into in form and substance reasonably satisfactory to the Administrative Agent.

(ii)
If on any date the Global Revolving Credit Exposures of any Global Revolving Lender (after giving effect to all other concurrent prepayments on such date) would exceed such Lender’s Global Revolving Loan Commitment, or if the sum of the total Global Revolving Credit Exposures (after giving effect to all other concurrent prepayments on such date) would exceed the Global Total Revolving Loan Commitment, the US

Borrower shall repay on such date the principal of Global US Revolving Loans, if any, in the aggregate amount necessary to eliminate such excess.

(iii)
If on any date the total Canadian Revolving Credit Exposures (after giving effect to all other concurrent prepayments on such date) would exceed $30,000,000, the Canadian Borrower shall prepay on such date the principal of Canadian Revolving Loans incurred by it in an aggregate amount equal to such excess.

(iv)
If on any date the UK Revolving Credit Exposure (after giving effect to all other concurrent prepayments on such date) would exceed $10,000,000, the UK Borrower shall prepay on such date the principal of UK Revolving Loans incurred by it in an aggregate amount equal to such excess.

(b) In addition to any other mandatory repayments pursuant to this Section 2.12, on each date set forth below, the US Borrower shall be required to repay that principal amount of Term Loans, to the extent then outstanding, as is set forth opposite each such date (each such repayment, as the same may be reduced as provided in Sections 2.11(d) and 2.12(f), a “Scheduled Repayment”):

Scheduled Repayment Date	Amount
March 31, 2006	$875,000
June 30, 2006	$875,000
September 30, 2006	$875,000
December 31, 2006	$875,000
March 31, 2007	$875,000
June 30, 2007	$875,000
September 30, 2007	$875,000
December 31, 2007	$875,000
March 31, 2008	$875,000
June 30, 2008	$875,000
September 30, 2008	$875,000
December 31, 2008	$875,000
March 31, 2009	$875,000
June 30, 2009	$875,000
September 30, 2009	$875,000
December 31, 2009	$875,000
March 31, 2010	$875,000
June 30, 2010	$875,000
September 30, 2010	$875,000
December 31, 2010	$875,000
March 31, 2011	$875,000
June 30, 2011	$875,000
September 30, 2011	$875,000
December 31, 2011	$875,000
March 31, 2012	$875,000

Scheduled Repayment Date	Amount
June 30, 2012	$875,000
September 31, 2012	$875,000
Term Loan Maturity Date	$326,375,000

Notwithstanding the foregoing, if the aggregate principal amount of the Term Loans made on the Effective Date is less than $350,000,000, then the Scheduled Repayments to be made pursuant to this Section shall be reduced ratably by an aggregate amount equal to such difference.

(c) In addition to any other mandatory repayments pursuant to this Section 2.12, on the fifth Business Day following each date on or after the Effective Date on which Holdings or any of its Subsidiaries receives Net Sale Proceeds from any Asset Sale, an amount equal to 100% of the Net Sale Proceeds from such Asset Sale shall be applied as a mandatory repayment in accordance with the requirements of Section 2.12(f) and 2.12(g); provided that such Net Sale Proceeds shall not give rise to a mandatory repayment on such date to the extent that no Default or Event of Default then exists and such Net Sale Proceeds shall be used or contractually committed to be used to purchase, or repair damage to, assets used or to be used in the businesses permitted pursuant to Section 7.01 (including (but only to the extent permitted by Section 7.02), the purchase of the capital stock of a Person engaged in such businesses) within 365 days following the date of receipt of such Net Sale Proceeds from such Asset Sale; and provided further that (i) if all or any portion of such Net Sale Proceeds are not so used (or contractually committed to be used) within such 365-day period, such remaining portion shall be applied on the last day of such period (or such earlier date, if any, as Holdings or the relevant Subsidiary determines not to reinvest the Net Sale Proceeds from such Asset Sale as set forth above) as a mandatory repayment as provided above (without giving effect to the immediately preceding proviso) and (ii) if all or any portion of such Net Sale Proceeds are not so used within such 365-day period referred to in clause (i) of this proviso because such amount is contractually committed to be used and subsequent to such date such contract is terminated or expires without such portion being so used, such remaining portion shall be applied on the second Business Day following the date of such termination or expiration as a mandatory repayment as provided above (without giving effect to the immediately preceding proviso).  Notwithstanding the foregoing provisions of this Section 2.12(c), so long as no Default or Event of Default shall have occurred and be continuing, no mandatory repayments shall be required pursuant to the immediately preceding proviso appearing in this Section 2.12(c) until the date on which the aggregate Net Sale Proceeds from all Asset Sales not reinvested within the time periods specified by said proviso equals or exceeds $2,000,000.

(d) In addition to any other mandatory repayments pursuant to this Section 2.12, on each date on or after the Effective Date on which Holdings or any of its Subsidiaries receives any cash proceeds from any incurrence of Indebtedness (other than Indebtedness permitted to be incurred pursuant to Section 7.04 as in effect (and waived in accordance with Section 10.11)) from time to time or issuance of Preferred Stock (other than Qualified Preferred Stock) by Holdings or any of its Subsidiaries, an amount equal to 100% of the Net Cash Proceeds of the respective incurrence of Indebtedness or issuance of Preferred Stock shall be applied as a mandatory repayment in accordance with the requirements of Section 2.12(f) and 2.12(g).  Notwithstanding the foregoing provisions of this Section 2.12(d), so long as no Default or Event of Default shall have occurred and be continuing, no mandatory repayment shall be required pursuant to this Section 2.12(d) until the date on which the sum of the Net Cash Proceeds required to be applied pursuant to this Section 2.12(d) as mandatory repayments in the absence of this sentence equals or exceeds $2,000,000.

(e) In addition to any other mandatory repayments pursuant to this Section 2.12, on each Excess Cash Flow Payment Date, an amount equal to (i) the Applicable Excess Cash Flow Percentage of the Excess Cash Flow for the relevant Excess Cash Flow Payment Period minus (ii) the aggregate amount of principal repayments of Loans made during the relevant Excess Cash Flow Payment Period to the extent (and only to the extent) that such repayments were made as a voluntary prepayment pursuant to Section 2.11 with internally generated funds (but in a case of a voluntary prepayment of Revolving Loans or Swingline Loans, only to the extent accompanied by a corresponding voluntary reduction to the Total Revolving Loan Commitment) shall be applied as a mandatory repayment in accordance with the requirements of Section 2.12(f).

(f) Each amount required to be applied pursuant to Sections 2.12(c), (d) and (e) in accordance with this Section 2.12(f) shall be applied to repay the outstanding principal amount of Term Loans on a pro rata basis.  All repayments of outstanding Term Loans pursuant to Section 2.12(c), (d) and (e) shall be applied to reduce the then remaining Scheduled Repayments of the Term Loans on a pro rata basis (based upon the then remaining Scheduled Repayments after giving effect to all prior reductions thereto).

With respect to each repayment of Loans required by this Section 2.12, the US Borrower, the Canadian Borrower or the UK Borrower, as the case may be, may designate the Types of Loans of the respective Tranche that are to be repaid and, in the case of Eurodollar Loans, the specific Borrowing or Borrowings of the respective Tranche pursuant to which such Eurodollar Loans were made; provided that: (i) repayments of Eurodollar Loans pursuant to this Section 2.12 on a day other than the last day of an Interest Period applicable thereto shall be accompanied by payment by the US Borrower, the UK Borrower or the Canadian Borrower, as the case may be, of all breakage costs and other amounts owing to each Lender pursuant to Section 2.17; (ii) if any repayment of Eurodollar Loans made pursuant to a single Borrowing shall reduce the outstanding Eurodollar Loans made pursuant to such Borrowing to an amount less than the minimum amount for such Borrowing set forth in Section 2.02(c), such Borrowing shall be converted at the end of the then current Interest Period into a Borrowing of Base Rate Loans (if a Borrowing by the US Borrower) or Canadian Base Rate Loans (if a Borrowing by the Canadian Borrower) ; and (iii) each repayment of any Tranche of Loans made pursuant to a Borrowing shall be applied pro rata among such Tranche of Loans.  In the absence of a designation by the US Borrower, the Canadian Borrower or the UK Borrower, as the case may be, as described in the preceding sentence, the Administrative Agent shall, subject to the above, make such designation in its sole discretion with a view, but no obligation, to minimize breakage costs owing under Section 2.17.  Notwithstanding the foregoing provisions of this Section 2.12 (other than Section 2.12(a) or (b), which Sections shall not have the benefits of this sentence), if at any time the mandatory repayment of Loans pursuant to this Section 2.12 would result, after giving effect to the procedures set forth in this clause (i) above, in any Borrower incurring breakage costs under Section 2.17 as a result of Eurodollar Loans being repaid other than on the last day of an Interest Period applicable thereto (any such Eurodollar Loans, “Affected Loans”), the US Borrower, the Canadian Borrower or the UK Borrower, as the case may be, may elect, by written notice to the Administrative Agent, to have the provisions of the following sentence be applicable so long as no Default or Event of Default then exists.  At the time any Affected Loans are otherwise required to be prepaid, the US Borrower, the Canadian Borrower or the UK Borrower, as the case may be, may elect to deposit 100% (or such lesser percentage elected by the US Borrower, the Canadian Borrower or the UK Borrower, as the case may be, as not being repaid) of the principal amounts that otherwise would have been paid in respect of the Affected Loans with the Administrative Agent to be held as security for the obligations of the US Borrower, the Canadian Borrower or the UK Borrower, as the case may be, hereunder pursuant to a cash collateral agreement to be entered into in form and substance satisfactory to the Administrative Agent, with such cash collateral to be released from such cash collateral account (and applied to repay the principal amount of such Eurodollar Loans) upon each occurrence thereafter of the last day of an Interest Period applicable to such Eurodollar Loans (or such earlier date or dates as shall be requested by the US Borrower, the Canadian Borrower or the UK Borrower, as the case may be), with the amount to be so released and applied on the last day of each Interest Period to be the amount of such Eurodollar Loans to which such Interest Period applies (or, if less, the amount remaining in such cash collateral account); provided, however, that at any time while an Event of Default has occurred and is continuing, the Required Lenders may direct the Administrative Agent (in which case the Administrative Agent shall, and is hereby authorized by the Borrowers to, follow said directions) to apply any or all proceeds then on deposit in such collateral account to the payment of such Affected Loans.

(g) Notwithstanding anything to the contrary contained elsewhere in this Agreement, all then outstanding Loans of a given Tranche shall be repaid in full on the respective Maturity Date for such Tranche of Loans.

(h) Notwithstanding anything to the contrary contained in this Section 2.12 (and subject to Section 2.21), all payments owing with respect to each Tranche of outstanding Loans pursuant to this Section 2.12 shall be made in the respective currency or currencies in which the respective obligations are owing in accordance with the terms of this Agreement.  For purposes of making calculations pursuant to this Section 2.12, the Administrative Agent shall be entitled to use the US Dollar Equivalent of any such amounts required to be converted into other currencies for purposes of making determinations pursuant to this Section 2.12.

SECTION 2.13. Fees.  (a)  The US Borrower agrees to pay to the Administrative Agent for the account of each Lender a Commitment Fee (the “Commitment Fee”), which shall accrue at the Applicable Rate on the average daily unused amount of the Term Loan Commitment, the US Revolving Loan Commitment and the Global Revolving Loan Commitment of such Lender during the period from and including the Effective Date to but excluding the date on which such Commitment terminates.  Accrued Commitment Fees shall be payable in US Dollars in arrears (i) in the case of Commitment Fees in respect of the US Revolving Loan Commitments, on the third Business Day after the last day of March, June, September and December of each year and on the date on which the US Revolving Loan Commitments terminate, commencing on the first such date to occur after the date hereof, (ii) in the case of Commitment Fees in respect of the Global Revolving Loan Commitments, on the third Business Day after the last day of March, June, September and December of each year and on the date on which the Global Revolving Loan Commitments terminate, commencing on the first such date to occur after the date hereof and (iii) in the case of Commitment Fees in respect of the Term Loan Commitments, on the Effective Date or any earlier date on which such Commitments terminate.  All Commitment Fees shall be computed on the basis of a year of 360 days and, in each case, shall be payable for the actual number of days elapsed (including the first day but excluding the last day).  For purposes of computing Commitment Fees with respect to US Revolving Loan Commitments, a US Revolving Loan Commitment of a Lender shall be deemed to be used to the extent of the outstanding US Revolving Loans and LC Exposure of such Lender (and the Swingline Exposure of such Lender shall be disregarded for such purpose).

(b) The US Borrower agrees to pay (i) to the Administrative Agent for the account of each US Revolving Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the same Applicable Rate as interest on Eurodollar US Revolving Loans on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which such Lender’s US Revolving Loan Commitment terminates and the date on which such Lender ceases to have any LC Exposure, and (ii) to each Letter of Credit Issuer (for its own account) a fronting fee, which shall accrue at a rate of 0.20% per annum or as otherwise separately agreed upon between the US Borrower and such Letter of Credit Issuer on the average daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) in respect of Letters of Credit issued by such Letter of Credit Issuer during the period from and including the Effective Date to but excluding the later of the date of termination of the US Revolving Loan Commitments and the date on which there ceases to be any LC Exposure in respect of Letters of Credit issued by such Letter of Credit Issuer, as well as such Letter of Credit Issuer’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder.  Participation fees and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable on the third Business Day following such last day, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the date on which the US Revolving Loan Commitments terminate and any such fees accruing after the date on which the US Revolving Loan Commitments terminate shall be payable on demand.  Any other fees payable to the Letter of Credit Issuer pursuant to this paragraph shall be payable within 10 days after demand.  All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).  For purposes of computing the average daily amount of the LC Exposure for any period under this Section 2.13(b), the average daily amount of the Canadian Dollar LC Exposure for such period shall be calculated by multiplying (x) the average daily balance of each Canadian Dollar Letter of Credit (expressed in Canadian Dollars) by (y) the Spot Exchange Rate for Canadian Dollars in effect on the last Business Day of such period or by such other reasonable method that the Administrative Agent deems appropriate.

(c) The Canadian Borrower agrees to pay to the Administrative Agent, for the account of each Global Revolving Lender, on each date on which B/As drawn by the Canadian Borrower are accepted hereunder, in Canadian Dollars, an acceptance fee computed by multiplying (i) the face amount of all B/As drawn on such date by (ii) the Applicable Rate for B/A Drawings on such date by (iii) a fraction, the numerator of which is the number of days in the Contract Period applicable to such B/A and the denominator of which is 365.

(d) Each Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the US Borrower and the Administrative Agent.

(e) All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent (or to the Letter of Credit Issuer, in the case of fees payable to it) for distribution, in the case of Commitment Fees and participation fees, to the Lenders entitled thereto.  Fees paid shall not be refundable under any circumstances.

SECTION 2.14. Interest.  (a)  The Loans comprising each Base Rate Borrowing (including each Swingline Loan) shall bear interest at the Base Rate plus the Applicable Rate.

(b) The Loans comprising each Eurodollar Borrowing shall bear interest at the Eurodollar Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(c) Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by any Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate (including margin) otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2% plus the rate (including margin) applicable to Base Rate Revolving Loans as provided in paragraph (a) of this Section.

(d) The loans comprising each Canadian Prime Rate Borrowing shall bear interest at the Canadian Prime Rate plus the Applicable Rate.  The loans comprising each Canadian Base Rate Borrowing shall bear interest at the Canadian Base Rate plus the Applicable Rate.

(e) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date and on the applicable Maturity Date for such Loan and, in the case of Revolving Loans of any Tranche, upon termination of the Commitments of such Tranche; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of a Base Rate Revolving Loan, Canadian Prime Rate Loan or Canadian Base Rate Loan prior to the end of the Revolving Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(f) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to (A) the Canadian Prime Rate, (B) the Base Rate at times when the Base Rate is based on the Prime Rate and (C) the Canadian Base Rate at times when the Canadian Base Rate is based on the rate described in clause (a) of the definition thereof shall be computed on the basis of a year of 365 days (or, except for purposes of clause (A) above, when the Canadian Prime Rate is based upon the rate described in clause (b) of the definition thereof, 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day).  The applicable Base Rate, Eurodollar Rate, Canadian Prime Rate or Canadian Base Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.  For the purposes of the Interest Act (Canada), whenever any interest or fee under this Agreement is calculated using a rate based on a year of 360 days or 365 days, as the case may be, the rate determined pursuant to such calculation, when expressed as an annual rate, is equivalent to (A) the applicable rate based on a year of 360 days or 365 days, as the case may be, (B) multiplied by the actual number of days in the calendar year in which the period for which such interest or fee is payable (or compounded) ends, and (C) divided by 360 and 365, as the case may be.  The rates of interest under this Agreement are nominal rates, and not effective rates or yields.  The principle of deemed reinvestment of interest does not apply to any interest calculation under this Agreement.

(g) If any provision of this Agreement would require the Canadian Borrower to make any payment of interest or other amount payable to any Global Revolving Lender in an amount or calculated at a rate that would be prohibited by law or would result in a receipt by that Lender of “interest” at a “criminal rate” (as such terms are construed under the Criminal Code (Canada)), then, notwithstanding such provision, such amount or rate shall be deemed to have been adjusted with retroactive effective to the maximum amount or rates of interest, as the case may be, as would not be so prohibited by law or so result in a receipt by that Lender of “interest” at a “criminal rate”, such adjustment to be effected, to the extent necessary (but only to the extent necessary), as follows:

(i)	first, by reducing the amount or rate of interest or the amount or rate of any acceptance fee required to be paid to the affected Lender under Section 2.13(c); and

(ii)
thereafter, by reducing any fees, commissions, premiums and other amounts required to be paid to the affected Lender that would constitute interest for purposes of Section 347 of the Criminal Code (Canada).

SECTION 2.15. Alternate Rate of Interest.  If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

(a) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period; or

(b) the Administrative Agent is advised by the Required Lenders that the Eurodollar Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the applicable Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, in the case of Eurodollar Borrowings, until the Administrative Agent notifies the applicable Borrower and the

Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective and (ii) if any Notice of Borrowing requests a Eurodollar Borrowing, (A) in the case of a Eurodollar Borrowing made to the US Borrower, such Borrowing shall be made as a Base Rate Borrowing, (B) in the case of a Eurodollar Borrowing made to the Canadian Borrower, such Borrowing shall be made as a Canadian Base Rate Borrowing and (C) in the case of a Eurodollar Borrowing made to the UK Borrower, such Borrowing shall bear interest at such rate as the Lenders and the UK Borrower may agree adequately reflects the costs to the Lenders of making or maintaining their Loans (or, in the absence of such agreement, shall be repaid as of the last day of the current Interest Period applicable thereto).

SECTION 2.16. Increased Costs.  (a)  If any Change in Law shall:

(i)
impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Eurodollar Rate) or the Letter of Credit Issuer; or

(ii)
impose on any Lender or the Letter of Credit Issuer or the London or Canadian interbank markets any other condition affecting this Agreement or Eurodollar Loans or B/A Drawings made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan or obtaining funds for the purchase of B/As (or of maintaining its obligation to make any such Loan or to accept and purchase B/As) or to increase the cost to such Lender or the Letter of Credit Issuer of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or the Letter of Credit Issuer hereunder (whether of principal, interest or otherwise), then the applicable Borrower will pay to such Lender or the Letter of Credit Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the Letter of Credit Issuer, as the case may be, for such additional costs incurred or reduction suffered.

(b) If any Lender or the Letter of Credit Issuer determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or the Letter of Credit Issuer’s capital or on the capital of such Lender’s or the Letter of Credit Issuer’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Letter of Credit Issuer, to a level below that which such Lender or the Letter of Credit Issuer or such Lender’s or the Letter of Credit Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Letter of Credit Issuer’s policies and the policies of such Lender’s or the Letter of Credit Issuer’s holding company with respect to capital adequacy), then from time to time the applicable Borrower will pay to such Lender or the Letter of Credit Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the Letter of Credit Issuer or such Lender’s or the Letter of Credit Issuer’s holding company for any such reduction suffered.

(c) A certificate of a Lender or the Letter of Credit Issuer setting forth the amount or amounts necessary to compensate such Lender or the Letter of Credit Issuer or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the applicable Borrower and shall be conclusive absent manifest error.  The US Borrower shall pay such Lender or the Letter of Credit Issuer, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Failure or delay on the part of any Lender or the Letter of Credit Issuer to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or the Letter of Credit Issuer’s right to demand such compensation; provided that the US Borrower shall not be required to compensate a Lender or the Letter of Credit Issuer pursuant to this Section for any increased costs or reductions incurred more than 270 days prior to the date that such Lender or the Letter of Credit Issuer, as the case may be, notifies the US Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Letter of Credit Issuer’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.17. Break Funding Payments.  In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Revolving Loan or Term Loan or to issue B/As for acceptance and purchase on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked and is revoked in accordance herewith), or (d) the assignment of any Eurodollar Loan or the right to receive payment in respect of a B/A other than on the last day of the Interest Period or Contract Period, as the case may be, applicable thereto as a result of a request by the applicable Borrower pursuant to Section 2.20 or Section 10.11(b), then, in any such event, such Borrower shall compensate each Lender for the loss, cost and expense attributable to such event.  In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest that would have accrued on the principal amount of such Loan had such event not occurred, at the Eurodollar Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest that would accrue on such principal amount for such period at the interest rate that such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market.  A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the applicable Borrower and shall be conclusive absent manifest error.  The applicable Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

SECTION 2.18. Taxes.  (a)  Any and all payments by or on account of any obligation of any Borrower hereunder or under any other Credit Document shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if any Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Lenders or Letter of Credit Issuer (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the applicable Borrower shall make such deductions and (iii) the applicable Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b) In addition, the applicable Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) Each Borrower shall indemnify the Administrative Agent, the Lenders and the Letter of Credit Issuer, within 20 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent, such Lender or the Letter of Credit Issuer, as the case may be, on or with respect to any payment by or on account of any obligation of any Borrower hereunder or under any other Credit Document (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and other reasonable expenses arising therefrom or with respect thereto whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority; provided, however, that the Borrowers shall not be obligated to indemnify the Administrative Agent, the Lenders or the Letter of Credit Issuer (as the case may be) pursuant to this Section 2.18(c) in respect of penalties, interest and other reasonable expenses arising from any Indemnified Taxes or Other Taxes, if such penalties, interest and other reasonable expenses are attributable solely to the gross negligence or willful misconduct of the Administrative Agent, the Lenders or the Letter of Credit Issuer (as the case may be); provided further, that the Administrative Agent, the Lenders or the Letter of Credit Issuer (as the case may be) shall use commercially reasonable efforts promptly to notify the US Borrower upon receipt of any written demand or notice for payment of Indemnified Taxes or Other Taxes that are subject to indemnification under this Section 2.18(c) and shall reasonably cooperate with the Borrowers to minimize the amount of Indemnified Taxes and Other Taxes to the extent permitted by law.  A certificate as to the amount of such payment or liability delivered to the applicable Borrower by a Lender or the Letter of Credit Issuer, or by the Administrative Agent on its own behalf or on behalf of a Lender or the Letter of Credit Issuer, shall be conclusive absent manifest error.

(d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the applicable Borrower to a Governmental Authority, such Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) On or before the date it becomes a party to this Agreement, each Lender that is lending to the US Borrower or receiving payments under this Agreement from the US Borrower and that is not a United States person as defined in Section 7701(a)(30) of the Code (a “Non-US Lender”) shall deliver to the US Borrower two copies of duly completed United States

Internal Revenue Service Form (i) W-8ECI, specifying that all payments to be received under this Agreement or any other Credit Document by such Non-US Lender will be effectively connected with the conduct of a trade or business in the US, (ii) W-8BEN, certifying eligibility for complete exemption from US Federal withholding tax with respect to payments to be made under this Agreement or under any other Credit Document under an applicable tax treaty or (iii) W-8BEN along with a certificate reasonably acceptable to the Administrative Agent (a “Non-Bank Certificate”), in the case of a Non-US Lender that cannot submit a United States Internal Revenue Service Form as provided in clause (i) or (ii) and that is qualified to receive interest under this Agreement free of US Federal withholding tax pursuant to Section 871(h) of the Code.  Each Non-US Lender shall redeliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Non-US Lender, except to the extent that such Non-US Lender is unable to redeliver such forms due to the adoption of, or change in, any law, rule, treaty or regulation or in the interpretation or application thereof by any Governmental Authority after the date on which the applicable loan is made by such Non-US Lender.

(f) Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the applicable Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to such Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the applicable Borrower as will permit such payments to be made without withholding or at a reduced rate, provided that such Foreign Lender has received written notice from such Borrower advising it of the availability of such exemption or reduction and supplying all applicable documentation.

(g) If the Administrative Agent or any Lender determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by a Borrower or with respect to which a Borrower has paid additional amounts pursuant to this Section 2.18, it shall pay over such refund to such Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by such Borrower under this Section 2.18 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that the Borrowers, upon the request of the Administrative Agent or such Lender, agree to repay to the Administrative Agent or such Lender the amount paid over to any Borrower under this Section 2.18(g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority.  This Section 2.18(g) shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its Taxes which it deems, in its sole discretion, to be confidential) to any Borrower or any other Person.

SECTION 2.19. Payments Generally; Pro Rata Treatment; Sharing of Set-offs.

(a)  Each Borrower shall make each payment required to be made by it hereunder or under any other Credit Document (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.16, 2.17 or 2.18, or otherwise) prior to the time expressly required hereunder or under such other Credit Document for such payment (or, if no such time is expressly required, prior to 12:00 noon, New York City time), on the date when due, in immediately available funds, without set-off or counterclaim.  Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon.  All such payments shall be made to the Administrative Agent at its Notice/Payment Office, except payments to be made directly to the Letter of Credit Issuer or Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.16, 2.17, 2.18 and 9.07 shall be made directly to the Persons entitled thereto and payments pursuant to other Credit Documents shall be made to the Persons specified therein.  The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof.  If any payment under any Credit Document shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.  All payments hereunder of principal or interest in respect of any Loan or amounts owing in respect of any B/A Drawing (or of any breakage indemnity in respect of any Loan or B/A Drawing) shall be made in the currency of such Loan or B/A Drawing; all other payments hereunder and under each other Credit Document shall be made in US Dollars, except as otherwise expressly provided herein.

(b) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, amounts owing in respect of B/A Drawings, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties (based on the US Dollar Equivalent of such amounts or the US Dollar amount thereof, as applicable), and (ii) second, towards payment of principal, amounts owing in respect of B/A Drawings, and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal, face amounts of B/As and amounts of unreimbursed LC Disbursements then due to such parties (based on the US Dollar Equivalent of such amounts or the US Dollar amount thereof, as applicable).

(c) If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Revolving Loans, Term Loans, amounts owing in respect of any B/A Drawing or participations in LC Disbursements or Swingline Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Revolving Loans, Term Loans, amounts owing in respect of any B/A Drawing and participations in LC Disbursements and Swingline Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Revolving Loans, Term Loans, amounts owing in respect of any B/A Drawing and participations in LC Disbursements and Swingline Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Revolving Loans, Term Loans, amounts owing in respect of any B/A Drawing and participations in LC Disbursements and Swingline Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered,  such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by any Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to US Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply).  Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Borrower in the amount of such participation.

(d) Unless the Administrative Agent shall have received notice from a Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Letter of Credit Issuer hereunder that the applicable Borrower will not make such payment, the Administrative Agent may assume that such Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Letter of Credit Issuer, as the case may be, the amount due.  In such event, if the applicable Borrower has not in fact made such payment, then each of the Lenders or the Letter of Credit Issuer, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Letter of Credit Issuer with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.04(c), 2.05(d) or (e), 2.06(b), 2.19(d) or 9.07, then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

SECTION 2.20. Mitigation Obligations; Replacement of Lenders.  (a)  If any Lender requests compensation under Section 2.16, or if any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.18, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.16 or 2.18, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.  Each Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) If any Lender requests compensation under Section 2.16, or if any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.18, or if any Lender defaults in its obligation to fund Loans hereunder, then the applicable Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 10.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the applicable Borrower shall have received the prior written consent of the Administrative Agent (and, if a US Revolving Loan Commitment is being assigned, the Letter of Credit Issuer and Swingline Lender), which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the applicable Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.16 or payments required to be made pursuant to Section 2.18, such assignment will result in a material reduction in such compensation or payments.  A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the applicable Borrower to require such assignment and delegation cease to apply.

SECTION 2.21. Collection Allocation Mechanism.  (a)  On the CAM Exchange Date, (i) the Commitments shall automatically and without further act be terminated as provided in Article VIII, (ii) each US Revolving Lender shall immediately be deemed to have acquired (and shall promptly make payment therefor to the Administrative Agent in accordance with Section 2.04(c)) participations in the Swingline Loans in an amount equal to such US Revolving Lender’s Swingline Exposure on such date and (iii) the Lenders shall automatically and without further act (and without regard to the provisions of Section 10.04) be deemed to have exchanged interests in the Loans (other than the Swingline Loans) and B/A Drawings and, in the case of the US Revolving Lenders, participations in Swingline Loans and Letters of Credit such that in lieu of the interest of each Lender in each Loan, B/A Drawing and Letter of Credit in which it shall participate as of such date (including such Lender’s interest in the Loan Document Obligations of each Credit Party in respect of each such Loan, B/A Drawing and Letter of Credit), such Lender shall hold an interest in every one of the Loans (other than the Swingline Loans) and B/A Drawings and a participation in every one of the Swingline Loans and Letters of Credit (including the Loan Document Obligations of each Credit Party in respect of each such Loan and B/A Drawing and each LC Reserve Account established pursuant to Section 2.21(c) below), whether or not such Lender shall previously have participated therein, equal to such Lender’s CAM Percentage thereof.  It is understood and agreed that Lenders holding interests in B/As on the CAM Exchange Date shall discharge the obligations to fund such B/As at maturity in exchange for the interests acquired by such Lenders pursuant to the CAM Exchange.  Each Lender and each Credit Party hereby consents and agrees to the CAM Exchange, and each Lender agrees that the CAM Exchange shall be binding upon its successors and assigns and any person that acquires a participation in its interests in any Loan or B/A Drawing.  Each Credit Party agrees from time to time to execute and deliver to the Administrative Agent all such Notes and other instruments and documents as the Administrative Agent shall reasonably request to evidence and confirm the respective interests of the Lenders after giving effect to the CAM Exchange, and each Lender agrees to surrender any Notes originally received by it in connection with its Loans hereunder to the Administrative Agent against delivery of new Notes evidencing its interests in the Loans; provided, however, that the failure of any Credit Party to execute or deliver or of any Lender to accept any such Note, instrument or document shall not affect the validity or effectiveness of the CAM Exchange.

(b) As a result of the CAM Exchange, upon and after the CAM Exchange Date, each payment received by the Administrative Agent or the Collateral Agent pursuant to any Credit Document in respect of the Loan Document Obligations, and each distribution made by the Collateral Agent pursuant to any Security Document in respect of the Loan Document Obligations, shall be distributed to the Lenders pro rata in accordance with their respective CAM Percentages.  Any direct payment received by a Lender upon or after the CAM Exchange Date, including by way of setoff, in respect of a Loan Document Obligation shall be paid over to the Administrative Agent for distribution to the Lenders in accordance herewith.

(c) In the event that on the CAM Exchange Date any Letter of Credit shall be outstanding and undrawn in whole or in part, or any LC Disbursement shall not have been reimbursed by the US Borrower or with the proceeds of a US Revolving Borrowing or Swingline Loan, each US Revolving Lender shall promptly pay over to the Administrative Agent, in immediately available funds, an amount in US Dollars equal to such US Revolving Lender’s US Revolving Percentage of each such undrawn face amount or (to the extent it has not already done so) each such unreimbursed drawing, as the case may be, together with interest thereon from the CAM Exchange Date to the date on which such amount shall be paid to the Administrative Agent at the rate that would be applicable at the time to a Base Rate Revolving Loan in a principal amount equal to such amount.  The Administrative Agent shall establish a separate account or accounts for each Lender (each, an “LC Reserve Account”) for the amounts received with respect to each such Letter of Credit pursuant to the preceding sentence.  The Administrative Agent shall deposit in each Lender’s LC Reserve Account such Lender’s CAM Percentage of the amounts received from the US Revolving Lenders as provided above.  The Administrative Agent shall have sole dominion and control over each LC Reserve Account, and the amounts deposited in each LC Reserve Account shall be held in such LC Reserve Account until withdrawn as provided in paragraph (d) or (e) below.  The Administrative Agent shall maintain records enabling it to determine the amounts paid over to it and deposited in the LC Reserve Accounts in respect of each Letter of Credit and the amounts on deposit in respect of each Letter of Credit attributable to each Lender’s CAM Percentage.  The amounts held in each Lender’s LC Reserve Account shall be held as a reserve against the LC Exposures, shall be the property of such Lender, shall not constitute Loans to or give rise to any claim of or against any Credit Party and shall not give rise to any obligation on the part of any Borrower to pay interest to such Lender, it being agreed that the reimbursement obligations in respect of Letters of Credit shall arise only at such times as drawings are made thereunder, as provided in Section 2.05.

(d) In the event that after the CAM Exchange Date any drawing shall be made in respect of a Letter of Credit, the Administrative Agent shall, at the request of the Letter of

Credit Issuer, withdraw from the LC Reserve Account of each Lender any amounts, up to the amount of such Lender’s CAM Percentage of such drawing, deposited in respect of such Letter of Credit and remaining on deposit and deliver such amounts to the Letter of Credit Issuer in satisfaction of the reimbursement obligations of the US Revolving Lenders under Section 2.05(e).  In the event that any US Revolving Lender shall default on its obligation to pay over any amount to the Administrative Agent in respect of any Letter of Credit as provided in this Section 2.21, the Letter of Credit Issuer shall, in the event of a drawing thereunder, have a claim against such US Revolving Lender to the same extent as if such Lender had defaulted on its obligations under Section 2.05(c), but shall have no claim against any other Lender in respect of such defaulted amount, notwithstanding the exchange of interests in the US Borrower’s reimbursement obligations pursuant to Section 2.21(a).  Each other Lender shall have a claim against such defaulting US Revolving Lender for any damages sustained by it as a result of such default, including, in the event that such Letter of Credit shall expire undrawn, its CAM Percentage of the defaulted amount.

(e) In the event that after the CAM Exchange Date any Letter of Credit shall expire undrawn, the Administrative Agent shall withdraw from the LC Reserve Account of each Lender the amount remaining on deposit therein in respect of such Letter of Credit and distribute such amount to such Lender.

(f) With the prior written approval of the Administrative Agent (not to be unreasonably withheld), any Lender may withdraw the amount held in its LC Reserve Account in respect of the undrawn amount of any Letter of Credit.  Any Lender making such a withdrawal shall be unconditionally obligated, in the event there shall subsequently be a drawing under such Letter of Credit, to pay over to the Administrative Agent, for the account of the applicable Issuing Bank, on demand, its CAM Percentage of such drawing.

(g) In the event the CAM Exchange Date shall occur, (i) Loan Document Obligations of the Credit Parties (other than in respect of B/As) denominated in any currency other than US Dollars shall, automatically and with no further act required, be converted to obligations of the same Credit Parties denominated in US Dollars, effective immediately prior to the Lenders being deemed to have exchanged interests pursuant to Section 2.21(a)(iii) and based upon the Spot Exchange Rates in effect with respect to the relevant currencies on the CAM Exchange Date, and (ii) immediately upon the date of expiration of the Contract Period in respect thereof, the interests in each B/A received in the deemed exchange of interests pursuant to Section 2.21(a)(iii) shall, automatically and with no further action required, be converted into the US Dollar Equivalent, determined using the Spot Exchange Rate calculated as of such date, of such amount.  On and after any such conversion, all amounts accruing and owed to any Lender in respect of its applicable Loan Document Obligations shall accrue and be payable in US Dollars at the rates otherwise applicable hereunder (and, in the case of interest on Loans and B/A Drawings, at the default rate applicable to Base Rate Loans hereunder).

SECTION 2.22. Redenomination of Sterling.  (a)  Each obligation of any party to this Agreement to make a payment denominated in Sterling if the United Kingdom adopts the Euro as its lawful currency after the date hereof shall be redenominated into Euro at the time of such adoption (in accordance with the EMU Legislation).  If the basis of accrual of interest expressed in this Agreement in respect of Sterling shall be inconsistent with any convention or practice in the London interbank market for the basis of accrual of interest in respect of the Euro, such expressed basis shall be replaced by such convention or practice with effect from the date on which the United Kingdom adopts the Euro as its lawful currency; provided that if any Borrowing in Sterling is outstanding immediately prior to such date, such replacement shall take effect, with respect to such Borrowing, at the end of the then current Interest Period.

(b) Without prejudice and in addition to any method of conversion or rounding prescribed by any EMU Legislation and (i) without limiting the liability of any Borrower for any amount due under this Agreement and (ii) without increasing any Commitment of any Lender, all references in this Agreement to minimum amounts (or integral multiples thereof) denominated in Sterling shall, if the United Kingdom adopts the Euro as its lawful currency after the date hereof, immediately upon such adoption, be replaced by references to such minimum amounts (or integral multiples thereof) as shall be specified herein with respect to Borrowings denominated in Euro.

(c) Each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent (in consultation with the UK Borrower) may from time to time specify to be appropriate to reflect the adoption of the Euro by the United Kingdom and any relevant market conventions or practices relating to the Euro.

SECTION 2.23. Incremental Term Loans.  (a)  The US Borrower may at any time, by notice to the Administrative Agent (which shall promptly deliver a copy to each of the Lenders), request one or more additional tranches of term loans (each, an “Incremental Term Loan”); provided, that (i) at the time that any such Incremental Term Loan is made (and after giving effect thereto), (A) no Default or Event of Default shall have occurred and be continuing, (B) the Total Leverage Ratio on a Pro Forma Basis (including, to the extent any Permitted Acquisition or Subsidiary Redesignation has occurred during the applicable Test Period, giving effect to such Permitted Acquisition and/or Subsidiary Redesignation on a Pro Forma Basis) after giving effect to the incurrence of the Incremental Term Loans and the application of the proceeds therefrom, as of the last day of the most recently ended four fiscal quarters of the US Borrower, shall not exceed 4.25 to 1.00, (C) the US Borrower shall be in compliance, on a Pro Forma Basis (including, to the extent any Permitted Acquisition or Subsidiary Redesignation has occurred during the applicable Test Period, giving effect to such Permitted Acquisition and/or Subsidiary Redesignation on a Pro Forma Basis) after giving effect to the incurrence of such Incremental Term Loans and the application of the proceeds therefrom, with Section 7.09 and Section 7.10 of this Agreement computed as if such Indebtedness had been outstanding during the most recently ended period of four consecutive fiscal quarters of the US Borrower, (D) the incurrence of any such Incremental Term Loans has been duly authorized by the US Borrower and (E) the US Borrower has delivered to the Administrative Agent a certificate to the effect set forth in clauses (A), (B), (C) and (D) above, together with all relevant calculations related thereto; and (ii) the US Borrower shall promptly after the US Borrower receives the proceeds from the incurrence of any Incremental Term Loans, pay Dividends to Holdings (and, at the option of the US Borrower, related transaction costs) with such proceeds and Holdings shall promptly thereafter utilize the proceeds of such Dividends to redeem, repurchase or repay Holdings Notes or Permitted Holdings Refinancing Indebtedness in accordance with

Section 7.12(a)(iv).  The Incremental Term Loans (a) shall be in an aggregate principal amount not in excess of $325,000,000 (less the aggregate principal amount of Additional Senior Subordinated Notes issued pursuant to Section 7.04(o)), (b) shall rank pari passu in right of payment, security and guarantees with the Revolving Loans and the Term Loans, (c) shall not mature earlier than the Term Loan Maturity Date (but may, subject to clause (d) below, have amortization prior to such date), (d) shall not have a weighted average life that is shorter than that of the then-remaining Term Loans, (e) shall accrue interest at a rate determined at the time the commitments to provide such Incremental Term Loans are obtained (it being understood that the Incremental Term Loans may be priced differently from the Term Loans) and (f) shall, except as set forth above, have terms identical to and be treated the same as the Term Loans for all purposes of the Credit Documents (including with respect to mandatory and voluntary prepayments), provided that if the Applicable Rate (which, for such purposes only, shall be deemed to include all upfront or similar fees or original issue discount payable to all Lenders providing such Incremental Term Loan) relating to any Incremental Term Loan exceeds the Applicable Rate (which, for such purposes only, shall be deemed not to include any upfront or similar fees or original issue discount payable to the Lenders of Term Loans) relating to the Term Loans immediately prior to the effectiveness of the applicable Incremental Term Loan Amendment by more than 0.50%, then the Applicable Rate relating to the Term Loans shall be adjusted to be equal to the Applicable Rate (which, for such purposes only, shall be deemed to include all upfront or similar fees or original issue discount payable to all Lenders providing such Incremental Term Loans) relating to such Incremental Term Loans minus 0.50%.  In lieu of requesting an additional tranche of term loans, the US Borrower may, in such notice, request that the Incremental Term Loans constitute additional Term Loans which shall have terms identical to the existing Term Loans.  Such notice shall set forth (1) the requested amount of Incremental Term Loans, together with all relevant calculations confirming compliance with sub-clause (i) of the fourth preceding sentence, and (2) the proposed terms of the Incremental Term Loans (or, if applicable, that the US Borrower wishes that the Incremental Term Loans constitute additional Term Loans which shall have terms identical to the existing Term Loans).

(b) The US Borrower may arrange for one or more banks, financial institutions or other Persons (including existing Lenders) reasonably acceptable to the Administrative Agent (any such bank, financial institution or other Person being called an “Additional Lender”) to extend commitments to provide Incremental Term Loans in an aggregate amount equal to the unsubscribed amount.  All commitments in respect of Incremental Term Loans (the “Incremental Term Loan Commitments”) shall become Commitments under this Agreement, and all Additional Lenders that are not already Lenders shall become Lenders under this Agreement, pursuant to an amendment (the “Incremental Term Loan Amendment”) to this Agreement and, as appropriate, the other Credit Documents, executed by Holdings, the Borrowers and, as appropriate, each other Credit Party, each Additional Lender and the Administrative Agent.  The Incremental Term Loan Amendment may, without the consent of any other Lender, effect such amendments to this Agreement and the other Credit Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent, to effect the provisions of this Section.  The effectiveness of the Incremental Term Loan Amendment shall be subject to the satisfaction on the date thereof of each of the conditions set forth in

Section 4.01 (it being understood that all references to “the time of each such Credit Event” and “the date of such Credit Event” in such Section 4.01 shall be deemed to refer to the effective date of such Incremental Term Loan Amendment) and such other conditions as the parties thereto shall agree.  No Lender shall be obligated to provide any Incremental Term Loans, unless it so agrees.

SECTION 2.24. Additional Reserve Costs.  (a)  If and so long as any Lender is required to make special deposits with the Bank of England, to maintain reserve asset ratios or to pay fees, in each case in respect of such Lender’s Loans, such Lender may require the relevant Borrower to pay, contemporaneously with each payment of interest on each of such Loans, additional interest on such Loans at a rate per annum equal to the Mandatory Costs Rate calculated in accordance with the formula and in the manner set forth in Exhibit J hereto, provided that no Lender may request the payment of any amount under this paragraph to the extent resulting from a requirement imposed (other than as provided in Section 2.16) on such Lender by any Governmental Authority (and not on Lenders or any class of Lenders generally) in respect of a concern expressed by such Governmental Authority with such Lender specifically, including with respect to its financial health.

(b) If and so long as any Lender is required to comply with reserve assets, liquidity, cash margin or other requirements of any monetary or other authority (including any such requirement imposed by the European Central Bank or the European System of Central Banks, but excluding requirements reflected in the Mandatory Costs Rate) in respect of any of such Lender’s Loans, such Lender may require the relevant Borrower to pay, contemporaneously with each payment of interest on each of such Lender’s Loans, subject to such requirements, additional interest on such Loans at a rate per annum specified by such Lender to be the cost to such Lender of complying with such requirements in relation to such Loans, provided that no Lender may request the payment of any amount under this paragraph to the extent resulting from a requirement imposed (other than as provided in Section 2.16) on such Lender by any Governmental Authority (and not on Lenders or any class of Lenders generally) in respect of a concern expressed by such Governmental Authority with such Lender specifically, including with respect to its financial health.

(c) Any additional interest owed pursuant to paragraph (a) or (b) above shall be determined by the relevant Lender, acting in good faith, which determination shall be conclusive absent manifest error, and notified to the relevant Borrower (with a copy to the Administrative Agent) at least five Business Days before each date on which interest is payable for the relevant Loans, and such additional interest so notified to the relevant Borrower by such Lender shall be payable to such Lender on each date on which interest is payable for such Loans.

SECTION 2.25. Change in Law.  Notwithstanding any other provision of this Agreement, if, after the date hereof, (i) any Change in Law shall make it unlawful for any Letter of Credit Issuer to issue Letters of Credit denominated in Canadian Dollars, or (ii) there shall have occurred any change in national or international financial, political or economic conditions (including the imposition of or any change in exchange controls) or currency exchange rates that would make it impracticable for any Letter of Credit Issuer to issue Letters of Credit denominated Canadian Dollars, then by prompt written notice thereof to the US Borrower and to the Administrative Agent (which notice shall be withdrawn whenever such circumstances no longer exist), such Letter of Credit Issuer may declare that Letters of Credit will not thereafter be issued by it in Canadian Dollars, whereupon Canadian Dollars shall be deemed (for the duration of such declaration) not to constitute a permitted currency for purposes of the issuance of Letters of Credit by such Letter of Credit Issuer.

ARTICLE III

Conditions Precedent to Credit

Events on the Effective Date.  The amendment and restatement of the Existing Credit Agreement pursuant to this Agreement is subject, and the obligation of each Lender to make each Loan and accept and purchase each B/A hereunder, and the obligation of each Letter of Credit Issuer to issue each Letter of Credit hereunder, in each case on the Effective Date, is subject at the time of the making of such Loan or the issuance of such Letter of Credit, as the case may be, to the satisfaction of the following conditions:

SECTION 3.01. Execution of Agreement.  The Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.

SECTION 3.02. Officer’s Certificate.  On the Effective Date, the Administrative Agent shall have received a certificate from Holdings and each Borrower dated such date signed by an appropriate officer of such Credit Party stating that all of the applicable conditions set forth in Sections 3.05 through 3.08, inclusive, and 4.01 (other than such conditions to the extent that same are subject to the satisfaction of the Administrative Agent and/or the Required Lenders), have been satisfied on such date.

SECTION 3.03. Opinions of Counsel.  On the Effective Date, the Administrative Agent shall have received opinions, addressed to the Administrative Agent, the Collateral Agent and each of the Lenders and dated the Effective Date, from (a) Bryan Cave LLP, special counsel to the Credit Parties, which opinion shall cover the matters contained in Exhibit B-1 and such other matters incident to the transactions contemplated herein as the Administrative Agent may reasonably request, (b) Fasken Martineau DuMoulin LLP, special Canada counsel to the Credit Parties, which opinion shall cover the matters contained in Exhibit B-2 and such other matters incident to the transactions contemplated herein as the Administrative Agent may reasonably request, (c) English counsel, which opinion shall cover the matters contained in Exhibit B-3 and such other matters incident to the transactions contemplated herein as the Administrative Agent may reasonably request, and (d) local counsel to the Credit Parties and/or the Administrative Agent in (i) Illinois, Kansas, Utah and Wisconsin in the United States and (ii) Saskatchewan, Nova Scotia and Ontario in Canada, in each case reasonably satisfactory to the Administrative Agent, which opinions in the case of this clause (d) (A) shall cover the perfection of the security interests granted pursuant to the Security Documents and such other matters incident to the transactions contemplated herein as the Administrative Agent may reasonably request and (B) shall be in form and substance reasonably satisfactory to the Administrative Agent.

SECTION 3.04. Company Documents; Proceedings.  (a)  On the Effective Date, the Administrative Agent shall have received from each Credit Party a certificate, dated the Effective Date, signed by the chairman of the board, the chief executive officer, the president or any vice president of such Credit Party (or, in the case of any Foreign Credit Party, an authorized signatory thereof as permitted under applicable law and the relevant charter documents of such Foreign Credit Party), and attested to by the secretary or any assistant secretary of such Credit Party (or, in the case of any Foreign Credit Party, another authorized signatory thereof as permitted under applicable law and the relevant charter documents of such Foreign Credit Party), in the form of Exhibit C with appropriate insertions, together with copies of the certificate or articles of incorporation, certificate of formation, operating agreements and by-laws (or equivalent organizational documents) of such Credit Party and the resolutions of such Credit Party referred to in such certificate and each of the foregoing shall be in form and substance reasonably satisfactory to the Administrative Agent.

(b) On the Effective Date, all Company and legal proceedings and all instruments and agreements in connection with the transactions contemplated by this Agreement and the other Documents shall be reasonably satisfactory in form and substance to the Administrative Agent, and the Administrative Agent shall have received all information and copies of all certificates, documents and papers, including good standing certificates, bring- down certificates and any other records of Company proceedings and governmental approvals, if any, that the Administrative Agent reasonably may have requested in connection therewith, such documents and papers, where appropriate, to be certified by proper Company or governmental authorities.

SECTION 3.05. Adverse Change, etc.  On the Effective Date, nothing shall have occurred that has had, or is reasonably likely to have, a material adverse effect on the Transaction or a Material Adverse Effect.

SECTION 3.06. Litigation.  On the Effective Date, there shall be no actions, suits, proceedings or investigations pending or threatened (a) with respect to this Agreement or any other Document or the Transaction, (b) with respect to any Retained Existing Indebtedness or the Existing Credit Agreement Indebtedness or (c) that is reasonably likely to have (i) a Material Adverse Effect or (ii) a material adverse effect on the Transaction, the rights or remedies of the Lenders or the Administrative Agent hereunder or under any other Credit Document or on the ability of any Credit Party to perform its respective obligations to the Lenders or the Administrative Agent hereunder or under any other Credit Document.

SECTION 3.07. Approvals.  On the Effective Date, (a) all necessary and material governmental (domestic and foreign), regulatory and third party approvals in connection with any Existing Indebtedness or Retained Existing Indebtedness, the Transaction or the transactions contemplated by the Documents and otherwise referred to herein or therein shall have been obtained and remain in full force and effect and, to the extent reasonably requested by the Administrative Agent, evidence thereof shall have been provided to the Administrative Agent and (b) all applicable appeal periods and waiting periods shall have expired without any action being taken by any competent authority that restrains (or that could have a reasonable likelihood of restraining), prevents or imposes materially adverse conditions upon the consummation of the Transaction, the making of the Loans and the transactions contemplated by the Documents or otherwise referred to herein or therein.  On the Effective Date, there shall not exist any judgment, order, injunction or other restraint issued or filed or a hearing seeking injunctive relief or other restraint pending or notified prohibiting or imposing materially adverse conditions upon, or materially delaying, or making economically unfeasible, the consummation of the Transaction or the making of the Loans.

SECTION 3.08. Consummation of the Debt Tender Offer, etc.  (a)  On the Effective Date, pursuant to or in connection with the Debt Tender Offer and in accordance with the Debt Tender Offer Documents, the US Borrower will (a) purchase all the Existing Senior Subordinated Notes validly tendered and not withdrawn by the holders thereof (which shall constitute at least a majority of the aggregate principal amount of the Existing Senior Subordinated Notes), (b) amend the Senior Subordinated Notes Indenture prior to giving effect to the consummation of the Debt Tender Offer to eliminate or modify (in a manner reasonably satisfactory to the Administrative Agent) all the material covenants (including the so-called restrictive covenants) contained therein and (c) pay the Debt Tender Premium in connection with the consummation of the Debt Tender Offer.

(b) On the Effective Date, the Administrative Agent shall have received true and correct copies of all the Debt Tender Offer Documents, certified as such by an appropriate officer of Holdings, with, in each case, any changes thereto or waivers to the terms thereof to be reasonably satisfactory to the Administrative Agent.  Each component of the Transaction shall have been consummated in accordance with the terms and conditions of the applicable Documents and all applicable laws.

SECTION 3.09. US Collateral and Guaranty Agreement; Foreign Pledge Agreements.  On the Effective Date, (a) Holdings, the US Borrower and each Domestic Subsidiary of the US Borrower shall have duly authorized, executed and delivered the US Collateral and Guaranty Agreement in the form of Exhibit D, with such changes thereto, or additional pledge agreements (or amendments thereto) entered into in connection therewith, as the Collateral Agent may reasonably request in respect of any Pledged Collateral of any Foreign Subsidiary to be pledged by any US Credit Party, or (at the option of the Administrative Agent) supplements to the US Collateral and Guaranty Agreement and any such additional pledge agreements executed and delivered in connection with the Existing Credit Agreement and in form and substance reasonably satisfactory to the Administrative Agent (as amended, restated, modified and/or supplemented from time to time in accordance with the terms thereof and hereof (as well as any guaranty, pledge and/or security agreements delivered by any Domestic Subsidiary of the US Borrower pursuant to Section 6.11(a) or (b)), the “US Collateral and Guaranty Agreement”), (b) each Foreign Subsidiary of the US Borrower organized under the laws of Canada (or any province or territory thereof) or of England and Wales in the United Kingdom (other than such Foreign Subsidiaries that do not own any equity of any other Person) shall have duly authorized, executed and delivered one or more other pledge agreements in form and substance satisfactory to the Collateral Agent in connection with the Pledged Collateral to be pledged by any such Foreign Subsidiary, or (at the option of the Administrative Agent) a supplement to the Foreign Pledge Agreement executed and delivered in connection with the Existing Credit Agreement and in form and substance reasonably satisfactory to the Administrative Agent (such pledge agreements referred to in this clause (b), as the same may be amended, restated, modified and/or supplemented from time to time in accordance with the terms thereof and hereof (as well as any pledge agreements delivered by any Foreign Subsidiary pursuant to Section 6.11(a)), the “Foreign Pledge Agreements” and each, a “Foreign Pledge Agreement”), (c) each Credit Party to the US Collateral and Guaranty Agreement or a Foreign Pledge Agreement shall have delivered to the Collateral Agent, as pledgee thereunder, all of the certificated Pledged Collateral, if any, referred to therein and then owned by each such Credit Party, (i) endorsed in blank in the case of promissory notes constituting such Pledged Collateral and (ii) together with (A) executed and undated stock powers or stock transfer forms, as applicable, in the case of capital stock constituting such Pledged Collateral and (B) proper financing statements (Form UCC-1) or appropriate local or foreign equivalent fully executed for filing under the UCC or other appropriate filing offices of each jurisdiction as may be necessary or, in the reasonable opinion of the Collateral Agent, desirable to perfect the security interests purported to be created by the US Collateral and Guaranty Agreement and Foreign Pledge Agreements, and (d) each Credit Party shall have taken all such further actions as may be necessary or, in the reasonable opinion of the Collateral Agent, desirable, to perfect the security interest purported to be created by the US Collateral and Guaranty Agreement and Foreign Pledge Agreements, and the US Collateral and Guaranty Agreement and each Foreign Pledge Agreement shall be in full force and effect.

SECTION 3.10. US Collateral and Guaranty Agreement; Foreign Security Agreements.  On the Effective Date, each Foreign Subsidiary of the US Borrower incorporated under the laws of Canada (or any province or territory thereof) or of England and Wales in the United Kingdom shall have duly authorized, executed and delivered one or more other security agreements in form and substance satisfactory to the Collateral Agent in connection with the Security Agreement Collateral of each such Foreign Subsidiary, or (at the option of the Administrative Agent) a supplement to the Foreign Security Agreement executed and delivered in connection with the Existing Credit Agreement and in form and substance reasonably satisfactory to the Administrative Agent (such security agreements (as well as any security agreements delivered by any Foreign Subsidiary pursuant to Section 6.11(b)), the “Foreign Security Agreements” and each, a “Foreign Security Agreement”).  The US Collateral and Guaranty Agreement and the Foreign Security Agreements executed and delivered on the Effective Date shall cover all of each Credit Party’s present and future Security Agreement Collateral and shall be delivered together with:

(a) executed copies of financing statements (Form UCC-1) or appropriate local or foreign equivalents (if any) in appropriate form for filing under the UCC or appropriate local or foreign equivalent of each jurisdiction as may be necessary or, in the reasonable opinion of the Collateral Agent, desirable to perfect the security interests purported to be created by the US Collateral and Guaranty Agreement and the Foreign Security Agreements;

(b) certified copies of Requests for Information or Copies (Form UCC-11), or equivalent reports (if any), listing all effective financing statements that name any Credit Party as debtor and that are filed in the jurisdictions referred to in clause (i) above together with copies of all other financing statements that name any Credit Party as debtor (none of which shall cover any Collateral except to the extent evidencing Permitted Liens or in respect of which the Collateral Agent shall have received termination statements (Form UCC-3 or the equivalent) as shall be required by local or foreign law fully executed for filing);

(c) evidence of the completion (or arrangements therefor reasonably satisfactory to the Collateral Agent) of all other recordings and filings of, or with respect to, the US Collateral and Guaranty Agreement and the Foreign Security Agreements as may be necessary to perfect the security interests intended to be created by the US Collateral and Guaranty Agreement and the Foreign Security Agreements; and

(d) evidence that all other actions necessary to perfect and protect the security interests purported to be created by the US Collateral and Guaranty Agreement and the Foreign Security Agreements have been taken, except as provided in such Security Documents.

SECTION 3.11. US Collateral Assignment.  On the Effective Date, each of Holdings and the US Borrower shall have duly authorized, executed and delivered the US Collateral Assignment in the form of Exhibit E (as amended, restated, modified and/or supplemented from time to time in accordance with the terms thereof, the “US Collateral Assignment”) and shall have taken all such further actions as may be necessary or, in the reasonable opinion of the Collateral Agent, desirable, to perfect the security interest purported to be created by the US Collateral Assignment, and the US Collateral Assignment shall be in full force and effect.

SECTION 3.12. Foreign Guaranty.  On the Effective Date, the Canadian Borrower, the UK Borrower and each other Foreign Subsidiary of the US Borrower shall have duly authorized, executed and delivered the Foreign Guaranty in the form of Exhibit F, with such changes thereto as the Collateral Agent may reasonably request with respect to any such Foreign Subsidiary, or (at the option of the Administrative Agent) a supplement to the Foreign Guaranty executed and delivered in connection with the Existing Credit Agreement and in form and substance reasonably satisfactory to the Administrative Agent (as amended, restated, modified and/or supplemented from time to time in accordance with the terms thereof and hereof, the “Foreign Guaranty”), and the Foreign Guaranty shall be in full force and effect.

SECTION 3.13. Mortgages.  (a)  On the Effective Date, the Collateral Agent shall have received:

(i)
fully executed counterparts of Mortgages, in form and substance reasonably satisfactory to the Collateral Agent, which Mortgages shall cover such of the Real Property located in the United States or any State thereof that is owned or leased by any US Credit Party and that is designated as a “US Mortgaged Property” on Part A of Schedule IV, together with evidence that counterparts of such Mortgages have been delivered to the title insurance company retained by the US Borrower in connection with the execution and delivery of such Mortgages for recording in all places to the extent necessary or, in the reasonable opinion of the Collateral Agent, desirable to effectively create a valid and enforceable first priority mortgage lien, subject only to Permitted Encumbrances, on each such US Mortgaged Property in favor of the Collateral Agent (or such other trustee as may be required or desired under local law) for the benefit of the Secured Parties; and

(ii)
Mortgage Policies on the Mortgages for the US Mortgaged Properties issued by Chicago Title Insurance Company or such other title company as may be reasonably acceptable to the Administrative Agent in amounts reasonably satisfactory to the Collateral Agent and assuring the Collateral Agent that each of the Mortgages on such US Mortgaged Properties is a valid and enforceable first priority mortgage lien on such US Mortgaged Properties, free and clear of all defects and encumbrances except Permitted Encumbrances, and such Mortgage Policies shall otherwise be in form and substance reasonably satisfactory to the Collateral Agent and shall include, as appropriate, an endorsement for future advances under this Agreement and the Notes and for any other matter that the Collateral Agent in its discretion may reasonably request, shall not include an exception for mechanics’ liens, and shall provide for affirmative insurance and such reinsurance as the Collateral Agent in its discretion may reasonably request.

(b) On the Effective Date, with respect to each parcel of Real Property located (i) in Canada that is owned by the Canadian Borrower or any of its Subsidiaries and (ii) in the United Kingdom that is owned by the UK Borrower or any of its Subsidiaries, in each case that is designated on Part C of Schedule IV as a “Foreign Mortgaged Property”, the respective Foreign Credit Party owning same shall have executed and delivered such security documentation as the Collateral Agent may reasonably request to create a valid and enforceable first priority mortgage lien, subject only to Canadian Permitted Encumbrances in the case of the Foreign Mortgaged Property referred to in clause (i) of this Section 3.13(b) and only to Permitted Encumbrances in the case of the Foreign Mortgaged Property referred to in clause (ii) of this Section 3.13(b), on each such Foreign Mortgaged Property in favor of the Collateral Agent (or such other agent or trustee as may be required or desired under local law) for the benefit of the Secured Parties.  All actions required pursuant to this Section 3.13(b) shall be taken to the reasonable satisfaction of the Administrative Agent.

(c) On the Effective Date, with respect to each parcel of Real Property located (i) in Canada that is leased by the Canadian Borrower or any of its Subsidiaries and (ii) in the United Kingdom that is leased by the UK Borrower or any of its Subsidiaries, in each case that is designated on Part C of Schedule IV as a “Foreign Lease Subject to an Assignment For Security Purposes”, the respective Foreign Credit Party leasing same shall have executed and delivered such security documentation as the Collateral Agent may reasonably request to create an assignment for security purposes on such Foreign Credit Party’s Leasehold interest in the respective Foreign Mortgaged Property.  All actions required pursuant to this Section 3.13(c) shall be taken to the reasonable satisfaction of the Collateral Agent.

(d) On the Effective Date, with respect to each parcel of Real Property located in the United States that is leased by the US Borrower or any of its Subsidiaries, in each case that is designated on Part D of Schedule IV as a “US Lease Subject to an Assignment For Security Purposes”, the respective US Credit Party leasing same shall have executed and delivered such security documentation as the Collateral Agent may reasonably request to create an assignment for security purposes on such US Credit Party’s Leasehold interest in the respective US Mortgaged Property.  All actions required pursuant to this Section 3.13(d) shall be taken to the reasonable satisfaction of the Collateral Agent.

SECTION 3.14. Consent Letter.  On the Effective Date, the Administrative Agent shall have received a letter from CT Corporation System, 111 Eighth Avenue, New York, New York 10011, substantially in the form of Exhibit G, indicating its consent to its appointment by each Credit Party as its agent to receive service of process as specified in Section 10.07 of this Agreement.

SECTION 3.15. Insurance Certificates.  On or before the Effective Date, the Administrative Agent shall have received evidence of insurance complying with the requirements of Section 6.03 for the business and properties of the US Borrower and its Subsidiaries, in form reasonably satisfactory to the Administrative Agent, and naming the Collateral Agent as an additional insured and/or loss payee, and stating that such insurance shall not be canceled or revised without at least 30 days’ prior written notice by the insurer to the Collateral Agent.

SECTION 3.16. Historical Financial Statements; Pro Forma Financial Statements; Projections.  (a)  On or prior to the Effective Date, there shall have been delivered to the Administrative Agent (i) true and correct copies of the historical financial statements referred to in Section 5.10(b) and (ii) (A) the Pro Forma Balance Sheet, together with a related funds flow statement for the Transaction, and (B) a certificate of the chief financial officer of the US Borrower to the effect that the Pro Forma Balance Sheet fairly presents in all material respects the pro forma financial condition of Holdings and its Subsidiaries as of such date after giving effect to the Transaction, which historical financial statements, Pro Forma Balance Sheet, certificate of Holdings and funds flow statement shall be reasonably satisfactory to the Administrative Agent.

(b) On or prior to the Effective Date, there shall have been delivered to the Administrative Agent the Projections containing the projected consolidated financial statements of the US Borrower and its Subsidiaries certified by an officer of the US Borrower for the five fiscal years ended after the Effective Date, which Projections (i) shall reflect the forecasted consolidated financial conditions and income and expenses of the US Borrower and its Subsidiaries after giving effect to the Transaction and the related financing thereof and the other transactions contemplated hereby and (ii) shall be reasonably satisfactory in form and substance to the Administrative Agent.

SECTION 3.17. Payment of Fees.  On the Effective Date, all costs, fees and expenses, and all other compensation due to the Administrative Agent or the Lenders (including legal fees and expenses), shall have been paid to the extent due.

SECTION 3.18. Payment of Existing Credit Agreement Indebtedness.  On the Effective Date, Holdings and its Subsidiaries shall have paid down in full their Existing Credit Agreement Indebtedness and terminated all the commitments related thereto, and the Administrative Agent shall be satisfied that all guarantees and security interests relating thereto shall have been amended, amended and restated, supplemented or otherwise modified, in each case as contemplated by this Agreement, simultaneously with the repayment or repurchase of the respective Existing Credit Agreement Indebtedness.  After giving effect to the Transaction and the other transactions contemplated hereby and by the Debt Tender Offer Documents, Holdings and its Subsidiaries shall have outstanding no Indebtedness or Preferred Stock or other preferred equity interests other than (a) in the case of the US Borrower, the Senior Subordinated Notes, (b) in the case of Holdings, the Holdings Notes, (c) Indebtedness incurred pursuant to this Agreement and the other Credit Documents, (d) the UK Intercompany Loan, (e) the Retained Existing Indebtedness (if any), (f) the Canadian Intercompany Loan, (g) the Canadian LP Intercompany Loans, (h) other Indebtedness among the US Borrower and its Subsidiaries permitted under the Existing Credit Agreement and (g) in the case of GSLM, Preferred Stock held by US Holdco.

The Administrative Agent shall notify the Borrowers and the Lenders of the Effective Date, and such notice shall be conclusive and binding.  Notwithstanding the foregoing, the amendment and restatement of the Existing Credit Agreement pursuant to this Agreement and the obligations of the Lenders to make Loans or accept and purchase B/As and of the Letter of Credit Issuer to issue Letters of Credit hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 10.11) at or prior to 5:00 p.m., New York City time, on January 31, 2006 (and, in the event such conditions are not so satisfied or waived, the Commitments shall terminate at such time).

ARTICLE IV

Conditions Precedent to All Credit Events

The obligation of each Lender to make Loans (including Loans made on the Effective Date) and accept and purchase B/As, and the obligation of each Letter of Credit Issuer to issue, amend, renew or extend any Letter of Credit, is subject, at the time of each such Credit Event (except as hereinafter indicated), to the satisfaction of the following conditions:

SECTION 4.01. No Default; Representations and Warranties.  At the time of each such Credit Event and also after giving effect thereto (a) there shall exist no Default or Event of Default and (b) all representations and warranties contained herein and in each other Credit Document shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on the date of such Credit Event (it being understood and agreed that any representation or warranty that by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date).

SECTION 4.02. Notice of Borrowing; Letter of Credit Request.  (a)  Prior to the making of each Loan (excluding Swingline Loans), the Administrative Agent shall have received a Notice of Borrowing meeting the requirements of Section 2.03.  Prior to the making of each Swingline Loan, the Swingline Lender shall have received the notice required by Section 2.04.

(b) Prior to the issuance, amendment renewal or extension of each Letter of Credit, the Administrative Agent and the respective Letter of Credit Issuer shall have received a Letter of Credit Request meeting the requirements of Section 2.05.

(c) Prior to the acceptance and purchase of any B/A, the Administrative Agent shall have received a written request meeting the requirements of Section 2.07(c).

The occurrence of the Effective Date and the acceptance of the benefits or proceeds of each Credit Event shall constitute a representation and warranty by each of Holdings and each Borrower to the Administrative Agent and each of the Lenders that all the conditions specified in Article III (with respect to the Effective Date and the Credit Events to occur on the Effective Date) and in this Article IV (with respect to the Effective Date and the Credit Events to occur on or after the Effective Date) and applicable to such Credit Event (other than such conditions to the extent that same are subject to the satisfaction of the Administrative Agent and/or the Required Lenders) exist as of that time.

ARTICLE V

Representations and Warranties

In order to induce the Lenders to enter into this Agreement and to make the Loans, accept and purchase B/As and issue and/or participate in the Letters of Credit provided for herein, each of Holdings and each Borrower makes the following representations and warranties to the Lenders, in each case after giving effect to the Transaction, all of which shall survive the execution and delivery of this Agreement, the making of the Loans and the issuance of the Letters of Credit (with the occurrence of the Effective Date and each Credit Event on and after the Effective Date being deemed to constitute a representation and warranty that the matters specified in this Article V are true and correct in all material respects on and as of the Effective Date and the date of each such Credit Event, unless stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct in all material respects only as of such earlier date):

SECTION 5.01. Company Status.  Each of Holdings and each of its Subsidiaries (a) is a duly organized and validly existing Company in good standing under the laws of the jurisdiction of its organization (provided that the representation and warranty in this clause (a) as it relates to Foreign Subsidiaries of Holdings shall only be made to the extent that such concept is legally applicable under the laws of the respective jurisdictions in which such Foreign Subsidiaries are organized), (b) has the Company power and authority to own its property and assets and to transact the business in which it is engaged and presently proposes to engage and (c) is duly qualified and is authorized to do business and is in good standing in all jurisdictions where it is required to be so qualified and where the failure to be so qualified would have a Material Adverse Effect (provided that the representation and warranty in this clause (c) as to good standing as it relates to Foreign Subsidiaries of Holdings shall be made only to the extent that such concept is legally applicable under the laws of the respective jurisdictions in which such Foreign Subsidiaries are organized).

SECTION 5.02. Company Power and Authority.  Each Credit Party has the Company power and authority to execute, deliver and carry out the terms and provisions of the Documents to which it is a party and has taken all necessary Company action to authorize the execution, delivery and performance of the Documents to which it is a party.  Each Credit Party has duly executed and delivered each Document to which it is a party and each such Document constitutes the legal, valid and binding obligation of such Credit Party enforceable in accordance with its terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws generally affecting creditors’ rights and by equitable principles (regardless of whether enforcement is sought in equity or at law).

SECTION 5.03. No Violation.  Neither the execution, delivery or performance by any Credit Party of the Documents to which it is a party, nor compliance by any Credit Party with the terms and provisions thereof, nor the consummation of the transactions contemplated herein or therein, (a) will contravene any material provision of any applicable law, statute, rule or regulation, or any order, writ, injunction or decree of any Governmental Authority, (b) will conflict or be inconsistent with, or result in any breach of, any of the terms, covenants, conditions or provisions of, or constitute a default under, or (other than pursuant to the Security Documents) result in the creation or imposition of (or the obligation to create or impose) any Lien upon any of the property or assets of such Credit Party or any of its Subsidiaries pursuant to the terms of any indenture, mortgage, deed of trust, loan agreement, credit agreement or any other material agreement or instrument to which such Credit Party or any of its Subsidiaries is a party or by which it or any of its property or assets are bound or to which such Credit Party and any of its Subsidiaries may be subject or (c) will violate any provision of the certificate or articles of incorporation, by-laws, certificate of partnership, partnership agreement, certificate of limited liability company, limited liability company agreement or equivalent organizational document, as the case may be, of such Credit Party or any of its Subsidiaries.

SECTION 5.04. Litigation.  Except as set forth on Schedule 5.04 hereto, there are no actions, suits, proceedings or investigations pending or, to the best knowledge of each of Holdings and each Borrower, threatened (a) with respect to any Credit Document, (b) with respect to the Transaction or any other Document, or (c) with respect to Holdings or any of its Subsidiaries (i) that could reasonably be expected to have a Material Adverse Effect or (ii) that could reasonably be expected to have a material adverse effect on the rights or remedies of the Administrative Agent or the Lenders or on the ability of any Credit Party to perform its respective obligations to the Administrative Agent or the Lenders hereunder and under the other Credit Documents to which it is, or will be, a party.  Additionally, there does not exist any judgment, order or injunction prohibiting or imposing material adverse conditions upon the occurrence of any Credit Event.

SECTION 5.05. Use of Proceeds; Margin Regulations.  (a)  The proceeds of the Term Loans, together with the proceeds of the Revolving Facility Loan, shall be utilized by the Borrowers on the Effective Date solely to (i) pay the Debt Tender Premium and other fees and expenses incurred in connection with the Transaction in an aggregate amount not to exceed $35,000,000 (the “Transaction Costs”), (ii) consummate the Debt Tender Offer and (iii) pay the Existing Credit Agreement Indebtedness.

(b) The proceeds of all Revolving Loans, Swingline Loans and B/As shall be utilized by each Borrower for the general corporate and working capital purposes of the US Borrower and its Subsidiaries (including Permitted Acquisitions), including use of Revolving Loans (the “Revolving Facility Loan”) by any Borrower on the Effective Date in connection with the Transaction.

(c) Neither the making of any Loan, nor the use of the proceeds thereof, nor the occurrence of any other Credit Event, will violate or be inconsistent with the provisions of Regulation U or X of the Board of Governors of the Federal Reserve System.

SECTION 5.06. Governmental Approvals.  Except as may have been obtained or made on or prior to the Effective Date (and which remain in full force and effect on the Effective Date), no order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by, any foreign or domestic Governmental Authority, or any subdivision thereof, is required to authorize or is required in connection with (a) the execution, delivery and performance of any Document or (b) the legality, validity, binding effect or enforceability of any Document.

SECTION 5.07. Investment Company Act.  Neither Holdings nor any of its Subsidiaries is an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.

SECTION 5.08. Public Utility Holding Company Act.  Neither Holdings nor any of its Subsidiaries is a “holding company”, or a “subsidiary company” of a “holding company”, or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company”, within the meaning of the Public Utility Holding Company Act of 1935, as amended.

SECTION 5.09. True and Complete Disclosure.  All information (taken as a whole) heretofore or contemporaneously furnished by or on behalf of Holdings or any of its Subsidiaries in writing to the Administrative Agent or any Lender (including all information contained in the Documents and all information contained in the Confidential Information Memorandum dated November 2005 relating to the facilities hereunder) for purposes of or in connection with this Agreement or any transaction contemplated herein or therein is, and all other such factual information (taken as a whole) hereafter furnished by or on behalf of any such Persons in writing to the Administrative Agent or any Lender will be, true and accurate in all material respects on the date as of which such information is dated or certified and not incomplete by omitting to state any material fact necessary to make such information (taken as a whole) not misleading at such time in light of the circumstances under which such information was provided, it being understood and agreed that for purposes of this Section 5.09, such information shall not include the Projections or any pro forma financial information.

SECTION 5.10. Financial Condition; Financial Statements; Undisclosed Liabilities; Projections.  (a)  On and as of the Effective Date, on a pro forma basis after giving effect to the Transaction and to all Indebtedness (including the Loans) incurred, and to be incurred, and Liens created, and to be created, by each Credit Party in connection therewith, with respect to the US Borrower (on a stand-alone basis), the Canadian Borrower (on a stand-alone basis), the UK Borrower (on a stand-alone basis) and the US Borrower and its Subsidiaries (on a consolidated basis), (i) the sum of the assets, at a fair valuation, of the US Borrower (on a stand-alone basis), the Canadian Borrower (on a stand-alone basis), the UK Borrower (on a stand-alone basis) and the US Borrower and its Subsidiaries (on a consolidated basis) will exceed its or their debts, (ii) it has or they have not incurred nor intended to, nor believes or believe that it or they will, incur debts beyond its or their ability to pay such debts as such debts mature and (iii) it or they will have sufficient capital with which to conduct its or their business.  For purposes of this Section 5.10(a), “debt” means any liability on a claim, and “claim” means (A) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (B) right to an equitable remedy for breach of performance if such breach gives rise to a payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured.  The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

(b) (i)(A) The audited consolidated balance sheets of Holdings as of the end of the fiscal years ended December 31, 2003, and December 31, 2004, respectively, and the related audited consolidated statements of operations, shareholders’ equity and cash flows of Holdings for the fiscal years ended on such dates, and (B) the unaudited consolidated balance sheet of Holdings as of September 30, 2005, and the related unaudited consolidated statements of operations and cash flows of Holdings for the nine-month period ended on such date, copies of which (in each case) have been furnished to the Lenders prior to the Effective Date, present fairly in all material respects the consolidated financial position of Holdings at the dates of such balance sheets and the consolidated results of the operations and cash flows of Holdings for the periods covered thereby.  All such financial statements have been prepared in accordance with GAAP consistently applied except to the extent provided in the notes to said financial statements, subject to year-end audit adjustments and the absence of footnotes in the case of the financial statements referred to in clause (B) above.

(ii)
The Pro Forma Balance Sheet, copies of which have been furnished to the Lenders prior to the Effective Date pursuant to Section 3.16(a), present a good faith estimate of the consolidated pro forma financial condition of Holdings at the date of such Pro Forma Financial Statements (after giving effect to the Transaction).

(c) Since December 31, 2004, nothing has occurred that has had or could reasonably be expected to have a Material Adverse Effect.

(d) Except as fully reflected in the financial statements described in Section 5.10(b) and except for the Indebtedness incurred under this Agreement, (i) as of the Effective Date (and after giving effect to any Loans made on such date and the consummation of the Debt Tender Offer and the repayment of Existing Credit Agreement Indebtedness), there were no liabilities or obligations (excluding obligations incurred in the ordinary course of business) with respect to Holdings or any of its Subsidiaries of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether or not due) that, either individually or in the aggregate, could reasonably be expected to be material to Holdings and its Subsidiaries taken as a whole and (ii) as of the Effective Date, neither Holdings nor any Borrower knows of any basis for the assertion against it or any of its Subsidiaries of any such liability or obligation that, either individually or in the aggregate, are or would be reasonably likely to have, a Material Adverse Effect.

(e) The Projections delivered to the Administrative Agent and the Lenders prior to the Effective Date have been prepared on a basis consistent with the financial statements referred to in Section 5.10(b), and have been prepared in good faith and are based on reasonable assumptions under the then known facts and circumstances.  On the Effective Date, the management of each of Holdings and each Borrower believes that the Projections are reasonable and attainable based upon the then known facts and circumstances (it being understood that nothing contained in this Section 5.10(e) shall constitute a representation that the results forecasted in such Projections will in fact be achieved).  There is no fact known to Holdings or any Borrower that could reasonably be expected to have a Material Adverse Effect that has not been disclosed herein or in such other documents, certificates and statements furnished to the Lenders for use in connection with the transactions contemplated hereby.

SECTION 5.11. The Security Interests.  On and after the Effective Date, each of the Security Documents creates (or after the execution and delivery thereof will create), as security for the obligations secured thereby, a valid and enforceable perfected security interest in and Lien in favor of the Collateral Agent on all of the Collateral subject thereto, superior to and prior to the rights of all third Persons, and subject to no other Liens (except that (a) the Security Agreement Collateral may be subject to Permitted Liens relating thereto, (b) the Mortgaged Properties may be subject to Permitted Encumbrances relating thereto and the Mortgaged Property referred to in Section 3.13(c)(i) may be subject to Canadian Permitted Encumbrances relating thereto and (c) the Pledged Collateral may be subject to the Liens described in clauses (a) and (e) of Section 7.03); provided that the security documentation covering (i) Real Property designated on Part B of Schedule IV as a “Foreign Mortgaged Property” and (ii) Real Property designated on Part C of Schedule IV as a “Foreign Lease Subject to an Assignment For Security Purposes” may be subject to applicable limitations under local law.  No filings or recordings are required in order to perfect and/or render enforceable as against third parties the security interests created under any Security Document except for filings or recordings required in connection with any such Security Document that shall have been made (A) on or prior to the Effective Date (or (1) within 10 days thereafter in the case of UCC-1 filings in connection with the US Collateral and Guaranty Agreement and filings with the Quebec Register of Personal and

Moveable Real Rights in connection with a Foreign Security Agreement entered into by Subsidiaries of Holdings organized under the laws of Canada (or any province or territory thereof) or (2) within 21 days in the case of filings on Form 395 in connection with a Foreign Security Agreement entered into by Subsidiaries of Holdings organized under the laws of England and Wales in the United Kingdom) as contemplated by Section 3.10 or 3.12 or (B) on or prior to the execution and delivery thereof as contemplated by Sections 6.11, 6.12 and 7.15 (or (1) within 10 days thereafter in the case of UCC-1 filings in connection with the US Collateral and Guaranty Agreement and filings with the Quebec Register of Personal and Moveable Real Rights in connection with a Foreign Security Agreement entered into by Subsidiaries of Holdings organized under the laws of Canada (or any province or territory thereof) or (2) within 21 days (x) in the case of filings on Form 395 in connection with a Foreign Security Agreement entered into by Subsidiaries of Holdings organized under the laws of England and Wales in the United Kingdom) or (y) in the case of other filings in connection with a Foreign Security Agreement entered into by Subsidiaries of Holdings not organized under the laws of the United States (or any state thereof or the District of Columbia), Canada (or any province or territory thereof) or England and Wales in the United Kingdom.

SECTION 5.12. Pension Matters.  (a)(i)  Each Plan (and each related trust, insurance contract or fund) is in substantial compliance with its terms and with all applicable laws, including without limitation ERISA and the Code; (ii) each Plan that is intended to be qualified under Section 401(a) of the Code has received a determination letter from the Internal Revenue Service to the effect that it meets the requirements of Sections 401(a) and 501(a) of the Code and such determination letter has not been revoked; (iii) no Reportable Event has occurred; (iv) no Plan has an Unfunded Current Liability; (v) no Plan that is subject to Section 412 of the Code or Section 302 of ERISA has an accumulated funding deficiency, within the meaning of such sections of the Code or ERISA, or has applied for or received a waiver of an accumulated funding deficiency or an extension of any amortization period, within the meaning of Section 412 of the Code or Section 303 or 304 of ERISA; (vi) neither Holdings nor any Subsidiary of Holdings nor any ERISA Affiliate has incurred any liability to or on account of a Multiemployer Plan pursuant to Section 515, 4201, 4204, or 4212 of ERISA; (vii) no proceedings have been instituted under Section 4042 of ERISA to terminate or appoint a trustee to administer any Plan that is subject to Title IV of ERISA; and (viii) no lien imposed under the Code or ERISA on the assets of Holdings or any Subsidiary of Holdings or any ERISA Affiliate exists or is likely to arise on account of any Plan; except, with respect to clauses (iii)-(viii), to the extent any exceptions thereunder could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) Each Foreign Pension Plan has been maintained in substantial compliance with its terms and with the requirements of any and all applicable laws, statutes, rules, regulations and orders and has been maintained, where required, in good standing with applicable regulatory authorities.  Neither Holdings nor any of its Subsidiaries has incurred any liability that could reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect in connection with the termination of or withdrawal from any Foreign Pension Plan that has not been accrued or otherwise properly reserved on Holdings’s or such Subsidiary’s balance sheet.  With respect to each Foreign Pension Plan that is required by applicable local law or by its terms to be funded through a separate funding vehicle, the present value of the accrued benefit liabilities (whether or not vested) under each such Foreign Pension Plan, determined as of the latest valuation date for such Foreign Pension Plan on the basis of actuarial assumptions, each of which is reasonable or utilized in accordance with applicable law, rule, or regulation, did not exceed the current value of the assets of such Foreign Pension Plan allocable to such benefit liabilities except to the extent that such underfunding could not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect.

SECTION 5.13. Capitalization.  On the Effective Date, (a) the authorized capital stock of the US Borrower shall be as set forth on Schedule 5.13, all of which shall be issued and outstanding and owned by Holdings and (b) the authorized capital stock of the Canadian Borrower and UK Borrower shall be as set forth on Schedule 5.13, all of which shall be issued and outstanding and owned, directly or indirectly through Wholly-Owned Subsidiaries of the US Borrower, by the US Borrower.

SECTION 5.14. Subsidiaries.  On and as of the Effective Date, Holdings has no Subsidiaries other than those Subsidiaries listed on Schedule V.  Schedule V correctly sets forth, as of the Effective Date, (a) the percentage ownership (direct and indirect) of Holdings in each class of capital stock or other equity interests of each of its Subsidiaries and also identifies the direct owner thereof and (b) the jurisdiction of organization of each Subsidiary of Holdings.  All outstanding equity interests of each Subsidiary of Holdings have been duly and validly issued, are fully paid and non-assessable, have been issued free of preemptive rights and, in the case of equity of Foreign Subsidiaries, no depository receipts have been issued in respect of such equity.  No Subsidiary of Holdings has outstanding any securities convertible into or exchangeable for its capital stock or outstanding any right to subscribe for or to purchase, or any options or warrants for the purchase of, or any agreement providing for the issuance (contingent or otherwise) of or any calls, commitments or claims of any character relating to, its capital stock or any stock appreciation or similar rights.

SECTION 5.15. Intellectual Property, etc.  Except as disclosed in Schedule 5.15 hereto, each of Holdings and each of its Subsidiaries owns or has a valid existing license to use all patents, trademarks, permits, service marks, trade names, copyrights, licenses, franchises and other rights with respect to the foregoing reasonably necessary for the conduct of its business, without any known conflict with the rights of others which, or the failure to obtain which, as the case may be, could reasonably be expected to result in a Material Adverse Effect.

SECTION 5.16. Compliance with Statutes, etc.  Except as set forth in Schedule 5.16 hereto, each of Holdings and each of its Subsidiaries is in compliance with all applicable statutes, regulations, rules and orders of, and all applicable restrictions imposed by, all Governmental Authorities, domestic or foreign, in respect of the conduct of its business and the ownership of its property, except such non-compliance as is not reasonably likely to, individually or in the aggregate, have a Material Adverse Effect.

SECTION 5.17. Environmental Matters.  Except as set forth in Schedule 5.17 hereto and except for any matters that could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect:

(a) each of Holdings and each of its Subsidiaries has complied with, and on the date of each Credit Event is in compliance with, all applicable Environmental Laws and the requirements of any permits issued under such Environmental Laws;

(b) there are no pending or, to the best knowledge of each of Holdings and each Borrower after due inquiry, threatened Environmental Claims against Holdings or any of its Subsidiaries, or against any Real Property owned or operated by Holdings or any of its Subsidiaries;

(c) there are no facts, circumstances, conditions or occurrences with respect to the business or operations of Holdings or any of its Subsidiaries or any Real Property currently or formerly owned or operated by Holdings or any of its Subsidiaries that could reasonably be expected (i) to form the basis of an Environmental Claim against Holdings or any of its Subsidiaries or any such Real Property or (ii) to cause any such Real Property to be subject to any restrictions on the ownership, occupancy, use or transferability of such Real Property by Holdings or any of its Subsidiaries under any applicable Environmental Law;

(d) Hazardous Materials have not at any time been generated, used, treated or stored on, or transported by Holdings or any of its Subsidiaries or by any Person acting for or under contract to Holdings or any of its Subsidiaries or, to the knowledge of each of Holdings and each Borrower, by any other Person, to or from any Real Property owned or operated by Holdings or any of its Subsidiaries; and

(e) Hazardous Materials have not at any time been Released by Holdings or any of its Subsidiaries or by any Person acting for or under contract to Holdings or any of its Subsidiaries or, to the knowledge of each of Holdings and each Borrower, by any other Person on, at, under or from any Real Property currently or formerly owned or operated by Holdings or any of its Subsidiaries.

SECTION 5.18. Properties.  All material Real Property owned by Holdings or any of its Subsidiaries and all material Leaseholds leased by Holdings or any of its Subsidiaries, in each case as of the Effective Date, and the nature of the interest therein, is correctly set forth in Schedule IV.  Each of Holdings and each of its Subsidiaries has good and marketable title to, or a validly subsisting leasehold interest in, all material properties owned or leased by it, including all Real Property reflected in Schedule IV and in the financial statements (including the Pro Forma Balance Sheet) referred to in Section 5.10(b) (except such properties sold since the dates of the respective financial statements referred to therein in accordance with Section 7.02), free and clear of all Liens, other than Permitted Encumbrances (except that the Mortgaged Property referred to in Section 3.13(c)(i) may be subject to Canadian Permitted Encumbrances relating thereto).

SECTION 5.19. Labor Relations.  Neither Holdings nor any of its Subsidiaries is engaged in any unfair labor practice that could reasonably be expected to have a Material Adverse Effect.  Except as disclosed in Schedule 5.19 hereof, there is (a) no unfair labor practice complaint pending against Holdings or any of its Subsidiaries or, to the best knowledge of each of Holdings and each Borrower, threatened against any of them, before the National Labor Relations Board, and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement is so pending against Holdings or any of its Subsidiaries or, to the best knowledge of each of Holdings and each Borrower, threatened against any of them, (b) no strike, labor dispute, slowdown or stoppage pending against Holdings or any of its Subsidiaries or, to the best knowledge of each of Holdings and each Borrower, threatened against Holdings or any of its Subsidiaries, and (c) no union representation question existing with respect to the employees of Holdings or any of its Subsidiaries and, to the best knowledge of each of Holdings and each Borrower, no union organizing activities are taking place, except (with respect to any matter specified in clause (a), (b) or (c) above, individually and in the aggregate) such as is not reasonably likely to have a Material Adverse Effect.

SECTION 5.20. Tax Returns and Payments.  Except as provided in Part A of Schedule III, each of Holdings and each of its Subsidiaries has filed all United States Federal income tax returns and all other material tax returns, domestic and foreign, required to be filed by it and has paid all material Taxes and assessments payable by it that have become due, except for those contested in good faith and fully provided for on the financial statements of Holdings and its Subsidiaries in accordance with GAAP.  Each of Holdings and each of its Subsidiaries has provided adequate reserves (in the good faith judgment of the management of Holdings) for the payment of all United States Federal, state and foreign income taxes that have not yet become due.  Except as provided in Part B and C of Schedule III, there is no material action, suit, proceeding, investigation, audit or claim now pending or, to the knowledge of each of Holdings and each Borrower, threatened by any Governmental Authority regarding any Taxes relating to Holdings or any of its Subsidiaries.  Except as provided in Part D of Schedule III, neither Holdings nor any of its Subsidiaries has entered into an agreement or waiver or been requested to enter into an agreement or waiver extending any statute of limitations relating to the payment or collection of Taxes of Holdings or any of its Subsidiaries, or is aware of any circumstances that would cause the taxable years or other taxable periods of Holdings or any of its Subsidiaries not to be subject to the normally applicable statute of limitations, in each case except to the extent the liability for Taxes of Holdings or such Subsidiary giving rise to any extension of any such normally applicable statute of limitation is not material.

SECTION 5.21. Insurance.  Set forth on Schedule VI is a true, correct and complete summary of all insurance carried by each Credit Party on and as of the Effective Date, with the amounts insured set forth therein.

SECTION 5.22. The Transaction.  At the time of consummation thereof, the Transaction shall have been consummated in all material respects in accordance with the terms of the relevant Documents therefor and all applicable laws.  At the time of consummation thereof, all material consents and approvals of, and filings and registrations with, and all other actions in respect of, all governmental agencies, authorities or instrumentalities required in order to make or consummate the Transaction in accordance with the terms of the relevant Documents therefor and all applicable laws have been obtained, given, filed or taken and are or will be in full force and effect (or effective judicial relief with respect thereto has been obtained).  All applicable waiting periods with respect thereto have or, prior to the time when required, will have, expired without, in all such cases, any action being taken by any competent authority that restrains, prevents, or imposes material adverse conditions upon the Transaction.  Additionally, there does not exist any judgment, order or injunction prohibiting or imposing material adverse conditions upon any element of the Transaction, the occurrence of any Credit Event, or the performance by Holdings and its Subsidiaries of their respective obligations under the Documents and all applicable laws.

SECTION 5.23. Subordination.  The subordination provisions contained in the Senior Subordinated Note Documents and the Holdings 2013 Notes and, on and after the execution and delivery thereof, the Additional Senior Subordinated Note Documents, Permitted Subordinated Refinancing Indebtedness and initial and successive Permitted Holdings Refinancing Indebtedness in respect of the Holdings 2013 Notes, are enforceable against Holdings, each Borrower, the respective Subsidiary Guarantors and the holders of such Indebtedness, as applicable, and all Loan Document Obligations hereunder and under the other Credit Documents (including the US Collateral and Guaranty Agreement and the Foreign Guaranty) are within the definitions of “Senior Debt” (or “Guarantor Senior Debt” in the case of the obligations of any Subsidiary Guarantor) and “Designated Senior Debt” (or any similar terms in any such case) included in such subordination provisions.

ARTICLE VI

Affirmative Covenants

Each of Holdings and each Borrower hereby covenants and agrees that as of the Effective Date and thereafter for so long as this Agreement is in effect and until the Total Commitment has terminated, no Letters of Credit or Notes are outstanding and the Loans, LC Disbursements and all amounts due in respect of B/As, together with interest, fees and all other Loan Document Obligations (other than any indemnities described in Section 10.12 that are not then due and payable) incurred hereunder, are paid in full:

SECTION 6.01. Information Covenants.  The US Borrower will furnish to each Lender:

(a) Quarterly Financial Statements.  Within 45 days after the close of the first three quarterly accounting periods in each fiscal year of Holdings, (i) (x) the consolidated balance sheet of Holdings as at the end of such quarterly accounting period setting forth comparative figures for the most recently ended fiscal year, (y) the related consolidated statements of operations of Holdings for such quarterly accounting period setting forth comparative figures for the corresponding quarterly accounting period in the prior fiscal year and (z) the related consolidated statements of operations, stockholders’ equity and cash flows of Holdings for the elapsed portion of the fiscal year ended with the last day of such quarterly accounting period, in each case of this clause (z) (except with respect to such consolidated statement of stockholders’ equity) setting forth comparative figures for the corresponding elapsed period in the prior fiscal year, and (ii) management’s discussion and analysis of significant operational and financial developments during such quarterly accounting period, all of which shall be in reasonable detail and certified by the chief financial officer or other Authorized Officer of Holdings that they fairly present in all material respects the consolidated financial condition of Holdings as of the dates indicated and the results of their operations and changes in their cash flows for the periods indicated, subject to normal year-end audit adjustments and the absence of footnotes.  If the US Borrower has designated any Unrestricted Subsidiaries hereunder, then the quarterly financial information required by this Section 6.01(a) shall include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in management’s discussion and analysis of operational and financial developments, of the financial condition and results of operations of Holdings and its Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of Holdings.

(b) Annual Financial Statements.  Within 90 days after the close of each fiscal year of Holdings, (i) the consolidated balance sheet of Holdings as at the end of such fiscal year and the related consolidated statements of operations and stockholders’ equity and of cash flows for such fiscal year, in each case setting forth comparative consolidated figures for the preceding fiscal year and (except for such comparable budgeted figures) certified by independent certified public accountants of recognized national standing as shall be reasonably acceptable to the Administrative Agent, in each case without any qualification or material exception as to the scope of such audit and to the effect that such statements fairly present in all material respects the consolidated financial condition of Holdings as of the dates indicated and the results of their operations and changes in financial position for the periods indicated in conformity with GAAP applied on a basis consistent with prior years, together with a certificate of such accounting firm stating that in the course of its regular audit of the consolidated business of Holdings, which audit was conducted in accordance with generally accepted auditing standards, no Default or Event of Default that has occurred and is continuing has come to their attention or, if such a Default or an Event of Default has come to their attention, a statement as to the nature thereof, and (ii) management’s discussion and analysis of significant operational and financial developments during such fiscal year.  If the US Borrower has designated any Unrestricted Subsidiaries hereunder, then the annual financial information required by this Section 6.01(b) shall include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in management’s discussion and analysis of operational and financial developments, of the consolidated financial condition and results of operations of Holdings separate from the financial condition and results of operations of the Unrestricted Subsidiaries of Holdings.

(c) Budgets, etc.  Not more than 60 days after the commencement of each fiscal year of Holdings, consolidated budgets (including Capital Expenditures budgets) of Holdings and its Subsidiaries (i) in reasonable detail for each of the four fiscal quarters of such fiscal year and (ii) in summary form for each of the four fiscal years immediately following such fiscal year, in each case as customarily prepared by management for its internal use setting forth, with appropriate discussion, the principal assumptions upon which such budgets are based.

(d) Officer’s Certificates.  At the time of the delivery of the financial statements provided for in Sections 6.01(a) and (b), a certificate of the chief financial officer or other Authorized Officer of Holdings to the effect that, to the best of such officer’s knowledge, no Default or Event of Default exists or, if any Default or Event of Default does exist, specifying the nature and extent thereof, which certificate shall, (i) if delivered in connection with the financial statements in respect of a period ending on the last day of a fiscal quarter or a fiscal year of Holdings, set forth (A) the calculations required to establish whether (1) the US Borrower and its Subsidiaries were in compliance with the provisions of Sections 2.12, 7.02, 7.04(d), (e), (j), (m) and (n), 7.05(f), (g), (k), (m), (o) and (p), 7.06(b) (e), (h), (i) and (j), and (2) the US Borrower and its Subsidiaries were in compliance with the provisions of Sections 7.09, 7.10 and 7.11, in each case as at the end of such fiscal quarter or year, as the case may be, (B) the calculation of the Total Leverage Ratio and the Adjusted Total Leverage Ratio as at the last day of the respective fiscal quarter or fiscal year of the US Borrower and the Consolidated Fixed Charge Coverage Ratio for the four fiscal quarter period ended on such last day, as the case may be, and (C) a reasonably detailed summary of the differences between such financial statements of Holdings and what would be reflected in consolidated financial statements of the US Borrower prepared on a comparable basis, including calculations showing the adjustments made to consolidated net income of Holdings reflected in such financial statements to arrive at Consolidated Net Income and Consolidated EBITDA for such period, and (ii) if delivered with the financial statements required by Section 6.01(b), set forth in reasonable detail the amount of (and the calculations required to establish the amount of) Adjusted Excess Cash Flow for the respective Excess Cash Flow Payment Period.

(e) Notice of Default or Litigation.  Promptly, and in any event within three Business Days after an executive officer of Holdings or any of its Subsidiaries obtains actual knowledge thereof, notice of (i) the occurrence of any event that constitutes a Default or an Event of Default, which notice shall specify the nature and period of existence thereof and what action each of Holdings and each Borrower proposes to take with respect thereto, (ii) any litigation or proceeding pending or threatened (A) against Holdings or any of its Subsidiaries that could reasonably be expected to have a Material Adverse Effect, (B) with respect to any material Indebtedness of Holdings or any of its Subsidiaries or (C) with respect to any Document (other than such Documents referred to in clause (f) or (g) of the definition thereof), (iii) any governmental investigation pending or threatened against Holdings or any of its Subsidiaries that could reasonably be expected to have a Material Adverse Effect and (iv) any other event that could reasonably be expected to have a Material Adverse Effect.

(f) Auditors’ Reports.  Promptly upon receipt thereof, a copy of each report or “management letter” submitted to Holdings or any of its Subsidiaries by its independent accountants in connection with any annual, interim or special audit made by them of the books of Holdings or any of its Subsidiaries and the management’s non-privileged responses thereto.

(g) Environmental Matters.  Promptly after an executive officer of Holdings or any of its Subsidiaries obtains actual knowledge of any of the following (but only to the extent that any of the following, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect), written notice of:

(i)	any pending or threatened Environmental Claim against Holdings or any of its Subsidiaries or any Real Property owned or operated by Holdings or any of its Subsidiaries; and

(ii)
any condition or occurrence on any Real Property at any time owned or operated by Holdings or any of its Subsidiaries that (A) results in non-compliance by Holdings or any of its Subsidiaries with any applicable Environmental Law; (B) could reasonably be anticipated to form the basis of an Environmental Claim against Holdings or any of its Subsidiaries or any such Real Property; or (C) results in the taking of any removal or remedial action in response to the actual or alleged presence of any Hazardous Material.

All such notices shall describe in reasonable detail the nature of the claim, investigation, condition, occurrence or removal or remedial action and each of Holdings’s, each of its Subsidiary’s and each other third Person’s response or proposed response thereto.

(h) Notice of Commitment Reductions and Mandatory Repayments.  On or prior to the date of any reduction to the Total Revolving Loan Commitment or any mandatory repayment of outstanding Term Loans pursuant to any of Sections 2.12(c) through (e), inclusive, the US Borrower shall provide written notice of the amount of the respective reduction or repayment, as the case may be, to the Total Revolving Loan Commitment or the outstanding Term Loans, as applicable, and the calculation thereof (in reasonable detail).

(i) Other Information.  Promptly upon transmission thereof, copies of any filings and registrations with, and reports to, the SEC by Holdings or any of its Subsidiaries and copies of all financial statements, proxy statements, notices and reports as Holdings or any of its Subsidiaries shall send generally to analysts and the holders of their capital stock or of any Permitted Debt, Holdings Notes, Permitted Holdings Refinancing Indebtedness and Senior Subordinated Notes Indebtedness, in their capacity as such holders (to the extent not theretofore delivered to the Lenders pursuant to this Agreement) and, with reasonable promptness, such other information or documents (financial or otherwise) as the Administrative Agent on its own behalf or on behalf of any Lender may reasonably request from time to time.

(j) Collateral Information.  Concurrently with any delivery of financial statements under clause (a) or (b) above, a certificate of the chief financial officer of the US Borrower setting forth the information required pursuant to (i) (A) in the case of financial statements delivered under clause (a) above, the paragraphs numbered 1, 2, 3, 8, 9, 11 and 13 of the US Perfection Certificate or (B) in the case of financial statements delivered under clause (b) above, the paragraphs numbered 1, 2, 3, 8, 9, 10, 11, 12 and 13 of the US Perfection Certificate and (ii) the equivalent paragraphs under Foreign Perfection Certificates and such other paragraphs under Foreign Perfection Certificates and such other information as the Administrative Agent may reasonably request and/or as the Administrative Agent shall have designated, or in each case confirming that there has been no change in such information since the date of the applicable Perfection Certificate delivered on the later of the Effective Date and the date of the most recent certificate delivered pursuant to this Section 6.01(j).

SECTION 6.02. Books, Records and Inspections.  Holdings will, and will cause each of its Subsidiaries to, keep proper books of record and account in which full, true and correct entries in conformity with GAAP and all requirements of law shall be made of all dealings and transactions in relation to its business and activities. Holdings will, and will cause each of its Subsidiaries to, permit, upon reasonable notice to the chief financial officer or other Authorized Officer of Holdings, officers and designated representatives of the Administrative Agent or the Required Lenders to visit and inspect under the guidance of officers of Holdings any of the properties or assets of Holdings and any of its Subsidiaries in whomsoever’s possession, and to examine the books of account of Holdings and any of its Subsidiaries and discuss the affairs, finances and accounts of Holdings and of any of its Subsidiaries with, and be advised as to the same by, their officers and independent accountants, all at such reasonable times and intervals and to such reasonable extent as the Administrative Agent or the Required Lenders may desire; provided that, excluding any such visits and inspections during the continuation of a Default or an Event of Default, neither the Administrative Agent nor the Required Lenders shall conduct such visits or inspections more often than two times during any calendar year (or such greater number of times as the US Borrower may agree to from time to time); and provided further that, so long as no Default or Event of Default is then in existence, Holdings shall have the right to participate in any discussions of the Administrative Agent or the Lenders with any independent accountants of Holdings.

SECTION 6.03. Insurance.  (a)  The US Borrower will, and will cause each of its Subsidiaries to, (i) maintain, with financially sound and reputable insurance companies, insurance on all its property in at least such amounts and against at least such risks as is consistent and in accordance with industry practice and (ii) furnish to the Administrative Agent and each of the Lenders, upon request, full information as to the insurance carried.  The provisions of this Section 6.03 shall be deemed supplemental to, but not duplicative of, the provisions of any Security Documents that require the maintenance of insurance.

(b) The US Borrower will, and will cause each of its Subsidiaries to, at all times keep the respective property of the US Borrower and its Subsidiaries (except real or personal property leased or financed through third parties in accordance with this Agreement) insured in favor of the Collateral Agent, and all policies or certificates with respect to such insurance (and any other insurance maintained by, or on behalf of, the US Borrower or any Subsidiary of the US Borrower) (i) shall be endorsed to the Collateral Agent’s satisfaction for the benefit of the Collateral Agent (including by naming the Collateral Agent as certificate holder, mortgagee and loss payee with respect to real property, certificate holder and loss payee with respect to personal property, additional insured with respect to general liability and umbrella liability coverage and certificate holder with respect to workers’ compensation insurance), (ii) shall state that such insurance policies shall not be cancelled or materially changed without at least 30 days’ prior written notice thereof by the respective insurer to the Collateral Agent and (iii) shall, upon the request of the Collateral Agent, be deposited with the Collateral Agent.

(c) If the US Borrower or any of its Subsidiaries shall fail to maintain all insurance in accordance with this Section 6.03, or if the US Borrower or any of its Subsidiaries shall fail to so name the Collateral Agent as an additional insured, mortgagee or loss payee, as the case may be, or so deposit all certificates with respect thereto, the Administrative Agent and/or the Collateral Agent shall have the right (but shall be under no obligation) to procure such insurance, and the Credit Parties agree to jointly and severally reimburse the Administrative

Agent or the Collateral Agent, as the case may be, for all costs and expenses of procuring such insurance.

SECTION 6.04. Payment of Taxes.  Holdings will pay and discharge, and will cause each of its Subsidiaries to pay and discharge, all material Taxes imposed upon it or upon its income or profits, or upon any material properties belonging to it, prior to the date on which penalties attach thereto, and all material lawful claims for sums that have become due and payable that, if unpaid, might become a Lien not otherwise permitted under Section 7.03(a); provided that neither Holdings nor any of its Subsidiaries shall be required to pay any such Taxes that are being contested in good faith and by proper proceedings if (a) Holdings has maintained adequate reserves with respect thereto in accordance with GAAP and (b) such failure to pay could not reasonably be expected to result in a Material Adverse Effect.

SECTION 6.05. Corporate Franchises.  Holdings will do, and will cause each of its Subsidiaries to do, or cause to be done, all things necessary to preserve and keep in full force and effect its existence and its material rights, franchises, authority to do business, licenses and patents, except for rights, franchises, authority to do business, licenses and patents the loss of which (individually or in the aggregate) could not reasonably be expected to have a Material Adverse Effect; provided, however, that any transaction permitted by Section 7.02 will not constitute a breach of this Section 6.05.

SECTION 6.06. Compliance with Statutes, etc.  Holdings will, and will cause each of its Subsidiaries to, comply with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all Governmental Authorities, domestic or foreign, in respect of the conduct of its business and the ownership of its property, except for such non-compliance as would not, either individually or in the aggregate, have a Material Adverse Effect or a material adverse effect on the ability of any Credit Party to perform its obligations under any Credit Document to which it is a party.

SECTION 6.07. Compliance with Environmental Laws.  (a)  Holdings will comply, and will cause each of its Subsidiaries to comply, in all material respects with all Environmental Laws applicable to their businesses and to the ownership or use of Real Property now or hereafter owned or operated by Holdings or any of its Subsidiaries, will promptly pay or, with respect to any of its Subsidiaries, cause to be paid all costs and expenses incurred in connection with such compliance, and will keep or cause to be kept all such Real Property free and clear of any Liens imposed pursuant to such Environmental Laws and (b) neither Holdings nor any of its Subsidiaries will generate, use, treat, store or Release, or permit the generation, use, treatment, storage or Release of, Hazardous Materials on any Real Property owned or operated by Holdings or any of its Subsidiaries other than in compliance with Environmental Laws, or transport or permit the transportation of Hazardous Materials other than in compliance with Environmental Laws, unless the failure to comply with the requirements specified in clause (a) or (b) above could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

SECTION 6.08. Pension Matters.  To the extent that any of the following events could, either individually or in the aggregate, reasonably be expected to result in liabilities in excess of $2,500,000, as soon as possible and, in any event, within ten Business Days after Holdings or any Subsidiary of Holdings or any ERISA Affiliate knows or has reason to know of the occurrence of any of the following, Holdings will deliver to each of the Lenders a certificate of the chief financial officer or other Authorized Officer of Holdings setting forth the full details as to such occurrence and the action, if any, that Holdings, such Subsidiary or such ERISA Affiliate is required or proposes to take with respect thereto:  that a Reportable Event has occurred; that an accumulated funding deficiency, within the meaning of Section 412 of the Code or Section 302 of ERISA, has been incurred or an application has been made or is reasonably expected to be made for a waiver or modification of the minimum funding standard or an extension of any amortization period under Section 412 of the Code or Section 303 or 304 of ERISA with respect to a Plan; that any contribution required to be made by Holdings, any Subsidiary or any ERISA Affiliate with respect to a Plan, a Multiemployer Plan or a Foreign Pension Plan has not been timely made;  that a Plan or a Multiemployer Plan has been or is reasonably expected to be terminated, reorganized, partitioned or declared insolvent under Title IV of ERISA; that a Plan has an Unfunded Current Liability; that Holdings, any Subsidiary of Holdings or any ERISA Affiliate will or is reasonably expected to incur any liability to or on account of the termination of or withdrawal from a Plan or a Multiemployer Plan; or that Holdings or any Subsidiary of Holdings will or is reasonably expected to incur any material liability pursuant to any employee welfare benefit plan (as defined in Section 3(1) of ERISA) that provides benefits to retired employees or other former employees (other than as required by Section 601 of ERISA) or any Plan or Foreign Pension Plan.  Holdings will deliver to each of the Lenders (i) at the request of any Lender on ten Business Days’ notice a complete copy of the annual report (on the Internal Revenue Service Form 5500 series) of each Plan (including, to the extent required, the related financial and actuarial statements and opinions and other supporting statements, certifications, schedules and information) required to be filed with the Internal Revenue Service and (ii) copies of any records, documents or other information that must be furnished to the PBGC with respect to any Plan pursuant to Section 4010 of ERISA.

SECTION 6.09. Good Repair.  Holdings will, and will cause each of its Subsidiaries to, ensure that its material properties and equipment used in its business are kept in good repair, working order and condition, ordinary wear and tear excepted.

SECTION 6.10. End of Fiscal Years; Fiscal Quarters.  The US Borrower will cause (a) each of its, and each of its Domestic Subsidiaries’, fiscal years to end on December 31 of each year and (b) each of its, and each of its Domestic Subsidiaries’, fiscal quarters to end on March 31, June 30, September 30 and December 31 of each year.

SECTION 6.11. Additional Security; Further Assurances.  (a)  The US Borrower will, promptly after (i) the creation or acquisition of any Domestic Subsidiary, notify the Administrative Agent thereof and cause such Domestic Subsidiary to duly authorize, execute and deliver counterparts of the US Collateral and Guaranty Agreement, (ii) the creation or acquisition of any Wholly-Owned Foreign Subsidiary, notify the Administrative Agent thereof and cause such Wholly-Owned Foreign Subsidiary to duly authorize, execute and deliver counterparts of the Foreign Guaranty, (iii) the creation or acquisition of any Wholly-Owned Foreign Subsidiary organized under the laws of Canada

(or any province or territory thereof) or of England and Wales in the United Kingdom, notify the Administrative Agent thereof and cause each such Wholly-Owned Foreign Subsidiary to duly authorize, execute and deliver counterparts of the applicable Security Documents that any such Wholly-Owned Foreign Subsidiary would have been required to duly authorize, execute and deliver on the Effective Date if same were a Credit Party on such date and (iv) any Wholly-Owned Foreign Subsidiary (other than a Foreign Subsidiary described in clause (iii) above) created or acquired after the Effective Date has or at any time acquires assets with a fair market value (as determined in good faith by the US Borrower) that equals or exceeds $50,000,000, notify the Administrative Agent thereof and cause each such Wholly-Owned Foreign Subsidiary to duly authorize, execute and deliver counterparts of security agreements, pledge agreements and other security documentation that the Collateral Agent may request, in the case of each of clauses (i), (ii), (iii) and (iv) above, together with each of the other relevant certificates, opinions of counsel and other documentation that such Subsidiary would have been required to deliver pursuant to Sections 3.03, 3.04, 3.09, 3.10, 3.11, 3.12 and 3.13, as applicable, on the Effective Date and together with such other certificates, opinions of counsel and other documentation as the Collateral Agent may reasonably request (although no Wholly-Owned Foreign Subsidiary shall be required to enter into any Guaranty or Security Document pursuant to this Section 6.11 to the extent that the entering into of any such Guaranty or Security Document by such Wholly-Owned Foreign Subsidiary would not be permitted under applicable law or to the extent that the Collateral Agent determines that the detriment (including as a result of the cost) to any Borrower of such Wholly-Owned Foreign Subsidiary’s entering into such Guaranty or Security Document, as applicable, would be excessive in view of the related benefits to be received by the Secured Parties.

(b) Subject to clause (a) of this Section 6.11, Holdings will, and will cause each of the other Credit Parties to, (i) grant to the Collateral Agent security interests and mortgages in such assets and properties of Holdings and such Credit Parties as are not covered by the original Security Documents, and as may be reasonably requested from time to time by the Administrative Agent or the Required Lenders, and (ii) subject to the last sentence of this Section 6.11(b), grant a mortgage in any Real Property located in the United States and grant a fixed charge over any Real Property located in Canada or the United Kingdom, the fair market value of which (as determined in good faith by senior management of the US Borrower) is greater than, if such Real Property is located in (A) the United States, $5,000,000 or (B) Canada or the United Kingdom, $20,000,000, unless the Collateral Agent determines that the detriment (including as a result of the cost) to the Borrowers of entering into such mortgage or fixed charge, as applicable, would be excessive in view of the related benefits to be received by the Secured Parties (all such security and guaranty documentation referred to in clauses (a) and (b) of this Section 6.11 are collectively referred to as the “Additional Security and Guaranty Documents”), in each case (in the case of a Wholly-Owned Foreign Subsidiary) to the extent that the entering into of such Additional Security and Guaranty Documents by such Wholly-Owned Foreign Subsidiaries is permitted under applicable law.  All such Additional Security and Guaranty Documents shall be reasonably satisfactory in form and substance to the Administrative Agent and, in the case of security documentation, shall constitute valid and enforceable perfected security interests, hypothecations and mortgages superior to and prior to the rights of all third Persons and subject to no other Liens except for Permitted Liens.  The

Additional Security and Guaranty Documents or instruments related thereto shall have been duly recorded or filed in such manner and in such places as are required by law to give the Administrative Agent and/or the Collateral Agent the Liens, rights, powers and privileges purported to be created thereby and all Taxes, fees and other charges payable in connection therewith shall have been paid in full.  Notwithstanding the foregoing, this Section 6.11(b) shall not apply to (and Holdings and its Subsidiaries shall not be required to grant a mortgage in or fixed charge over, as applicable) any Real Property the fair market value of which (as determined in good faith by senior management of the US Borrower) is less than, if such Real Property is located in (A) the United States, $5,000,000 or (B) Canada or the United Kingdom, $20,000,000.

(c) Holdings will, and will cause each of its Subsidiaries to, at the expense of Holdings and the Borrowers, make, execute, endorse, acknowledge, file and/or deliver to the Collateral Agent from time to time such vouchers, invoices, schedules, confirmatory assignments, conveyances, financing statements, transfer endorsements, powers of attorney, certificates, real property surveys, reports and other assurances or instruments and take such further steps relating to the Collateral covered by any of the Security Documents as the Collateral Agent may reasonably require.  Furthermore, each of Holdings and each Borrower shall cause to be delivered to the Collateral Agent such opinions of counsel, title insurance and other related documents as may be reasonably requested by the Collateral Agent to assure itself that this Section 6.11 has been complied with.

(d) Holdings and each Borrower agree that each action required above by this Section 6.11 shall be completed as soon as possible, but in no event later than (x) in the case of clauses (a)(i) and (ii) of this Section, 10 Business Days, or (y) in the case of other clauses in this Section, 90 days (or, in each case, such later date as may be acceptable to the Administrative Agent) after such action is either requested to be taken by the Administrative Agent, the Collateral Agent or the Required Lenders or required to be taken by Holdings and its Subsidiaries pursuant to the terms of this Section 6.11; provided that in no event will Holdings or any of its Subsidiaries be required to take any action, other than using its commercially reasonable efforts, to obtain consents from third parties with respect to its compliance with this Section 6.11.

SECTION 6.12. Use of Proceeds.  All proceeds of the Loans shall be used as provided in Section 5.05.

SECTION 6.13. Permitted Acquisitions.  (a)  Subject to the provisions of this Section 6.13 and the requirements contained in the definition of Permitted Acquisition, the US Borrower and its Wholly-Owned Subsidiaries may from time to time effect Permitted Acquisitions, so long as: (i) no Default or Event of Default shall be in existence at the time of the consummation of the proposed Permitted Acquisition or immediately after giving effect thereto; (ii) the US Borrower shall have given the Administrative Agent and the Lenders at least five Business Days’ prior written notice of any Permitted Acquisition; (iii) calculations are made by the US Borrower of compliance with the covenants contained in Sections 7.09 and 7.10 (in each case, giving effect to the last sentence appearing therein) for the relevant Calculation

Period, on a Pro Forma Basis as if the respective Permitted Acquisition (as well as all other Permitted Acquisitions theretofore consummated after the first day of such Calculation Period) had occurred on the first day of such Calculation Period, and such calculations shall show that such financial covenants would have been complied with if the Permitted Acquisition had occurred on the first day of such Calculation Period (for this purpose, (A) if the first day of the respective Calculation Period occurs prior to the Effective Date, calculated as if the covenants contained in said Sections 7.09 and 7.10 (in each case, giving effect to the last sentence appearing therein) had been applicable from the first day of the Calculation Period and (B) using the covenant levels contained in such Sections 7.09 and 7.10 for the Test Period ending December 31, 2005, in connection with a Permitted Acquisition consummated prior to December 31, 2005); (iv) the Maximum Permitted Consideration payable in connection with the proposed Permitted Acquisition does not exceed $50,000,000; (v) all representations and warranties contained herein and in the other Credit Documents shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on and as of the date of such Permitted Acquisition (both before and after giving effect thereto), unless stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date; and (vi) the US Borrower shall have delivered to the Administrative Agent an officer’s certificate executed by an Authorized Officer of the US Borrower, certifying, to the best of such officer’s knowledge, compliance with the requirements of preceding clauses (i) through (v), inclusive, and containing the calculations required by the preceding clauses (iii) and (iv); provided, however, that so long as the Maximum Permitted Consideration paid in connection with the proposed Permitted Acquisition, when combined with the Maximum Permitted Consideration paid in connection with all other Permitted Acquisitions consummated in the same fiscal quarter as such proposed Permitted Acquisition, does not exceed $25,000,000, the US Borrower shall not be required to comply with clause (ii) above in connection with such Permitted Acquisition and the substance of the officer’s certificate otherwise required to be delivered pursuant to clause (vi) above shall instead be included as part of the next officer’s certificate required to be delivered to the Administrative Agent under Section 6.01(d).

(b) At the time of each Permitted Acquisition involving the creation or acquisition of a Subsidiary, or the acquisition of capital stock or other equity interests of any Person, the capital stock or other equity interests thereof created or acquired in connection with such Permitted Acquisition shall be pledged for the benefit of the Secured Parties pursuant to the US Collateral and Guaranty Agreement or appropriate Foreign Pledge Agreement in accordance with the requirements of Section 7.15.

(c) Holdings and each Borrower shall, and shall cause each Subsidiary that is formed to effect a Permitted Acquisition or that is acquired pursuant to a Permitted Acquisition to, comply with, and execute and deliver all of the documentation required by, Sections 6.11 and 7.15, to the reasonable satisfaction of the Administrative Agent.

(d) The consummation of each Permitted Acquisition shall be deemed to be a representation and warranty by Holdings and each Borrower that the certifications by the US Borrower (or by one or more of its Authorized Officers) pursuant to Section 6.13(a) are true and correct and that all conditions thereto have been satisfied and that same is permitted in accordance with the terms of this Agreement, which representation and warranty shall be deemed to be a representation and warranty for all purposes hereunder, including Articles IV and VIII.

SECTION 6.14. Performance of Obligations.  Holdings will, and will cause each of its Subsidiaries to, perform all of its obligations under the terms of each mortgage, deed of trust, indenture, loan agreement or credit agreement and each other material agreement, contract or instrument by which it is bound, except such non-performance as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

SECTION 6.15. Maintenance of Company Separateness.  Holdings will, and will cause each of its Subsidiaries and Unrestricted Subsidiaries to, satisfy customary Company formalities, including, as applicable, the holding of regular board of directors’ and shareholders’ meetings or action by directors or shareholders without a meeting and the maintenance of Company offices and records.  Neither Holdings nor any of its Subsidiaries shall make any payment to a creditor of any Unrestricted Subsidiary in respect of any liability of any Unrestricted Subsidiary, or enter into any Synthetic Purchase Agreement in respect of any liability of any Unrestricted Subsidiary, and no bank account of any Unrestricted Subsidiary shall be commingled with any bank account of Holdings or any of its Subsidiaries. Any financial statements distributed to any creditors of any Unrestricted Subsidiary shall clearly establish or indicate the Company separateness of such Unrestricted Subsidiary from Holdings and its Subsidiaries.  Finally, neither Holdings nor any of its Subsidiaries shall take any action, or conduct its affairs in a manner, that is likely to result in the Company existence of Holdings or any of its Subsidiaries or Unrestricted Subsidiaries being ignored, or in the assets and liabilities of Holdings or any of its Subsidiaries being substantively consolidated with those of any other such Person or any Unrestricted Subsidiary in a bankruptcy, reorganization or other insolvency proceeding.

SECTION 6.16. Contributions.  Holdings will, upon its receipt thereof, contribute as an equity contribution to the capital of the US Borrower any cash proceeds received by Holdings (i) from any asset sale, any incurrence of Indebtedness (other than Permitted Holdings Refinancing Indebtedness), any Recovery Event affecting Holdings or its property or assets, any sale or issuance of its equity (other than equity the cash proceeds of which are used by Holdings to repurchase or redeem Holdings Notes or Permitted Holdings Refinancing Indebtedness), any cash capital contributions or any tax refunds received by it and (ii) in respect of any indemnification right of Holdings or any of its Subsidiaries under any Document (except to the extent the US Collateral Assignment requires such proceeds to be otherwise applied).

SECTION 6.17. Holdings Notes and Permitted Holdings Refinancing Indebtedness.  Holdings will pay (a) until December 15, 2007, all interest on (and any liquidated damages in respect of) the Holdings 2012 Notes, (b) until June 1, 2008, all interest on (and any liquidated damages in respect of) the Holdings 2013 Notes and (c) during the period specified in the Permitted Holdings Refinancing Documents with respect to any Permitted Holdings Refinancing Indebtedness, which period shall in no event end prior to (i) December 15, 2007, in the case of any initial or successive Permitted Holdings Refinancing Indebtedness in respect of Holdings 2012 Notes or (ii) June 1, 2008, in the case of any initial or successive Permitted Holdings Refinancing Indebtedness in respect of Holdings 2013 Notes, all interest on (and any liquidated damages in respect of) such Permitted Holdings Refinancing Indebtedness, in the case of each of clauses (a), (b)

and (c) above solely through accretion of additional principal or the issuance of additional Holdings Notes or such Permitted Holdings Refinancing Indebtedness, as applicable, rather than in cash.

ARTICLE VII

Negative Covenants

Each of Holdings and each Borrower hereby covenants and agrees that as of the Effective Date and thereafter for so long as this Agreement is in effect and until the Total Commitment has terminated, no Letters of Credit or Notes are outstanding and the Loans, LC Disbursements and all amounts due in respect of B/As, together with interest, fees and all other Loan Document Obligations (other than any indemnities described in Section 10.12 that are not then due and payable) incurred hereunder, are paid in full:

SECTION 7.01. Business.  (a)  Holdings will not, and will not permit any of its Subsidiaries to, engage directly or indirectly in any business other than a Permitted Business.

(b) Holdings will not permit any Unrestricted Subsidiary to engage (directly or indirectly) in any business other than a Permitted Business.

(c) Notwithstanding the foregoing or anything else in this Agreement to the contrary, Holdings will not engage in any business or own any significant assets or have any material liabilities other than (i) its ownership of the equity interests in the US Borrower and (ii) those liabilities that it is responsible for under this Agreement and the other Documents to which it is a party; provided that Holdings may engage in those activities that are incidental to (A) the maintenance of its existence in compliance with applicable law, (B) legal, tax and accounting matters in connection with any of the foregoing activities, (C) transactions by Holdings expressly permitted under Sections 7.06(b) and (e) through (l), the proviso to Section 7.07 and  Section 7.12(a), (D) (1) consummation of a Qualified Public Offering and (2) the payment of transaction costs and expenses in connection with a Qualified Public Offering as contemplated by Section 7.06(i) and (E) as necessary to permit the incurrence of any Permitted Holdings Refinancing Indebtedness.

(d) Notwithstanding the foregoing or anything else in this Agreement to the contrary, none of NSULC1, US Holdco, Newco, Canadian LP, Subco and Sideco will engage in any business or have any Indebtedness or significant liabilities to any Person that is not a Wholly-Owned Subsidiary of Holdings or, in the case of US Holdco, own any significant assets, other than (i) its ownership of the equity interests in (A) in the case of NSULC1, Newco, US Holdco, Canadian LP, the Canadian Borrower, Subco and Sideco, (B) in the case of Canadian LP, the Canadian Borrower, Sideco and Subco, (C) in the case of Newco, Canadian LP, the Canadian Borrower, Sideco and Subco and (D) in the case of US Holdco, GSL and GSLM and (ii) those liabilities that it is responsible for under this Agreement and the other Credit Documents to which it is a party; provided that each of the foregoing entities may engage in those activities that are incidental to (A) the maintenance of its existence in compliance with applicable law and (B) legal, tax and accounting matters in connection with any of the foregoing activities; and provided further that Canadian LP may undertake investments in cash and Cash Equivalents in an aggregate amount not to exceed $5,000,000 at any one time.

SECTION 7.02. Consolidation; Merger; Sale or Purchase of Assets; etc.  Holdings will not, nor will Holdings permit any of its Subsidiaries to, wind up, liquidate or dissolve its affairs or enter into any transaction of merger, amalgamation or consolidation, or convey, sell, lease or otherwise dispose of all or any part of its property or assets (other than inventory in the ordinary course of business), or enter into any sale-leaseback transactions, or purchase or otherwise acquire (in one or a series of related transactions) any part of the property or assets (other than purchases or other acquisitions of inventory, materials, general intangibles, equipment, goods and services in the ordinary course of business) of any Person or agree to do any of the foregoing at any future time, except that the following shall be permitted:

(a) the US Borrower and its Subsidiaries may, as lessee, enter into operating leases in the ordinary course of business with respect to real, personal, movable or immovable property;

(b) Capital Expenditures by the US Borrower and its Subsidiaries to the extent not in violation of Section 7.11;

(c) Investments permitted pursuant to Section 7.05 and the disposition or liquidation of Cash Equivalents in the ordinary course of business;

(d) the US Borrower and any of its Subsidiaries may sell or otherwise dispose of assets (excluding capital stock of, or other equity interests in, Subsidiaries, Joint Ventures and Unrestricted Subsidiaries) that, in the reasonable opinion of such Person, are obsolete, uneconomic or no longer useful in the conduct of such Person’s business, in each case in the ordinary course of business;

(e) any Subsidiary of the US Borrower may convey, lease, license, sell or otherwise transfer all or any part of its business, properties and assets to the US Borrower or to any Subsidiary Guarantor that is a Wholly-Owned Domestic Subsidiary, so long as any security interests granted to the Collateral Agent for the benefit of the Secured Parties pursuant to the applicable Security Documents in the assets so transferred shall remain in full force and effect and perfected (to at least the same extent as in effect immediately prior to such transfer) and all actions required to maintain said perfected status have been taken;

(f) any Foreign Subsidiary of the US Borrower may convey, lease, license, sell or otherwise transfer all or any part of its business, properties and assets to a Wholly-Owned Foreign Subsidiary of the US Borrower, so long as (i) any security interests granted to the Collateral Agent for the benefit of the Secured Parties pursuant to the applicable Security Documents in the assets so transferred shall remain in full force and perfected (to at least the same extent as in effect immediately prior to such transfer) and all actions required to maintain said perfected status have been taken and (ii) the aggregate fair market value (as determined in good faith by Holdings) of all such assets so transferred to Wholly-Owned Foreign Subsidiaries that are not Foreign Credit Parties shall not exceed $7,500,000;

(g) any Subsidiary of the US Borrower may merge with and into, or be dissolved or liquidated into, the US Borrower or any Subsidiary Guarantor that is a Wholly-Owned Domestic Subsidiary, so long as (i) the US Borrower or such Subsidiary Guarantor is the surviving corporation of any such merger, dissolution or liquidation and (ii) any security interests granted to the Collateral Agent for the benefit of the Secured Parties pursuant to the applicable Security Documents in the assets and capital stock of such Subsidiary shall remain in full force and effect and perfected (to at least the same extent as in effect immediately prior to such merger, dissolution or liquidation) and all actions required to maintain said perfected status have been taken;

(h) any Foreign Subsidiary of the US Borrower may merge with and into, or be dissolved or liquidated into, the Canadian Borrower, the UK Borrower or any other Wholly-Owned Foreign Subsidiary of the US Borrower (provided that the Canadian Borrower shall not merge with and into, or be dissolved or liquidated into, the UK Borrower and the UK Borrower shall not merge with and into, or be dissolved or liquidated into, the Canadian Borrower), so long as (i)(A) in the case of any such merger, dissolution or liquidation involving the Canadian Borrower, the Canadian Borrower is the surviving corporation thereof and (B)  in the case of any such merger, dissolution or liquidation involving the UK Borrower, the UK Borrower is the surviving corporation thereof, (ii) in the case of any such merger, dissolution or liquidation involving a Foreign Credit Party, such Foreign Credit Party is the surviving corporation thereof, (iii) in all other cases, such Wholly-Owned Foreign Subsidiary is the surviving corporation of any such merger, dissolution or liquidation and (iv) any security interests granted to the Collateral Agent for the benefit of the Secured Parties pursuant to the applicable Security Documents in the assets and capital stock of such Foreign Subsidiary shall remain in full force and effect and perfected (to at least the same extent as in effect immediately prior to such merger, dissolution or liquidation) and all actions required to maintain said perfected status have been taken;

(i) the US Borrower and its Wholly-Owned Subsidiaries shall be permitted to make Permitted Acquisitions, so long as such Permitted Acquisitions are effected in accordance with the requirements of Section 6.13;

(j) the US Borrower and its Subsidiaries may, in the ordinary course of business, license, as licensor or licensee, patents, trademarks, copyrights and know-how to or from third Persons or one another, so long as any such license by the US Borrower or any such Subsidiary in its capacity as licensor is permitted to be assigned pursuant to the relevant Security Agreement (to the extent that a security interest in such patents, trademarks, copyrights and know-how is granted thereunder) and does not otherwise prohibit the granting of a Lien by the US Borrower or any such Subsidiary pursuant to such Security Agreement in the intellectual property covered by such license;

(k) the US Borrower and its Domestic Subsidiaries may transfer assets (other than cash) to Wholly-Owned Foreign Subsidiaries, so long as (i) no Default or Event of Default exists at the time of the respective transfer and  (ii) the aggregate fair market value of all such assets so transferred (determined in good faith by senior management of Holdings) to all such Wholly-Owned Foreign Subsidiaries does not exceed $15,000,000;

(l) the US Borrower and any of its Subsidiaries may sell or otherwise dispose of the capital stock of, or other equity interests in, any of their respective Subsidiaries (other than the Canadian Borrower or the UK Borrower, the equity interests of which may not be sold or otherwise disposed of pursuant to this subsection (l)), Joint Ventures and Unrestricted Subsidiaries; provided that (i) in the case of a sale or other disposition of the capital stock or other equity interests of any Wholly-Owned Subsidiary of the US Borrower, 100% of the capital stock or other equity interests of such Subsidiary shall be so sold or disposed of, (ii) each such sale or disposition shall be for an amount at least equal to the fair market value thereof (as determined in good faith by senior management of Holdings), (iii) each such sale results in consideration at least 75% of which (taking into account the amount of cash, the principal amount of any promissory notes and the fair market value, as determined by Holdings in good faith, of any other consideration) shall be in the form of cash and (iv) the aggregate Net Sale Proceeds of all assets sold or otherwise disposed of pursuant to this clause (l) shall not exceed $30,000,000 in the aggregate;

(m) the US Borrower and any of its Subsidiaries may enter into agreements to (i) sell excess capacity at one or more of its facilities or (ii) lease or sublease real property in the ordinary course of business to the extent such property is not used or useful in the business of the US Borrower or its Subsidiaries; provided that any such agreements do not interfere in any material respect with the operations of the US Borrower or any of its Subsidiaries or otherwise leave the US Borrower or any of its Subsidiaries with insufficient capacity to meet its own ongoing (and reasonably anticipated) requirements;

(n) the US Borrower or any of its Subsidiaries may effect Permitted Sale-Leaseback Transactions in accordance with the definition thereof; provided that (i) the aggregate amount of all proceeds received by the US Borrower and its Subsidiaries from all Permitted Sale-Leaseback Transactions consummated on and after the Effective Date shall not exceed $25,000,000 and (ii) the Net Sale Proceeds from all such Permitted Sale-Leaseback Transactions are applied to repay Term Loans as provided in Section 2.12(c) and/or reinvested in replacement assets or retained to the extent permitted by Section 2.12(c);

(o) the US Borrower and any of its Subsidiaries may enter into agreements to effect acquisitions and dispositions of stock or assets, so long as the respective transaction is permitted pursuant to the provisions of this Section 7.02; provided that the US Borrower and any of its Subsidiaries may enter into agreements to effect acquisitions and dispositions of capital stock or assets in transactions not permitted by the provisions of this Section 7.02 at the time the respective agreement is entered into, so long as in the case of each such agreement, such agreement shall be expressly conditioned upon obtaining the requisite consent of the Required Lenders under this Agreement or the repayment of all Loan Document Obligations hereunder as a condition precedent to the consummation of the respective transaction and, if for any reason the transaction is not consummated because of a failure to obtain such consent, the aggregate liability of Holdings and any of its Subsidiaries under any such agreement shall not exceed $7,500,000;

(p) the US Borrower and any of its Subsidiaries may sell or otherwise dispose of assets (excluding capital stock of, or other equity interests in, Subsidiaries, Joint Ventures and Unrestricted Subsidiaries) during each fiscal year of the US Borrower having an aggregate fair market value not in excess of $35,000,000; provided that, except with respect to asset dispositions or transfers arising out of, or in connection with, the events described in clauses (a) and (b) of the definition of Recovery Event, (i) each such sale or disposition shall be for an amount at least equal to the fair market value thereof (as determined in good faith by senior management of Holdings) and (ii) to the extent any such sale or disposition (or any series of related sales or dispositions) generates Net Sale Proceeds (or involves assets the fair market value of which (as determined in good faith by senior management of Holdings) is) equal to or greater than $3,000,000, such sale or disposition (or series of related sales or dispositions) results in consideration at least 75% of which (taking into account the amount of cash, the principal amount of any promissory notes and the fair market value, as determined by Holdings in good faith, of any other consideration) shall be in the form of cash, provided, however, that, notwithstanding the foregoing, up to $10,000,000 of such consideration in the aggregate in any fiscal year of the US Borrower may be in the form of (A) assets to be owned by the US Borrower or any of its Wholly-Owned Subsidiaries and used in connection with a Permitted Business and/or (B) 100% of the capital stock of any entity that owns assets used in a Permitted Business, which entity shall, as a result of such acquisition, become a Wholly-Owned Subsidiary of the US Borrower (and, if the Person that sold such assets was (1) a US Credit Party, such Wholly-Owned Subsidiary shall become a US Credit Party or (2) a Foreign Credit Party, such Wholly-Owned Subsidiary shall become a Foreign Credit Party); and

(q) the White Salt Sale.

To the extent the Required Lenders waive the provisions of this Section 7.02 with respect to the sale or other disposition of any Collateral, or any Collateral is sold or otherwise disposed of as permitted by this Section 7.02, such Collateral (unless transferred to the US Borrower or a Subsidiary thereof) shall (except as otherwise provided above) be sold or otherwise disposed of free and clear of the Liens created by the Security Documents and the Administrative Agent shall take such actions (including directing the Collateral Agent to take such actions) as are appropriate in connection therewith.

SECTION 7.03. Liens.  Holdings will not, and will not permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Lien upon or with respect to any property or assets of any kind (real or personal, tangible or intangible, movable or immovable) of Holdings or any of its Subsidiaries, whether now owned or hereafter acquired, or sell any such property or assets subject to an understanding or agreement, contingent or otherwise, to repurchase such property or assets (including sales of accounts receivable or notes with recourse to Holdings or any of its Subsidiaries) or assign any right to receive income, except for the following (collectively, the “Permitted Liens”):

(a) inchoate Liens for Taxes not yet due and payable or Liens for Taxes, assessments or governmental charges or levies being contested in accordance with Section 6.04;

(b) Liens in respect of property or assets of the US Borrower or any of its Subsidiaries imposed by law that were incurred in the ordinary course of business and that have not arisen to secure Indebtedness for borrowed money, such as carriers’, materialmen’s, warehousemen’s and mechanics’ Liens, statutory and common law landlord’s Liens, and other similar Liens arising in the ordinary course of business, and that either (i) do not in the aggregate materially detract from the value of such property or assets or materially impair the use thereof in the operation of the business of Holdings or any of its Subsidiaries or (ii) are being contested in good faith by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the property or assets subject to such Lien;

(c) Liens created by or pursuant to this Agreement and the Security Documents;

(d) Liens in existence on the Effective Date that are listed, and the property subject thereto described, in Schedule VII, without giving effect to any extensions or renewals thereof;

(e) Liens arising from judgments, decrees, awards or attachments in circumstances not constituting an Event of Default under Section 8.09; provided that the aggregate amount of cash and property (determined on a fair market value basis) of Holdings and its Subsidiaries deposited or delivered to secure the respective judgment or decree or subject to attachment shall not exceed $15,000,000 at any time;

(f) Liens (other than any Lien imposed by ERISA) (i) incurred or deposits made in the ordinary course of business of the US Borrower and any of its Subsidiaries in connection with workers’ compensation, unemployment insurance and other types of social security, (ii) to secure the performance by the US Borrower and any of its Subsidiaries of tenders, statutory obligations (other than excise taxes), surety, stay, customs and appeal bonds, statutory bonds, bids, leases, government contracts, trade contracts, performance and return of money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money) to the extent incurred in the ordinary course of business or (iii) to secure the performance by the US Borrower and any of its Subsidiaries of any lease of Real Property, to the extent incurred or made in the ordinary course of business consistent with past practices and to the extent such Liens (A) consist of deposits or (B) do not apply to any assets other than assets located at the Real Property subject to such lease; provided that the aggregate amount of deposits at any time pursuant to subclauses (ii) and (iii) above shall not exceed $20,000,000 in the aggregate;

(g)  (i) licenses, sublicenses, leases or subleases granted to third Persons in the ordinary course of business not interfering in any material respect with the business of Holdings or any of its Subsidiaries and (ii) any interest or title of a licensor, lessor or sublessor under any lease permitted by this Agreement;

(h) easements, rights-of-way, restrictions, minor defects or irregularities in title, encroachments and other similar charges or encumbrances, in each case not securing Indebtedness and not interfering in any material respect with the ordinary conduct of the business of the US Borrower and of its Subsidiaries taken as a whole;

(i) Liens arising from precautionary UCC financing statements regarding operating leases;

(j) Liens created pursuant to Capital Leases permitted pursuant to Section 7.04(d); provided that (i) such Liens only serve to secure the payment of Indebtedness arising under such Capitalized Lease Obligation (and other Indebtedness permitted by Section 7.04(d) and incurred from the same Person as such Indebtedness) and (ii) the Lien encumbering the asset giving rise to the Capitalized Lease Obligation does not encumber any asset of Holdings or any other asset of the US Borrower or any of its Subsidiaries (other than other assets subject to Capitalized Lease Obligations and/or other Indebtedness incurred pursuant to Section 7.04(d), in each case owing to the same Person as such Capitalized Lease Obligation);

(k) Permitted Encumbrances;

(l) Liens arising pursuant to purchase money mortgages or security interests securing Indebtedness representing the purchase price (or financing of the purchase price within 90 days after the respective purchase) of assets acquired after the Effective Date; provided that (i) any such Liens attach only to the assets so purchased, upgrades thereon and, if the asset so purchased is an upgrade, the original asset itself (and such other assets financed by the same financing source), (ii) the Indebtedness (other than Indebtedness incurred from the same financing source to purchase other assets and excluding Indebtedness representing obligations to pay installation and delivery charges for the property so purchased) secured by any such Lien does not exceed 100% of the lesser of the fair market value or the purchase price of the property being purchased at the time of the incurrence of such Indebtedness and (iii) the Indebtedness secured thereby is permitted to be incurred pursuant to Section 7.04(d);

(m) Liens on property or assets acquired pursuant to a Permitted Acquisition, or on property or assets of a Subsidiary of the US Borrower in existence at the time such Subsidiary is acquired pursuant to a Permitted Acquisition; provided that (i) any Indebtedness that is secured by such Liens is permitted to exist under Section 7.04(d) and (ii) such Liens are not incurred in connection with, or in contemplation or anticipation of, such Permitted Acquisition and do not attach to any asset of Holdings or any other asset of the US Borrower or any of its Subsidiaries;

(n) Liens arising out of any consignment or similar arrangements for the sale of goods entered into by the US Borrower or any of its Subsidiaries in the ordinary course of business to the extent such Liens do not attach to any assets other than the goods subject to such consignment or similar arrangements;

(o) Liens securing insurance premium financing arrangements; provided that such Liens are limited to the applicable insurance contracts;

(p) Liens (i) incurred in the ordinary course of business in connection with the purchase or shipping of goods or assets (or the related assets and proceeds thereof), which Liens are in favor of the seller or shipper of such goods or assets and only attach to such goods or assets, and (ii) in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods; and

(q) additional Liens incurred by the US Borrower and any of its Subsidiaries, so long as the value of the property subject to such Liens, and the Indebtedness and other obligations secured thereby, do not exceed $7,500,000.

SECTION 7.04. Indebtedness.  Holdings will not, and will not permit any of its Subsidiaries to, contract, create, incur, assume or suffer to exist any Indebtedness, except:

(a) Indebtedness incurred pursuant to this Agreement and the other Credit Documents;

(b) Indebtedness existing on the date hereof and described on Schedule III (as reduced by any repayments thereof before, on or after the Effective Date), without giving effect to any subsequent extension, renewal or refinancing thereof (“Retained Existing Indebtedness”);

(c) Swap Agreements entered into (i) to hedge or mitigate risks to which the US Borrower or any of its Subsidiaries has actual exposure (other than those in respect of shares of capital stock or other equity ownership interests of Holdings or any of its Subsidiaries) or (ii) in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of Holdings, the US Borrower or any of its Subsidiaries);

(d) (i) Indebtedness of a Subsidiary acquired pursuant to a Permitted Acquisition (or Indebtedness assumed by the US Borrower or any of its Wholly-Owned Subsidiaries pursuant to a Permitted Acquisition as a result of a merger or consolidation or the acquisition of an asset securing such Indebtedness) (the “Permitted Acquired Debt”), so long as such Indebtedness was not incurred in connection with, or in anticipation or contemplation of, such Permitted Acquisition and (ii) Capitalized Lease Obligations and Indebtedness of the US Borrower and any of its Subsidiaries representing purchase money Indebtedness secured by Liens permitted pursuant to Section 7.03(1); provided that the sum of (1) the aggregate principal amount of all Permitted Acquired Debt at any time outstanding plus (2) the aggregate amount of Capitalized Lease Obligations incurred pursuant to this Section 7.04(d) on and after the Effective Date and outstanding at any time (including Indebtedness evidenced by Capitalized Lease Obligations arising from Permitted Sale-Leaseback Transactions) plus (3) the aggregate principal amount of all such purchase money Indebtedness incurred pursuant to this Section 7.04(d) on and after the Effective Date and outstanding at any time, shall not exceed $40,000,000;

(e) Indebtedness constituting Intercompany Loans to the extent permitted by Section 7.05(f);

(f) Permitted Subordinated Refinancing Indebtedness, so long as no Default or Event of Default is in existence at the time of any incurrence thereof and immediately after giving effect thereto; provided that no Subsidiary of Holdings shall Guaranty any Permitted Subordinated Refinancing Indebtedness unless such Subsidiary is a US Credit Party and such Guaranty is subordinated to the Guaranty of such Subsidiary pursuant to the US Collateral and Guaranty Agreement on terms no less favorable to the Lenders than the subordination provisions of the Permitted Subordinated Refinancing Indebtedness;

(g) unsecured Indebtedness of the US Borrower and any other US Credit Party that is a Subsidiary Guarantor incurred under the Senior Subordinated Notes and the other Senior Subordinated Note Documents in an aggregate principal amount not in excess of the aggregate principal amount of the Senior Subordinated Notes outstanding immediately after the consummation of the Debt Tender Offer (which shall in no event exceed $3,500,000); provided that no Subsidiary of Holdings shall Guaranty any Indebtedness or other obligations under the Senior Subordinated Notes unless such Subsidiary is a US Credit Party and such Guaranty is subordinated to the Guaranty pursuant to the US Collateral and Guaranty Agreement on terms no less favorable to the Lenders than the subordination provisions of the Senior Subordinated Notes;

(h) unsecured Indebtedness of Holdings under (i) Holdings Notes having an aggregate accreted value of $303,100,000, plus the aggregate principal amount of any additional Holdings Notes issued, or the additional accretion of principal on the Holdings Notes, in each case after the date hereof in respect of regularly scheduled interest payments thereon in accordance with the terms thereof and hereof and less the amount of any repayments of principal thereof after the Effective Date and (ii) any Permitted Holdings Refinancing Indebtedness, so long as no Default or Event of Default is in existence at the time of incurrence of such Permitted Holdings Refinancing Indebtedness and immediately after giving effect thereto;

(i) Indebtedness of the US Borrower or any of its Subsidiaries that may be deemed to exist in connection with agreements providing for indemnification, payment of purchase price, purchase price adjustments, earn-outs and similar obligations in connection with acquisitions or sales of assets and/or businesses effected in accordance with the requirements of this Agreement (so long as any such obligations are those of the Person making the respective acquisition or sale and are not guaranteed by any other Person);

(j) Contingent Obligations of (i) the US Borrower or any of its Subsidiaries as a guarantor of the lessee or contracting party, as the case may be, under any lease or other contract pursuant to which the US Borrower or any of its Wholly-Owned Subsidiaries is the lessee or contracting party so long as such lease or other contract is otherwise permitted hereunder, and (ii) the US Borrower or any of its Subsidiaries as a guarantor of any Capitalized Lease Obligation to which a Joint Venture is a party or any contract entered into by such Joint Venture in the ordinary course of business, provided that the maximum liability of the US Borrower or any such Subsidiary in respect of any obligations as described pursuant to this clause (ii) is permitted as an Investment on such date pursuant to the requirements of Section 7.05(o);

(k) Indebtedness with respect to performance bonds, surety bonds, appeal bonds or customs bonds required in the ordinary course of business or in connection with the enforcement of rights or claims of the US Borrower or any of its Subsidiaries or in connection with judgments that do not result in a Default or an Event of Default;

(l) Indebtedness of the US Borrower or any of its Subsidiaries consisting of (i) the financing of insurance premiums in the ordinary course of business or (ii) take-or-pay obligations contained in supply arrangements entered into in the ordinary course of business and on a basis consistent with past practice;

(m) additional Indebtedness of the US Borrower and any of its Subsidiaries not otherwise permitted pursuant to this Section 7.04, so long as the aggregate principal amount of all Indebtedness permitted by this clause (m), when added to the aggregate liquidation preference for all Disqualified Preferred Stock issued after the Effective Date pursuant to Section 7.13(c), does not exceed $50,000,000 at any time outstanding;

(n) unsecured Indebtedness of the US Borrower incurred under any Additional Senior Subordinated Notes and any Additional Senior Subordinated Note Documents (and any guaranty of such Indebtedness by any other US Credit Party that is a Subsidiary Guarantor) in an aggregate principal amount not to exceed $200,000,000; provided that (i) at the time of any such issuance of Additional Senior Subordinated Notes (and after giving effect thereto), (A) no Default or Event of Default shall have occurred and be continuing, (B) on a Pro Forma Basis (including, to the extent any Permitted Acquisition or Subsidiary Redesignation has occurred during the applicable Test Period, giving effect to such Permitted Acquisition and/or Subsidiary Redesignation on a Pro Forma Basis) after giving effect to the issuance of such Additional Senior Subordinated Notes and the application of the proceeds therefrom (1) the US Borrower shall be in compliance with Section 7.09 and Section 7.10 of this Agreement computed as if such Additional Senior Subordinated Notes had been outstanding during the most recently ended period of four consecutive fiscal quarters of the US Borrower and (2) the Adjusted Total Leverage Ratio is less than or equal to 4.25 to 1.00 as of the last day of the most recently ended four fiscal quarters of the US Borrower and (C) the US Borrower has delivered to the Administrative Agent a certificate to the effect set forth in clauses (A) and (B) above, together with all relevant calculations related thereto, and (ii) no Subsidiary of Holdings shall guaranty any Indebtedness or other obligations under such Additional Senior Subordinated Notes unless such Subsidiary is a US Credit Party and such guaranty is subordinated to the guaranty pursuant to the US Collateral and Guaranty Agreement on terms no less favorable to the Lenders than the subordination provisions of such Additional Senior Subordinated Notes; and

(o) unsecured Indebtedness of the US Borrower incurred under any Additional Senior Subordinated Notes and any Additional Senior Subordinated Note Documents (and any guaranty of such Indebtedness by any other US Credit Party that is a Subsidiary Guarantor) in an aggregate principal amount not to exceed $325,000,000 (less the aggregate principal amount of Incremental Term Loans made pursuant to Section 2.23); provided that (i) at the time of any such issuance of Additional Senior Subordinated Notes (and after giving effect thereto), (A) no Default or Event of Default shall have occurred and be continuing, (B) on a Pro Forma Basis (including, to the extent any Permitted Acquisition or Subsidiary Redesignation has occurred during the applicable Test Period, giving effect to such Permitted Acquisition and/or Subsidiary Redesignation on a Pro Forma Basis) after giving effect to the issuance of such Additional Senior Subordinated Notes and the application of the proceeds therefrom (1) the US Borrower shall be in compliance with Section 7.09 and Section 7.10 of this Agreement computed as if such Additional Senior Subordinated Notes had been outstanding during the most recently ended period of four consecutive fiscal quarters of the US Borrower and (2) the Adjusted Total Leverage Ratio is less than or equal to 4.25 to 1.00 as of the last day of the most recently ended four fiscal quarters of the US Borrower and (C) the US Borrower has delivered to the Administrative Agent a certificate to the effect set forth in clauses (A) and (B) above, together with all relevant calculations related thereto, and (ii) promptly after the date on which Holdings or any of its Subsidiaries receives any Net Cash Proceeds from the issuance of any such

Additional Senior Subordinated Notes, an amount equal to the amount of such Net Cash Proceeds shall be applied pursuant to Section 7.12(a)(iv) to repay or repurchase Holdings Notes or Permitted Holdings Refinancing Indebtedness; and provided further that no Subsidiary of Holdings shall guaranty any Indebtedness or other obligations under such Additional Senior Subordinated Notes unless such Subsidiary is a US Credit Party and such guaranty is subordinated to the guaranty pursuant to the US Collateral and Guaranty Agreement on terms no less favorable to the Lenders than the subordination provisions of such Additional Senior Subordinated Notes.

SECTION 7.05. Advances; Investments; Loans.  Holdings will not, and will not permit any of its Subsidiaries to, lend money or extend credit or make advances to any Person, or purchase or acquire any stock, obligations or securities of, or any other interest in, or guarantee any Indebtedness or other obligations of, or make any capital contribution to, any Person, or purchase or own a futures contract or otherwise become liable for the purchase or sale of currency or other commodities at a future date in the nature of a futures contract, or hold any cash or Cash Equivalents (any of the foregoing, an “Investment”), except:

(a) the US Borrower and any of its Subsidiaries may invest in cash and Cash Equivalents;

(b) the US Borrower and any of its Subsidiaries may acquire and hold receivables owing to it, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms (including the dating of receivables) of the US Borrower or such Subsidiary;

(c) the US Borrower and any of its Subsidiaries may acquire and own investments (including debt obligations and equity securities) received in connection with the bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business;

(d) Swap Agreements entered into in compliance with Section 7.04(c) shall be permitted;

(e) advances, loans and investments in existence on the Effective Date and listed on Schedule IX shall be permitted, without giving effect to any additions thereto or replacements thereof, it being understood that any additional Investments made with respect to such existing Investments shall be permitted only if independently permitted under the other provisions of this Section 7.05;

(f) the US Borrower and any of its Wholly-Owned Subsidiaries may make intercompany loans and advances between and among one another (collectively, “Intercompany Loans”); provided that (i) at no time shall the aggregate outstanding principal amount of all Intercompany Loans made pursuant to this clause (f) by Credit Parties to Wholly-Owned Subsidiaries that are not Credit Parties, when added to the aggregate amount of contributions, capitalizations and forgiveness theretofore made pursuant to Section 7.05(n) in respect of

Wholly-Owned Foreign Subsidiaries that are not Credit Parties, exceed $25,000,000 (determined without regard to any write-downs or write-offs of such loans and advances), (ii) (A) the Canadian Intercompany Loan, the UK Intercompany Loan and the Canadian LP Intercompany Loans shall be evidenced by the Canadian Intercompany Note, the UK Intercompany Note and the Canadian LP Intercompany Notes, respectively (which shall be pledged to the Collateral Agent (1) in the case of the UK Intercompany Note, pursuant to the US Collateral and Guaranty Agreement and (2) in the case of the Canadian Intercompany Note and the Canadian LP Intercompany Notes, pursuant to the applicable Foreign Pledge Agreement or Foreign Security Agreement), and (B) the obligations of the Canadian Borrower under the Canadian Intercompany Loan shall be Foreign Obligations guaranteed under the Foreign Guaranty, the obligations of the UK Borrower under the UK Intercompany Loan shall be Foreign Obligations guaranteed under the Foreign Guaranty and the obligations of Sideco under the Canadian LP Intercompany Loans shall be Foreign Obligations guaranteed under the Foreign Guaranty, (iii) if any such Intercompany Loan (other than the Canadian Intercompany Loan, UK Intercompany Loan and Canadian LP Intercompany Loans) made by a Credit Party is evidenced by a promissory note or other instrument, such promissory note or other instrument shall be an Intercompany Note and such Intercompany Note shall be pledged to the Collateral Agent to the extent required pursuant to the US Collateral and Guaranty Agreement or the applicable Foreign Pledge Agreement and (iv) each Intercompany Loan made either (A) to the US Borrower or (B) by a Wholly-Owned Foreign Subsidiary to a US Credit Party or by a Non-Credit Party to a Credit Party shall include (or, if not evidenced by an Intercompany Note, the books and records of the respective parties shall note that such Intercompany Loan is subject to) the subordination provisions attached as an Annex to the form of Intercompany Note;

(g) loans and advances by the US Borrower and any of its Subsidiaries to employees of Holdings and any of its Subsidiaries in the ordinary course of business and for bona fide business purposes (including travel and entertainment expenses) shall be permitted, so long as the aggregate principal amount thereof at any time outstanding (determined without regard to any write-downs or write-offs of such loans and advances) shall not exceed $5,000,000;

(h) Holdings may acquire and hold obligations of one or more officers or other employees of Holdings or any of its Subsidiaries in connection with such officers’ or employees’ acquisition of shares of Holdings Common Stock, so long as no cash is actually advanced by Holdings or any of its Subsidiaries to such officers or employees in connection with the acquisition of any such obligations;

(i) the US Borrower and any of its Wholly-Owned Subsidiaries may make Permitted Acquisitions in accordance with the relevant requirements of Section 6.13;

(j) Holdings and its Subsidiaries may own the capital stock of their respective Subsidiaries created or acquired in accordance with the terms of this Agreement (so long as all amounts invested in such Subsidiaries are independently permitted under another provision of this Section 7.05);

(k) the US Borrower and any of its Subsidiaries may receive and hold promissory notes and other non-cash consideration received in connection with any asset sale permitted by Section 7.02(d), (l) or (q);

(l) the US Borrower and any of its Subsidiaries may convey, lease, license, sell or otherwise transfer or acquire assets and properties to the extent permitted by Section 7.02(e), (f), (g), (h) or (k);

(m) the US Borrower and any of its Subsidiaries may make advances in the form of a prepayment of expenses, so long as such expenses were incurred in the ordinary course of business and are being paid in accordance with customary trade terms of the US Borrower or such Subsidiary;

(n) the US Borrower and its Wholly-Owned Subsidiaries may make cash capital contributions to their respective Wholly-Owned Subsidiaries, and may capitalize or forgive any Indebtedness owed to them by a Wholly-Owned Foreign Subsidiary and outstanding under clause (f) of this Section 7.05; provided that the aggregate amount of such contributions, capitalizations and forgiveness on and after the Effective Date made to Wholly-Owned Foreign Subsidiaries that are not Credit Parties, when added to the aggregate outstanding principal amount of Intercompany Loans made to Wholly-Owned Foreign Subsidiaries that are not Credit Parties under such clause (f) (determined without regard to any write-downs or write-offs thereof) shall not exceed an amount equal to $25,000,000;

(o) in addition to Investments permitted by clauses (a) through (n) and (p) of this Section 7.05, the US Borrower and any of its Subsidiaries may make additional loans, advances and other Investments to or in a Person in an aggregate amount for all loans, advances and other Investments made pursuant to this clause (o) (determined without regard to any write-downs or write-offs thereof), net of cash repayments of principal in the case of loans, sale proceeds in the case of Investments in the form of debt instruments and cash equity returns (whether as a distribution, dividend, redemption or sale) in the case of equity investments, not to exceed $60,000,000 at any time outstanding; and

(p) the US Borrower and any of its Subsidiaries may guarantee any Indebtedness or other obligations of another Person to the extent expressly permitted under clauses (a), (e), (f), (g), (j), (n) or (o) of Section 7.04 or clause (d) of Section 7.04 to the extent such guaranty exists on the date of the applicable Permitted Acquisition.

SECTION 7.06. Dividends, etc.  Holdings will not, and will not permit any of its Subsidiaries to, declare or pay any dividends or return any capital to its stockholders or authorize or make any other distribution, payment or delivery of property or cash to its stockholders as such, or redeem, retire, purchase or otherwise acquire, directly or indirectly, for consideration, any shares of any class of its capital stock, now or hereafter outstanding (or any warrants for or options or stock appreciation rights in respect of any of such shares), or set aside any funds for any of the foregoing purposes, and Holdings will not permit any of its Subsidiaries to enter into any Synthetic Purchase Agreement with respect to or purchase or otherwise acquire for consideration any shares of any class of the capital stock of Holdings or any other Subsidiary, as the case may be, now or hereafter outstanding (or any options or warrants or stock appreciation rights issued by such Person with respect to its capital stock), and Holdings will not permit any of the Unrestricted Subsidiaries to enter into any Synthetic Purchase Agreement with respect to, or purchase or otherwise acquire, directly or indirectly, for consideration, any shares of any class of capital stock of Holdings

(all of the foregoing, except to the extent paid by such Person to its shareholders with the common stock of such Person, “Dividends”), except that:

(a) any Subsidiary of the US Borrower may pay Dividends to the US Borrower or any Wholly-Owned Subsidiary of the US Borrower; provided that any Dividends received by NSULC1 are distributed or otherwise transferred by NSULC1 within three Business Days to NASC;

(b) the US Borrower may pay cash Dividends to Holdings to enable Holdings to, and Holdings may, redeem or purchase shares of Holdings Common Stock, Preferred Stock of Holdings or options to purchase Holdings Common Stock or Preferred Stock of Holdings, as the case may be, in either case held by former employees, consultants, officers or directors of Holdings or any of its Subsidiaries following the termination of their employment or resignation from their respective positions (by death, disability or otherwise) issued to any such employees, consultants, officers or directors; provided that (i) the only consideration paid by Holdings in respect of such redemptions and/or purchases shall be cash and/or forgiveness of liabilities, (ii) the sum of (A) the aggregate amount paid by Holdings in cash in respect of all such Dividends, redemptions and/or purchases made pursuant to this Section 7.06(b) plus (B) the aggregate amount of liabilities so forgiven, in each case after the Effective Date, shall not exceed $10,000,000 and (iii) at the time of any cash Dividend, payment or forgiveness of liabilities permitted to be made pursuant to this Section 7.06(b), no Default or Event of Default shall then exist or result therefrom;

(c) so long as no Default or Event of Default exists or would result therefrom, the US Borrower may pay cash Dividends to Holdings to enable Holdings to, and Holdings may, pay regularly accruing cash Dividends on Disqualified Preferred Stock issued pursuant to Section 7.13(c), with such Dividends to be paid in accordance with the terms of the respective certificate of designation therefor;

(d) any Subsidiary of the US Borrower that is not a Wholly-Owned Subsidiary may pay cash Dividends to its shareholders, members or partners generally, so long as the US Borrower or its respective Subsidiary that owns the equity interest or interests in the Subsidiary paying such Dividends receives at least its proportionate share thereof (based upon its relative holdings of equity interests in the Subsidiary paying such Dividends and taking into account the relative preferences, if any, of the various classes of equity interests in such Subsidiary or the terms of any agreements applicable thereto);

(e) the US Borrower may pay cash Dividends to Holdings so long as the proceeds thereof are promptly used by Holdings to  pay operating expenses incurred in the ordinary course of business (including outside directors and professional fees, expenses and indemnities) and other similar corporate overhead costs and expenses; provided that the aggregate amount of all cash Dividends paid pursuant to this clause (e) shall not exceed $5,000,000 in any fiscal year of the US Borrower;

(f) the US Borrower may pay cash Dividends to Holdings at the times and in the amounts necessary to enable Holdings to pay its Taxes; provided that (i) the aggregate amount of cash Dividends paid pursuant to this clause (f) to enable Holdings to pay United States

Federal and state income taxes at any time shall not exceed the aggregate amount of such United States Federal and state income taxes equal to the aggregate amount of such taxes actually owing by Holdings (determined as if Holdings were the ultimate taxpayer for its consolidated group) at such time for the respective period and (ii) any refunds received by Holdings shall promptly be returned by Holdings to the US Borrower;

(g) Holdings may pay regularly accruing Dividends with respect to Qualified Preferred Stock through the issuance of additional shares of Qualified Preferred Stock (but not in cash or other property), in accordance with the terms of the documentation governing the same;

(h) the US Borrower may pay cash Dividends to Holdings in an aggregate amount not to exceed $15,000,000; provided that (i) the proceeds thereof are promptly used by Holdings to pay customary transaction costs and expenses incurred in connection with Permitted Holdings Refinancing Indebtedness and (ii) at the time of the payment of such Dividends and after giving effect thereto no Default or Event of Default shall have occurred and be continuing;

(i) the US Borrower may pay cash Dividends to Holdings in an aggregate amount not to exceed $5,000,000; provided that (i) the proceeds thereof are promptly used by Holdings to pay customary transaction costs and expenses incurred in connection with a Qualified Public Offering and (ii) at the time of the payment of such Dividends and after giving effect thereto no Default or Event of Default shall have occurred and be continuing;

(j) the US Borrower may pay cash Dividends to Holdings so long as the proceeds thereof are promptly used by Holdings to pay (and Holdings may use such proceeds to pay) regular quarterly cash Dividends with respect to Holdings Common Stock; provided that (A) the aggregate amount of such payments in each fiscal year of the US Borrower does not exceed the sum of (1) $55,000,000 and (2) 50% of Consolidated Net Income (calculated solely for this purpose without regard to clauses (a)(i) through a(iii) of the definition of “Consolidated Net Income”) for the immediately preceding fiscal year, (B) at the time of the payment of such Dividends (and, if applicable, such cash interest payments) and after giving effect thereto no Default or Event of Default shall have occurred and be continuing, (C) on a Pro Forma Basis after giving effect to the payment of such Dividends (and, if applicable, such cash interest payments) (1) the US Borrower is in compliance with Section 7.09 and Section 7.10 as of the last day of the most recently ended four fiscal quarters of the US Borrower and (2) the Adjusted Total Leverage Ratio is less than or equal to 4.25 to 1.00 as of the last day of the most recently ended four fiscal quarters of the US Borrower and (D) prior to the payment of any such Dividend, if requested by the Administrative Agent, the Administrative Agent shall have received a certificate, dated the date of the payment of such Dividend and signed by the chief financial officer of the US Borrower, confirming compliance with clauses (A), (B) and (C) above and containing the calculations necessary for demonstrating such compliance;

(k) the US Borrower may pay cash Dividends to Holdings so long as the proceeds thereof are promptly used by Holdings to pay regularly scheduled cash interest payments in respect of any Holdings Notes or Permitted Holdings Refinancing Indebtedness; provided that (A) such cash interest payments are permitted to be made at such time pursuant to Section 6.18, (B) the aggregate amount of such payments does not exceed the amount necessary to enable Holdings to pay such scheduled interest payments in respect of Holdings Notes or

Permitted Holdings Refinancing Indebtedness outstanding on such payment dates, (C) at the time of the payment of such Dividends (and such cash interest payments) and after giving effect thereto no Default or Event of Default shall have occurred and be continuing, (D) on a Pro Forma Basis after giving effect to the payment of such Dividends (and such cash interest payments) (1) the US Borrower is in compliance with Section 7.09 and Section 7.10 as of the last day of the most recently ended four fiscal quarters of the US Borrower and (2) the Consolidated Fixed Charge Coverage Ratio is greater than or equal to 1.25 to 1.00 as of the last day of the most recently ended four fiscal quarters of the US Borrower and (E) prior to the payment of any such Dividend, the Administrative Agent shall have received a certificate, dated the date of the payment of such Dividend and signed by the chief financial officer of the US Borrower, confirming compliance with clauses (B), (C) and (D) above and containing the calculation necessary for demonstrating such compliance; and

(l) the US Borrower may pay cash Dividends to Holdings using the proceeds of Incremental Term Loans or other funds so long as the proceeds thereof are promptly used by Holdings to (i) redeem, repurchase or repay Holdings Notes or Permitted Holdings Refinancing Indebtedness in accordance with Section 7.12(a)(iv) or (ii) pay the Holdings 2012 Notes at final maturity, provided that, in the case of clause (ii), each of the conditions applicable to a repayment or repurchase of Holdings Notes and Permitted Holdings Refinancing Indebtedness at that time pursuant to Section 7.12(a)(iv) has been satisfied (treating each reference in such Section to “repayment or repurchase” as a reference to “payment at final maturity”).

SECTION 7.07. Transactions with Affiliates and Unrestricted Subsidiaries.  Holdings will not, and will not permit any of its Subsidiaries to, enter into any transaction or series of transactions with any Affiliate of Holdings or any of its Subsidiaries or any of its Unrestricted Subsidiaries other than on terms and conditions substantially as favorable to Holdings or such Subsidiary as would be reasonably expected to be obtainable by Holdings or such Subsidiary at the time in a comparable arm’s-length transaction with a Person other than an Affiliate; provided that the following shall in any event be permitted under this Section 7.07: (a) the Transaction; (b) (i) transactions by and among Holdings and its Subsidiaries or (ii) transactions to the extent expressly permitted by Sections 7.02(e), (f), (g), (h) or (k), 7.04(f), (j) or (n) or 7.06; (c) customary fees to directors of Holdings and its Subsidiaries; (d) Holdings and its Subsidiaries may enter into employment arrangements with respect to the procurement of services with their respective officers and employees in the ordinary course of business; (e) the payment of consulting, management or other fees to the US Borrower or any Subsidiary thereof that is a Credit Party by any of their respective Subsidiaries in the ordinary course of business; (f) Holdings, its Subsidiaries and the US Borrower may prepare and make all necessary filings with the SEC and take all other customary actions reasonably necessary in order to consummate a Qualified Public Offering; and (g) the payment by Holdings to unaffiliated third parties of customary transaction costs in connection with the incurrence of Permitted Holdings Refinancing Indebtedness, the performance by Holdings of its obligations under any customary purchase agreement entered into in connection with an offering of Permitted Holdings Refinancing Indebtedness and the performance by Holdings of its obligations under any customary registration rights agreement entered into in connection with an offering of Permitted Holdings Refinancing Indebtedness pursuant to Rule 144A under the Securities Act.

SECTION 7.08. Designated Senior Debt.  Neither Holdings nor any Borrower shall designate any Indebtedness (other than the Loan Document Obligations) as “Designated Senior Debt” (or any similar term) (as defined in the Senior Subordinated Note Documents or the Holdings Notes Documents and, on and after the execution and delivery thereof, any agreement relating to Additional Senior Subordinated Indebtedness, Permitted Subordinated Refinancing Indebtedness or initial or successive Permitted Holdings Refinancing Indebtedness in respect of the Holdings 2013 Notes); provided that Indebtedness under the Senior Subordinated Notes or under any Additional Senior Subordinated Notes or Permitted Subordinated Refinancing Indebtedness may be designated as Designated Senior Debt under the Holdings Notes Documents in respect of the Holdings 2013 Notes and any Holdings Notes Documents in respect of initial or successive Permitted Holdings Refinancing Indebtedness in respect of the Holdings 2013 Notes.

SECTION 7.09. Consolidated Interest Coverage Ratio.  The US Borrower will not permit the Consolidated Interest Coverage Ratio for any Test Period ending on the last day of any fiscal quarter of the US Borrower during any period specified below to be less than the ratio set forth opposite such period below:

Period	Ratio
Effective Date to December 31, 2005	2.50:1.0
January 1, 2006 to December 31, 2007	2.75:1.0
January 1, 2008 to Thereafter	3.00:1.0

Notwithstanding anything to the contrary contained in this Agreement, all calculations of compliance with this Section 7.09 shall be made on a Pro Forma Basis.

SECTION 7.10. Adjusted Total Leverage Ratio.  The US Borrower will not permit the Adjusted Total Leverage Ratio on the last day of any fiscal quarter of the US Borrower ending on any date during any period specified below to exceed the respective ratio set forth opposite such period below:

Period	Ratio
December 31, 2005 to March 31, 2008	4.50:1.0
April 1, 2008 to March 31, 2009	4.25:1.0
April 1, 2009 to March 31, 2010	4.00:1.0
April 1, 2010 to June 29, 2011	3.75:1.0
June 30, 2011 to Thereafter	3.50:1.0

Notwithstanding anything to the contrary contained above or elsewhere in this Agreement, all calculations of compliance with this Section 7.10 shall be made on a Pro Forma Basis.

SECTION 7.11. Capital Expenditures.  (a)  Holdings will not, and will not permit any of its Subsidiaries to, make any Capital Expenditures, except that (i) during the period from the Effective Date through and including December 31, 2006, the US Borrower and any of its Subsidiaries may make Capital Expenditures in an aggregate amount not to exceed $55,000,000 and (ii) during any fiscal year set forth in the table below, the US Borrower and any of its Subsidiaries may make Capital Expenditures, so long as the aggregate amount of such Capital Expenditures does not exceed in any fiscal year set forth below the sum of (A) the amount set forth opposite such fiscal year below plus (B) for each Acquired Business acquired after the Effective Date and prior to the first day of the respective fiscal year set forth below, 25% of the Acquired EBITDA of such Acquired Business for the trailing twelve months of such Acquired Business immediately preceding its acquisition for which financial statements for such Acquired Business have been made available to the US Borrower and the Lenders plus (C) for each Acquired Business acquired during the respective fiscal year, the amount for such Acquired Business specified in preceding clause (B) multiplied by a percentage, the numerator of which is the number of days in the fiscal year after the date of the respective acquisition and the denominator of which is 365 or 366, as the case may be:

Fiscal Year Ending	Amount
December 31, 2007	$55,000,000
December 31, 2008	$60,000,000
December 31, 2009	$40,000,000
December 31, 2010	$40,000,000
December 31, 2011	$40,000,000
December 31, 2012	$40,000,000

(b) Notwithstanding the foregoing, in the event that the amount of Capital Expenditures permitted to be made by the US Borrower and any of its Subsidiaries pursuant to clause (a) above in any fiscal year set forth in the table above (before giving effect to any increase in such permitted expenditure amount pursuant to this clause (b)) is greater than the amount of such Capital Expenditures made by the US Borrower and any of its Subsidiaries during such fiscal year, such excess (the “Rollover Amount”) may be carried forward and utilized to make Capital Expenditures in succeeding fiscal years; provided that in no event shall the Rollover Amount available to be utilized in any succeeding fiscal year exceed 50% of the applicable permitted scheduled Capital Expenditure amount as set forth in clause (a) above for the fiscal year by reference to which the Rollover Amount was determined.

(c) Notwithstanding the foregoing, the US Borrower and any of its Subsidiaries may make Capital Expenditures (which Capital Expenditures will not be included in any determination under the foregoing clause (a)) with the Net Sale Proceeds of Asset Sales, to the extent such Net Sale Proceeds do not require, or result in, a mandatory repayment of Term Loans pursuant to Section 2.12(c) and such proceeds are reinvested as required by said Section 2.12(c), or with the Net Sale Proceeds of any sale, transfer or other disposition of assets that would constitute an Asset Sale but for the applicability of clause (g) of the definition of the term Asset Sale.

(d) Notwithstanding the foregoing, the US Borrower and any of its Wholly-Owned Subsidiaries may make Capital Expenditures (which Capital Expenditures will not be included in any determination under the foregoing clause (a)) constituting Permitted Acquisitions effected in accordance with the requirements of Section 7.02(i).

SECTION 7.12. Limitation on Voluntary Payments and Modifications of Indebtedness; Modifications of Certificate of Incorporation, By-Laws and Certain Other Agreements; Issuances of Capital Stock; etc.  Holdings will not, and will not permit any of its Subsidiaries to:

(a) make or permit any Unrestricted Subsidiary to make (or give any notice in respect of) any voluntary or optional payment or prepayment on or redemption, repurchase or acquisition for value of (including by way of entering into any Synthetic Purchase Agreement with respect thereto or depositing with the trustee with respect thereto or any other Person money or securities before due for the purpose of paying when due), or any prepayment or redemption as a result of any asset sale, excess cash flow recapture, exit event, change of control or similar event of, any Senior Subordinated Notes, Additional Senior Subordinated Notes, Permitted Subordinated Refinancing Indebtedness, Holdings Notes or Permitted Holdings Refinancing Indebtedness; provided that the US Borrower may consummate the Debt Tender Offer and, so long as no Default or Event of Default then exists or would result therefrom, (i) any Senior Subordinated Notes, Additional Senior Subordinated Notes and Permitted Subordinated Refinancing Indebtedness may be refinanced with Permitted Subordinated Refinancing Indebtedness, (ii) any Holdings Notes may be refinanced with Permitted Holdings Refinancing Indebtedness, (iii) the US Borrower may repurchase all or a portion of the Senior Subordinated Notes, Additional Senior Subordinated Notes, Permitted Subordinated Refinancing Indebtedness on the open market, in an aggregate Principal Amount for all purchases made pursuant to this clause (iii) not to exceed $20,000,000, so long as, on a Pro Forma Basis after giving effect to such repurchase, (A) the US Borrower is in compliance with Section 7.09 and Section 7.10 and (B) the Adjusted Total Leverage Ratio is less than or equal to 2.75:1.00, in each case on the last day of the Test Period most recently ended prior to the consummation of the respective repurchase, (iv) Holdings may repay or repurchase all or a portion of the Holdings Notes or the Permitted Holdings Refinancing Indebtedness so long as, on a Pro Forma Basis after giving effect to such repayment or repurchase, (A) the US Borrower is in compliance with Section 7.09 and Section 7.10 and (B) the Adjusted Total Leverage Ratio is less than or equal to 4.25:1.00, in each case on the last day of the Test Period most recently ended prior to the consummation of the respective repayment of repurchase, and (v) Holdings and the US Borrower, as applicable, may apply the Net Cash Proceeds from one or more Qualified Public Offerings after the Effective Date to redeem, repurchase or otherwise acquire for value Holdings Notes, Permitted Holdings Refinancing Indebtedness, Additional Senior Subordinated Notes, Senior Subordinated Notes or Permitted Subordinated Refinancing Indebtedness; provided that such redemption, repurchase or other acquisition occurs within 120 days of the date of consummation of the relevant Qualified Public Offering; provided further that, in the case of clauses (iii) and (iv) above, the US Borrower shall have delivered to the Administrative Agent an officer’s certificate executed by an Authorized Officer of the US Borrower certifying, to the best of such officer’s knowledge, compliance with the requirements of such clauses and containing the calculations necessary for demonstrating such compliance;

(b) amend or modify, or permit the amendment or modification of, any provision of the Holding Shareholder Subordinated Notes, the Senior Subordinated Note

Documents, Holdings Notes Documents, the Canadian Intercompany Note, the UK Intercompany Note or the Canadian LP Intercompany Notes, or, after the incurrence or issuance thereof, amend or modify, or permit the amendment or modification of, any provision of any Qualified Preferred Stock, Disqualified Preferred Stock or Permitted Debt or of any agreement (including any purchase agreement, indenture, loan agreement, security agreement or certificate of designation relating thereto), in each case except for any such amendment or modification that could not reasonably be expected to be adverse to the interests of the Lenders in any material respect; and

(c) amend, modify or change in any way that could reasonably be expected to be adverse to the interests of the Lenders in any material respect any Debt Tender Offer Document, its certificate or articles of incorporation (including by the filing or modification of any certificate of designation other than any certificates of designation relating to Qualified Preferred Stock or Disqualified Preferred Stock issued as permitted herein), by-laws, certificate of partnership, partnership agreement, certificate of limited liability company, limited liability company agreement or any agreement entered into by it with respect to its capital stock or other equity interest (including any shareholders’ or similar agreement), or enter into any new agreement with respect to its capital stock or other equity interest that could reasonably be expected to be adverse in any material respect to the interests of the Lenders; provided that the foregoing clause shall not restrict the ability of Holdings and its Subsidiaries to amend their respective certificates of incorporation to authorize the issuance of capital stock otherwise permitted to be issued pursuant to the terms of this Agreement.

SECTION 7.13. Limitation on Issuance of Capital Stock.  (a)  Holdings will not, and will not permit any of its Subsidiaries to, issue (i) any Preferred Stock (other than Preferred Stock issued pursuant to clause (c), (d) or (e) below) or any options, warrants or rights to purchase Preferred Stock or (ii) any redeemable common stock unless, in either case, the issuance thereof is, and all terms thereof are, satisfactory to the Required Lenders in their sole discretion.

(b) Holdings will not permit any of its Subsidiaries to issue any capital stock (including by way of sales of treasury stock) or any options or warrants to purchase, or securities convertible into, capital stock, except (i) for transfers and replacements of then outstanding shares of capital stock, (ii) for stock splits, stock dividends and additional issuances that do not decrease the percentage ownership of Holdings or any of its Subsidiaries in any class of the capital stock of such Subsidiaries, (iii) to qualify directors to the extent required by applicable law, (iv) that Subsidiaries formed after the Effective Date pursuant to Section 7.15 may issue capital stock in accordance with the requirements of Section 7.15 and (v) that Subsidiaries may issue common stock to the US Borrower and its Subsidiaries in connection with any transaction permitted by Section 7.05(n).  All capital stock issued in accordance with this Section 7.13(b) shall, to the extent owned by any Credit Party and required by the US Collateral and Guaranty Agreement or a Foreign Pledge Agreement, be delivered to the Collateral Agent for pledge pursuant to such US Collateral and Guaranty Agreement or Foreign Pledge Agreement.

(c) Holdings may issue Disqualified Preferred Stock so long as (i) no Default or Event of Default then exists or would exist immediately after giving effect to the respective issuance, (ii) the aggregate liquidation preference for all Disqualified Preferred Stock issued after the Effective Date pursuant to this Section 7.13(c) shall not exceed, when combined with the aggregate principal amount of all then outstanding Indebtedness permitted by Section 7.04(m), $50,000,000, (iii) with respect to each issue of Disqualified Preferred Stock, the gross cash proceeds therefrom (or in the case of Disqualified Preferred Stock directly issued as consideration for a Permitted Acquisition, the fair market value thereof (as determined in good faith by Holdings) of the assets received therefor) shall not be less than the liquidation preference thereof at the time of issuance and (iv) the US Borrower shall furnish to the Administrative Agent a certificate by an Authorized Officer of the US Borrower certifying to the best of such officer’s knowledge as to compliance with the requirements of this Section 7.13(c).

(d) Holdings may issue Qualified Preferred Stock.

SECTION 7.14. Limitation on Certain Restrictions on Subsidiaries.  Holdings will not, and will not permit any of its Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of (a) Holdings or any of its Subsidiaries to create, incur or permit to exist any Lien upon any of its property or assets or (b) any such Subsidiary to (i) pay dividends or make any other distributions on its capital stock or any other interest or participation in its profits owned by Holdings or any Subsidiary of Holdings, or pay any Indebtedness owed to Holdings or a Subsidiary of Holdings, (ii) make loans or advances to Holdings or any Subsidiary of Holdings or (iii) transfer any of its properties or assets to Holdings or any of its Subsidiaries except, in each case, for such encumbrances or restrictions existing under or by reason of (A) applicable law, (B) this Agreement and the other Credit Documents, (C) the arrangements in effect on the date hereof identified on Schedule 7.14 (or to any extension or renewal of, or any amendment, modification or replacement not expanding the scope of, any such encumbrance or restriction), (D) customary provisions restricting subletting or assignment of any lease governing a leasehold interest of Holdings or a Subsidiary of Holdings entered into in the ordinary course of business and consistent with past practices, (E) customary provisions restricting assignment of any contract entered into by Holdings or any Subsidiary of Holdings in the ordinary course of business, (F) any agreement or instrument governing Permitted Acquired Debt, which encumbrance or restriction is not applicable to any Person or the properties or assets of any Person, other than the Person or the properties or assets of the Person acquired pursuant to the respective Permitted Acquisition and so long as the respective encumbrances or restrictions were not created (or made more restrictive) in connection with or in anticipation of the respective Permitted Acquisition, (G) customary provisions restricting the assignment of licensing agreements, management agreements or franchise agreements entered into by Holdings or any of its Subsidiaries in the ordinary course of business, (H) restrictions applicable to any Joint Venture that is a Subsidiary existing at the time of the acquisition thereof as a result of an Investment pursuant to Section 7.05 or a Permitted Acquisition effected in accordance with Section 6.13, provided that the restrictions applicable to such respective Joint Venture are not made worse, or more burdensome, from the perspective of Holdings and its Subsidiaries, than those as in effect immediately before giving effect to the consummation of the respective Investment or Permitted Acquisition, (I) any restriction or encumbrance with respect to a Subsidiary imposed pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the capital stock or assets of such

Subsidiary, so long as such sale or disposition of all or substantially all of the capital stock or assets of such Subsidiary is permitted under this Agreement, (J) restrictions on the transfer of any asset pending the close of the sale of such asset so long as such sale is permitted under this Agreement, (K) the documentation governing Permitted Debt (other than Permitted Acquired Debt) so long as such restrictions are not materially more restrictive than those contained in the Senior Subordinated Note Documents (prior to giving effect to the consummation of the Debt Tender Offer), (L) restrictions on the transfer of assets securing purchase money obligations and Capitalized Lease Obligations otherwise permitted hereunder, (M) customary net worth provisions contained in Real Property leases entered into by Subsidiaries of the US Borrower so long as the US Borrower has determined in good faith that such net worth provisions could not reasonably be expected to impair the ability of the US Borrower and its Subsidiaries to meet their ongoing obligations (including those under this Agreement), (N) the Holdings Notes Documents and (O) any agreement relating to secured Indebtedness permitted by this Agreement if such encumbrances or restrictions apply only to the property or assets securing such Indebtedness.

SECTION 7.15. Limitation on the Creation of Subsidiaries, Joint Ventures and Unrestricted Subsidiaries.  (a)  Notwithstanding anything to the contrary contained in this Agreement, Holdings will not, and will not permit any of its Subsidiaries to, establish, create or acquire after the Effective Date any Subsidiary or Unrestricted Subsidiary (other than Joint Ventures permitted to be established in accordance with the requirements of Section 7.05(o)); provided that (i) the US Borrower, any of its Wholly-Owned Subsidiaries and any Unrestricted Subsidiary shall be permitted to establish, create or acquire an Unrestricted Subsidiary, so long as (A) if an Unrestricted Subsidiary is established, created or acquired by a Credit Party, the capital stock or other equity interests of such new Unrestricted Subsidiary that is owned by such Credit Party shall be pledged as, and to the extent, required pursuant to the US Collateral and Guaranty Agreement or a Foreign Pledge Agreement and the certificates (if any) representing such stock or other equity interests, together with appropriate powers duly executed in blank, shall be delivered to the Collateral Agent, and (B) all Investments by the US Borrower and its Subsidiaries in, or to acquire, any Unrestricted Subsidiary (including as a result of the designation thereof as provided in the definition of Unrestricted Subsidiary) are permitted pursuant to Section 7.05(o), (ii) the US Borrower and its Wholly-Owned Subsidiaries shall be permitted to establish or create Wholly-Owned Subsidiaries so long as, in each case, (A) at least 10 days’ (or such shorter period of time as is acceptable to the Administrative Agent) prior written notice thereof is given to the Administrative Agent, (B) the capital stock or other equity interests of such new Subsidiary are promptly pledged pursuant to, and to the extent required by, this Agreement and the US Collateral and Guaranty Agreement or a Foreign Pledge Agreement and the certificates, if any, representing such stock or other equity interests, together with stock or other appropriate powers duly executed in blank, are delivered to the Collateral Agent, (C) in the case of a Domestic Subsidiary, such new Domestic Subsidiary promptly executes a counterpart of the US Collateral and Guaranty Agreement, (D) in the case of any Foreign Subsidiary, such new Foreign Subsidiary promptly executes a counterpart of the Foreign Guaranty and, to the extent required by Section 6.11(a), the applicable Security Documents and (E) such new Subsidiary takes all actions required pursuant to Section 6.11 and (iii) Subsidiaries may be acquired pursuant to Permitted Acquisitions so long as, in each such case, (A) with respect to each Domestic Subsidiary and each Wholly-Owned Foreign Subsidiary acquired pursuant to a Permitted Acquisition, the actions specified in the preceding clause (ii), shall be taken and (B) with respect to each Subsidiary that is acquired pursuant to a Permitted Acquisition, all capital stock or other equity interests thereof owned by any Credit Party shall be pledged pursuant to the US Collateral and Guaranty Agreement (in the case of a Foreign Subsidiary, to the extent required thereby) or a Foreign Pledge Agreement.  In addition, each new Subsidiary that is required to execute any Credit Document shall execute and deliver, or cause to be executed and delivered, all other relevant documentation of the type described in Article V as such new Subsidiary would have had to deliver if such new Subsidiary were a Credit Party on the Effective Date.

(b) Holdings will not, nor will Holdings permit any of its Subsidiaries to, enter into any Joint Venture, except to the extent permitted by Section 7.05(o).

ARTICLE VIII

Events of Default

Upon the occurrence of any of the following specified events (each, an “Event of Default”):

SECTION 8.01. Payments.  Any Borrower shall (a) default in the payment when due of any principal of the Loans  or the face amount of any B/A or (b) default, and such default shall continue for three or more Business Days, in the payment when due of any LC Disbursement (or any interest thereon), any interest on the Loans or any fees or any other amounts owing hereunder or under any other Credit Document; or

SECTION 8.02. Representations, etc.  Any representation, warranty or statement made or deemed made by any Credit Party herein or in any other Credit Document or in any statement or certificate delivered pursuant hereto or thereto shall prove to be untrue in any material respect on the date as of which made or deemed made; or

SECTION 8.03. Covenants.  Any Credit Party shall (a) default in the due performance or observance by it of any term, covenant or agreement contained in Section 6.01(f)(i), 6.10, 6.12, 6.13, 6.17, 6.18 or Article VII, or (b) default in the due performance or observance by it of any term, covenant or agreement (other than those referred to in Section 8.01, 8.02 or clause (a) of this Section 8.03) contained in this Agreement and such default shall continue unremedied for a period of at least 30 days after notice to the defaulting party by the Administrative Agent or the Required Lenders; or

SECTION 8.04. Default Under Other Agreements.  (a)  Holdings or any of its Subsidiaries shall (i) default in any payment with respect to any Indebtedness (other than the Loan Document Obligations) beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created or (ii) default in the observance or performance of any agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause (determined without regard to whether any notice is required), any such Indebtedness to become due prior to its stated maturity; or (b) any Indebtedness (other than the Loan Document Obligations) of Holdings or any of its Subsidiaries shall be declared to be due and payable, or shall be required to be prepaid other than by a regularly scheduled required prepayment or as a mandatory prepayment (unless such required prepayment or mandatory prepayment results from a default thereunder or an event of the type that constitutes an Event of Default), prior to the stated maturity thereof; provided that it shall not constitute an Event of Default pursuant to clause (a) or (b) of this Section 8.04 unless the principal amount of any one issue of such Indebtedness, or the aggregate amount of all such Indebtedness referred to in clauses (a) and (b) above, exceeds $15,000,000 at any one time; or

SECTION 8.05. Bankruptcy, etc.  Holdings or any of its Subsidiaries shall commence a voluntary case concerning itself under Title 11 of the United States Code entitled “Bankruptcy”, as now or hereafter in effect, or any successor thereto (the “Bankruptcy Code”) or under any similar law of any jurisdiction; or an involuntary case is commenced against Holdings or any of its Subsidiaries and the petition is not controverted within 20 days, or is not dismissed within 60 days, after commencement of the case; or a receiver or custodian (as defined in the Bankruptcy Code or in any similar law of any jurisdiction) is appointed for, or takes charge of, all or substantially all of the property of Holdings or any of its Subsidiaries; or Holdings or any of its Subsidiaries commences any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to Holdings or any of its Subsidiaries; or there is commenced against Holdings or any of its Subsidiaries any such proceeding that remains undismissed for a period of 60 days; or Holdings or any of its Subsidiaries is adjudicated insolvent or bankrupt; or any order of relief or other order approving any such case or proceeding is entered; or Holdings or any of its Subsidiaries suffers any appointment of any receiver, custodian or the like for it or any substantial part of its property to continue undischarged or unstayed for a period of 60 days; or Holdings or any of its Subsidiaries makes a general assignment for the benefit of creditors; or any Company action is taken by Holdings or any of its Subsidiaries for the purpose of effecting any of the foregoing; or

SECTION 8.06. Pension Matters.  (a)(i)  Any Plan shall fail to satisfy the minimum funding standard required for any plan year or part thereof under Section 412 of the Code or Section 302 of ERISA or a waiver of such standard or extension of any amortization period is sought or granted under Section 412 of the Code or Section 303 or 304 of ERISA, (ii) a Reportable Event shall have occurred, (iii) any Plan that is subject to Title IV of ERISA is, shall have been or is likely to be terminated or to be the subject of termination proceedings under ERISA, (iv) any Plan shall have an Unfunded Current Liability, (v) a contribution required to be made by Holdings or any Subsidiary of Holdings with respect to a Plan, a Multiemployer Plan or a Foreign Pension Plan has not been timely made, (vi) Holdings or any Subsidiary of Holdings or any ERISA Affiliate has incurred or is likely to incur any liability to or on account of a Multiemployer Plan or (vii) Holdings or any Subsidiary of Holdings has incurred or is likely to incur liabilities pursuant to one or more employee welfare benefit plans (as defined in Section 3(1) of ERISA) that provide benefits to retired employees or other former employees (other than as required by Section

601 of ERISA) or pursuant to any Plan or Foreign Pension Plan; (b) there shall result from the event or events set forth in this Section 8.06 the imposition of a lien, the granting of a security interest, or a liability; and (c) such lien, security interest or liability, individually and/or in the aggregate, in the opinion of the Required Lenders, has had, or could reasonably be expected to have, a Material Adverse Effect; or

SECTION 8.07. Security Documents.  (a)  Any Security Document shall cease to be, or shall be asserted by any Credit Party or any Person acting on behalf of any Credit Party not to be, in full force and effect, or shall cease to give, or shall be asserted by any Credit Party or any Person acting on behalf of any Credit Party not to give, the Collateral Agent the Liens, rights, powers and privileges purported to be created thereby in favor of the Collateral Agent, superior to and prior to the rights of all third Persons (except as permitted by Section 7.03), and subject to no other Liens (except as permitted by Section 7.03), or (b) any Credit Party shall default in the due performance or observance of any term, covenant or agreement on its part to be performed or observed pursuant to any such Security Document and such default shall continue beyond any cure or grace period specifically applicable thereto pursuant to the terms of any such Security Document; or

SECTION 8.08. Guaranties.  Any Guaranty or any provision thereof shall cease to be in full force and effect, or any Guarantor or any Person acting by or on behalf of such Guarantor shall deny or disaffirm such Guarantor’s obligations under the relevant Guaranty or any Guarantor shall default in the due performance or observance of any term, covenant or agreement on its part to be performed or observed pursuant to any Guaranty; or

SECTION 8.09. Judgments.  One or more judgments or decrees shall be entered against Holdings or any of its Subsidiaries involving a liability (to the extent not either paid or covered by insurance) in excess of $15,000,000 for all such judgments and decrees and all such judgments or decrees shall not have been vacated, discharged or stayed or bonded pending appeal within 60 days from the entry thereof; or

SECTION 8.10. Ownership.  A Change of Control Event shall have occurred; or

SECTION 8.11. Remedies Blockage.  Any holder of any Holdings Notes or Permitted Holdings Refinancing Indebtedness shall take any action to cause such Indebtedness or any other obligations in respect thereof to become due and payable, institute any legal proceedings (including any involuntary bankruptcy proceeding) against Holdings or otherwise to enforce or collect upon such Indebtedness or any other obligations in respect thereof or take any other action to enforce such holder’s remedies with respect thereto;

then, and in any such event, and at any time thereafter, if any Event of Default shall then be continuing, the Administrative Agent shall, upon the written request of the Required Lenders, by written notice to the Borrowers, take any or all of the following actions, without prejudice to the rights of the Administrative Agent or any Lender to enforce its claims against any Guarantor or any Borrower except as otherwise specifically provided for in this Agreement (provided that if an Event of Default specified in Section 8.05 shall occur with respect to any Borrower, the result that would occur upon the giving of written notice by the Administrative Agent as specified in clauses (a), (b) and (c) below shall occur automatically without the giving of any such notice): (a) declare the Total Commitment terminated, whereupon the Commitment of each Lender shall forthwith terminate immediately and any Commitment Fees shall forthwith become due and payable without any other notice of any kind; (b) declare the principal of and any accrued interest in respect of all Loans, B/As then outstanding and all other Loan Document Obligations owing hereunder (including LC Disbursements) to be, whereupon the same shall become, forthwith due and payable by the Borrowers without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Credit Party; (c) enforce, as Collateral Agent (or direct the Collateral Agent to enforce), any or all of the Liens and security interests created pursuant to the Security Documents; (d) terminate any Letter of Credit that may be terminated in accordance with its terms; (e) direct the US Borrower to pay (and the US Borrower hereby agrees upon receipt of such notice, or upon the occurrence of any Event of Default specified in Section 8.05, to pay) to the Collateral Agent at the applicable Notice/Payment Office such additional amounts of cash, to be held as security for the US Borrower’s reimbursement obligations in respect of Letters of Credit then outstanding, equal to the aggregate Stated Amount of all Letters of Credit then outstanding; and (f) apply any cash collateral as provided in Section 2.12.

ARTICLE IX

Administrative Agent

SECTION 9.01. Appointment.  Each Lender and the Letter of Credit Issuer hereby irrevocably designates and appoints JPMCB as Administrative Agent (for purposes of this Article IX, the term “Administrative Agent” shall mean JPMCB in its capacity as Administrative Agent hereunder and in its capacity as Collateral Agent pursuant to the Security Documents), Calyon New York Branch as Syndication Agent, Bank of America, N.A. as Co-Documentation Agent and The Bank of Nova Scotia as Co-Documentation Agent, J.P. Morgan Securities Inc. as Co-Lead Arranger and Joint Bookrunner and Goldman Sachs Credit Partners L.P. as Co-Lead Arranger and Joint Bookrunner, in each case to act as specified herein and in the other Credit Documents, and each such Lender hereby irrevocably authorizes the Administrative Agent to take such action on its behalf under the provisions of this Agreement and the other Credit Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Credit Documents, together with, in the case of the Administrative Agent and the Collateral Agent, such other powers as are reasonably incidental thereto.  The Administrative Agent agrees to act as such upon the express conditions contained in this Article IX.  Notwithstanding any provision to the contrary elsewhere in this Agreement or in any other Credit Document, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein or in the other Credit Documents, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or otherwise exist against the Administrative Agent.  The provisions of this Article IX are solely for the benefit of the Administrative Agent and the Lenders, and neither Holdings nor any of its Subsidiaries shall have any rights as a third party beneficiary of any of the provisions hereof.  In performing its functions and duties under this

Agreement, the Administrative Agent shall act solely as agent of the Lenders and does not assume and shall not be deemed to have assumed any obligation or relationship of agency or trust with or for Holdings or any of its Subsidiaries.  Notwithstanding anything herein to the contrary, neither of the Co-Lead Arrangers and Joint Bookrunners nor (in their capacities as such) Agents listed on the cover page hereof shall have any powers, duties or responsibilities under any Credit Document.

SECTION 9.02. Delegation of Duties.  The Administrative Agent may execute any of its duties under this Agreement or any other Credit Document by or through agents, sub-agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties.  The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.  The Administrative Agent and any such sub-agent or attorney-in-fact may perform any and all its duties and exercise its rights and powers by or through their respective Related Parties.  The exculpatory provisions of this Article shall apply to any such sub-agent or attorney-in-fact and to the Related Parties of the Administrative Agent and any such sub-agent or attorney-in-fact, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as the Administrative Agent.

SECTION 9.03. Exculpatory Provisions.  Neither the Administrative Agent nor any of its affiliates or any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates shall be (a) liable for any action lawfully taken or omitted to be taken by it or such person in its capacity as Administrative Agent under or in connection with this Agreement or the other Credit Documents (except for its own gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final and non-appealable decision) or (b) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by Holdings, any of its Subsidiaries or any of their respective officers contained in this Agreement or the other Credit Documents, any other Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Document or for any failure of Holdings, any of its Subsidiaries or any of their respective officers to perform its obligations hereunder or thereunder.  The Administrative Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or the other Documents, or to inspect the properties, books or records of Holdings or any of its Subsidiaries.  The Administrative Agent shall not be responsible to any Lender for the effectiveness, genuineness, validity, enforceability, collectability or sufficiency of this Agreement or any other Document or for any representations, warranties, recitals or statements made herein or therein or made in any written or oral statement or in any financial or other statements, instruments, reports, certificates or any other documents in connection herewith or therewith furnished or made by the Administrative Agent to the Lenders or by or on behalf of Holdings or any of its Subsidiaries to the Administrative Agent or any Lender or be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained herein or therein or as to the use of the proceeds of the Loans or of the existence or possible existence of any Default or Event of Default.

SECTION 9.04. Reliance by the Administrative Agent.  The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, facsimile, telex or teletype message, statement, order or other document or conversation (including any electronic message, internet or intranet website posting or other distribution) reasonably believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to Holdings or any of its Subsidiaries), independent accountants and other experts selected by the Administrative Agent.  The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Credit Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action.  The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Credit Documents in accordance with a request of the Required Lenders, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders.

SECTION 9.05. Notice of Default.  The Administrative Agent shall be deemed not to have knowledge or notice of the occurrence of any Default or Event of Default until the Administrative Agent has actually received notice from a Lender or a Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”.  In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give prompt notice thereof to the Lenders.  The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders; provided that, unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

SECTION 9.06. Nonreliance on the Administrative Agent and Other Lenders.  Each Lender and the Letter of Credit Issuer expressly acknowledges that none of the Administrative Agent and any of its respective officers, directors, employees, agents, attorneys-in-fact or affiliates has made any representations or warranties to it and that no act by the Administrative Agent hereinafter taken, including any review of the affairs of Holdings or any of its Subsidiaries, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Lender.  Each Lender represents to the Administrative Agent that it has, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, assets, operations, property, financial and other condition, prospects and creditworthiness of Holdings and its Subsidiaries and made its own decision to make its Loans hereunder and enter into this Agreement.  Each Lender and the Letter of Credit Issuer also represents that it will, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement, and to make such investigation as it deems necessary to inform itself as to the business, assets, operations, property, financial and other condition, prospects and creditworthiness of Holdings and its Subsidiaries.  The Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, assets, property, financial and other condition, prospects or creditworthiness of Holdings or any of its Subsidiaries that may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or affiliates in any capacity.

SECTION 9.07. Indemnification.  The Lenders agree to indemnify the Administrative Agent in its capacity as such ratably according to their respective “percentages” as used in determining the Required Lenders at such time or, if the Commitments have terminated and all Loans have been repaid in full, as determined immediately prior to such termination and repayment (with such “percentages” to be determined as if there are no Defaulting Lenders), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, reasonable expenses or disbursements of any kind whatsoever that may at any time (including at any time following the payment of the Loan Document Obligations) be imposed on, incurred by or asserted against the Administrative Agent in its capacity as such in any way relating to or arising out of this Agreement or any other Credit Document, or any documents contemplated by or referred to herein or the transactions contemplated hereby or any action taken or omitted to be taken by the Administrative Agent under or in connection with any of the foregoing, but only to the extent that any of the foregoing is not paid by Holdings or any of its Subsidiaries; provided that no Lender shall be liable to the Administrative Agent for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting primarily from the gross negligence or willful misconduct of the Administrative Agent (as determined by a court of competent jurisdiction in a final and non-appealable decision).  If any indemnity furnished to the Administrative Agent for any purpose shall, in the opinion of the Administrative Agent, be insufficient or become impaired, the Administrative Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished.  The agreements in this Section 9.07 shall survive the payment of all Loan Document Obligations.

SECTION 9.08. Administrative Agent in its Individual Capacity.  The Administrative Agent and its respective affiliates may make loans to, accept deposits from and generally engage in any kind of business with Holdings and its Subsidiaries as though the Administrative Agent were not the Administrative Agent hereunder.  With respect to the Loans made by it and all Loan Document Obligations owing to it, the Administrative Agent shall have the same rights and powers under this Agreement as any Lender and may exercise the same as though it were not the Administrative Agent, and the terms “Lender” and “Lenders” shall include the Administrative Agent in its individual capacity.

SECTION 9.09. Holders.  The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes hereof unless and until a written notice of the assignment, transfer or endorsement thereof, as the case may be, shall have been filed with the Administrative Agent. Any request, authority or consent of any Person or entity who, at the time of making such request or giving such authority or consent, is the holder of any Note shall be conclusive and binding on any subsequent holder, transferee, assignee or endorsee, as the case may be, of such Note or of any Note or Notes issued in exchange therefor.

SECTION 9.10. Resignation of the Administrative Agent.  (a)  The Administrative Agent may resign from the performance of all its functions and duties hereunder and/or under the other Credit Documents at any time by giving written notice to Holdings and the Lenders.  Such resignation shall take effect upon the appointment of a successor Administrative Agent pursuant to clauses (b) and (c) below or as otherwise provided below.

(b) Upon any such notice of resignation, the Required Lenders shall appoint a successor Administrative Agent hereunder or thereunder who shall be a commercial bank or trust company reasonably acceptable to Holdings.

(c) If a successor Administrative Agent shall not have been so appointed within 30 Business Days after the acting Administrative Agent gives notice of its resignation, the Administrative Agent, with the consent of Holdings (which consent shall not be unreasonably withheld), shall then appoint a successor Administrative Agent who shall serve as Administrative Agent hereunder or thereunder until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided above.

(d) If no successor Administrative Agent has been appointed pursuant to clause (b) or (c) above by the 30th Business Day after the date such notice of resignation was given by the Administrative Agent, the Administrative Agent’s resignation shall become effective and the Required Lenders shall thereafter perform all the duties of the Administrative Agent hereunder and/or under any other Credit Document until such time, if any, as the Lenders appoint a successor Administrative Agent as provided above.

(e) After the Administrative Agent’s resignation hereunder, the provisions of this Article and Section 10.12 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

SECTION 9.11. Power of Attorney.  Each of the Administrative Agent and the Collateral Agent is hereby expressly authorized (with the right of sub-delegation) by and on behalf of each Lender to enter into any Security Document required to be executed and delivered pursuant to this Agreement or the other Credit Documents in order to secure the obligations of the Borrowers and Guarantors hereunder and thereunder.  Each of the Administrative Agent and the Collateral Agent shall be entitled to all declarations, and may appoint any attorney-in-fact to act on its behalf, as it considers necessary or useful in connection with the entering into of such Security Documents.  The Administrative Agent and the Collateral Agent shall further be entitled to rescind, amend and/or execute new and different versions of the aforementioned Security Documents in accordance with the terms of this Agreement.  Each Lender hereby grants to each of the Administrative Agent and the

Collateral Agent an irrevocable power of attorney, in such Lender’s name, to take the actions contemplated above in this Section 9.11.

SECTION 9.12. Trustee Provisions.  (a)  The Collateral Agent shall hold the security constituted by the Foreign Security Agreements, Foreign Pledge Agreements, and Foreign Mortgages, in each case executed by, or in respect of the equity interests in, a Subsidiary organized under the laws of England and Wales in the United Kingdom (each an “English Security Document”) as agent and trustee for each of the Lenders in accordance with their terms. The Collateral Agent shall not be liable for any failure, omission, or defect in registering, protecting or perfecting the security constituted by any English Security Document or any security created thereby.

(b) The Collateral Agent has no obligation to enquire into or check the title which any Credit Party may have to any property over which security is intended to be created by any English Security Document or to insure any such property.

(c) The Collateral Agent is not under any obligation to hold any title deeds, English Security Documents or any other documents in connection with the property charged by any Security Document or any other such security in its own possession or to take any steps to protect or preserve the same.  The Collateral Agent may permit the relevant Credit Party, any bank providing safe custody services or any professional adviser of the Collateral Agent to retain all such title deeds, English Security Documents and other documents in its possession.

(d) All amounts received by the Collateral Agent under the English Security Documents may be (i) invested in any investment for the time being authorized by English law for the investment by trustees of trust money or in any other investments which may be selected by the Collateral Agent with the consent of the Required Lenders; or (ii) placed on deposit at such bank or institution (including the Administrative Agent or Lender) and upon such terms as the Collateral Agent may think fit.  Any and all such monies and all interest thereon shall be paid over to the Collateral Agent forthwith upon demand by the Collateral Agent.

(e) Each Lender confirms its approval of the English Security Documents and authorizes and directs the Collateral Agent (by itself or by such person(s) as it may nominate) to execute and enforce the same as trustee (or agent)  or as otherwise provided (and whether or not expressly in the Lenders’ names) on its behalf.

ARTICLE X

Miscellaneous

SECTION 10.01. Payment of Expenses, etc.  The Borrowers jointly and severally agree to: (a) pay all reasonable out-of-pocket costs and expenses of the Administrative Agent and the Collateral Agent (including the reasonable fees and disbursements of Cravath, Swaine & Moore LLP and no more than one local and one foreign counsel to the Administrative Agent and the Collateral Agent in each applicable jurisdiction) in connection with the negotiation, preparation, execution and delivery of the Credit Documents and the documents and instruments referred to therein and any amendment, waiver or consent relating thereto and in connection with the Administrative Agent’s syndication efforts with respect to this Agreement; (b) pay all reasonable out-of-pocket costs and expenses of the Administrative Agent, the Collateral Agent, each Letter of Credit Issuer and each of the Lenders in connection with the enforcement of the Credit Documents and the documents and instruments referred to therein and, after an Event of Default shall have occurred and be continuing, the protection of the rights of the Administrative Agent, the Collateral Agent, each Letter of Credit Issuer and each of the Lenders thereunder (including the reasonable fees and disbursements of one counsel plus no more than one local and one foreign counsel in each applicable jurisdiction, and consultants for the Administrative Agent, the Collateral Agent, the Letter of Credit Issuers and the Lenders); (c) pay and hold each of the Lenders harmless from and against any and all present and future stamp and other similar taxes with respect to the foregoing matters and save each of the Lenders harmless from and against any and all liabilities with respect to or resulting from any delay or omission (other than to the extent attributable to such Lender) to pay such taxes; and (d) indemnify the Administrative Agent, the Collateral Agent, each Letter of Credit Issuer and each Lender and their affiliates and each of their respective officers, directors, employees, representatives, trustees, affiliates and agents from and hold each of them harmless against any and all losses, liabilities, claims, damages or expenses incurred by any of them as a result of, or arising out of, or in any way related to, or by reason of, (i) any investigation, litigation or other proceeding (whether or not the Administrative Agent, the Collateral Agent, any Letter of Credit Issuer or any Lender is a party thereto and whether or not any such investigation, litigation or other proceeding is between or among the Administrative Agent, the Collateral Agent, any Letter of Credit Issuer, any Lender, any Credit Party or any third Person or otherwise) related to the entering into and/or performance of this Agreement or any other Document or the use of the proceeds of any Loans or B/As hereunder or any drawing on any Letter of Credit or the Transaction or the consummation of any other transactions contemplated in any Document (but excluding any such losses, liabilities, claims, damages or expenses to the extent incurred by reason of the gross negligence or willful misconduct of the Person to be indemnified (as determined by a court of competent jurisdiction in a final and non-appealable decision)), or (ii) the actual or alleged presence or Release of Hazardous Materials on, at or from any real property currently or formerly owned or operated by Holdings or its Subsidiaries or any Environmental Claim, in each case, including the reasonable fees and disbursements of counsel and independent consultants incurred in connection with any such investigation, litigation or other proceeding.  To the extent that the undertaking to indemnify, pay or hold harmless the Administrative Agent or any Lender set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy, the Borrowers jointly and severally shall make the maximum contribution to the payment and satisfaction of each of the indemnified liabilities that is permissible under applicable law.

SECTION 10.02. Right of Setoff.  In addition to any rights now or hereafter granted under applicable law or otherwise, and not by way of limitation of any such rights, upon the occurrence of an Event of Default, the Administrative Agent, the Collateral Agent, each Letter of Credit Issuer and each Lender are hereby authorized at any time or from time to time, without presentment, demand, protest or other notice of any kind to any Credit

Party or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and apply any and all deposits (general or special) and any other Indebtedness at any time held or owing by the Administrative Agent, the Collateral Agent, such Letter of Credit Issuer or such Lender (including by branches and agencies of the Administrative Agent, the Collateral Agent, such Letter of Credit Issuer and such Lender wherever located) to or for the credit or the account of any Credit Party against and on account of the Loan Document Obligations of any Credit Party to the Administrative Agent, the Collateral Agent, such Letter of Credit Issuer or such Lender under this Agreement or under any of the other Credit Documents, including all interests in Loan Document Obligations of any Credit Party purchased by such Lender pursuant to Section 2.19(c), and all other claims of any nature or description arising out of or connected with this Agreement or any other Credit Document, irrespective of whether or not the Administrative Agent, the Collateral Agent, such Letter of Credit Issuer or such Lender shall have made any demand hereunder and although said Loan Document Obligations shall be contingent or unmatured.

SECTION 10.03. Notices; Authorized Representative.  (a)  Except as otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing (including facsimile communication) and mailed, faxed or delivered by overnight courier, if to any Credit Party, at the address specified in Schedule 10.03 or in the other relevant Credit Documents, as the case may be; if to the Administrative Agent or any Letter of Credit Issuer, at such Person’s applicable Notice/Payment Office; if to any Lender, at its address specified for such Lender on such Lender’s Administrative Questionnaire; or at such other address for any party as shall be designated by such party in a written notice to the other parties hereto.  All such notices and communications shall be effective when received.  References herein to the taking of any action hereunder of an administrative nature by any Borrower shall be deemed to include references to the US Borrower’s taking such action on such Borrower’s behalf and the Administrative Agent is expressly authorized to accept any such action taken by the US Borrower as having the same effect as if taken by such Borrower.  Notwithstanding anything to the contrary contained in this Agreement, notices, requests, demands and other communications made to Lenders in their capacity as such may be made by electronic transmission.

(b) For greater certainty, and without limiting the powers of the Administrative Agent or Collateral Agent, or any other Person acting as an agent for the Administrative Agent or the Collateral Agent pursuant to any Credit Document, hereunder or under any of the other Credit Documents, each of Holdings and the Borrowers hereby acknowledges that the Administrative Agent shall, for purposes of holding any security granted by any of Holdings or any Subsidiary of Holdings on property pursuant to the laws of the Province of Quebec to secure obligations of Holdings or such Subsidiary of Holdings under any debenture, be the holder of an irrevocable power of attorney (fondè de pouvoir) (within the meaning of the Civil Code of Quebec) for all present and future Secured Parties and in particular for all present and future holders of any such debenture.  The Lenders hereby irrevocably constitute, to the extent necessary, the Administrative Agent as the holder of an irrevocable power of attorney (fondè de pouvoir) (within the meaning of Article 2692 of the Civil Code of Quebec) in order to hold security granted by any of Holdings or any Subsidiary of Holdings in the Province of Quebec to secure the obligations of any of Holdings or any Subsidiary of Holdings under any debenture, which is hereby ratified and confirmed by and on behalf of all

Secured Parties.  Each assignee of the Administrative Agent or a Lender shall be deemed to have confirmed and ratified the constitution of the Administrative Agent as the holder of such irrevocable power of attorney (fondè de pouvoir) by execution of an Assignment and Assumption Agreement. Notwithstanding the provisions of Section 32 of the An Act respecting the special powers of legal persons (Quebec), the Administrative Agent may acquire and be the holder of any debenture.  Each of Holdings and the Borrowers hereby acknowledges that such debenture constitutes a title of indebtedness, as such term is used in Article 2692 of the Civil Code of Quebec.  Notwithstanding the foregoing, nothing contained herein is intended to revoke the provisions of Section 10.03(b) of the Existing Credit Agreement with respect to the role of the Canadian Agent as described therein.

SECTION 10.04. Benefit of Agreement.  (a)  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Letter of Credit Issuer that issues any Letter of Credit), except that (i) no Credit Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by any Credit Party without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section.  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Letter of Credit Issuer that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Letter of Credit Issuer and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i)  Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it and the outstanding B/As accepted and purchased by it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of (A) the US Borrower, provided that no consent of the US Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund (as defined below) or, if an Event of Default has occurred and is continuing, any other assignee, (B) the Administrative Agent, provided that no consent of the Administrative Agent shall be required for an assignment of all or any portion of a Term Loan to a Lender, an Affiliate of a Lender or an Approved Fund and (C) the Letter of Credit Issuer, provided that no consent of the Letter of Credit Issuer shall be required for an assignment of all or any portion of a Term Loan or Term Commitment.

(ii)
Assignments shall be subject to the following additional conditions: (A) except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans and B/As of any Tranche, the amount of the Commitment or Loans and B/As of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption Agreement with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 or, in the case of a Term Loan, $1,000,000, unless the US Borrower and the Administrative Agent otherwise consent (such consent not to be unreasonably withheld or delayed), provided that no such consent of the US Borrower shall be required if an Event of Default has occurred and is continuing, (B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement, provided that this clause (B) shall not be construed to prohibit assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Tranche of Commitments or Loans and B/As, (C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption Agreement, together with a processing and recordation fee of $3,500, provided that assignments made pursuant to Section 2.20(b) or Section 10.11(b) shall not require the signature of the assigning Lender to become effective, (D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire and any tax forms required by Section 2.18 and (E) in the case of any assignment of all or a portion of any Lender’s Global Revolving Loan Commitment, the assignee must be capable of complying with its obligations to make Loans to the US Borrower, the UK Borrower and the Canadian Borrower and accept and purchase B/As in US Dollars, Canadian Dollars and Sterling, as applicable, as provided in Sections 2.01 and 2.07.

For purposes of paragraph (b) of this Section, the term “Approved Fund” and “CLO” have the following meanings:

“Approved Fund” means (a) a CLO and (b) with respect to any Lender that is a fund that invests in bank loans and similar extensions of credit, any other fund that invests in bank loans and similar extensions of credit and is managed by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“CLO” means an entity (whether a corporation, partnership, trust or otherwise) that is engaged in making, purchasing, holding or otherwise investing in loans and similar extensions of credit in the ordinary course and is administered or managed by a Lender or an Affiliate of such Lender.

(iii)
Subject to acceptance and recording thereof pursuant to paragraph (b)(v) of this Section, from and after the effective date specified in each Assignment and Assumption Agreement, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption Agreement, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption Agreement, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption Agreement covering all of the assigning Lender’s rights and obligations under this

Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.16, 2.17, 2.18 and 10.01 and to any fees payable hereunder that have accrued for such Lender’s account but have not yet been paid).  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c)(i) of this Section.

(iv)
The Administrative Agent, acting for this purpose as an agent of the US Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption Agreement delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of the Loans and LC Disbursements owing to and B/As of, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, and Holdings, the US Borrower, the Administrative Agent, the Letter of Credit Issuer and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the US Borrower, the Letter of Credit Issuer and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v)
Upon its receipt of a duly completed Assignment and Assumption Agreement executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire and any tax forms required by Section 2.18(e) (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption Agreement and record the information contained therein in the Register.  No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(vi)
The words “execution”, “signed”, “signature” and words of like import in any Assignment and Assumption Agreement shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act or any other similar state laws based on the Uniform Electronic Transactions Act.

        (c)  (i)  Any Lender may, without the consent of the US Borrower, the Administrative Agent, the Letter of Credit Issuer or the Swingline Lender, sell participations to one or more banks or other entities (each a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it and B/As accepted and purchased by it), provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) Holdings, the US Borrower, the Administrative Agent, the Letter of Credit Issuer and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce the Credit Documents and to approve any amendment, modification or waiver of any provision of the Credit Documents, provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso, or clause (A) of the third proviso, to Section 10.11(a) that affects such Participant.  Subject to paragraph (c)(ii) of this Section, the US Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.16, 2.17 and 2.18 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.02 as though it were a Lender, provided that such Participant agrees to be subject to Section 2.19 as though it were a Lender.

(ii)
A Participant shall not be entitled to receive any greater payment under Section 2.16 or Section 2.18 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the US Borrower’s prior written consent.  A Participant that would be a Non-US Lender if it were a Lender shall not be entitled to the benefits of Section 2.18 unless the US Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the US Borrower, to comply with Section 2.18 as though it were a Lender.

(d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest, provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(e) Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPV”), identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the US Borrower, the option to provide to the Borrowers all or any part of any Loan that such Granting Lender would otherwise be obligated to make to any Borrower pursuant to this Agreement, provided that (i) nothing herein shall constitute a commitment by any SPV to make any Loan or accept and purchase any B/A and (ii) if an SPV elects not to exercise such option or otherwise fails to provide all or any part of such Loan or accept and purchase all or any part of such B/A, the Granting Lender shall be obligated to make such Loan or accept and purchase such B/A pursuant to the terms hereof.  The making of a Loan or acceptance and purchase of a B/A by an SPV hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made or such B/A were accepted and purchased by such Granting Lender.  Each party hereto hereby agrees that no SPV shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender).  In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPV, such party will not institute against, or join any other person in instituting against, such SPV any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any State thereof.  In addition, notwithstanding anything to the contrary contained in this Section 10.04, any SPV may (i) with notice to, but without the prior written consent of, any Borrower and the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans or B/As to the Granting Lender or to any financial institutions (consented to by the US Borrower and Administrative Agent) providing liquidity or credit support to or for the account of such SPV to support the funding or maintenance of Loans and B/As and (ii) disclose on a confidential basis any non-public information relating to its Loans and B/As to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPV.

SECTION 10.05. No Waiver; Remedies Cumulative.  No failure or delay on the part of the Administrative Agent, the Collateral Agent, any Lender or the Letter of Credit Issuer in exercising any right, power or privilege hereunder or under any other Credit Document and no course of dealing between any Credit Party and the Administrative Agent, the Collateral Agent, any Lender or the Letter of Credit Issuer shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or under any other Credit Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder.  The rights and remedies herein expressly provided are cumulative and not exclusive of any rights or remedies that the Administrative Agent, the Collateral Agent, any Lender or the Letter of Credit Issuer would otherwise have.  No notice to or demand on any Credit Party in any case shall entitle any Credit Party to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Administrative Agent, the Collateral Agent, the Lenders or the Letter of Credit Issuer to any other or further action in any circumstances without notice or demand.

SECTION 10.06. Calculations; Computations.  (a)  The financial statements to be furnished to the Lenders pursuant hereto shall be made and prepared in accordance with GAAP and, except as set forth in the notes thereto or as otherwise disclosed in writing by the US Borrower to the Lenders, be consistently applied throughout the periods involved; provided that (i) to the extent expressly required pursuant to the provisions of this Agreement, certain calculations shall be made on a Pro Forma Basis, (ii) to the extent compliance with Section 7.09 or 7.10 or the determination of any of the Adjusted Total Leverage Ratio, the Total Leverage Ratio, the Consolidated Interest Coverage Ratio and the Consolidated Fixed Charge Coverage Ratio would include periods occurring prior to the Effective Date, such calculation shall be adjusted on a Pro Forma Basis to give effect to the

Transaction as if same had occurred on the first day of the respective period, (iii) in the case of any determinations of Consolidated Interest Expense, Consolidated Fixed Charges or Consolidated EBITDA for any portion of any Test Period that ends prior to the Effective Date, all computations determining compliance with Section 7.09 or 7.10 and all determinations of the Adjusted Total Leverage Ratio, the Total Leverage Ratio (including as used in the definition of Applicable Rate), the Consolidated Interest Coverage Ratio and the Consolidated Fixed Charge Coverage Ratio shall be calculated in accordance with the definition of Test Period contained herein and (iv) for purposes of calculating the Applicable Rate, financial ratios, financial terms, all covenants and related definitions, all such calculations based on the operations of the US Borrower and its Subsidiaries on a consolidated basis shall be made without giving effect to the operations of any Unrestricted Subsidiaries.

(b)(i)
The Administrative Agent shall determine the US Dollar Equivalent of any Borrowing denominated in Canadian Dollars or Sterling or any B/A accepted and purchased under Section 2.07 as of each date (with such date to be reasonably determined by the Administrative Agent) that is on or about the date of a Notice of Borrowing, Interest Election Request or request for an acceptance and purchase of B/As with respect to such Borrowing or B/A, in each case using the Spot Exchange Rate for the applicable currency in relation to US Dollars in effect on the date of determination and each such amount shall be the US Dollar Equivalent of such Borrowing or B/A until the next required calculation thereof pursuant to this Section 10.06(b)(i).  The Administrative Agent shall in addition determine the US Dollar Equivalent of any Borrowing denominated in Canadian Dollars or Sterling or any B/A accepted and purchased under Section 2.07 as of the CAM Exchange Date as set forth in Section 2.21.

(ii)
The Administrative Agent shall determine the US Dollar Equivalent of any Canadian Dollar Letter of Credit as of each date (with such date to be reasonably determined by the Administrative Agent) that is on or about the date of each request for the issuance, amendment, renewal or extension of such Canadian Dollar Letter of Credit, using the Spot Exchange Rate for Canadian Dollars in relation to US Dollars in effect on the date of determination, and each such amount shall be the US Dollar Equivalent of such Letter of Credit until the next required calculation thereof pursuant to this Section 10.06(b)(ii).  The Administrative Agent shall in addition determine the US Dollar Equivalent of any Canadian Dollar Letter of Credit as of the CAM Exchange Date as set forth in Section 2.21.

(iii)
The US Dollar Equivalent of any LC Disbursement made by any Letter of Credit Issuer in respect of any Canadian Dollar Letter of Credit and not reimbursed by the US Borrower shall be determined as set forth in paragraphs (e) or (l) of Section 2.05, as applicable.  In addition, the Canadian Dollar LC Exposure shall be determined as set forth in paragraph (j) of Section 2.05, at the time and in the circumstances specified therein.

(c) For the purpose of determining compliance with Sections 7.04(d), (g) and (o), any interest on any Indebtedness theretofore incurred pursuant to such Sections that is capitalized and/or paid in the form of additional Indebtedness with the same terms shall not be treated as an incurrence of additional Indebtedness for purposes of determining compliance with the dollar limitations set forth therein.

(d) Notwithstanding anything to the contrary contained in clause (a) of this Section 10.06, for purposes of determining compliance with any incurrence tests set forth in Article VI or VII (excluding Sections 7.09 and 7.10), any amounts so incurred or expended (to the extent incurred or expended in a currency other than US Dollars) shall be converted into US Dollars on the basis of the US Dollar Equivalent of the respective such amounts as in effect on the date of such incurrence or expenditure under any provision of any such Section that has an aggregate US Dollar limitation provided for therein (and to the extent the respective incurrence test limits the aggregate amount outstanding (or expended) at any time and is expressed in US Dollars, all outstanding amounts originally incurred or expended in a currency other than US Dollars shall be converted into US Dollars on the basis of the US Dollar Equivalent of the respective such amounts as in effect on the date any new incurrence or expenditures made under any provision of any such Section that regulates the US Dollar amount outstanding (or expended) at any time).

Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time, provided that, if the US Borrower notifies the Administrative Agent that the US Borrower requests an amendment to any provision (including any definition) hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the US Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

SECTION 10.07. GOVERNING LAW; SUBMISSION TO JURISDICTION; VENUE.  (a)  THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL, EXCEPT AS EXPRESSLY PROVIDED OTHERWISE IN CERTAIN OF THE OTHER CREDIT DOCUMENTS, BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK.  ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK, IN EACH CASE WHICH ARE LOCATED IN THE COUNTY OF NEW YORK, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT, EACH

OF HOLDINGS AND EACH BORROWER HEREBY IRREVOCABLY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS.  EACH OF HOLDINGS AND EACH BORROWER HEREBY IRREVOCABLY DESIGNATES, APPOINTS AND EMPOWERS CT CORPORATION SYSTEM, WITH OFFICES ON THE DATE HEREOF AT 111 EIGHTH AVENUE, NEW YORK, NEW YORK 10011, AS ITS DESIGNEE, APPOINTEE AND AGENT TO RECEIVE, ACCEPT AND ACKNOWLEDGE FOR AND ON ITS BEHALF, AND IN RESPECT OF THE PROPERTY OF HOLDINGS AND ITS SUBSIDIARIES, SERVICE OF ANY AND ALL LEGAL PROCESS, SUMMONS, NOTICES AND DOCUMENTS THAT MAY BE SERVED IN ANY SUCH ACTION OR PROCEEDING.  IF FOR ANY REASON SUCH DESIGNEE, APPOINTEE AND AGENT SHALL CEASE TO BE AVAILABLE TO ACT AS SUCH, EACH OF HOLDINGS AND EACH BORROWER AGREES TO DESIGNATE A NEW DESIGNEE, APPOINTEE AND AGENT IN NEW YORK COUNTY ON THE TERMS AND FOR THE PURPOSES OF THIS PROVISION SATISFACTORY TO THE ADMINISTRATIVE AGENT UNDER THIS AGREEMENT.  EACH OF HOLDINGS AND EACH BORROWER HEREBY FURTHER IRREVOCABLY WAIVES ANY CLAIM THAT ANY SUCH COURTS LACK JURISDICTION OVER HOLDINGS AND EACH BORROWER, AND AGREES NOT TO PLEAD OR CLAIM, IN ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT BROUGHT IN ANY OF THE AFORESAID COURTS, THAT ANY SUCH COURT LACKS JURISDICTION OVER SUCH CREDIT PARTY.  EACH OF HOLDINGS AND EACH BORROWER FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO HOLDINGS AND EACH BORROWER, AT ITS ADDRESS FOR NOTICES PURSUANT TO SECTION 10.03, SUCH SERVICE TO BECOME EFFECTIVE 30 DAYS AFTER SUCH MAILING.  EACH OF HOLDINGS AND EACH BORROWER HEREBY IRREVOCABLY WAIVES ANY OBJECTION TO SUCH SERVICE OF PROCESS AND FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY ACTION OR PROCEEDING COMMENCED HEREUNDER OR UNDER ANY OTHER CREDIT DOCUMENT THAT SERVICE OF PROCESS WAS IN ANY WAY INVALID OR INEFFECTIVE.  NOTHING HEREIN SHALL AFFECT THE RIGHT OF THE ADMINISTRATIVE AGENT, THE COLLATERAL AGENT, ANY LENDER OR THE HOLDER OF ANY NOTE TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST ANY CREDIT PARTY IN ANY OTHER JURISDICTION.

(b) EACH OF HOLDINGS AND EACH BORROWER HEREBY IRREVOCABLY WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY OF THE AFORESAID ACTIONS OR PROCEEDINGS ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT BROUGHT IN THE COURTS REFERRED TO IN CLAUSE (a) ABOVE AND HEREBY FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

SECTION 10.08. Counterparts.  This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.  A complete set of counterparts executed by all the parties hereto shall be lodged with the Borrowers and the Administrative Agent.

SECTION 10.09. [Reserved]

SECTION 10.10. Headings Descriptive.  The headings of the several sections and subsections of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

SECTION 10.11. Amendment or Waiver, etc.  (a)  Except as provided in Section 2.23, neither this Agreement nor any other Credit Document nor any terms hereof or thereof may be changed, waived, discharged or terminated unless such change, waiver, discharge or termination is in writing and, in the case of this Agreement, signed by the respective Credit Parties party hereto and the Required Lenders or, in the case of any other Credit Document, signed by the respective Credit Parties hereto and the Administrative Agent or Collateral Agent party thereto with the consent of the Required Lenders; provided that no such change, waiver, discharge or termination shall, without the consent of each Lender (other than a Defaulting Lender) (with Loan Document Obligations being directly affected thereby in the case of the following clauses (i) and (vi), and in such case only to the extent of such Loan Document Obligations), (i) extend the final scheduled maturity of any Loan or Note or extend the Revolving Loan Maturity Date or extend the required date of reimbursement of any LC Disbursement or extend the stated maturity of any Letter of Credit beyond the Revolving Loan Maturity Date (it being understood that any change to, or the deletion of, the proviso to the definition of “Term Loan Maturity Date” is not an extension of the final scheduled maturity of any Loans or Notes hereunder), or reduce the rate or amount or extend the time of payment of interest or fees thereon, or reduce the principal amount of any Loan, B/A or LC Disbursement or extend any Scheduled Repayment or any scheduled payment of principal of any Incremental Term Loan or reduce the amount of any such Scheduled Repayment or scheduled payment (it being understood that any amendment or modification to the financial definitions in this Agreement or to Section 10.06(a) shall not constitute a reduction in any rate of interest or fees for purposes of this clause (i)), (ii) release all or substantially all the Collateral (except as expressly permitted in this Agreement and/or the Security Documents) under all the Security Documents, (iii) release the Guaranty by Holdings or any other material Guaranty (except as expressly provided in the Guaranties) or limit the liability of Holdings or the applicable Credit Party under any such Guaranty, (iv) amend, modify or waive any provision of this Section 10.11 (except for technical amendments with respect to additional extensions of credit pursuant to this Agreement that afford the protections to such additional extensions of credit of the type provided to the Term Loans and the Revolving Loan Commitments on the Effective Date), (v) reduce the percentage specified in the definition of Required Lenders (it being understood that, with the consent of the Required Lenders, additional extensions of credit pursuant to this Agreement may be included in the determination of the Required Lenders on substantially the same basis as the extensions of Term Loans and Revolving Loan Commitments are included on the Effective Date), (vi) amend, modify or waive any other provisions of any Credit Document specifying the number or percentage of Lenders (or Lenders of any Tranche) required to waive, amend or modify any rights thereunder or grant any consent thereunder, (vii) consent to the assignment or transfer by any Borrower of any of its respective rights and obligations under this Agreement or any other Credit Document or (viii) amend, modify or waive the requirement set forth in Section 2.19(b) that funds be applied ratably among the parties entitled thereto; and provided further that no such changes, waivers, discharge or termination shall (i) change any provisions of any Credit Document in a manner that by its terms adversely affects the rights in respect of payments, or Collateral to secure payments, due to Lenders holding Loans of any Tranche differently than those holding Loans of any other Tranche, without the written consent of Lenders holding a majority in interest of the outstanding Loans and unused Commitments of each adversely affected Tranche, or (ii) modify the protections afforded to an SPV pursuant to the provisions of Section 10.04(e) without the written consent of such SPV; provided further, that any waiver, amendment or modification of this Agreement that by its terms affects the rights or duties under this Agreement of Lenders holding Loans or Commitments of a particular Tranche (but not the Lenders holding Loans or Commitments of any other Tranche) may be effected by an agreement or agreements in writing entered into by Holdings, each Borrower and the requisite percentage in interest of the affected Tranche of Lenders that would be required to consent thereto under this Section if such Tranche of Lenders were the only Tranche of Lenders hereunder at the time; provided further that no such change, waiver, discharge or termination shall (A) increase the Commitments of any Lender over (or reduce, on a non-pro rata basis, the Commitments of any Lender from) the amount thereof then in effect without the consent of such Lender (it being understood that waivers or modifications of conditions precedent, covenants, Defaults or Events of Default or of a mandatory reduction in the US Total Revolving Loan Commitment or Global Total Revolving Loan Commitment shall not constitute an increase of the Commitment of any Lender, and that an increase in the available portion of any Commitment of any Lender shall not constitute an increase in the Commitment of such Lender), (B) without the consent of each Letter of Credit Issuer, amend, modify or waive any provision of Section 2.05 or alter its rights or obligations with respect to Letters of Credit, (C) without the consent of the Swingline Lender, alter its rights or obligations with respect to Swingline Loans or (D) without the consent of the Administrative Agent or Collateral Agent, amend, modify or waive any provision of Article X as same applies to the Administrative Agent or Collateral Agent, as the case may be, or any other provision as same relates to the rights or obligations of the Administrative Agent or Collateral Agent, as the case may be.

(b) In connection with any proposed amendment, modification, waiver or termination (a “Proposed Change”) requiring the consent of all affected Lenders, if the consent of the Required Lenders (and, to the extent any Proposed Change requires the consent of Lenders holding Loans of any Tranche pursuant to clause (i) of the second proviso of paragraph (a) of this Section, the consent of a majority in interest of the outstanding Loans and unused Commitments of such Tranche) to such Proposed Change is obtained, but the consent to such Proposed Change of other Lenders whose consent is required is not obtained (any such Lender whose consent is not obtained as described in paragraph (a) of this Section being referred to as a “Non-Consenting Lender”), then, so long as the Lender that is acting as Administrative Agent is not a Non-Consenting Lender, at the US Borrower’s request, any assignee that is acceptable to the Administrative Agent shall have the right, with the Administrative Agent’s consent, to purchase from such Non-Consenting Lender, and such Non-Consenting Lender agrees that it shall, upon the US Borrower’s request, sell and assign to such assignee, at no expense to such Non-Consenting Lender, all the Commitments, Term Loans and US Revolving Credit Exposure and Global Revolving Credit Exposure of such Non-Consenting Lender for an amount equal to the principal balance of all Term Loans and Revolving Loans and B/As (and funded participations in Swingline Loans and unreimbursed LC Disbursements) held by such Non-Consenting Lender and all accrued interest and fees with respect thereto through the date of sale, such purchase and sale to be consummated pursuant to an executed Assignment and Assumption Agreement in accordance with Section 10.04(b) (which Assignment and Assumption Agreement need not be signed by such Non-Consenting Lender); provided that as a condition precedent to the effectiveness of such sale or assignment such assignee consents, or has consented, to the Proposed Change.

SECTION 10.12. Survival.  All indemnities set forth herein including in Sections 2.11(g), 2.18, 9.04, 9.07 and 10.01 shall, subject to the provisions of Section 10.16 (to the extent applicable), survive the execution and delivery of this Agreement and the making and repayment of the Loans and B/As.

SECTION 10.13. Domicile of Loans and Commitments.  Each Lender may transfer and carry its Loans and/or Commitments at, to or for the account of any branch office, subsidiary or affiliate of such Lender; provided that no Borrower shall be responsible for increased costs arising under Section 2.16 or 2.18 resulting from any such transfer to the extent such increased costs would not otherwise be applicable to such Lender in the absence of such transfer (although the Borrowers shall be obligated to pay any other increased costs of the type described above resulting from changes after the date of the respective transfer).

SECTION 10.14. Confidentiality.  (a)  Each of the Lenders agrees that it will use its reasonable efforts not to disclose without the prior consent of Holdings (other than to its directors, trustees, employees, officers, auditors, counsel or other professional advisors, to affiliates or to another Lender if the disclosing Lender or such Lender’s holding or parent company in its sole discretion determines that any such party should have access to such information; provided that such persons shall be subject to the provisions of this Section 10.14 to the same extent as such Lender) any information with respect to Holdings or any of its Subsidiaries that is furnished by Holdings or any of its Subsidiaries pursuant to this Agreement; provided that any Lender may disclose any such information (i) that is publicly known at the time of the disclosure or that has become generally available to the public, (ii) that becomes available to the Administrative Agent, the Letter of Credit Issuer or any Lender on a non-confidential basis from a source other than Holdings or any of the Borrowers, (iii) as may be required or appropriate (A) in any report, statement or testimony submitted to any Governmental Authority (including the Federal Reserve Board and the Federal Deposit Insurance Corporation and similar organizations (whether in the United States or elsewhere) or their successors) having or claiming to have jurisdiction over such Lender or (B) in connection with any request or requirement of any such regulatory body (including any securities exchange or self-regulatory organization), (iv) as may be required or appropriate in response to any summons or subpoena or in connection with any litigation or other legal process, (v) to comply with any law, order, regulation or ruling applicable to such Lender, and (vi) to any prospective transferee in connection with any contemplated transfer of any of the Notes or any interest therein by such Lender or to any actual or prospective counterparty (or its advisors) to any Swap Agreement relating to any Credit Party and its Loan Document Obligations under the Credit Documents; provided that such prospective transferee or actual or prospective counterparty agrees to be bound by this Section 10.14 to the same extent as such Lender.

(b) Each of Holdings and the Borrowers hereby acknowledges and agrees that each Lender may share with any of its Affiliates any information related to Holdings or any of its Subsidiaries (including any nonpublic customer information regarding the creditworthiness of Holdings and its Subsidiaries); provided that such Persons shall be subject to the provisions of this Section 10.14 to the same extent as such Lender.

SECTION 10.15. Waiver of Jury Trial.  EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER CREDIT DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

SECTION 10.16. Limitation on Additional Amounts, etc.  Notwithstanding anything to the contrary contained in Section 2.16 or 2.18, unless a Lender gives notice to the US Borrower, the Canadian Borrower or the UK Borrower, as the case may be, that it is obligated to pay an amount under such Section within six months after the later of (a) the date the Lender incurs the respective increased costs, Taxes, loss, expense or liability, reduction in amounts received or receivable or reduction in return on capital or (b) the date such Lender has actual knowledge of its incurrence of the respective increased costs, Taxes, loss, expense or liability, reductions in amounts received or receivable or reduction in return on capital, then such Lender shall only be entitled to be compensated for such amount by the US Borrower, the Canadian Borrower or the UK Borrower, as the case may be, pursuant to said Section 2.16 or 2.18, as the case may be, to the extent of the costs, Taxes, loss, expense or liability, reduction in amounts received or receivable or reduction in return on capital that are incurred or suffered on or after the date that occurs six months prior to such Lender giving notice to the US Borrower, the Canadian Borrower or the UK Borrower, as the case may be, that it is obligated to pay the respective amounts pursuant to said Section 2.16 or 2.18, as the case may be.  This Section 10.16 shall have no applicability to any Section of this Agreement other than said Sections 2.16 and 2.18.

SECTION 10.17. Judgment Currency.  (a)  Each Borrower’s obligation hereunder and under the other Credit Documents to make payments in US Dollars or, (i) in the case of a Canadian Dollar Revolving Loan or B/A or B/A Equivalent Loan, in Canadian Dollars or (ii) in the case of a Sterling Revolving Loan, in Sterling (in any such case, the “Obligation Currency”) shall not be discharged or satisfied by any tender or recovery pursuant to any judgment expressed in or converted into any currency other than the Obligation Currency, except to the extent that such tender or recovery results in the effective receipt by the Administrative Agent, the Collateral Agent, the respective Letter of Credit Issuer or the respective Lender of the full amount of the Obligation Currency expressed to be payable to the Administrative Agent, the Collateral Agent, such Letter of Credit Issuer or such Lender under this Agreement or the other Credit Documents.  If, for the purpose of obtaining or enforcing judgment against any Borrower in any court or in any jurisdiction, it becomes necessary to convert into or from any currency other than the Obligation Currency (such other currency being hereinafter referred to as the “Judgment Currency”) an amount due in the Obligation Currency, the conversion shall be made, at the Canadian Dollar Equivalent or Sterling Equivalent thereof or, in the case of conversions into other currencies, at the rate of exchange quoted by the Administrative Agent, determined, in each case, as of the date immediately preceding the day on which the judgment is given (such Business Day being hereinafter referred to as the “Judgment Currency Conversion Date”).

(b) If there is a change in the rate of exchange prevailing between the Judgment Currency Conversion Date and the date of actual payment of the amount due, each of the US Borrower, Canadian Borrower and UK Borrower covenants and agrees to pay, or cause to be paid, such additional amounts, if any (but in any event not a lesser amount), as may be necessary to ensure that the amount paid in the Judgment Currency, when converted at the rate of exchange prevailing on the date of payment, will produce the amount of the Obligation Currency that could have been purchased with the amount of Judgment Currency stipulated in the judgment or judicial award at the rate of exchange prevailing on the Judgment Currency Conversion Date.

(c) For purposes of determining any rate of exchange for this Section 10.17, such amounts shall include any premium and costs payable in connection with the purchase of the Obligation Currency.

SECTION 10.18. Immunity.  To the extent that the Canadian Borrower or UK Borrower has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, or otherwise) with respect to itself or its property, each of the Canadian Borrower and UK Borrower hereby irrevocably waives such immunity in respect of its obligations hereunder and under the other Credit Documents to which it is a party to the extent permitted by applicable law and, without limiting the generality of the foregoing, agrees that the waivers set forth in this Section 10.18 shall be to the fullest extent permitted under the Foreign Sovereign Immunities Act of 1976 of the United States and are intended to be irrevocable for purposes of such Act.

SECTION 10.19. USA Patriot Act.  Each Lender hereby notifies Holdings and each of the Borrowers that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies Holdings and each of the Borrowers, which information includes the name and address of Holdings and each of the Borrowers and other information that will allow such Lender to identify Holdings and each of the Borrowers in accordance with the Patriot Act.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused their duly authorized officers to execute and deliver this Agreement as of the date first above written.

COMPASS MINERALS INTERNATIONAL, INC.,
by

Name:
Title:
COMPASS MINERALS GROUP, INC., as US Borrower,
by

Name:
Title:
SIFTO CANADA CORP., as Canadian Borrower,
by

Name:
Title:
SALT UNION LIMITED, as UK Borrower,
by

Name:
Title:
JPMORGAN CHASE BANK, N.A., as Administrative Agent
by

Name:
Title:

CALYON NEW YORK BRANCH, as Syndication Agent,
by

Name:
Title:
BANK OF AMERICA, N.A., as Co-Documentation Agent,
by

Name:
Title:
THE BANK OF NOVA SCOTIA, as Co-Documentation Agent,
by

Name:
Title:

SIGNATURE PAGE TO THE AMENDED AND RESTATED CREDIT AGREEMENT DATED AS OF December 22, 2005

 Name of Institution

 _____________________________________

 by
      _______________________________
  Name:
  Title:

SCHEDULE I

List of Lenders and Commitments

	Allocations
Lenders		Revolving Credit Facilities		Global Revolving Credit Facility Sublimits
	Term Loan Commitments	U.S. Revolving Commitments	Global Revolving Commitments	U.S.	Canada	U.K.
JPMorgan Chase Bank, N.A.	310,000,000.00	6,000,000.00	13,000,000.00	13,000,000.00	10,400,000.00	2,600,000.00
Goldman Sachs Canada Credit Partners Co.			10,000,000.00	10,000,000.00	8,000,000.00	2,000,000.00
Bank of America, N.A.		2,000,000.00	11,000,000.00	11,000,000.00	8,800,000.00	2,200,000.00
National City Bank	6,000,000.00	9,000,000.00
Allied Irish Banks plc		9,000,000.00
Calyon New York Branch	9,000,000.00	12,000,000.00
Fortis Capital Corp.	6,000,000.00	9,000,000.00
The Bank of Nova Scotia		2,000,000.00	10,000,000.00	10,000,000.00	8,000,000.00	2,000,000.00
Coöperatieve Centrale Raiffeisen-Boerenleenbank B.A., “Rabobank International”, New York Branch	6,000,000.00	9,000,000.00
Deutsche Bank AG New York		2,000,000.00	6,000,000.00	6,000,000.00	4,800,000.00	1,200,000.00
The Governor and Company of the Bank of Ireland	6,000,000.00	9,000,000.00
Webster Bank, National Association	4,000,000.00	6,000,000.00
Protective Life Insurance Company	3,000,000.00

Total	350,000,000.00	75,000,000.00	50,000,000.00	50,000,000.00	40,000,000.00	10,000,000.00

			125,000,000.00

SCHEDULE II

TAXES RETURNS AND PAYMENTS

Part A:  None.

Part B:  None.

Part C:  Audits:

Company	Type of Tax	State/Province	Audit Period	Status
1.Compass Minerals International, Inc. & Subs	NYC Income Tax	New York City	03-01-02 thru 02-28-05	In Process
2.Great Salt Lake Minerals Corp.	Sales and Use	Utah	06-01-02 thru 07-31-05	In Process
3.Sifto Canada Corp.	Income/Capital/QST	Quebec	07-01-01 thru 12-31-04	In Process

Part D:                      Statute Extensions:

Company	Type of Tax	State/Province	Audit Period	Status
1.Great Salt Lake Minerals Corp.	Sales and Use	Utah	06-01-02 thru 07-31-05	Statute of limitations extended to 4/30/06.
2.Sifto Canada Corp.	Income/Capital/QST	Quebec	07-01-01 thru 12-31-04	Statute of limitations is open until audit completed.

II-1

SCHEDULE III

RETAINED EXISTING INDEBTEDNESS

1.           Letters of Credit listed on Schedule 2.05.

2.           Additional Letters of Credit

Issuer	No.	Date	Applicant	Amount	Beneficiary
Royal Bank of Canada	P111525C03018	08/27/2001	Sifto Canada Inc.	$2,676,615 Cdn	Ministry of N Dev & Mines
Toronto Dominion Bank	1992-9343958-01A	05/7/2002	Sifto Canada Inc.	$814,687 Cdn	Independent Electricity Market Operator

III-1

SCHEDULE IV

REAL PROPERTIES

Part A

US Mortgaged Property

Ogden, Utah – legal description as described on Schedule A of Title Policy dated December 5, 2001 issued by Chicago Title Insurance Company – Policy Number 45-0020 107 469.

Lyons, Kansas – as described on Schedule A of Title Policy dated March 22, 2002 issued by Chicago Title Insurance Company – Policy Number 170053107-104 1.

9200 South Ewing, Chicago, Illinois – legal description as described on Schedule A of Title Policy dated January 16, 2002 issued by Chicago Title Insurance Company – Policy Number 1401 007930105.

Kenosha, Wisconsin – legal description contained on Schedule A of Title Commitment dated November 15, 2005 issued by Chicago Title Insurance Company – Commitment No.: 356893.

Cote Blanche, Louisiana – legal description contained on Schedule A (and Exhibit A) of Title Policy dated December 5, 2001, issued by Chicago Title Insurance Company – Policy Number 19-0059-107-00000218.

Part B

Foreign Mortgaged Property

Amherst, Nova Scotia, Canada – Those lands and premises situated, lying and being in Nappan in the County of Cumberland, Province of Nova Scotia which are owned by Sifto Canada Corp. or its affiliates or in which Sifto Canada Corp. or its affiliates has an interest.

Unity, Saskatchewan, Canada – Those lands and premises situated, lying and being in Township 40, Range 22, West of the Third Meridian, in the Province of Saskatchewan which are owned by Sifto Canada Corp. or its affiliates or in which Sifto Canada Corp. or its affiliates has an interest.

Goderich, Ontario, Canada - Those lands and premises situated, lying and being in the Town of Goderich, and the Township of Ashfield - Golborne - Wawanoan the County of Huron, in the Province of Ontario which are owned by Sifto Canada Corp. or its affiliates or in which Sifto Canada Corp. or its affiliates has an interest.

Montreal, Quebec, Canada – 7044 Notre-Dame East, Montreal.

Winsford Salt Mine, Bradford Road, Winsford Cheshire, United Kingdom CW72PE – land and buildings on the east and west side of Bradford Road plus the mines, minerals, mineral substances and rock salt together with associates rights of working the same and shafts 3 and 5.

Weston Point Salt Works, Mersey View Road, Runcorn, United Kingdom WA7 4HB

SCHEDULE IV

Part C

Foreign Lease Subject to Assignment for Security Purposes

Goderich, Ontario:

Mining Lease No. 104047 from the Minister of Natural Resources for the Province of Ontario, dated June 17, 1985, registered as Instrument No. 219247; Mining Lease No. 104048 from the Minister of Natural Resources for the Province of Ontario, dated June 17, 1985, registered as Instrument No. 219248; Mining Lease No. 104278 from the Minister of Northern Development and Mines for the Province of Ontario, dated April 16, 1986, registered as Instrument No. 225093; Mining Lease No. 107148 from the Minister of Northern Development and Mines for the Province of Ontario, dated December 15, 1998, registered as Instrument No. 332212; as such leases may be consolidated into a single lease from the Minister of Northern Development and Mines for the Province of Ontario, Mining Lease No. 107377.

Mining Licence of Occupation No. 13,052 from the Minister of Mines for the Province of Ontario dated January 28, 1960.

Lease dated May 31, 1993 from The Corporation of The Town of Goderich.

Lease dated March 15, 1993 from The Corporation of The Town of Goderich.

Amherst, Nova Scotia:

Lease of Mineral No. 83-2 from the Minister of Mines and Energy of the Province of Nova Scotia dated July 2, 1983.

Lease of Mineral No. 83-3 from the Minister of Mines and Energy of the Province of Nova Scotia dated July 2, 1983.

Mining Permit No. 0010 made August 7, 1991.

Unity, Saskatchewan:

Sodium Chloride Agreement with Her Majesty the Queen in right of the Province of Saskatchewan as represented by the Minister of Energy and Mines dated December 1, 1988.

Sodium Chloride Agreement No. 2 with Her Majesty the Queen in right of the Province of Saskatchewan as represented by the Minister of Energy and Mines dated August 21, 1995.

Weston Point

Lease dated 14 October 1975 between The Manchester Ship Canal Company (1) and Imperial Chemical Industries Limited (2) as the same is registered under title number CH352145.

Winsford

Lease dated 31 December 1998 made between Dinah Mary France-Hayhurst (1) and Salt Union Limited (2) as the same is registered under title number CH435567.

SCHEDULE IV

Part D

US Lease Subject to Assignment for Security Purposes

Lyons, Kansas:

Lease dated June 12, 1953 recorded in Vol. 132 Misc., Page 232.

Gas Storage — Lease Agreement, dated December 31, 1974 recorded in Vol. 76 O&G, Pg. 100, leasing to Northern Natural Gas Company.

Gas Storage — Lease Agreement, dated July 9, 1973 recorded in Vol. 157 MS., Pg. 334, leasing to Northern Natural Gas Company.

Oil & Gas Lease, dated June 29, 1973 recorded in Vol. 71 O&G, on page 274.

Oil Gas Lease, dated June 29, 1973 recorded in Vol. 71 O&G, on page 279.

Oil Gas Lease, dated July 2, 1973 recorded in Vol. 73 O&G, on page 368.

Oil Gas Lease, dated July 26, 1973 recorded in Vol. 73 O&G, on page 373.

Lease dated March 23, 1959 recorded in Volume 17, O&G, on page 10 executed by W.E. Lattimer and Viola M. Lattimer, in favor of American Salt Corporation.

Salt Bed Lease, dated March 16, 1910 from S. Gram, L. Phelps and L. Phelps (as successor in interest) to American Salt and Coal Company.

Salt Bed Lease, dated March 16, 1910 from M. Hardwick (as successor in interest) to American Salt and Coal Company.

Salt Bed Lease, dated July 6, 1911 from K. Moorman, R. Guerin, D. and E. Goodfellow, L. and E. Alderman and C. and L. Alderman (as successor in interest) to American Salt and Coal Company.

Salt Bed Lease, dated March 22, 1911 from R. Sangster and W. Sangster (as successor in interest) to American Salt and Coal Company.

Ogden, Utah:
Description of Leases
State of Utah Royalty Agreement No. 19024, dated September 1, 1962, by and between the State of Utah, acting by and through the Utah State Land Board, and Dix R. Turnbow, N. G. Morgan, Sr., and Virgil V. Peterson, Lessees; as assigned to Great Salt Lake Minerals & Chemicals Corporation and as amended, including but not limited to the following amendments:

Amendment to Lease and Royalty Agreement, Mineral Lease No. 19024, dated July 25,1963;

Amendment to Royalty Agreement No. 19024, dated April 16, 1965;

Amendment to Royalty Agreement No. 19024, dated August 1, 1970;

Settlement Agreement and Release, dated March 30, 1992;

Amendment to Royalty Calculation Method for Potassium Sulfate as Approved by the Board of the State Lands & Forestry, dated effective January 1, 1995;

SCHEDULE IV

Amendment of Royalty Agreement ML 1 9024-SV dated effective January 1, 1997;

Amendment to Mineral Lease Agreement ML 19024-SV, Tract 2; ML 21708-SV Tract 2;

ML 22782-SV; ML 2463 1 -SV; and ML 44607-SV, dated September 1, 1998; and

Global Settlement Agreement, dated June 27, 2000.

Lease Agreement ML 19024, dated as of August 24, 1966, by and between the State Land Board, Lessor, and Great Salt Lake Minerals & Chemicals Corporation, Lessee.

Lease Agreement ML 19059, dated as of August 24, 1966, by and between the State Land Board, Lessor, and Great Salt Lake Minerals & Chemicals Corporation, Lessee.

Lease Agreement ML 21708, dated as of October 1, 1966, by and between the State Land Board, Lessor, and Great Salt Lake Minerals & Chemicals Corporation, Lessee.

Lease Agreement ML 22782, dated as of August 24, 1966, by and between the State Land Board, Lessor, and Great Salt Lake Minerals & Chemicals Corporation, Lessee.

Lease Agreement ML 23023, dated as of September 1, 1965, by and between the State Land Board, Lessor, and Lithium Corporation of America, Inc., and Chemsalt Corporation, Lessees; as assigned from Lithium Corporation of America, Inc. and Chemsalt Corporation to Great Salt Lake Minerals & Chemicals Corporation.

Lease Agreement ML 2463 1, dated as of October 2, 1967, by and between the State Land Board, Lessor, and Great Salt Lake Minerals & Chemicals Corporation, Lessee.

Lease Agreement ML 25859, dated as of November 20, 1968, by and between the State Land Board, Lessor, and Great Salt Lake Minerals & Chemicals Corporation, Lessee.

Lease Agreement ML 43388, dated as of April 27, 1987, by and between the Board of State Lands and Forestry, Lessor, and Great Salt Lake Minerals & Chemicals Corporation, Lessee.

Lease Agreement ML 44607, effective as of January 1, 1991, by and between the Utah Division of State Lands and Forestry, Lessor, and Great Salt Lake Minerals & Chemicals Corporation, Lessee.

Memorandum of Lease, dated as of September 23, 1991, by and between Great Salt Lake Minerals and Chemicals Corporation, Landlord, and North American Salt Company, Tenant, recorded September 27, 199 1, as Entry No. 1153379 at Book 1608, Page 2284 of the official records of Weber County, Utah.

SCHEDULE IV

Description of Water Rights

Water Right	Approximate Flow/Volume	Source	Use
Water Right No. 13-246 (Application A34020	230 cfs or 156,000 acre-feet (Certificate of Appropriation No. 11218 issued for 134 cfs or 27,000 acre-feet)	Great Salt Lake Box Elder County, Utah	Extract mineral salts
Water Right No. 13-3091 (Application A34020a)	96 cfs or 129,000 acre-feet	Great Salt Lake – PS#1 Box Elder County, Utah	Extract mineral salts
Water Right No. 13-3569 (Application A34020aa)	50 cfs or 62,000 acre-feet	Great Salt Lake – West Pond Box Elder County, Utah	Extract mineral salts
Water Right No. 13-246 (Change Application A16162)	180 cfs or 94,000 acre-feet (unperfected)	Great Salt Lake Box Elder County, Utah	Extract mineral salts
Water Right No. 13-1109 (Application A37031)	17,792 acre-feet	Bear River Box Elder County, Utah	Salt pond flushing
Water Right No. 13-3345 (Application A37031a)	49,208 acre-feet	Bear River Bay Box Elder County, Utah	Salt pond flushing
Water Right No. 35-5373 (Application A37118)	0.15 cfs	Underground water well Weber County, Utah	Pond pump flushing
Water Right No. 35-5373 (Application A37118a)	24.85 cfs	Underground water wells Weber County, Utah	Pond pump flushing
Water Right No. 35-2343 (Application 37118)	0.15 cfs	Underground water well Weber County, Utah	Pond pump flushing
Water Right No. 13-1114 (Application A37119)	50 cfs	Underground water wells Box Elder County, Utah	Process water/ flushing
Water Right No. 35-4012 (Application A37709)	1.5 cfs	Underground water wells Weber County, Utah	Process water
Water Right No. 35-5325 (Application A37709a)	6.5 cfs	Underground water wells Weber County, Utah	Domestic use of employees and process water
Water Right No. 13-1798 (Application A38343)	10 cfs	Great Salt Lake Box Elder County, Utah	Pond pump flushing
Water Right No. 13-1799 (Application A38349)	85 cfs or 6,000 acre-feet	Great Salt Lake Box Elder County, Utah	Extract mineral salts
Water Right No. 13-3404 (Application A57203)	8,000 cfs	Great Salt Lake Box Elder County, Utah	Impoundment of water in reservoir for wildlife habitat

SCHEDULE IV

Water Right	Approximate Flow/Volume	Source	Use
Water Right No. 13-3592 (Application A66417)	0.17 cfs or 100 acre-feet	Underground water well Box Elder County, Utah	Pond pump flushing
Water Right No. 35-162 (Application A13732)	0.583 cfs	Underground water wells Weber County, Utah	Irrigation of 51.27 acres and stockwatering for 2530 cattle or equivalent
Water Right No. 35-1201 (Application A32267)	0.00054 cfs	Underground water well Weber County, Utah	Stockwatering for 750 cattle or equivalent
Water Right No. 35-2730 (Underground water claim U9727)	0.089 cfs	Underground water well Weber County, Utah	Domestic use of 5 persons & stockwatering for 920 cattle or equivalent

SCHEDULE IV

Cote Blanche, Louisiana:
Salt and Surface Lease Agreement dated June 21, 1961, by and between John Taylor Caffery, as agent for Marcie Caffery Gillis, Marcel A. Gillis, Bethia Caffery McCay, Percey McCay, Mary Louise Caffery Ellis, Emma Caffery Jackson, Edward Jackson, Liddell Caffery, Marion Caffery Campbell, Martha Gillis Restarick, Katherine Baker Senter, Caroline Baker, Bethia McCay Brown, Donelson Caffery McCay, Lucius Howard McCurday Jr., John Anderson McCurdy, Edward Rader Jackson III, individually and as Trustee for Donelson Caffery Jackson; the J.M. Burguieres Company, LTD., and the Carey Salt Company, as amended by that certain Amendment to Salt and Surface Lease dated July 1, 1997.

SCHEDULE V

SUBSIDIARIES

1.	Compass Minerals International, Inc. Jurisdiction: Qualifications: Type: Shares Authorized Class A Common: Preferred: Issued and Outstanding: Owner and % Interest :	Delaware Kansas Corporation 200,000,000 10,000,000 31,782,003 Class A common stock @ $0.01 Publicly Traded
2.	Compass Minerals Group, Inc. Jurisdiction: Qualifications: Type: Shares Authorized Common: Issued and Outstanding: Owner and % Interest:	Delaware Kansas Corporation 1,000 1,000 Compass Minerals International, Inc. – 100%
3.
NAMSCO Inc.
Jurisdiction:
Qualifications:
Type:
Acquired:

Shares Authorized
Common:
Issued and Outstanding:
Owner & % Interest:

Shares Authorized
Junior Preferred:
Issued and Outstanding:

Shares Authorized
Preferred:
Issued and Outstanding:

Delaware Kansas Corporation 9/17/1993 4,300,000 1,556.75 Compass Minerals Group, Inc. – 100% 3,500,000 0 20,000 0
4.	North American Salt Company Jurisdiction: Qualifications: Type: Acquired: Shares Authorized

Delaware
Arizona, Colorado, Florida, Georgia, Indiana, Iowa,
Kansas, Louisiana, Maryland, Michigan, Minnesota,
Missouri, Montana, Nebraska, New Hampshire, New
Mexico, New York, North Carolina, North Dakota,
Ohio, Oklahoma, Pennsylvania, Tennessee, Texas, Utah,
Vermont, Washington, West Virginia, Wisconsin
Corporation
3/26/1990

SCHEDULE V

	Common: Issued and Outstanding: Owner and % Interest:	7,729 7,729 NAMSCO Inc. - 100%
5.	Carey Salt Company Jurisdiction: Qualifications: Type: Acquired: Shares Authorized Common: Issued and Outstanding: Owner and % Interest:	Delaware Louisiana Corporation 3/26/1990 1,000 1,000 North American Salt Company -100%
6.	GSL Corporation Jurisdiction: Qualifications: Type: Shares Authorized Common: Issued and Outstanding: Owner and % Interest:	Delaware Kansas, New York (d/b/a GSL Company of New York), Utah Corporation 1,300,000 1,000 Great Salt Lake Holdings, LLC - 100%
7.
Great Salt Lake Minerals Corporation
Jurisdiction:
Qualifications:

Type:

Shares Authorized
Common:
Issued and Outstanding:
Owner and % Interest:

Shares Authorized
Preferred:
Issued and Outstanding:
Owner and % Interest:

Delaware California, Kansas, Utah, Washington, Alberta, British Columbia, Saskatchewan Corporation 10,000 5,727 GSL Corporation - 100% 20,000 16,153.8 Great Salt Lake Holdings, LLC - 100%
8.	Compass Resources, Inc. Jurisdiction: Type: Shares Authorized Common: Issued and Outstanding: Owner and % Interest:	Delaware Corporation 800 800 NAMSCO Inc. – 100%

SCHEDULE V

9.	Great Salt Lake Holdings, LLC Jurisdiction: Type: Membership Interest: Owner and % Interest:	Delaware Limited liability company 2,600,001 NASC Nova Scotia Company – 100%
10.
Compass Minerals (Europe) Limited (f/k/a IMC Global (Europe) Limited)
Jurisdiction:
Type:

Shares Authorized
Class “A” Ordinary Shares:
Issued and Outstanding:
Owner and % Interest:

Owner and % Interest:

Shares Authorized
Class “B” Ordinary Shares:
Issued and Outstanding:
Owner and % Interest:

England and Wales
Corporation

13,508,850
13,508,850
Compass Minerals Group, Inc. - 99.99%
13,508,199 class “A” ordinary shares
NAMSCO Inc. - .01%
651 class “A” ordinary shares

1,150
1,150
Compass Minerals Group, Inc. - 100%
1, 150 class “B” ordinary shares

11.
Compass Minerals (UK) Limited
(f/k/a IMC Global (UK) Limited)
Jurisdiction:
Type:

Shares Authorized
Class “A” Redeemable
Preference Shares:
Issued and Outstanding:

Shares Authorized
Class “B” Redeemable
Preference Shares:
Issued and Outstanding:

Shares Authorized
Ordinary Shares:
Issued and Outstanding:
Owner and % Interest:

Shares Authorized
U.S. Dollars Shares:
Issued and Outstanding:
Owner and % Interest:

England and Wales
Corporation

1,884,000
0

312,100
0

157,070,000 @ £0.01 each
157,055,576
Compass Minerals (Europe) Limited - 100%
157,055,576 ordinary shares

55,556 @ $0.01 each
55,556
Compass Minerals (Europe) Limited - 100%
55,556 U.S. dollar shares

SCHEDULE V

12.
Salt Union Limited
Jurisdiction:
Type:

Shares Authorized
Ordinary Redeemable Shares:
Issued and Outstanding:
Owner and % Interest:

Shares Authorized
Ordinary Shares:
Issued and Outstanding:
Owner and % Interest:

England and Wales
Corporation

11,500,000 @ f1 each
11,500,000
Compass Minerals (UK) Limited - 100%
11,500,000 ordinary redeemable shares

1,000,100
1,000,100
Compass Minerals (UK) Limited - 100%
1,000,100 ordinary shares

13.	London Salt Limited Jurisdiction: Type: Shares Authorized Ordinary: Issued and Outstanding: Owner & % Interest:	England Corporation 100,000 15,000 Salt Union Limited - 100% 15,000 ordinary shares
14.	Direct Salt Supplies Limited Jurisdiction: Type: Shares Authorized Ordinary: Issued and Outstanding: Owner and % Interest:	England Corporation 1,000,000 @ £1 each 2,217 Salt Union Limited - 100% 2,217 ordinary shares
15.	J.T. Lunt & Co. (Nantwich) Limited Jurisdiction: Type: Shares Authorized Ordinary: Issued and Outstanding: Owner & % Interest:	England Corporation 100 2 Direct Salt Supplies Limited - 100% 2 ordinary shares
16.	Minosus Limited Owner and % Interest:	Compass Minerals (U.K.) Limited 50%
17.	NASC Nova Scotia Company Jurisdiction: Type: Shares Authorized: Issued and Outstanding: Owner and % Interest:	Nova Scotia Unlimited Company 100,000,000 (Class A common) and 100,000,000 (Class B common) 2,033,562 (Class A) 12,753,789 (Class B) North American Salt Company - 100%

SCHEDULE V

18.	Compass Canada Limited Partnership Jurisdiction: Type: Shares Authorized: Issued and Outstanding: Owner and % Interest:	Ontario Limited Liability Partnership NA 100% NASC Nova Scotia Company – 99.27% (limited) Compass Minerals Canada, Inc. – 0.73% (general)
19.	Sifto Canada Corp. Jurisdiction: Provincial Registrations: Type: Shares Authorized: Issued and Outstanding: Owner and % Interest:

Nova Scotia
British Columbia, Quebec, Alberta, Manitoba, New
Brunswick, Newfoundland, Saskatchewan, Ontario,
Nova Scotia
Unlimited company
100,000,000,000 (common)
4,460,001 (common)
Compass Canada Limited Partnership - 100%

20.	Compass Resources Canada Company Jurisdiction: Type: Shares Authorized: Issued and Outstanding: Owner and % Interest:	Nova Scotia Unlimited company 100,000,000 200,750 (common) Sifto Canada Corp. - 100%
21.	Compass Minerals Canada Inc. Jurisdiction: Type: Shares Authorized: Issued and Outstanding: Owner and % Interest:	Nova Scotia Company limited by shares 100,000 32,840 (common) NASC Nova Scotia Company - 100%
22.
Compass Minerals Nova Scotia Company
Jurisdiction:
Type:

Shares Authorized
Common:
Issued and Outstanding:
Owner and % Interest:

Shares Authorized
Preferred:
Issued and Outstanding:
Owner and % Interest:
Nova Scotia Unlimited company 100,000,000,000 1 (Class 1) Compass Canada Limited Partnership - 100% 100,000,000,000 233,370.5 (Class 2) Sifto Canada Corp. - 100%

SCHEDULE VI

INSURANCE

[******4 pages omitted pursuant to a confidential treatment request.]

SCHEDULE VII

EXISTING LIENS

See attached.

VII-1

Debtor	State	Jurisdiction	Original File Date	Original File Number	Secured Party	Details	Related Filings
COMPASS MINERALS INTERNATIONAL, INC.	DE	Secretary of State	9/19/2005	52950757	Xerox Corporation	UCC Financing Statement
GREAT SALT LAKE MINERALS CORPORATION	DE	Secretary of State	8/13/2004	42322255	Stearns Bank N.A.	UCC Financing Statement
GREAT SALT LAKE MINERALS CORPORATION	DE	Secretary of State	11/10/2005	53582179	Motion Industries Inc.	UCC Financing Statement
GREAT SALT LAKE MINERALS CORPORATION	UT	Secretary of State	2/28/2002	181315200228	Bobcat Financial Services	UCC 1 Filing Statement
GREAT SALT LAKE MINERALS CORPORATION	UT	Secretary of State	3/25/2002	183230200230	Wheeler Machinery Co.	UCC 1 Filing Statement
GREAT SALT LAKE MINERALS CORP	UT	Secretary of State	10/17/2003	228882200337	Xerox Capital Services LLC	UCC 1 Filing Statement
GREAT SALT LAKE MINERALS CORP	UT	Secretary of State	1/22/2004	236041200427	Zellerbach, a Division of International Paper	UCC 1 Filing Statement
GREAT SALT LAKE MINERALS	UT	Secretary of State	10/20/2005	280873200537	Komatsu Equipment Company	UCC 1 Filing Statement
GREAT SALT LAKE MINERALS CORPORATION	UT	Secretary of State	11/29/2005	283336200542	Les Olson Company	UCC 1 Filing Statement
GREAT SALT LAKE MINERALS CORPORATION	UT	Secretary of State	12/8/2005	284036200541	Revco Leasing Company	UCC 1 Filing Statement
IMC KALIUM OGDEN CORP.	DE	Secretary of State	8/13/2001	10929674	The CIT Group/Equipment Financing, Inc.	UCC Financing Statement

VII-2

SCHEDULE VII

Debtor	State	Jurisdiction	Original File Date	Original File Number	Secured Party	Details	Related Filings
IMC KALIUM OGDEN CORP.	DE	Secretary of State	12/10/2001	20103642	Toyota Motor Credit Corporation	UCC Financing Statement
IMC KALIUM OGDEN CORP.	UT	Secretary of State	8/24/2001	1608200121	Revco Leasing	UCC 1 Filing Statement
IMC SALT, INC.	KS	Secretary of State	4/16/2001	4630331	Xpedx, Division of International paper Co.	Financing Statement -- Form UCC-1
NORTH AMERICAN SALT COMPANY	KS	Secretary of State	9/12/1996	2280536	BCC Equipment Leasing Corporation	UCC Financing Statement	Continuation Filed 5/23/01 and Amendment Filed 6/30/01
NORTH AMERICAN SALT COMPANY	KS	Secretary of State	9/12/1996	2280538	BCC Equipment Leasing Corporation	UCC Financing Statement	Continuation Filed 5/23/01 and Amendment Filed 6/30/01
NORTH AMERICAN SALT COMPANY	KS	Secretary of State	9/30/1996	2285798	BCC Equipment Leasing Corporation	UCC Financing Statement	Continuation Filed 5/23/01 and Amendment Filed 6/30/01
NORTH AMERICAN SALT COMPANY	KS	Secretary of State	9/30/1996	2285799	BCC Equipment Leasing Corporation	UCC Financing Statement	Continuation Filed 5/23/01 and Amendment Filed 6/30/01
NORTH AMERICAN SALT COMPANY	KS	Secretary of State	9/30/1996	2285800	BCC Equipment Leasing Corporation	UCC Financing Statement	Continuation Filed 5/23/01 and Amendment Filed 6/30/01

Intellectual Property

NORTH AMERICAN SALT COMPANY	N/A	United States Patent & Trademark Office	11/16/1988	REEL 632 FRAME 169	The Chase Manhattan Bank	Trademark Security Agreement

VII-3

SCHEDULE VIII

EXISTING INVESTMENTS

1.
Security deposit on New York office where the Harris group office is located totals $57,117 pursuant to that Certain Office Space Lease, dated August 14, 1992, between Dai-Ichi Life Investment Properties, Inc., as landlord, and North American Salt Company, as tenant.

2.
Loan Agreement entered into between Compass Minerals (UK) Limited and Minosus Limited in respect of a £3M loan to Minosus Limited dated 31 December 2002 and £ 1 M additional security agreed but not documented, and a £250,000 loan (both of which are currently undocumented and were made on 21 May 2001 and 3 September 2001, respectively).

3.	Joint Venture Agreement made between (1) NAMSCO (UK) Limited (now, IMC Global (UK) Limited), (2) SARP Industries S.A. and (3) Broomco Limited (now, Minosus Limited), dated 16 January 1998.

4.	Grant of Easement of Pipes and Conduits dated September 30, 1988 between Laurie G. Straeg (Grantor) and Domtar Inc. (Grantee) (contains indemnity).

5.	Business Sale Agreement made between (1) ICI Chemicals & Polymers Limited and (2) Salt Union Limited, dated 4 February 1992, as amended by Amendment No. 1 dated 20 March 1992.

6.	Agreement for the Supply of Products Made between (1) ICI Chemicals and Polymers Ltd., (2) Impkemix Energy Limited, and (3) Salt Union Limited, dated 9 April 1992.

7.	Agreement and Plan of Merger among IMC Global Inc., Salt Holdings Corporation, YBR Holdings LLC and YBR Acquisition Corp., dated October 13, 2001.

8.
Agreement for the Acquisition of Carlsbad SOP Marketing Business between (1) Compass Minerals Group, Inc. and Great Salt Lake Minerals Corp., as Buyer, and (2) IMC Global, Inc. and IMC Potash Carlsbad Inc., as Seller, dated June 23, 2003.

9.	Electricity Supply Agreement for Winsford made between (1) Salt Union Limited, (2) Impkemix Energy Limited and (3) ICI Chemicals of Polymers Limited, dated 9 April 1992.

10.
Energy Purchase Agreement made between (1) Scottish Hydro-Electric plc and (2) Salt Union Limited relating to the output of the Combined Heat and Electricity Generating Plant at the premises of Salt Union Limited at Runcorn, Cheshire, dated 30 August 1994.

11.	PFI Contract for the design, building, financing, and operation of a serviced salt supply system made between (1) Norfolk County Council and (2) Salt Union Limited dated 30 March 2000.

12.	Equity interests in Minosus Limited:	Compass Minerals (U.K.) Limited: 50%

     Onyx Environmental Group plc: 50%

VIII-1

SCHEDULE 2.05

Existing Letters of Credit

(See attached.)

2.05 - 1

SCHEDULE 2.05

Letter of Credit Schedule

12/22/2005

[******]

2.05 - 2

SCHEDULE 5.01

Permitted Encumbrances

United States and Canadian Permitted Encumbrances

1.	General

None.

2.	Goderich, Ontario

a.
Easement Agreement dated June 26, 1995 between The Corporation of the Town of Goderich and Sifto Canada Corp., registered August 2, 1996, Instr. # R310881, (Sifto Canada Corp. gets salt rights and grants easements for sewers).

b.	Easement Agreement dated June 26, 1995 between The Corporation of the Town of Goderich and Sifto Canada Corp., registered August 2, 1996, Instr. # R310880.

c.	Easement Agreement dated August 8, 2005 between Sifto Canada Corp. and Epcor Power Development Corporation.

d.	Agreement between The Corporation of the Town of Goderich and Sifto Canada Corp. dated June 26, 1995 for easements for storm sewers and salt registered August 2, 1996 instrument #R310881.

e.	Industrial Siding Agreement between Canadian National Railway Company and Domtar Chemicals Limited - Sifto Salt Division.

f.
Agreement dated 6/94 between Sifto Canada Corp. and Menesetung Bridge Association Inc. and Maitland Trail Association whereby Sifto Canada Corp. grants license to use pathway on premises for pedestrian use.

g.
Agreement among Sifto Canada Corp., Goderich Port Management Corporation and the Corporation of the Town of Goderich dated as of November 11, 1999 pursuant to which the Town of Goderich has certain rights of first refusal over Sifto parcel pursuant to the terms thereof, an agreement/notice of which may be registered.

h.	Subject to the extension of Maitland Road through parts of Lots 1 and 2, as opened by By-Law No. 4 of 1874 dated May 6, 1874 as outlined on Plan 454.

i.
Reservation in favor of the Corporation of the Township of Huron, its successors and assigns of the right of ingress and egress and the right to remove gravel and sand from a portion of the lands on part of the property as contained in Instrument No. 30994.

j.
An easement in favour of the Hydro Electric Power Commission over Lot 3 in the First Concession, Western Division, Township of Colborne, County of Huron, more particularly described in Instrument No. 8195.

k.	The responses from the municipality of the Township of Colborne received in 1990 indicate that a portion of the parcel located on Lot 2 in the First Concession, Western Division,
5.01 - 1

SCHEDULE 5.01

Township of Colborne, County of Huron is zoned to permit the use of land for magazines. The same responses indicate that a portion of the parcel located on Lot 3 in the First Concession, Western Division, Township of Colborne, County of Huron is zoned as a natural environment zone. While magazines used to be located on the lands zoned as a natural environment, these lands are no longer used for magazines.

l.
A caution registered as Instrument No. LT01 1758 against that portion of the lands which is in the land titles system of registration, and a deposit registered as Instrument No. 0341502 against that portion of the lands registered in the land registry system of registration.

m.	Those exceptions set out in Schedule B of Title Insurance Policy No. ONL0024259 issued by First America Title Insurance Company dated November 28, 200 1.

3.	Unity, Saskatchewan

a.	Any right, title and interest of SaskTel Cable in and through that part of the property registered under Plan No. 76SO9985.

b.
Easement registered as no. 80S09994 on March 24, 1980 in favor of rural Municipality of Round Valley No. 410 taken for a roadway right of way as set out in Certificates of Title Nos. 93S38785, 93S38786 and 93538787.

c.	Plan registered as no. 01MW07496 on May 18, 2001 as set out in Certificates of Title Nos. 93S38785, 93S38786 and 93S38787.

d.	Plan registered as no. 01MW08885 on June 12, 2001 as set out in Certificates of Title Nos. 93S38785 and 93S38787.

e.	Those exceptions set out in Schedule B of Title Insurance Policy No. WCO0000663 issued by First American Title Insurance Company dated November 28, 2001.

4.	Amherst, Nova Scotia

a.
Easements granted by Vincent Leonard Smith and wife to Canada Electric Company Limited by Indenture dated October 20, 1953 and registered in the Registry of Deeds Office at Amherst, Nova Scotia, in Book Number 214 at page 144 over a part of the lands.

b.
Easements granted by Dominion Tar & Chemical Company Limited and Montreal Trust Company to Canada Electric Company Limited by Indenture dated May 17, 1954 and registered in the Registry of Deed Office at Amherst, Nova Scotia, in Book Number 222 at Page 417.

c.	Those exceptions set out in Schedule B of Title Insurance Policy No. ACL000 1763 issued by First American Title Insurance Company dated November 28, 200 1.

5.	Quebec, Montreal

a.	Those exceptions set out in Schedule B of Title Insurance Policy No. QCH-0002845 issued by First American Title Insurance Company dated November 28, 2001.
5.01 - 2

SCHEDULE 5.01

6.           United States

Any items found on Schedule B-II to the title insurance policies numbered:

Utah:           Policy Number 45-0020 107 469;

Kansas:                      Policy No. 170053107-1041;

Illinois:                      1401 007930105;

Wisconsin:                      1201-01341 (Commitment No.356893); and

Louisiana:                      1201-01338 (Policy No. 19-0059-107-00000218);

issued by the Chicago Title Insurance Company.

Surveys

United States

1.	Cote Blanche, LA- survey (Project No. 20010298/3) dated May 4, 200 1, last revised September 27, 2001, prepared by Richard B. Edwards.

2.	Overland Park, KS - survey (Project No. 20010298/6) dated May 16, 2001, revised September 12, 2001, prepared by Joseph A. Herring.

3.	9200 South Ewing, Chicago, IL - survey (Project No. 20010298/7) dated August 14, 200 1, last revised September 6, 2001, prepared by Radu M. S. Irimescu.

4.	Kenosha, WI - survey dated April 14, 1999 prepared by Donald C. Chaput.

5.	Lyons, KS - survey (Project No. 20010298/1) dated September 14, 2001, last revised September 28, 2001, printed October 1, 2001, prepared by William A. Booe.

Canada

1.	Unity, Saskatchewan - plan dated July 18, 2001 by C.B. Swenson, S.L.S.

2.	Amherst, Nova Scotia — survey dated October 31, 2001 by Cumberland Surveys Ltd., N.S.L.S.

3.
Goderich, Ontario — surveys dated September 18, 2001, September 20, 2001, October 3, 2001, October 4, 2001 and October 10, 2001 and sketches dated October 12, 2001 and October 15, 2001 by D. Culbert Ltd. O.L.S.

4.	Montreal, Quebec — certificate of location dated November 5, 2001 by Le Groupe Conseil T.T. Katz, Land Surveyors.

5.01 - 3

SCHEDULE 5.01

U.K. Properties

1 .
Weston Point Salt Works is subject to the covenants, restrictions, easements, leases and other matters of whatsoever nature contained or referred to in the following documents (so far as they affect such property and are still subsisting):

a.	Office Copy Entries for Title No: CH3 52146.

b.
Demise of right and liberty to use wharf and landing place at Runcorn in the County of Chester dated 31st October 1960 between The Manchester Ship Canal Company and Imperial Chemical Industries Limited together with Letter dated 20th August 1987 to The Secretary, Manchester Ship Canal Company.  Licence to Assign dated 8th April 1992 between The Manchester Ship Canal Company, ICI Chemicals & Polymers Limited and Salt Union Limited. Receipted Notice of Assignment dated 22nd April 1992.

c.
Grant of right to take water from the Manchester Canal at Weston Point Runcorn in the County of Chester dated 31st October 1960 between The Manchester Ship Canal Company and Imperial Chemical Industries Limited.  Supplemental Agreement dated 16th July 1969 between The Manchester Ship Canal Company and Imperial Chemical Industries Limited.

d.
Demise of right and liberty to use wharf and landing place at Runcorn in the County of Chester dated 14th November 1980 between The Manchester Ship Canal Company and Imperial Chemical Industries Limited together with Letter dated 20th August 1987 to The Secretary, Manchester Ship Canal Company.  Licence to Assign dated 8th April 1992 between The Manchester Ship Canal Company, ICI Chemicals & Polymers Limited and Salt Union Limited.  Receipt of Notice of Assignment dated 22nd April 1992.

e.	Deed of Grant of easements re: Brine Facilities and Pipes Northwich Cheshire dated 9th April 1992 between ICI Chemicals & Polymers Limited and Salt Union Limited.

f.	Indenture dated 9th November 1986 between The Bridgewater Navigation Company Limited, The Mersey Salt and Brine Company Limited and The Guardians of the Poor of the Runcorn Union.

g.	Indenture dated 31st December 1914 between The Manchester Ship Canal Company, The Salt Union Limited and The Mersey Power Company Limited.

h.	Conveyance dated 31st October 1960 between The Manchester Ship Canal Company and Imperial Chemical Industries Limited.

i.	Counterpart Deed of Grant re: sewers at Weston Point, Cheshire dated 9th April 1992 between Salt Union Limited and ICI Chemicals & Polymers Limited.

j.	Deed of Grant re: Telecommunications cables in land at Weston Point Cheshire dated 26th September 1994 between Salt Union Limited and ICI Chemicals & Polymers Limited.

k.	Lease dated 30th August 1994 between Salt Union Limited and Scottish HydroElectric plc. Office Copy Entries for Title No: CH 381816.

l.	Energy Purchase Agreement dated 30th August 1994 between Scottish Hydro-Electric plc and Salt Union Limited.

m.	Originating application dated 26th August 1994 between Salt Union Limited and Scottish Hydro-Electric plc.

n.	Court Order dated 26th August 1994 between Salt Union Limited and Scottish Hydro-Electric plc.

5.01 - 4

SCHEDULE 5.01

o.	Side Letter dated 30 August 1994 from Scottish Hydro-Electric plc to Salt Union Limited.

p.	Side Letter dated 30 August 1994 from Scottish Hydro-Electric plc to Salt Union Limited.

q.	Deed of Variation dated 14th December 1995 between Salt Union Limited and Scottish Hydro-Electric plc.

r.	Deed of Variation dated 27th March 1997 between Salt Union Limited and Scottish Hydro-Electric plc.

s.	Deed of Variation dated 2nd September 1997 between Salt Union Limited and Scottish Hydro-Electric plc.

t.	Deed of Variation dated 30th December 1997 between Salt Union Limited and Scottish Hydro-Electric plc.

u.	Deed of Variation dated 30th September 1998 between Salt Union Limited and Scottish Hydro-Electric plc.

v.	Office Copy Entries for Title No: ch352145.

w.
Lease dated 14th October 1975 between The Manchester Ship Canal Company and Imperial Chemical Industries Limited.  Licence to Assign dated 8th April 1992 between The Manchester Ship Canal Company, ICI Chemicals & Polymers Limited and Salt Union Limited.  Receipted Notice of Assignment dated 22nd April 1992.

x.
Deed of Grant for easement for electricity cables at Percival Lane Runcorn Cheshire dated 1st August 1975 between The Manchester Ship Canal Company and the Merseyside and North Wales Electricity Board.

y.
Counterpart Deed of Grant relating to electricity cables at Percival Lane Runcorn in the County of Cheshire dated 20th August 1984 between Imperial Chemical Industries plc and The Merseyside and North Wales Electricity Board.

z.	Conveyance and Assignment dated 9th April 1992 between ICI Chemicals & Polymers Limited and Salt Union Limited.

aa.	Deed of Grant re: brine mains in land at Weston Point Cheshire dated 9th April 1992 between Salt Union Limited and ICI Chemicals & Polymers Limited.

bb.	Deed of Grant re electric cables in land at Weston Point Cheshire dated 9th April 1992 between Salt Union Limited and ICI Chemicals & Polymers Limited.

cc.
Letter dated 31st March 1992 from Grundy Kershaw & Bowdens to ICI Chemicals & Polymers Limited.  Demise re pipeline and cable at Weston Point Runcorn, Cheshire dated 9th April 1992 between Salt Union Limited and ICI Chemicals and Polymers Limited.

dd.	Deed of Grant relating to a 132 kV electricity cable at Weston Point Runcorn Cheshire dated 14th December 1995 between Salt Union Limited and Manweb plc.

ee.
Agreement relating to the erection of a building over the public sewer at Weston Point Salt Works Runcorn in the County of Cheshire — loading canopies dated 5th October 1978 between The Council of the Borough of Halton, North West Water Authority and Imperial Chemical Industries Limited.

5.01 - 5

SCHEDULE 5.01

ff.	Deed of Grant re railway facilities in land at Weston Point Cheshire dated 9th April 1992 between ICI Chemicals & Polymers Limited and Salt Union Limited.

gg.	Office Copy Entries for Title No. CH394607.

hh.	Explanatory Note prepared by Herbert Smith dated 12th April 2001 (note the following documents are under negotiation):

Draft Deed of Grant between Salt Union Limited and Chargee and Manweb plc.

Draft Deed of Grant between Salt Union Limited and ICI Chemicals & Polymers Limited.

Draft Agreement to Discharge to Outfall Salt 3.

ii.	Letter of Consent dated 9th November 1995 from Barclays Bank plc to the Chief Land Registrar, Birkenhead District Land Registry.

jj.	Letter of Consent dated 30th November 1995 from The Manchester Ship Canal Company to Salt Union Limited.

kk.
Joint Originating Application dated 17th November 1995 between Salt Union Limited and Scottish Hydro-Electric plc relating to a proposed lease of an electrical compound at Weston Point, Runcorn, Cheshire (Ref.- LB5 2653 1).

ll.
Joint Originating Application dated 17th November 1995 between Salt Union Limited and Scottish Hydro-Electric plc relating to a proposed lease of premises at Weston Point, Runcorn, Cheshire (Ref.- LB5 26532).

mm.
Court Order dated 21st November 1995 between Salt Union Limited and Scottish Hydro-Electric plc relating to a proposed lease of an electrical compound at Weston Point, Runcorn, Cheshire (Ref.- LB5 26531).

nn.	Supplemental Lease dated 14th December 1995 between Salt Union Limited and Scottish Hydro-Electric plc of land at Weston Point, Runcorn, Cheshire.

oo.	Letter of Consent dated 18th January 1996 from Salt Union Limited to Scottish HydroElectric plc.

pp.	Letter dated 18th February 1993 from ICI Chemicals & Polymers Limited to Salt Union Limited together with signed acknowledgment letter.

qq.
Letter dated 12th December 1991 from Cheshire Brine Subsidence Compensation Board to Herbert Smith.  Invoice dated 12th December from Cheshire Brine Subsidence Compensation Board to Herbert Smith.  Letter dated 6th December 1991 to The Chief Officer, Cheshire Brine Subsidence Compensation Board from Herbert Smith.

rr.	Assignment dated 8th April 1992 made between Imperial Chemical Industries Plc (1) ICI Chemicals & Polymers Limited (2).

ss.	Counterpart Supplemental Lease of electrical compound dated 14th December 1995 made between Salt Union Limited (1) Scottish Hydro-Electric Plc (2).

tt.	Deed of Variation dated 9th April 1992 made between The Manchester Ship Canal Company (1) ICI Chemicals & Polymers Limited (2).

uu.	Wayleave Agreement dated 8th March 1991 made between Manweb Plc (1) ICI Plc, C & P Group (2).

5.01 - 6

SCHEDULE 5.01

vv.	Agreement dated 20th November 1975 made between The Council of the Borough of Halton (1) North West Water Authority (2).

ww.	Conveyance dated 16th July 1975 made between The Manchester Ship Canal Company (1) Imperial Chemical Industries Limited (2).

xx.	Conveyance dated 10th October 1973 made between The Manchester Ship Canal Company (1) Imperial Chemical Industries Limited (2).

yy.	Conveyance dated 31st October 1960 made between The Manchester Ship Canal Company (1) Imperial Chemical Industries Limited (2).

zz.	Wayleave Agreement dated 12th July 1992 made between Manweb Plc (1) Salt Union Limited (2).

aaa.	Agreement for the use of Office Facilities at Weston Point dated 22nd June 2000 made between Salt Union Limited (1) and Aughton Automation Limited (2).

bbb.	Agreement for the use of Office and Storage Facilities at Weston Point dated 13th and 14th September 2000 made between Salt Union Limited (1) and Green Contract Services (2).

ccc.	Agreement for the use of Office Facilities at Weston Point dated 26th and 29th June 2000 made between Salt Union Limited (1) and CISE Limited (2).

ddd.	Agreement for the use of Office Facilities at Weston Point dated 29th and 31st August 2000 made between Salt Union Limited (1) and Husrt (2).

eee.	Agreement for the use of Office Facilities at Weston Point dated 17th July 2000 made between Salt Union Limited (1) and Interbelt Limited (2).

fff.	Agreement for the use of Office Facilities at Weston Point dated 26th and 27th June 2000 made between Salt Union Limited (1) and plettac nsg plc (2).

ggg.	Agreement for the use of Office Facilities at Weston Point dated 27th June and 5th July 2000 made between Salt Union Limited (1) and Studley Engineering Limited (2).

hhh.	Proforma Memorandum of Rent Review dated 9th August 1996 between The Manchester Ship Canal Company (1) and Salt Union Limited (2) together with copy invoice dated 29th September 2000.

iii.	Letter dated 14th February 2001 from The Manchester Ship Canal Company to Salt Union Limited regarding the new revised rent.

2.
Unit 3, King’s Court, Runcorn is subject to the covenants, restrictions, easements, leases and other matters of whatsoever nature contained or referred to in the following documents (so far as they affect such property and are subsisting), copies of which have been provided or made available to Buyer or its solicitors, and which shall be treated as disclosed against all representations and warranties in Article III:

a.	Land Certificate relating to Title No: CH351637. Office Copy Entries for Title No: CH351637.

b.	Agreement for Lease dated 9th April 1992 between Grantham Caddick Developments Limited and Salt Union Limited.

5.01 - 7

SCHEDULE 5.01

c.	Contractor’s Collateral Warranty Deed dated 9th April 1992 between Grantham Caddick Developments Limited, Salt Union Limited and Paul Caddick Limited.

d.	Letter dated 1 0th April 1992 from County Natwest Limited to Grantham Caddick Developments Limited relating to floating charges created by a Mortgage dated 16 November 1990.

e.	Letter dated 1 0th April 1992 from County Natwest Limited to Grantham Caddick Developments Limited consenting to the grant of a Lease.

f.	Lease dated 15th April 1992 between Grantham Caddick Developments Limited and Salt Union Limited.

g.	Side Letter from Grantham Caddick Developments Limited to Salt Union Limited dated 15th April 1992.

h.	Side Letter from Grantham Caddick Developments Limited to Salt Union Limited dated 15th April 1992.

i.	Deed of Variation dated 16th December 1992 between Grantham Caddick Developments Limited and Salt Union Limited.

j.	Collateral Warranty dated 9th March 1993 between Paul Caddick Limited, Salt Union Limited and Peter Standing and Peter Crompton.

k.	Agreement dated January 5, 1990 between the Commission for the New Towns and Paul Caddick Developments (Northern) Limited.

l.	Rent Review Memorandum dated January 20, 1998 between Caddick (Runcorn) Limited and Salt Union Limited.

3.
Winsford Salt Mine is subject to the entries, covenants, restrictions, easements, leases and other matters of whatsoever nature contained or referred to in the following documents (so far as they affect such property and are still subsisting):

Date	Description	Parties
03/07/1901	Agreement	The Salt Union Limited (1) The Weaver Navigation Trustees (2)
09/04/1992	Deed of Grant of electric cables in land at Winsford, Cheshire	Salt Union Limited (1) ICI Chemicals & Polymers Limited (2)
31/12/1998	Lease	Dinah Mary France-Hayhurst (1) Salt Union Limited (2)
31/12/1998	Counterpart Agreement	Salt Union Limited (1) ICI Chemicals & Polymers Limited (2)
31/12/1998	Counterpart Lease	Salt Union Limited (1) ICI Chemicals & Polymers Limited (2)

5.01 - 8

SCHEDULE 5.01

Date	Description	Parties
31/12/1998	Counterpart Agreement	Salt Union Limited (1) Zeneca Limited (2)
31/12/1998	Counterpart Lease	Salt Union Limited (1) Zeneca Limited (2)
31/01/2001	Land Certificate - Title Number CH446766
04/04/2001	Land Certificate - Title Number CH4653 79
20/03/2001	Office Copy Entries - Title Number CH352130
04/04/2001	Office Copy Entries - Title Number CH435567
31/12/1998	Deed of Grant	Salt Union Limited (1) ICI Chemicals & Polymers Limited (2)
07/10/1998 Undated	Letter re Counsel’s Opinion Wayleave Agreement	ICI Business Legal Services Plan Number 4/13 7A -63
26/08/1976	Wayleave Agreement	Plan Number SJ6567
21/04/1995	Lease of Land and buildings at Bradford Road, Winsford, Cheshire	Salt Union Limited (1) Winsford & Middlewich Unit (No. 546) Sea Cadets Corps (2)
09/04/1992	Counterpart Deed of Grant	Salt Union Limited (1) ICI Chemicals & Polymers Limited (2)

4.
Land and Buildings in Paradise Lane, Church Minshull, Nantwich, Cheshire is subject to the covenants, restrictions, easements, leases and other matters of whatsoever nature contained or referred to in the following documents (so far as they affect such property and are still subsisting):

No.	Date	Description	Parties
1.	23/03/2001	Lease	Mr. and Mrs. J M J Lunt (1) Direct Salt Supplies Limited (2)
2.	12/01/2001	Claim Form	John Michael Joseph Lunt and Valerie Lunt (1) Direct Salt Supplies Limited (2)
3.	15/01/2001	Court Order	John Michael Joseph Lunt and Valerie Lunt (1) Direct Salt Supplies Limited (2)
4.	08/03/1996	Lease (Expired)	John Michael Joseph Lunt and Valerie Lunt (1) Direct Salt Supplies Limit(2)
5.	13/01/1999	Letter	Cheshire Brine Compensation Board (1) Sidley & Austin (2)
6.	Various	Land, Coal, Drainage and Local Authority Search Results

5.01 - 9

SCHEDULE 5.01

No.	Date	Description	Parties
7.	Various	Office Copy Entries	Title numbers CH285072 and CH181321
8.	21/12/1998	Results of Official	Index Map Search

5.
Unit 19A, Harleston Industrial Estate, Harleston, Norfolk is subject to the covenants, restrictions, easements, leases and other matters of whatsoever nature contained or referred to in the following documents (so far as they affect such property and are still subsisting):

a.	Lease dated 23rd May 2000 between Reads Property Developments Limited (1) and Judith Bedwell trading as Anglian Salt (2).

b.	Licence to Assign dated 18th September 2000 between Reads Property Developments Limited (1) Judith Bedwell trading as Anglian Salt (2) and Direct Salt Supplies Limited (3).

c.	Assignment dated 18th September 2000 between Judith Bedwell (1) and Direct Salt Supplies Limited (2).

6.
Unit 7, the Merlin Centre, Lancaster Road, Cressex Business Park, High Wycombe, Buckinghamshire is subject to the covenants, restrictions, easements, leases and other matters of whatsoever nature contained or referred to in the following documents (so far as they affect such property and are still subsisting):

Date	Description	Parties
Edition Date	Office Copy Entries	Title Number BM140883
11/07/1996
12/07/1966	Deed	The Minister of Aviation (1) Broom and Wade Limited (2) A. Douglas & Co. Properties Limited (3)
14/01/1964	Conveyance	The Minister of Aviation (1) Broom and Wade Limited (2)
23/06/1994	Restrictive Covenant Indemnity Policy	Eagle Star Insurance Company Limited (1) Barclays Nominees (George Yard) Limited (2)
13/01/1999	Endorsement	Barclays Nominees (George Yard) Limited (1)
22/06/1994	Section 106 Agreement	Wycombe District Council (1) Ferguson Limited (2)
10/08/1995	Letter	Wycombe District Council (1) Swan Hill Development Management (2)
14/08/1995	Letter	National Rivers Authority (1) Swan Hill Development Management (2)
24/08/1994	Letter	Thames Valley Police (1) Wycombe District Council (2)

5.01 - 10

SCHEDULE 5.01

Date	Description	Parties
Undated	Insurance Document
22/10/1999	Details of Liability Insurance Statement of Expenditure for year ending 24 March 1999 and Service Charge Budget	Burgess Partnership Ltd (1) Burgess Dent Ltd (2)
07/02/2000	Letter	Wycombe District Council (1) Direct Salt Supplies Limited (2)
08/11/1999 and 29/11/1999	Local Search and Drainage Enquiries
01/10/1999	Replies to Preliminary Enquiries	Barclays Nominees (George Yard) Limited (1) Direct Salt Supplies Limited (2)
Undated	Replies to Requisitions on Title	Barclays Nominees (George Yard) Limited (1) Salt Union Limited (2)
07/02/2000	Lease	Barclays Nominees (George Yard) Limited (1) Salt Union Limited (2)
16/03/2001	Letter	Inland Revenue Stamp Taxes (1) Dibb Lupton A lsop (2)
07/02/2000	Licence for Alterations	Barclays Nominees (George Yard) Limited (1) Salt Union Limited (2)
07/02/2000	Side Letter	Barclays Nominees (George Yard) Limited (1) Salt Union Limited (2)
Various	Professional Indemnity Insurance Details
Draft	Deeds of Warranty	Delta Simons Environmental Consultants Limited Simons Construction Limited Burgess Partnership Limited Rider Hunt Hoare Lea & Partners Roscoe Capital Limited

7.
Commercial Premises at TDG Silvertown, North Woolwich Road, London E16 is subject to the covenants, restrictions, easements, leases and other matters of whatsoever nature contained or referred to in the following documents (so far as they affect such property and are still subsisting):

a.	March 31, 2000 Lease between TDG Limited (1) and Salt Union Limited (2).

5.01 - 11

SCHEDULE 5.04

LITIGATION

None.

5.04 - 1

SCHEDULE 5.13

CAPITALIZATION

(a)           US Borrower

See Schedule VI

(b)           Canadian Borrower and UK Borrower

See Schedule VI

5.13 - 1

SCHEDULE 5.15

INTELLECTUAL PROPERTY

None.

5.15 - 1

SCHEDULE 5.16

COMPLIANCE WITH STATUTES

None.

5.16 - 1

SCHEDULE 5.17

ENVIRONMENTAL MATTERS

None

5.17 - 1

SCHEDULE 5.19

LABOR RELATIONS

None.

5.19 - 1

SCHEDULE 7.14

LIMITATIONS ON CERTAIN RESTRICTIONS ON SUBSIDIARIES

None.

7.14 - 1

SCHEDULE 10.03

NOTICE ADDRESSES

COMPASS MINERALS INTERNATIONAL, INC.
9900 West 109th Street, Suite 600
Overland Park, Kansas 66210-1436

COMPASS MINERALS GROUP, INC.
9900 West 109th Street, Suite 600
Overland Park, Kansas 66210-1436

SIFTO CANADA CORP.
9900 West 109th Street, Suite 600
Overland Park, Kansas 66210-1436

SALT UNION LIMITED
9900 West 109th Street, Suite 600
Overland Park, Kansas 66210-1436

EXHIBIT A-1

Form of Term Note

TERM NOTE

$_______________
New York, New York
                                                                ________________, __________

FOR VALUE RECEIVED, COMPASS MINERALS GROUP, INC., a Delaware corporation (the “US Borrower”), hereby promises to pay to __________ or its registered assigns (the “Lender”), in lawful money of the United States of America in immediately available funds, at the applicable Notice/Payment Office (as defined in the Credit Agreement referred to below) on the Term Loan Maturity Date (as defined in the Credit Agreement) the principal sum of ____________ DOLLARS ($____________) or, if less, the unpaid principal amount of all Term Loans (as defined in the Credit Agreement) made by the Lender pursuant to the Credit Agreement.

The US Borrower also promises to pay interest on the unpaid principal amount hereof in like money at said office from the date hereof until paid at the rates and at the times provided in Section 2.14 of the Credit Agreement.

This Note is one of the Term Notes referred to in the Credit Agreement, dated as of November 28, 2001, as amended and restated as of April 10, 2002, as further amended and restated as of December 22, 2005, among Compass Minerals International, Inc. (formerly known as Salt Holdings Corporation), the US Borrower, Sifto Canada Corp., a company incorporated under the laws of the province of Ontario, Canada, Salt Union Limited, a company incorporated under the laws of England and Wales, the lending institutions from time to time party thereto (including the Lender) and JPMorgan Chase Bank, N.A., as Administrative Agent (as amended, restated, modified, waived and/or supplemented from time to time, the “Credit Agreement”), and is entitled to the benefits thereof and of the other Credit Documents (as defined and provided for in the Credit Agreement).  This Note is secured by certain of the Security Documents (as defined in the Credit Agreement) and is entitled to the benefits of certain of the Guaranties (as defined in the Credit Agreement).  This Note is subject to voluntary prepayment and mandatory repayment prior to the Term Loan Maturity Date, in whole or in part, as provided in the Credit Agreement.

In case an Event of Default (as defined in the Credit Agreement) shall occur and be continuing, the principal of and accrued interest on this Note may be declared to be due and payable in the manner and with the effect provided in the Credit Agreement.

The US Borrower hereby waives presentment, demand, protest or notice of any kind in connection with this Note.

EXHIBIT A-1

THIS NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK.

COMPASS MINERALS GROUP, INC.

By:
Name: Title:

EXHIBIT A-2A

Form of US Revolving Note

US REVOLVING NOTE

$____________
New York, New York
                                                                ________________, __________

FOR VALUE RECEIVED, COMPASS MINERALS GROUP, INC., a Delaware corporation (the “US Borrower”), hereby promises to pay to or its registered assigns (the “Lender”), in lawful money of the United States of America in immediately available funds, at the applicable Notice/Payment Office (as defined in the Credit Agreement) on the Revolving Loan Maturity Date (as defined in the Credit Agreement) the principal sum of ____________ DOLLARS ($____________) or, if less, the unpaid principal amount of all Revolving Loans (as defined in the Credit Agreement) made by the Lender pursuant to the Credit Agreement.

The US Borrower also promises to pay interest on the unpaid principal amount hereof in like money at said office from the date hereof until paid at the rates and at the times provided in Section 2.14 of the Credit Agreement.

This Note is one of the Revolving Notes referred to in the Credit Agreement, dated as of November 28, 2001, as amended and restated as of April 10, 2002, as further amended and restated as of December 22, 2005, among Compass Minerals International, Inc. (formerly known as Salt Holdings Corporation), the US Borrower, Sifto Canada Corp., a company incorporated under the laws of the province of Ontario, Canada, Salt Union Limited, a company incorporated under the laws of England and Wales, the lending institutions from time to time party thereto (including the Lender), JPMorgan Chase Bank, N.A., as Administrative Agent (as amended, restated, modified, waived and/or supplemented from time to time, the “Credit Agreement”), and is entitled to the benefits thereof and of the other Credit Documents (as defined in the Credit Agreement).  This Note is secured by certain of the Security Documents (as defined in the Credit Agreement) and is entitled to the benefits of certain of the Guaranties (as defined in the Credit Agreement).  This Note is subject to voluntary prepayment and mandatory repayment prior to the Revolving Loan Maturity Date, in whole or in part, as provided in the Credit Agreement.

In case an Event of Default (as defined in the Credit Agreement) shall occur and be continuing, the principal of and accrued interest on this Note may be declared to be due and payable in the manner and with the effect provided in the Credit Agreement.

The US Borrower hereby waives presentment, demand, protest or notice of any kind in connection with this Note.

EXHIBIT A-2A

THIS NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK.

COMPASS MINERALS GROUP, INC.

By:
Name: Title:

EXHIBIT A-2B

Form of Global Revolving Note

GLOBAL REVOLVING NOTE

$____________
New York, New York
                                                                ________________, __________

FOR VALUE RECEIVED, COMPASS MINERALS GROUP, INC., a Delaware corporation (the “US Borrower”), SIFTO CANADA CORP., a company incorporated under the laws of the province of Ontario, Canada (the “Canadian Borrower”), and SALT UNION LIMITED, a company incorporated under the laws of England and Wales (the “UK Borrower” and, together with the US Borrower and the Canadian Borrower, the “Borrowers”), hereby promise to pay to ____________ or its registered assigns (or its Canadian Lending Office or UK Lending Office, as applicable) (the “Lender”), in lawful money of the United States of America (or, as provided below, Canada or the United Kingdom) in immediately available funds, at the applicable Notice/Payment Office (as defined in the Credit Agreement), (a) on the Revolving Loan Maturity Date (as defined in the Credit Agreement), in the case of each Borrower, the unpaid principal amount of all Global Revolving Loans (as defined in the Credit Agreement) made by the Lender to such Borrower, and the unpaid face amount of all B/As of such Borrower accepted by such Lender, in each case pursuant to the Credit Agreement, and (b) as provided in Section 2.07 of the Credit Agreement, the face amount of each B/A of such Borrower accepted by such Lender, provided that, notwithstanding the fact that the principal amount of this Note is denominated in US Dollars, to the extent provided in the Credit Agreement, all payments hereunder in respect of Global Revolving Loans (other than US Dollar Loans) or B/As (each as defined in the Credit Agreement) evidenced hereby shall be made in the currency in which such Global Revolving Loans or B/As are denominated (although payments in respect of Global Revolving Loans or B/As shall be made in US Dollars (using the US Dollar Equivalent (as defined in the Credit Agreement) of such Global Revolving Loans) to the extent required pursuant to the provisions of Section 2.21 of the Credit Agreement), whether or not the US Dollar Equivalent thereof, when added to the outstanding principal amount of all US Dollar Loans (as defined in the Credit Agreement) evidenced hereby, would exceed the stated principal amount of this Note.

Each of the US Borrower, the Canadian Borrower and the UK Borrower also promises to pay interest on the unpaid principal amount hereof owed by such Borrower in like money at said office from the date hereof until paid at the rates and at the times provided in Section 2.14 of the Credit Agreement.

This Note is one of the Revolving Notes referred to in the Credit Agreement, dated as of November 28, 2001, as amended and restated as of April 10, 2002, as further amended and restated as of December 22, 2005, among Compass Minerals International, Inc. (formerly known as Salt Holdings Corporation), the US Borrower, the Canadian Borrower, the UK Borrower, the lending institutions from time to time party thereto (including the Lender) and JPMorgan Chase Bank, N.A., as Administrative Agent (as amended, restated, modified, waived and/or supplemented from time to time, the “Credit Agreement”), and is entitled to the benefits thereof and of the other Credit Documents (as defined in the Credit Agreement).  The obligations of the US Borrower represented by this Note are secured by certain of the Security Documents

EXHIBIT A-2B
                                                                                                                  Page

(as defined in the Credit Agreement) and are entitled to the benefits of certain of the Guaranties (as defined in the Credit Agreement) and the obligations of the Canadian Borrower and the UK Borrower represented by this Note are secured by each of the Security Documents and are entitled to the benefits of each of the Guaranties.  This Note is subject to voluntary prepayment and mandatory repayment prior to the Revolving Loan Maturity Date, in whole or in part, as provided in the Credit Agreement.

In case an Event of Default (as defined in the Credit Agreement) shall occur and be continuing, the principal of and accrued interest on this Note may be declared to be due and payable in the manner and with the effect provided in the Credit Agreement.

Each of the US Borrower, the Canadian Borrower and the UK Borrower hereby waives presentment, demand, protest or notice of any kind in connection with this Note.

THIS NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK.

COMPASS MINERALS GROUP, INC.

By:
Name: Title:

SIFTO CANADA CORP.,

By:
Name: Title:

SALT UNION LIMITED,

By:
Name: Title:

EXHIBIT A-3

Form of Swingline Note

SWINGLINE NOTE

$____________
New York, New York
                                                                ________________, __________

FOR VALUE RECEIVED, COMPASS MINERALS GROUP, INC., a Delaware corporation (the “US Borrower”), hereby promises to pay to JPMORGAN CHASE BANK,

N.A., or its registered assigns (the “Lender”), in lawful money of the United States of America in immediately available funds, at the applicable Notice/Payment Office (as defined in the Credit Agreement referred to below) on the Swingline Expiry Date (as defined in the Credit Agreement) the principal sum of FIFTEEN MILLION DOLLARS ($15,000,000) or, if less, the unpaid principal amount of all Swingline Loans (as defined in the Credit Agreement) made by the Lenders pursuant to the Credit Agreement.

The US Borrower promises to pay interest on the unpaid principal amount hereof in like money at said office from the date hereof until paid at the rates and at the times provided in Section 2.14 of the Credit Agreement.

This Note is one of the Swingline Notes referred to in the Credit Agreement, dated as of November 28, 2001, as amended and restated as of April 10, 2002, as further amended and restated as of December 22, 2005, among Compass Minerals International, Inc. (formerly known as Salt Holdings Corporation), a Delaware corporation, the US Borrower, Sifto Canada Corp., a company incorporated under the laws of the province of Ontario, Canada, Salt Union Limited, a company incorporated under the laws of England and Wales, the lending institutions from time to time party thereto (including the Lender) and JPMorgan Chase Bank, N.A., as Administrative Agent (as amended, restated, modified, waived and/or supplemented from time to time, the “Credit Agreement”), and is entitled to the benefits thereof and of the other Credit Documents (as defined in the Credit Agreement).  This Note is secured by certain of the Security Documents (as defined in the Credit Agreement) and is entitled to the benefits of certain of the Guaranties (as defined in the Credit Agreement).  This Note is subject to voluntary prepayment and mandatory repayment prior to the Swingline Expiry Date, in whole or in part, as provided in the Credit Agreement.

In case an Event of Default (as defined in the Credit Agreement) shall occur and be continuing, the principal of and accrued interest on this Note may be declared to be due and payable in the manner and with the effect provided in the Credit Agreement.

The US Borrower hereby waives presentment, demand, protest or notice of any kind in connection with this Note.

THIS NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK.

COMPASS MINERALS GROUP, INC.

By:
Name: Title:

EXHIBIT B-1

Form of Opinion of Bryan Cave LLP, special counsel to the Credit Parties

PLEASE SEE EXECUTED VERSION

EXHIBIT B-2

Form of Opinion of Fasken Martineau DuMoulin LLP, special Canadian counsel

PLEASE SEE EXECUTED VERSION

EXHIBIT B-3

Form of Opinion of English counsel

PLEASE SEE EXECUTED VERSION

EXHIBIT C

Form of Officer’s Certificate

OFFICER’S CERTIFICATE

I, the undersigned, [Chairman of the Board/Chief Executive Officer/President/Vice-President] of [Name of Credit Party], a [corporation] [limited liability company] [partnership] organized and existing under the laws of the __________ (the “Company”), do hereby certify, solely in my capacity as an officer of the Company and not in my individual capacity, on behalf of the Company, that:

1.           This Certificate is furnished pursuant to Sections 3.02 and 3.04(a) of the Credit Agreement, dated as of November 28, 2001, as amended and restated as of April 10, 2002, as further amended and restated as of December 22, 2005, among Compass Minerals International, Inc. (formerly known as Salt Holdings Corporation), Compass Minerals Group, Inc., Sifto Canada Corp., Salt Union Limited, the lending institutions from time to time party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent (such Credit Agreement, as in effect on the date of this Certificate, being herein called the “Credit Agreement”).  Unless otherwise defined herein, capitalized terms used in this Certificate shall have the meanings set forth in the Credit Agreement.

2.           The following named individuals are elected or appointed officers of the Company, each holds the office of the Company set forth opposite [his] [her] name and has held such office since, 200[  ].11 The signature written opposite the name and title of each such officer is [his] [her] genuine signature.

Name2	Office	Signature

3.           Attached hereto as exhibit A is a certified copy of the [Certificate of Incorporation] [Articles of Incorporation] [Certificate of Formation] [insert other equivalent organizational document] of the Company, as filed in the Office of the [Secretary of State] [insert other applicable office] of the [insert relevant jurisdiction] on __________, ____, ______, together with all amendments thereto adopted through the date hereof.

4.           Attached hereto as Exhibit B is a true and correct copy of the [By-Laws] [Limited Liability Company Agreement] [insert other equivalent organizational document] of the
*            *            *

1	Insert a date prior to the time of any Company action relating to the Credit Documents or related documentation.

2    Include name, office and signature of each officer who will sign any Document on behalf of the Company, including the officer who will sign the certification at the end of this Certificate or related documentation.

EXHIBIT C

Company which were duly adopted, are in full force and effect on the date hereof, and have been in effect since __________, ____, ______.

5.           Attached hereto as Exhibit C is a true and correct copy of resolutions which were duly adopted on _________, ____, ______ [by unanimous written consent of the [Board of Directors] [Managing Member(s)] of the Company] [by a meeting of the [Board of Directors] [Managing Member(s)] of the Company at which a quorum was present and acting throughout] and said resolutions have not been rescinded, amended or modified.  Except as attached hereto to Exhibit C, no resolutions have been adopted by the [Board of Directors] [Managing Member(s)] of the Company which deal with the execution, delivery or performance of any of the Documents to which the company is a party.

[6.           On the date hereof, all of the conditions set forth in Sections 3.05 through 3.08, inclusive, and 4.01 of the Credit Agreement have been satisfied (other than such conditions to the extent that same are subject to the satisfaction of the Administrative Agent and/or the Required Lenders).]3

[7.           Attached hereto as Exhibit D are true and correct copies of all Debt Tender Offer Documents.]4

[6.][7.] [8.] On the date hereof, the representations and warranties contained in the Credit Agreement and in the other Credit Documents are true and correct in all material respects with the same effect as though such representations and warranties had been made on the date hereof, both before and after giving effect to each Credit Event to occur on the date hereof and the application of the proceeds thereof, unless stated to relate to a specific earlier date, in which case such representations and warranties were true and correct in all material respects as of such earlier date.

[7.][8.][9.] On the date hereof, no Default or Event of Default has occurred and is continuing or would result from any Credit Event to occur on the date hereof or from the application of the proceeds thereof.

[8.][9.][10.] There is no pending proceeding for the dissolution or liquidation of the Company or, to the knowledge of the undersigned, threatening its existence.

*            *            *

3	Insert in the Officers’ Certificate of Holdings and each Borrower only.

4	Insert in the Officers’ Certificate of Holdings only.

EXHIBIT C

IN WITNESS WHEREOF, I have hereunto set my hand this _____ day of ___________,______.

[NAME OF CREDIT PARTY]

Name: Title:

EXHIBIT C

I, the undersigned, [Secretary/Assistant Secretary] of the Company, do hereby certify, solely in my capacity as an officer of the Company and not in my individual capacity, on behalf of the Company that:

1.           [Name of Person making above certifications] is the duly elected and qualified [Chairman/Vice-Chairman/President/Vice-President] of the Company and the signature above is [his][her] genuine signature.

2.           The Certifications made by [name of Person making above certifications] on behalf of the Company in Items 2, 3, 4, 5 and [8][9][10] above are true and correct.

IN WITNESS WHEREOF, I have hereunto set my hand this _____ day of ________, ______.

[NAME OF CREDIT PARTY]

Name: Title:

EXHIBIT D

Form of US Collateral and Guaranty Agreement

US COLLATERAL AND GUARANTY AGREEMENT

dated as of November 28, 2001, as amended and restated

as of December 22, 2005,

among

Compass Minerals International, Inc.

(formerly known as SALT HOLDINGS CORPORATION),

COMPASS MINERALS GROUP, INC.,

each other Subsidiary of

COMPASS MINERALS INTERNATIONAL, INC.

listed on Schedule I hereto

and

JPMORGAN CHASE BANK, NA.,

as Collateral Agent

__________________________

ARTICLE I
SECTION 1.01. Credit Agreement................................................................................. 6
SECTION 1.02. Other Defined Terms........................................................................... 7
ARTICLE II

ARTICLE III

SECTION 3.04. Certification of Limited Liability Company and

ARTICLE IV

SECTION 4.05. Covenants regarding Patent, Trademark

ARTICLE V

ARTICLE VI

ARTICLE VII

Exhibits

Schedules

Schedule I                      Subsidiary Parties
Schedule II                     Capital Stock; Debt Securities
Schedule III                    U.S. Copyrights; Licenses; Patents; Trademark/Trade Names
Schedule IV                    Description of Commercial Tort Claims

Annexes

Annex I                      Supplement No. [●] to the US Collateral and Guaranty Agreement
Annex II                     Form of Perfection Certificate
Annex III                    Form of Name Change Agreement

US COLLATERAL AND GUARANTY AGREEMENT dated as of November 28, 2001, as amended and restated as of December 22, 2005, among COMPASS MINERALS INTERNATIONAL, INC., a Delaware corporation (“Holdings”), COMPASS MINERALS GROUP, INC., a Delaware corporation (the “US Borrower”), each other Subsidiary of Holdings listed on Schedule I hereto (each such Subsidiary individually a “Subsidiary Party”) and JPMORGAN CHASE BANK, N.A., a national banking association (“JPMCB”), as collateral agent (in such capacity, the “Collateral Agent”) for the Secured Parties (as defined below).

Reference is made to the Credit Agreement dated as of November 28, 2001, as amended and restated as of April 10, 2002, as further amended and restated as of December 22, 2005 (as further amended, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”), among Holdings, the US Borrower, Sifto Canada Corp., a corporation continued and amalgamated under the laws of the province of Nova Scotia, Canada (the “Canadian Borrower”), Salt Union Limited, a company incorporated under the laws of England and Wales in the United Kingdom (the “UK Borrower” and, together with the Canadian Borrower, the “Foreign Borrowers”; the Foreign Borrowers together with the US Borrower, the “Borrowers”), the lenders from time to time party thereto (the “Lenders”) and JPMCB, as administrative agent for the Lenders (in such capacity, the “Administrative Agent”).  This US Collateral and

Guaranty Agreement amends and restates in its entirety the US Collateral and Guaranty Agreement dated as of November 28, 2001, among Holdings, the US Borrower, the Subsidiaries of Holdings party thereto and JPMCB.

The Lenders have agreed to extend credit to the Borrowers subject to the terms and conditions set forth in the Credit Agreement.  The obligations of the Lenders to extend such credit are conditioned upon, among other things, the execution and delivery of this Agreement.  Holdings and the Subsidiary Parties other than the Borrowers are affiliates of the Borrowers and each Borrower is an affiliate of each other Borrower.  Holdings and the Subsidiary Parties other than the Borrowers will derive substantial benefits from the extensions of credit to the Borrowers and each of the Borrowers will derive substantial benefits from the extensions of credit to each of the other Borrowers, in each case pursuant to the Credit Agreement.  Holdings and each of the Subsidiary Parties are willing to execute and deliver this Agreement in order to induce the Lenders to extend such credit.  Accordingly, the parties hereto agree as follows:

ARTICLE I

Definitions

SECTION 1.01. Credit Agreement.  (a)   Capitalized terms used in this Agreement and not otherwise defined herein have the meanings specified in the Credit Agreement.  All terms defined in the New York UCC (as defined herein) and not defined in this Agreement have the meanings specified in the New York UCC.

6

(b) The rules of construction specified in Section 1.03 and Section 10.06 of the Credit Agreement also apply to this Agreement.

SECTION 1.02. Other Defined Terms.  As used in this Agreement, the following terms have the meanings specified below:

“Account Debtor” means any Person who is or who may become obligated to any Grantor under, with respect to or on account of an Account.

“Assigned Contracts” has the meaning assigned to such term in the US Collateral Assignment.

“Collateral” means Security Agreement Collateral and Pledged Collateral.

“Collateral Agent” has the meaning assigned to such term in the preamble to this Agreement.

“Collection Deposit Account” means a lockbox account of a Grantor maintained for the benefit of the Secured Parties with the Collateral Agent or with a Sub- Agent pursuant to a Lockbox Agreement.

“Concentration Account” means the cash collateral account established at the office of JPMorgan Chase Bank, N.A. located at 270 Park Avenue, New York, NY 10017, in the name of the Collateral Agent, for purposes of this Agreement.

“Copyright License” means any written agreement, now or hereafter in effect, granting any right to any third party under any copyright now or hereafter owned by any Grantor or that such Grantor otherwise has the right to license, or granting any right to any Grantor under any copyright now or hereafter owned by any third party, and all rights of such Grantor under any such agreement.

“Copyrights” means all of the following: (a) all copyright rights in any work subject to the copyright laws of the United States or any other country, whether as author, assignee, transferee or otherwise, and (b) all registrations and applications for registration of any such copyright in the United States or any other country, including registrations, recordings, supplemental registrations and pending applications for registration in the United States Copyright Office, including those listed on Schedule III.

“Credit Agreement” has the meaning assigned to such term in the preliminary statement of this Agreement.

“Credit Agreement Obligations” means any Obligations other than obligations described in clauses (d) and (e) of the definition of the term “Obligations”.

“Documents” means all instruments, files, records, ledger sheets and documents covering or relating to any of the Collateral.

“Equity Interests” means shares of capital stock, partnership, joint venture, member or limited liability or unlimited liability company interests, beneficial interests in a trust or other equity ownership interests in a Person of whatever nature and rights, warrants or options to acquire any of the foregoing.

7

“Federal Securities Laws” has the meaning assigned to such term in Section 5.04.

“Foreign Obligations” has the meaning assigned to such term in the Foreign Guaranty.

“General Fund Account” means the general fund account established at the office of JPMorgan Chase Bank, N.A. located at 270 Park Avenue, New York, NY 10017, in the name of the US Borrower, for purposes of this Agreement.

“General Intangibles” means all choses in action and causes of action and all other intangible personal property of any Grantor of every kind and nature (other than Accounts) now owned or hereafter acquired by such Grantor, including corporate or other business records, indemnification claims, contract rights (including rights under leases, whether entered into as lessor or lessee, Interest Rate Protection Agreements, other Swap Agreements and other agreements), Intellectual Property, goodwill, registrations, franchises, tax refund claims and any letter of credit, guaranty, claim, security interest or other security held by or granted to any Grantor to secure payment by an Account Debtor of any of the Accounts.

“Grantors” means Holdings, the US Borrower and the Subsidiary Parties.

“Guarantors” means Holdings, the US Borrower and the Subsidiary Parties.

“Indemnitee” has the meaning assigned to such term in Section 7.06(b).

“Instrument” has the meaning assigned to such term in Article 9 of the New York UCC.

“Intellectual Property” means all intellectual and similar property of any Grantor of every kind and nature now owned or hereafter acquired by such Grantor, including inventions, designs, Patents, Copyrights, Licenses, Trademarks, trade secrets, confidential or proprietary technical and business information, know-how, show-how or other data or information, software and databases and all embodiments or fixations thereof and related documentation, registrations and franchises, and all additions, improvements and accessions to, and books and records describing or used in connection with, any of the foregoing.

“License” means any Patent License, Trademark License, Copyright License or other license or sublicense to which any Grantor is a party, including those listed on Schedule III.

“Lockbox Agreement” means any form approved by the Collateral Agent, among a Grantor, the Collateral Agent and a Sub-Agent.

“Lockbox System” has the meaning assigned to such term in Section 4.06(a).

“New York UCC” means the Uniform Commercial Code as from time to time in effect in the State of New York.

8

“Obligations” means (a) the due and punctual payment by each Borrower of (i) all amounts due in respect of B/As and the principal of, premium (if any) and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans and B/As, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, (ii) each payment required to be made by any Borrower under the Credit Agreement in respect of any Letter of Credit, when and as due, including payments in respect of reimbursement of disbursements, interest thereon and obligations to provide cash collateral (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), and (iii) all other monetary obligations of any Borrower to any of the Secured Parties under the Credit Agreement and each of the other Credit Documents, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), (b) the due and punctual performance of all other obligations of each Borrower under or pursuant to the Credit Agreement and each of the other Credit Documents, (c) the due and punctual payment and performance of all the obligations of each other Credit Party under or pursuant to this Agreement and each of the other Credit Documents, (d) the due and punctual payment and performance of all obligations of each Credit Party under each Interest Rate Protection Agreement and each other Swap Agreement that (i) is in effect on the Effective Date with a counterparty that is a Lender or an Affiliate of a Lender as of the Effective Date or (ii) is entered into after the Effective Date with any counterparty that is a Lender or an Affiliate of a Lender at the time such Interest Rate Protection Agreement or other Swap Agreement, as applicable, is entered into and (e) the due and punctual payment and performance of all monetary obligations and other liabilities of each Credit Party to any Lender or Affiliate of a Lender in respect of overdrafts and related liabilities and obligations arising from or in connection with treasury, depositary, cash management or purchase card account services or in connection with any automated clearinghouse transfer of funds.

“Patent License” means any written agreement, now or hereafter in effect, granting to any third party any right to make, use or sell any invention on which a Patent, now or hereafter owned by any Grantor or that any Grantor otherwise has the right to license, is in existence, or granting to any Grantor any right to make, use or sell any invention on which a Patent, now or hereafter owned by any third party, is in existence, and all rights of any Grantor under any such agreement.

“Patents” means all of the following: (a) all letters patent of the United States or the equivalent thereof in any other country, all registrations and recordings thereof, and all applications for letters patent of the United States or the equivalent thereof in any other country, including registrations, recordings and pending applications in the United States Patent and Trademark Office or any similar offices in any other country, including those listed on Schedule III, and (b) all reissues, continuations, divisions, continuations-in-part, renewals or extensions thereof, and the inventions disclosed or claimed therein, including the right to make, use and/or sell the inventions disclosed or claimed therein.

9

“Perfection Certificate” means a certificate substantially in the form of Annex II, completed and supplemented with the schedules and attachments contemplated thereby, and duly executed by the chief financial officer and the chief legal officer of the US Borrower.

“Pledged Collateral” has the meaning assigned to such term in Section 3.01.

“Pledged Debt Securities” has the meaning assigned to such term in Section 3.01.

“Pledged Securities” means any promissory notes, stock certificates or other securities now or hereafter included in the Pledged Collateral, including all certificates, instruments or other documents representing or evidencing any Pledged Collateral.

“Pledged Stock” has the meaning assigned to such term in Section 3.01.

“Pledgors” means Holdings, the US Borrower and the Subsidiary Parties.

“Secured Parties” means (a) the Lenders, (b) the Collateral Agent, (c) any Affiliate of any Lender to which any obligations described in clause (e) of the definition of the term “Obligations” is owed, (d) any Letter of Credit Issuer, (e) each counterparty to any Interest Rate Protection Agreement or other Swap Agreement with a Credit Party that either (i) is in effect on the Effective Date if such counterparty is a Lender or an Affiliate of a Lender as of the Effective Date or (ii) is entered into after the Effective Date if such counterpart)/ is a Lender or an Affiliate of a Lender at the time such Interest Rate Protection Agreement or other Swap Agreement, as applicable, is entered into, (f) the beneficiaries of each indemnification obligation undertaken by any Credit Party under any Credit Document and (g) the successors and assigns of each of the foregoing.

“Security Agreement Collateral” has the meaning assigned to such term in Section 4.01.

“Security Interest” has the meaning assigned to such term in Section 4.01.

“Sub-Agent” means a financial institution that has delivered to the Collateral Agent an executed Lockbox Agreement.

“Subsidiary Parties” means (a) the Subsidiaries of Holdings identified on Schedule I and (b) each other Subsidiary of Holdings that becomes a party to this Agreement as contemplated by Section 7.16.

“Trademark License” means any written agreement, now or hereafter in effect, granting to any third party any right to use any Trademark now or hereafter owned by any Grantor or that any Grantor otherwise has the right to license, or granting to any Grantor any right to use any Trademark now or hereafter owned by any third party, and all rights of any Grantor under any such agreement.

“Trademarks” means all of the following: (a) all trademarks, service marks, trade names, corporate names, company names, business names, fictitious

10

business names, trade styles, trade dress, logos, other source or business identifiers, designs and general intangibles of like nature, now existing or hereafter adopted or acquired, all registrations and recordings thereof, and all registration and recording applications filed in connection therewith, including registrations and registration applications in the United States Patent and Trademark Office or any similar offices in any State of the United States or any other country or any political subdivision thereof, and all extensions or renewals thereof, including those listed on Schedule III, (b) all goodwill associated therewith or symbolized thereby and (c) all other assets, rights and interests that uniquely reflect or embody such goodwill.

“US Collateral Assignment” shall have the meaning assigned to such term in the Credit Agreement.

ARTICLE II

Guaranty

SECTION 2.01. Guaranty.  Each Guarantor unconditionally guarantees, jointly with the other Guarantors and severally, as a primary obligor and not merely as a surety, the due and punctual payment and performance of the Obligations.  Each of the Guarantors further agrees that the Obligations may be extended or renewed, in whole or in part, without notice to or further assent from it, and that it will remain bound upon its guaranty notwithstanding any extension or renewal of any Obligation.  Each of the Guarantors waives presentment to, demand of payment from and protest to each of the Borrowers or any other Credit Party of any of the Obligations, and also waives notice of acceptance of its guaranty and notice of protest for nonpayment.

SECTION 2.02.  Guaranty of Payment.  Each of the Guarantors further agrees that its guaranty hereunder constitutes a guaranty of payment when due and not of collection, and waives any right to require that any resort be had by the Collateral Agent or any other Secured Party to any security held for the payment of the Obligations or to any balance of any deposit account or credit on the books of the Collateral Agent or any other Secured Party in favor of any Borrower or any other Person.

SECTION 2.03.  No Limitations, Etc.  (a)   Except for termination of a Guarantor’s obligations hereunder as expressly provided in Section 7.15, the obligations of each Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of the Obligations or otherwise.  Without limiting the generality of the foregoing, the obligations of each Guarantor hereunder shall not be discharged or impaired or otherwise affected by (i) the failure of the Collateral Agent or any other Secured Party to assert any claim or demand or to enforce any right or remedy under the provisions of any Credit Document or otherwise; (ii) any rescission, waiver, amendment or modification of, or any release from any of the terms or provisions of, any Credit Document or any other agreement, including with respect to any other Guarantor under this Agreement; (iii) the release of any security held by the Collateral Agent or any other Secured Party for the Obligations or any of them; (iv) any default, failure or delay, wilful or otherwise, in the performance of the Obligations; or (v) any other act or omission that

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may or might in any manner or to any extent vary the risk of any Guarantor or otherwise operate as a discharge of any Guarantor as a matter of law or equity (other than the indefeasible payment in full in cash of all the Obligations).  The taking and holding of security to the extent permitted by the Credit Agreement for the payment and performance of this Agreement and the other Obligations, the exchange, waiver or release of any or all such security (with or without consideration), the enforcement or application of such security and direction of the order and manner of any sale thereof in their sole discretion or the release or substitution of any one or more other guarantors or obligors upon or in respect of the Obligations will not affect the obligations of any Guarantor hereunder.

(b) To the fullest extent permitted by applicable law, each Guarantor waives any defense based on or arising out of any defense of any Borrower or any other Credit Party or the unenforceability of the Obligations or any part thereof from any cause, or the cessation from any cause of the liability of any Borrower or any other Credit Party, other than the indefeasible payment in full in cash of all the Obligations.  The Collateral Agent and the other Secured Parties may, at their election, foreclose on any security held by one or more of them by one or more judicial or nonjudicial sales, accept an assignment of any such security in lieu of foreclosure, compromise or adjust any part of the Obligations, make any other accommodation with any Borrower or any other Credit Party or exercise any other right or remedy available to them against any Borrower or any other Credit Party, without affecting or impairing in any way the liability of any Guarantor hereunder except to the extent the Obligations have been fully and indefeasibly paid in full in cash.  To the fullest extent permitted by applicable law, each Guarantor waives any defense arising out of any such election even though such election operates, pursuant to applicable law, to impair or to extinguish any right of reimbursement or subrogation or other right or remedy of such Guarantor against any Borrower or any other Credit Party, as the case may be, or any security.

SECTION 2.04. Reinstatement.  Each of the Guarantors agrees that its guaranty hereunder shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of any Obligation is rescinded or must otherwise be restored by the Collateral Agent or any other Secured Party upon the bankruptcy or reorganization of any Borrower, any other Credit Party or otherwise.

SECTION 2.05. Agreement To Pay: Subrogation.  In furtherance of the foregoing and not in limitation of any other right that the Collateral Agent or any other Secured Party has at law or in equity against any Guarantor by virtue hereof, upon the failure of any Borrower or any other Credit Party to pay any Obligation when and as the same shall become due, whether at maturity, by acceleration, after notice of prepayment or otherwise, each Guarantor hereby promises to and will forthwith pay, or cause to be paid, to the Collateral Agent for distribution to the applicable Secured Parties in cash the amount of such unpaid Obligation.  Upon payment by any Guarantor of any sums to the Collateral Agent as provided above, all rights of such Guarantor against any Borrower or any other Guarantor arising as a result thereof by way of right of subrogation, contribution, reimbursement, indemnity or otherwise shall in all respects be subject to Article VI.

SECTION 2.06.  Information.  Each Guarantor assumes all responsibility for being and keeping itself informed of each Borrower’s and each other Credit Party’s

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financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Obligations and the nature, scope and extent of the risks that such Guarantor assumes and incurs hereunder, and agrees that none of the Collateral Agent or the other Secured Parties will have any duty to advise such Guarantor of information known to it or any of them regarding such circumstances or risks.

ARTICLE III

Pledge of Securities

SECTION 3.01. Pledge.  As security for the payment or performance, as the case may be, in full of the Obligations, each Pledgor hereby assigns and pledges to the Collateral Agent, its successors and assigns, for the benefit of the Secured Parties, and hereby grants to the Collateral Agent, its successors and assigns, for the benefit of the Secured Parties, a security interest in all of such Pledgor’s right, title and interest in, to and under (a) the shares of capital stock and other Equity Interests owned by it and listed on Schedule II and any other Equity Interests of the US Borrower or any Subsidiary of the US Borrower obtained in the future by such Pledgor and the certificates representing all such Equity Interests (the “Pledged Stock”), provided that the Pledged Stock shall not include (i) more than 65% of the issued and outstanding voting Equity Interests of any Foreign Subsidiary to secure the Obligations other than the Foreign Obligations and (ii) at the option of the Collateral Agent, the issued and outstanding Equity Interests of any Foreign Subsidiary of the US Borrower if such Pledgor assigns and pledges to the Collateral Agent, its successors and assigns, for the benefit of the Secured Parties, and grants to the Collateral Agent, its successors and assigns, for the benefit of the Secured Parties, a security interest in all of such Pledgor’s right, title and interest to and under such Equity Interests pursuant to a Foreign Pledge Agreement entered into with the Collateral Agent that is in compliance with and is governed by the laws of the jurisdiction of organization of such Foreign Subsidiary; (b)(i) the debt securities listed opposite the name of such Pledgor on Schedule II, (ii) any debt securities in the future issued to such Pledgor and (iii) the promissory notes and any other instruments evidencing such debt securities (the “Pledged Debt Securities”); (c) all other property that may be delivered to and held by the Collateral Agent pursuant to the terms hereof; (d) subject to Section 3.06, all payments of principal, premium (if any) or interest, dividends, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of, in exchange for or upon the conversion of, and all other Proceeds received in respect of, the securities referred to in clauses (a), (b) and (c) above; (e) subject to Section 3.06, all rights and privileges of such Pledgor with respect to the securities and other property referred to in clauses (a), (b), (c) and (d) above; and (f) all Proceeds of any of the foregoing (the items referred to in clauses (a) through (f) above being collectively referred to as the “Pledged Collateral”).

TO HAVE AND TO HOLD the Pledged Collateral, together with all right, title, interest, powers, privileges and preferences pertaining or incidental thereto, unto the Collateral Agent, its successors and assigns, for the benefit of the Secured Parties, forever; subject, however, to the termination provisions of Section 7.15 and the other terms, covenants and conditions hereinafter set forth (including in Section 3.06).

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SECTION 3.02. Delivery of the Pledged Collateral.  (a)   Each Pledgor agrees promptly to deliver or cause to be delivered to the Collateral Agent any and all Pledged Securities that have a value, individually, in excess of $2,000,000.

(b) Each Pledgor will cause any Indebtedness in a principal amount, individually, in excess of $2,000,000, for borrowed money owed to such Pledgor by any Person to be evidenced by a duly executed promissory note that is pledged and delivered to the Collateral Agent pursuant to the terms hereof, provided that no Pledgor shall be required pursuant to paragraph (a) of this Section 3.02 or this paragraph (b) to cause any Indebtedness of Holdings or any Subsidiary of Holdings for borrowed money to be evidenced by a promissory note, unless such Indebtedness remains outstanding for more than five Business Days.

(c) Upon delivery to the Collateral Agent, (i) any Pledged Securities shall be accompanied by stock powers duly executed in blank or other instruments of transfer satisfactory to the Collateral Agent and by such other instruments and documents as the Collateral Agent may reasonably request and (ii) all other property comprising part of the Pledged Collateral shall be accompanied by proper instruments of assignment duly executed by the applicable Pledgor and such other instruments or documents as the Collateral Agent may reasonably request.  Each delivery of Pledged Securities shall be accompanied by a schedule describing the securities, which schedule shall be attached hereto as Schedule II and made a part hereof; provided that failure to attach any such schedule hereto shall not affect the validity of such pledge of such Pledged Securities.  Each schedule so delivered shall supplement any prior schedules so delivered.

SECTION 3.03. Representations, Warranties and Covenants.  The Pledgors jointly and severally represent, warrant and covenant to and with the Collateral Agent, for the benefit of the Secured Parties, that:

(a) Schedule II correctly sets forth the percentage of the issued and outstanding shares of each class of the Equity Interests of the issuer thereof represented by such Pledged Stock;

(b) the Pledged Stock and Pledged Debt Securities have been duly and validly authorized and issued by the issuers thereof and (i) in the case of Pledged Stock, are fully paid and nonassessable and (ii) in the case of Pledged Debt Securities, are legal, valid and binding obligations of the issuers thereof;

(c) except for the security interests granted hereunder, each of the Pledgors (i) is and, subject to any transfers made in compliance with the Credit Agreement, will continue to be the direct owner, beneficially and of record, of the Pledged Securities indicated on Schedule II as owned by such Pledgor, (ii) holds the same free and clear of all Liens (other than Liens described in clauses (a) and (e) of Section 7.03 of the Credit Agreement), (iii) will make no assignment, pledge, hypothecation or transfer of, or create or permit to exist any security interest in or other Lien on, the Pledged Collateral, other than Liens created by this Agreement and Liens described in clauses (a) and (e) of Section 7.03 of the Credit Agreement, and transfers made in compliance with the Credit Agreement, and (iv) subject to Sections 3.02 and 3.06, will cause any and all Pledged Collateral,

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     whether for value paid by the Pledgor or otherwise, to be forthwith deposited with the Collateral Agent and pledged or assigned hereunder;

(d) except for restrictions and limitations imposed by the Credit Documents or securities laws generally, the Pledged Collateral is and will continue to be freely transferable and assignable, and none of the Pledged Collateral is or will be subject to any option, right of first refusal, shareholders agreement, charter or by-law provisions or contractual restriction of any nature that might prohibit, impair, delay or otherwise affect the pledge of such Pledged Collateral hereunder, the sale or disposition thereof pursuant hereto or the exercise by the Collateral Agent of rights and remedies hereunder;

(e) each of the Pledgors (i) has the power and authority to pledge the Pledged Collateral pledged by it hereunder in the manner hereby done or contemplated and (ii) will defend its title or interest thereto or therein against any and all Liens (other than the Lien created by this Agreement and Liens described in clauses (a) and (e) of Section 7.03 of the Credit Agreement), however arising, of all Persons whomsoever;

(f) no consent or approval of any Governmental Authority, any securities exchange or any other Person was or is necessary to the validity of the pledge effected hereby (other than such as have been obtained and are in full force and effect);

(g) by virtue of the execution and delivery by the Pledgors of this Agreement, when any Pledged Securities are delivered to the Collateral Agent in accordance with this Agreement, the Collateral Agent will obtain a legal, valid and perfected first-priority lien upon and security interest in such Pledged Securities as security for the payment and performance of the Obligations; and

(h) the pledge effected hereby is effective to vest in the Collateral Agent, for the benefit of the Secured Parties, the rights of the Collateral Agent in the Pledged Collateral as set forth herein.

SECTION 3.04. Certification of Limited Liability Company and Limited Partnership Interests.  Each interest in any limited liability company or limited partnership controlled by any Grantor and pledged hereunder shall be represented by a certificate, shall be a “security” within the meaning of Article 8 of the New York UCC and shall be governed by Article 8 of the New York UCC.

SECTION 3.05. Registration in Nominee Name; Denominations.  The Collateral Agent, on behalf of the Secured Parties, shall have the right (in its sole and absolute discretion) to hold the Pledged Securities in its own name as pledgee, the name of its nominee (as pledgee or as sub-agent) or the name of the applicable Pledgor, endorsed or assigned in blank or in favor of the Collateral Agent.  Each Pledgor will promptly give to the Collateral Agent copies of any notices or other communications received by it with respect to Pledged Securities registered in the name of such Pledgor.  The Collateral Agent shall, at any time that an Event of Default has occurred and is continuing, have the right to exchange the certificates representing Pledged Securities for

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certificates of smaller or larger denominations for any purpose consistent with this Agreement.

SECTION 3.06.  Voting Rights; Dividends and Interest, etc.  (a)   Unless and until an Event of Default shall have occurred and be continuing and the Collateral Agent shall have notified the Pledgors that their rights under this Section are being suspended:

(i) Each Pledgor shall be entitled to exercise any and all voting and/or other consensual rights and powers inuring to an owner of Pledged Securities or any part thereof for any purpose consistent with the terms of this Agreement, the Credit Agreement and the other Credit Documents; provided that such rights and powers shall not be exercised in any manner that could materially and adversely affect the rights inuring to a holder of any Pledged Securities or the rights and remedies of any of the Collateral Agent or the other Secured Parties under this Agreement, the Credit Agreement or any other Credit Document, or the ability of the Secured Parties to exercise the same.

(ii) The Collateral Agent shall execute and deliver to each Pledgor, or cause to be executed and delivered to such Pledgor, all such proxies, powers of attorney and other instruments as such Pledgor may reasonably request for the purpose of enabling such Pledgor to exercise the voting and/or consensual rights and powers it is entitled to exercise pursuant to subparagraph (i) above.

(iii) Each Pledgor shall be entitled to receive and retain any and all dividends, interest, principal and other distributions paid on or distributed in respect of the Pledged Securities to the extent and only to the extent that such dividends, interest, principal and other distributions are permitted by, and otherwise paid or distributed in accordance with, the terms and conditions of the Credit Agreement, the other Credit Documents and applicable laws; provided that any noncash dividends, interest, principal or other distributions that would constitute Pledged Stock or Pledged Debt Securities, whether resulting from a subdivision, combination or reclassification of the outstanding Equity Interests of the issuer of any Pledged Securities or received in exchange for Pledged Securities or any part thereof, or in redemption thereof, or as a result of any merger, consolidation, acquisition or other exchange of assets to which such issuer may be a party or otherwise, shall be and become part of the Pledged Collateral, and, if received by any Pledgor, shall not be commingled by such Pledgor with any of its other funds or property but shall be held separate and apart therefrom, shall be held in trust for the benefit of the Collateral Agent and shall be forthwith delivered to the Collateral Agent in the same form as so received (with any necessary endorsement).

(b) Upon the occurrence and during the continuance of an Event of Default, after the Collateral Agent shall have notified the Pledgors of the suspension of their rights under paragraph (a)(iii) of this Section 3.06, then all rights of any Pledgor to dividends, interest, principal or other distributions that such Pledgor is authorized to receive pursuant to paragraph (a)(iii) of this Section 3.06 shall cease, and all such rights shall thereupon become vested in the Collateral Agent, which shall have the sole and exclusive right and authority to receive and retain such dividends, interest, principal or

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other distributions.  All dividends, interest, principal or other distributions received by any Pledgor contrary to the provisions of this Section 3.06 shall be held in trust for the benefit of the Collateral Agent, shall be segregated from other property or funds of such Pledgor and shall be forthwith delivered to the Collateral Agent upon demand in the same form as so received (with any necessary endorsement).  Any and all money and other property paid over to or received by the Collateral Agent pursuant to the provisions of this paragraph (b) shall be retained by the Collateral Agent in an account to be established by the Collateral Agent upon receipt of such money or other property and shall be applied in accordance with the provisions of Section 5.02.  After all Events of Default have been cured or waived and the US Borrower has delivered to the Collateral Agent a certificate to that effect, the Collateral Agent shall, within five Business Days after all such Events of Default have been cured or waived, repay to each Pledgor (without interest) all dividends, interest, principal or other distributions that such Pledgor would otherwise be permitted to retain pursuant to the terms of paragraph (a)(iii) of this Section 3.06 and that remain in such account.

(c) Upon the occurrence and during the continuance of an Event of Default, after the Collateral Agent shall have notified the Pledgors of the suspension of their rights under paragraph (a)(i) of this Section 3.06, all rights of any Pledgor to exercise the voting and consensual rights and powers it is entitled to exercise pursuant to paragraph (a)(i) of this Section 3.06, and the obligations of the Collateral Agent under paragraph (a)(ii) of this Section 3.06, shall cease, and all such rights shall thereupon become vested in the Collateral Agent, which shall have the sole and exclusive right and authority to exercise such voting and consensual rights and powers; provided that, unless otherwise directed by the Required Lenders, the Collateral Agent shall have the right from time to time following and during the continuance of an Event of Default to permit the Pledgors to exercise such rights.

(d) Any notice given by the Collateral Agent to the Pledgors suspending their rights under paragraph (a) of this Section 3.06 (i) may be given by telephone if confirmed in writing within two Business Days, (ii) may be given to one or more of the Pledgors at the same or different times and (iii) may suspend the rights of the Pledgors under paragraph (a)(i) or paragraph (a)(iii) in part without suspending all such rights (as specified by the Collateral Agent in its sole and absolute discretion) and without waiving or otherwise affecting the Collateral Agent’s rights to give additional notices from time to time suspending other rights so long as an Event of Default has occurred and is continuing.

ARTICLE IV

Security Interests in Personal Property

SECTION 4.01. Security Interest.  (a)   As security for the payment or performance, as the case may be, in full of the Obligations, each Grantor hereby assigns and pledges to, and grants a continuing security interest in favor of, the Collateral Agent, its successors and assigns, for the benefit of the Secured Parties, and hereby grants to the Collateral Agent, its successors and assigns, for the benefit of the Secured Parties, a security interest (the “Security Interest”) in all right, title or interest in or to any and all the following assets and properties now owned or at any time hereafter acquired by such

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Grantor or in which such Grantor now has or at any time in the future may acquire any right, title or interest (collectively, the “Security Agreement Collateral”):

(i) all Accounts;

(ii) all Chattel Paper;

(iii) all Deposit Accounts;

(iv) all Documents;

(v) all Equipment;

(vi) all General Intangibles;

(vii) all Instruments;

(viii) all Inventory;

(ix) all Investment Property;

(x) all Letter-of-credit rights;

(xi) all Assigned Contracts;

(xii) all books and records pertaining to the Security Agreement Collateral;

(xiii) commercial tort claims described on Schedule IV;

(xiv) all As-extracted collateral; and

(xv) to the extent not otherwise included, all Proceeds and products of any and all of the foregoing and all collateral security and guarantees given by any Person with respect to any of the foregoing.

provided, however, that notwithstanding any of the other provisions set forth in this Article IV, this Agreement shall not constitute a grant of a security interest in any Security Agreement Collateral that on the Effective Date is not material or that is acquired after the Effective Date, in each case to the extent that such grant of a security interest is prohibited by applicable law, requires a consent not obtained of any Governmental Authority pursuant to applicable law, or is prohibited by, constitutes a breach or a default under, results in or would permit the termination of, or requires any consent (other than of any Grantor) not obtained under, any contract, license, agreement, instrument, indenture, permit or other document, in each case evidencing or giving rise to such Security Agreement Collateral or, in the case of any Investment Property, Equity Interests in any Joint Venture, or Pledged Debt Securities, any applicable shareholder or similar agreement, except to the extent that such requirement of law or the term in such contract, license, agreement, instrument, indenture, permit or other document or shareholder or similar agreement providing for such prohibition, breach, default or termination or requiring such consent is ineffective under applicable law; provided

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further that the foregoing limitation shall not affect, limit, restrict or impair the grant by such Grantor of a security interest pursuant to this Agreement in any receivable or any money or other amounts due or to become due under any such contract, license, agreement, instrument, indenture, permit or other document or in the Proceeds from the sale or disposition of any such contract, license, agreement, instrument, indenture, permit or other document.

(b) Each Grantor hereby irrevocably authorizes the Collateral Agent at any time and from time to time to file in any relevant jurisdiction any initial financing statements (including fixture filings) and amendments thereto that contain the information required by Article 9 of the Uniform Commercial Code of each applicable jurisdiction for the filing of any financing statement or amendment, including (a) whether such Grantor is an organization, the type of organization and any organizational identification number issued to such Grantor and (b) in the case of a financing statement filed as a fixture filing or covering Security Agreement Collateral constituting minerals or the like to be extracted or timber to be cut, a sufficient description of the real property to which such Security Agreement Collateral relates.  Each Grantor agrees to provide such information to the Collateral Agent promptly upon request.

The Collateral Agent is further authorized to file with the United States Patent and Trademark Office or United States Copyright Office (or any successor office or any similar office in any other country) such filings and other documents as may be necessary or advisable for the purpose of perfecting, confirming, continuing, enforcing or protecting the Security Interest granted by each Grantor, without the signature of any Grantor, and naming any Grantor or the Grantors as debtors and the Collateral Agent as secured party.

(c) The Security Interest is granted as security only and shall not subject the Collateral Agent or any other Secured Party to, or in any way alter or modify, any obligation or liability of any Grantor with respect to or arising out of the Security Agreement Collateral.

SECTION 4.02. Representations and Warranties.  The Grantors jointly and severally represent and warrant to the Collateral Agent and the Secured Parties that:

(a) each Grantor has good and valid rights in and title to the Security Agreement Collateral with respect to which it has purported to grant a Security Interest hereunder and has full power and authority to grant to the Collateral Agent the Security Interest in such Security Agreement Collateral pursuant hereto and to execute, deliver and perform its obligations in accordance with the terms of this Agreement, without the consent or approval of any other Person other than any consent or approval that has been obtained;

(b) (i) the Perfection Certificate has been duly prepared, completed and executed and the information set forth therein, including the exact legal name of such Grantor, is correct and complete as of the Effective Date.  Uniform Commercial Code financing statements (including fixture filings, as applicable) that have been fully executed or authenticated, as requested by the Collateral Agent, or other appropriate filings, recordings or registrations containing a description of the Security Agreement Collateral have been delivered to the

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Collateral Agent for filing in each governmental, municipal or other office specified in Schedule 6 to the Perfection Certificate, which are all the filings, recordings and registrations (other than filings required to be made in the United States Patent and Trademark Office and the United States Copyright Office in order to perfect the Security Interest in Security Agreement Collateral consisting of United States Patents, Trademarks and Copyrights) that are necessary to publish notice of and protect the validity of and to establish a legal, valid and perfected security interest in favor of the Collateral Agent (for the benefit of the Secured Parties) in respect of all Security Agreement Collateral in which the Security Interest may be perfected by filing, recording or registration in the United States (or any political subdivision thereof) and its territories and possessions, and no further or subsequent filing, refiling, recording, rerecording, registration or reregistration is necessary in any such jurisdiction, except as provided under applicable law with respect to the filing of continuation statements; and (ii) each Grantor represents and warrants that a fully executed agreement containing a description of all Security Agreement Collateral consisting of Intellectual Property with respect to United States Patents and United States registered Trademarks (and Trademarks for which United States registration applications are pending) and United States registered Copyrights has been delivered to the Collateral Agent for recording such Intellectual Property by the United States Patent and Trademark Office and the United States Copyright Office pursuant to 35 USC. § 261, 15 USC. § 1060 or 17 USC. § 205 and the regulations thereunder, as applicable, and otherwise as may be required pursuant to the laws of any other necessary jurisdiction and reasonably requested by the Collateral Agent, to protect the validity of and to establish a legal, valid and perfected security interest in favor of the Collateral Agent (for the benefit of the Secured Parties) in respect of all Security Agreement Collateral consisting of such Intellectual Property in which a security interest may be perfected by recording with the United States Patent and Trademark Office and the United States Copyright Office and no further or subsequent filing, refiling, recording, rerecording, registration or reregistration is necessary (other than such actions as are necessary to perfect the Security Interest with respect to any Security Agreement Collateral consisting of Patents, Trademarks and Copyrights (or registration or application for registration thereof) acquired or developed after the date hereof);

(c) the Security Interest constitutes (i) a legal and valid security interest in all the Security Agreement Collateral securing the payment and performance of the Obligations, (ii) subject to the filings described in Section 4.02(b), a perfected security interest in all Security Agreement Collateral in which a security interest may be perfected by filing, recording or registering a financing statement or analogous document in the United States (or any political subdivision thereof) and its territories and possessions pursuant to the Uniform Commercial Code or other applicable law in such jurisdictions and (iii) a security interest that shall be perfected in all Security Agreement Collateral in which a security interest may be perfected upon the receipt and recording of Schedule III to this Agreement with the United States Patent and Trademark Office and the United States Copyright Office, as applicable, and otherwise as may be required pursuant to the laws of any other necessary jurisdiction and reasonably requested by the Collateral Agent.

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     The Security Interest is and shall be prior to any other Lien on any of the Security Agreement Collateral, other than Liens expressly permitted to be prior to the Security Interest pursuant to Section 7.03 of the Credit Agreement; and

(d) the Security Agreement Collateral is owned by the Grantors free and clear of any Lien, except for Liens expressly permitted pursuant to Section 7.03 of the Credit Agreement.  None of the Grantors has filed or consented to the filing of (i) any financing statement or analogous document under the Uniform Commercial Code or any other applicable laws covering any Security Agreement Collateral, (ii) any assignment in which any Grantor assigns any Security Agreement Collateral or any security agreement or similar instrument covering any Security Agreement Collateral with the United States Patent and Trademark Office or the United States Copyright Office or (iii) any assignment in which any Grantor assigns any Security Agreement Collateral or any security agreement or similar instrument covering any Security Agreement Collateral with any foreign governmental, municipal or other office, which financing statement or analogous document, assignment, security agreement or similar instrument is still in effect, except, in each case, for Liens expressly permitted pursuant to Section 7.03 of the Credit Agreement.  None of the Grantors hold any commercial tort claim except as indicated on the Perfection Certificate.

SECTION 4.03. Covenants.  (a)   Each Grantor agrees promptly to notify the Collateral Agent in writing of any change (i) in its corporate name (and in connection therewith agrees to enter into a Name Change Agreement substantially in the form of Annex III), (ii) in the location of its chief executive office, its principal place of business, any office in which it maintains books or records relating to Security Agreement Collateral owned by it or any office or facility at which Security Agreement Collateral owned by it is located (including the establishment of any such new office or facility), (iii) in its identity or type of organization or corporate structure, (iv) in its Federal Taxpayer Identification Number or organizational identification number or (v) in its jurisdiction of organization.  Each Grantor agrees promptly to provide the Collateral Agent with certified organizational documents reflecting any of the changes described in the first sentence of this paragraph.  Each Grantor agrees not to effect or permit any change referred to in the first sentence of this paragraph unless all filings have been made under the Uniform Commercial Code or otherwise that are required in order for the Collateral Agent to continue at all times following such change to have a valid, legal and perfected first priority security interest in all the Security Agreement Collateral.  Each Grantor agrees promptly to notify the Collateral Agent if any material portion of the Security Agreement Collateral owned or held by such Grantor is damaged or destroyed.

(b) Each Grantor agrees to maintain, at its own cost and expense, such complete and accurate records with respect to the Security Agreement Collateral owned by it as is consistent with its current practices and in accordance with reasonably prudent and standard practices used in industries that are the same as or similar to those in which such Grantor is engaged, but in any event to include complete accounting records indicating all payments and proceeds received with respect to any part of the Security Agreement Collateral, and, upon the occurrence and during the continuance of an Event of Default, at such time or times as the Collateral Agent may reasonably request, promptly to prepare and deliver to the Collateral Agent a duly certified schedule or

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schedules in form and detail satisfactory to the Collateral Agent showing the identity, amount and location of any and all Security Agreement Collateral.

(c) Each Grantor shall, at its own expense, take any and all actions necessary and reasonable to defend title to the Security Agreement Collateral against all Persons and to defend the Security Interest of the Collateral Agent in the Security Agreement Collateral and the priority thereof against any Lien not expressly permitted pursuant to Section 7.03 of the Credit Agreement.

(d) Each Grantor agrees, at its own expense, to execute, acknowledge, deliver and cause to be duly filed all such further instruments and documents and take all such actions as the Collateral Agent may from time to time request to better assure, preserve, protect and perfect the Security Interest and the rights and remedies created hereby, including the payment of any fees and taxes required in connection with the execution and delivery of this Agreement, the granting of the Security Interest and the filing of any financing statements (including fixture filings) or other documents in connection herewith or therewith.  If any amount payable under or in connection with any of the Security Agreement Collateral shall be or become evidenced by any promissory note or other instrument, such note or instrument shall, to the extent required by Section 3.02, be immediately pledged and delivered to the Collateral Agent, duly endorsed in a manner satisfactory to the Collateral Agent.

Without limiting the generality of the foregoing, upon the occurrence and during the continuance of an Event of Default, each Grantor hereby authorizes the Collateral Agent, with prompt notice thereof to the Grantors, to supplement this Agreement by supplementing Schedule III or adding additional schedules hereto to specifically identify any asset or item that may constitute Copyrights, Licenses, Patents or Trademarks; provided that any Grantor shall have the right, exercisable within 10 days after it has been notified by the Collateral Agent of the specific identification of such Security Agreement Collateral, to advise the Collateral Agent in writing of any inaccuracy of the representations and warranties made by such Grantor hereunder with respect to such Security Agreement Collateral.  Each Grantor agrees that it will use its best efforts to take such action as shall be necessary in order that all representations and warranties hereunder shall be true and correct with respect to such Security Agreement Collateral within 30 days after the date it has been notified by the Collateral Agent of the specific identification of such Security Agreement Collateral.

(e) The Collateral Agent and such Persons as the Collateral Agent may reasonably designate shall have the right during normal business hours and subject to Grantors’ reasonable procedures, at the Grantors’ own cost and expense, to inspect the Security Agreement Collateral, all records related thereto (and to make extracts and copies from such records) and the premises upon which any of the Security Agreement Collateral is located, to discuss the Grantors’ affairs with the officers of the Grantors and their independent accountants (but only in the presence of an officer of the US Borrower, provided that officers of the US Borrower are made available at reasonable times and locations) and to verify under reasonable procedures, in accordance with Section 6.02 of the Credit Agreement, the validity, amount, quality, quantity, value, condition and status of, or any other matter relating to, the Security Agreement Collateral, including, during the continuation of a Default or an Event of Default, in the case of Accounts or Security Agreement Collateral in the possession of any third person, by contacting Account

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Debtors or the third person possessing such Security Agreement Collateral for the purpose of making such a verification, provided that, excluding any such inspections during the continuation of a Default or an Event of Default, the Collateral Agent shall not conduct such inspections more often than two times during any calendar year or such greater number as the US Borrower may agree to from time to time.  Subject to Section 10.14 of the Credit Agreement, the Collateral Agent shall have the right to share any information it gains from such inspection or verification with any Secured Party.

(f) At its option, the Collateral Agent may discharge past due taxes, assessments, charges, fees, Liens, security interests or other encumbrances at any time levied or placed on the Security Agreement Collateral and not permitted pursuant to Section 7.03 of the Credit Agreement, and may pay for the maintenance and preservation of the Security Agreement Collateral to the extent any Grantor fails to do so as required by the Credit Agreement or this Agreement, and each Grantor jointly and severally agrees to reimburse the Collateral Agent on demand for any payment made or any expense incurred by the Collateral Agent pursuant to the foregoing authorization; provided that nothing in this Section 4.03(f) shall be interpreted as excusing any Grantor from the performance of, or imposing any obligation on the Collateral Agent or any Secured Party to cure or perform, any covenants or other promises of any Grantor with respect to taxes, assessments, charges, fees, liens, security interests or other encumbrances and maintenance as set forth herein or in the other Credit Documents.

(g) If at any time any Grantor shall take a security interest in any property that has a value, individually, in excess of $250,000 of an Account Debtor or any other Person to secure payment and performance of an Account, such Grantor shall promptly assign such security interest to the Collateral Agent (unless, in the case of any such property, such assignment is prohibited by any contract giving rise to such property or by applicable law, provided that (i) with respect to such contract in existence on the Effective Date, such Grantor has used reasonable efforts to remove any such prohibition, and (ii) with respect to such contract acquired after the Effective Date, such Grantor shall have used reasonable efforts to prevent the inclusion of any such prohibitions in any such contracts).  Such assignment need not be filed of public record unless necessary to continue the perfected status of the security interest against creditors of and transferees from the Account Debtor or other Person granting the security interest.

(h) Each Grantor shall remain liable to observe and perform all the conditions and obligations to be observed and performed by it under each contract, agreement or instrument relating to the Security Agreement Collateral, all in accordance with the terms and conditions thereof, and each Grantor jointly and severally agrees to indemnify and hold harmless the Collateral Agent and the Secured Parties from and against any and all liability for such performance.

(i) None of the Grantors shall make or permit to be made an assignment, pledge or hypothecation of the Security Agreement Collateral or shall grant any other Lien in respect of the Security Agreement Collateral, except as expressly permitted by Section 7.03 of the Credit Agreement.  None of the Grantors shall make or permit to be made any transfer of the Security Agreement Collateral and each Grantor shall remain at all times in possession of the Security Agreement Collateral owned by it, except that (i) Inventory may be sold in the ordinary course of business and (ii) unless and until the Collateral Agent shall notify the Grantors that an Event of Default shall have occurred

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and be continuing and that during the continuance thereof the Grantors shall not sell, convey, lease, assign, transfer or otherwise dispose of any Security Agreement Collateral (which notice may be given by telephone if confirmed in writing within 2 Business Days), the Grantors may use and dispose of the Security Agreement Collateral in any lawful manner not inconsistent with the provisions of this Agreement, the Credit Agreement or any other Credit Document.  Without limiting the generality of the foregoing, each Grantor agrees that it shall not permit any Inventory in an aggregate amount in excess of $250,000 to be in the possession or control of any warehouseman, bailee, agent or processor at any time after March 31, 2006, unless such warehouseman, bailee, agent or processor shall have been notified of the Security Interest and the US Borrower shall have used commercially reasonable efforts to obtain from such warehouseman, bailee, agent or processor an acknowledgment in writing, in form and substance satisfactory to the Collateral Agent, that such warehouseman, bailee, agent or processor holds the Inventory for the benefit of the Collateral Agent subject to the Security Interest and shall act upon the instructions of the Collateral Agent without further consent from the Grantor, and that such warehouseman, bailee, agent or processor further agrees to waive and release (or subordinate in a manner satisfactory to the Collateral Agent) any Lien held by it with respect to such Inventory, whether arising by operation of law or otherwise.

(j) None of the Grantors will, without the Collateral Agent’s prior written consent, grant any extension of the time of payment of any Accounts included in the Security Agreement Collateral, compromise, compound or settle the same for less than the full amount thereof, release, wholly or partly, any Person liable for the payment thereof or allow any credit or discount whatsoever thereon, other than extensions, credits, discounts, compromises or settlements granted or made in the ordinary course of business and consistent with its current practices and in accordance with reasonably prudent and standard practice used in industries that are the same as or similar to those in which such Grantor is engaged.

(k) The Grantors, at their own expense, shall maintain or cause to be maintained insurance covering physical loss or damage to the Inventory and Equipment in accordance with Section 6.03 of the Credit Agreement.  Each Grantor irrevocably makes, constitutes and appoints the Collateral Agent (and all officers, employees or agents designated by the Collateral Agent) as such Grantor’s true and lawful agent (and attorney-in-fact) for the purpose, during the continuance of an Event of Default, of making, settling and adjusting claims in respect of Security Agreement Collateral under policies of insurance, endorsing the name of such Grantor on any check, draft, instrument or other item of payment for the proceeds of such policies of insurance and for making all determinations and decisions with respect thereto.  In the event that any Grantor at any time or times shall fail to obtain or maintain any of the policies of insurance required hereby or to pay any premium in whole or part relating thereto, the Collateral Agent may, without waiving or releasing any obligation or liability of the Grantors hereunder or any Event of Default, in its sole discretion, obtain and maintain such policies of insurance and pay such premium and take any other actions with respect thereto as the Collateral Agent deems advisable.  All sums disbursed by the Collateral Agent in connection with this Section 4.03(k), including reasonable attorneys’ fees, court costs, expenses and other charges relating thereto, shall be payable, upon demand, by the Grantors to the Collateral Agent and shall be additional Obligations secured hereby.

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(l) Each Grantor shall maintain, in form and manner satisfactory to the Collateral Agent, its Chattel Paper and its books, records and documents evidencing or pertaining thereto with an appropriate reference to the fact that such Chattel Paper has been assigned to the Collateral Agent for the benefit of the Secured Parties and that the Collateral Agent has a security interest therein.

SECTION 4.04. Other Actions.  In order to further insure the attachment, perfection and priority of, and the ability of the Collateral Agent to enforce, the Collateral Agent’s security interest in the Security Agreement Collateral, each Grantor agrees, in each case at such Grantor’s own expense, to take the following actions with respect to the following Security Agreement Collateral:

(a) Instruments and Tangible Chattel Paper.  If any Grantor shall at any time hold or acquire any Instruments or Tangible Chattel Paper that have a value, individually, in excess of $2,000,000, such Grantor shall forthwith endorse, assign and deliver the same to the Collateral Agent, accompanied by such instruments of transfer or assignment duly executed in blank as the Collateral Agent may from time to time specify.

(b) Deposit Accounts.  For each deposit account that any Grantor at any time opens or maintains in respect of deposits in excess of $500,000 for all accounts at such deposit bank, such Grantor shall, at the Collateral Agent’s request and option, pursuant to an agreement in form and substance satisfactory to the Collateral Agent, either (i) cause the depositary bank to agree to comply at any time with instructions from the Collateral Agent to such depositary bank directing the disposition of funds from time to time credited to such deposit account, without further consent of such Grantor, or (ii) arrange for the Collateral Agent to become the customer of the depositary bank with respect to the deposit account, with the Grantor being permitted, only with the consent of the Collateral Agent, to exercise rights to withdraw funds from such deposit account.  The Collateral Agent agrees with each Grantor that the Collateral Agent shall not give any such instructions or withhold any withdrawal rights from any Grantor, unless an Event of Default has occurred and is continuing, or, after giving effect to any withdrawal would occur.  The provisions of this paragraph shall not apply to (A) any deposit account for which any Grantor, the depositary bank and the Collateral Agent have entered into a cash collateral agreement specially negotiated among such Grantor, the depositary bank and the Collateral Agent for the specific purpose set forth therein and (B) deposit accounts for which the Collateral Agent is the depositary.

(c) Investment Property.  If any Grantor shall at any time hold or acquire any certificated securities with a value, individually, in excess of $500,000, such Grantor shall forthwith endorse, assign and deliver the same to the Collateral Agent, accompanied by such instruments of transfer or assignment duly executed in blank as the Collateral Agent may from time to time specify.  If any securities now or hereafter acquired by any Grantor with a value, individually, in excess of $500,000 are uncertificated and are issued to such Grantor or its nominee directly by the issuer thereof, such Grantor shall immediately notify the Collateral Agent thereof and, at the Collateral Agent’s request and option, pursuant to an agreement in form and substance satisfactory to the Collateral Agent, either

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(i) cause the issuer to agree to comply with instructions from the Collateral Agent as to such securities, without further consent of any Grantor or such nominee, or (ii) arrange for the Collateral Agent to become the registered owner of the securities.  If any securities, whether certificated or uncertificated, or other investment property now or hereafter acquired by any Grantor that have a value, individually, in excess of $500,000 are held by such Grantor or its nominee through a securities intermediary or commodity intermediary, such Grantor shall immediately notify the Collateral Agent thereof and, at the Collateral Agent’s request and option, pursuant to an agreement in form and substance satisfactory to the Collateral Agent, either (A) cause such securities intermediary or (as the case may be) commodity intermediary to agree to comply with entitlement orders or other instructions from the Collateral Agent to such securities intermediary as to such security entitlements, or (as the case may be) to apply any value distributed on account of any commodity contract as directed by the Collateral Agent to such commodity intermediary, in each case without further consent of any Grantor or such nominee, or (B) in the case of Financial Assets or other Investment Property held through a securities intermediary, arrange for the Collateral Agent to become the entitlement holder with respect to such investment property, with the Grantor being permitted, only with the consent of the Collateral Agent, to exercise rights to withdraw or otherwise deal with such investment property.  The Collateral Agent agrees with each of the Grantors that the Collateral Agent shall not give any such entitlement orders or instructions or directions to any such issuer, securities intermediary or commodity intermediary, and shall not withhold its consent to the exercise of any withdrawal or dealing rights by any Grantor, unless an Event of Default has occurred and is continuing, or, after giving effect to any such investment and withdrawal rights would occur.  The provisions of this paragraph (c) shall not apply to any financial assets credited to a securities account for which the Collateral Agent is the securities intermediary.

(d) Electronic Chattel Paper and Transferable Records.  If any Grantor at any time holds or acquires an interest in any electronic chattel paper or any “transferable record,” as that term is defined in Section 201 of the Federal Electronic Signatures in Global and National Commerce Act, or in Section 16 of the Uniform Electronic Transactions Act as in effect in any relevant jurisdiction, in either case that have a value, individually, in excess of $500,000, such Grantor shall promptly notify the Collateral Agent thereof and, at the request of the Collateral Agent, shall take such action as the Collateral Agent may reasonably request to vest in the Collateral Agent control under UCC Section 9-105 of such electronic chattel paper or control under Section 201 of the Federal Electronic Signatures in Global and National Commerce Act or, as the case may be, Section 16 of the Uniform Electronic Transactions Act, as so in effect in such jurisdiction, of such transferable record.  The Collateral Agent agrees with such Grantor that the Collateral Agent will arrange, pursuant to procedures satisfactory to the Collateral Agent and so long as such procedures will not result in the Collateral Agent’s loss of control, for the Grantor to make alterations to the electronic chattel paper or transferable record permitted under UCC Section 9-105 or, as the case may be, Section 201 of the Federal Electronic Signatures in Global and National Commerce Act or Section 16 of the Uniform Electronic Transactions Act for a party in control to allow without loss of control, unless an Event of

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     Default has occurred and is continuing or would occur after taking into account any action by such Grantor with respect to such electronic chattel paper or transferable record.

(e) Letter-of-credit Rights.  If any Grantor is at any time a beneficiary under a letter of credit now or hereafter issued in favor of such Grantor that has a face amount, individually, in excess of $600,000 such Grantor shall promptly notify the Collateral Agent thereof and, at the request and option of the Collateral Agent, such Grantor shall, pursuant to an agreement in form and substance satisfactory to the Collateral Agent, either (i) arrange for the issuer and any confirmer of such letter of credit to consent to an assignment to the Collateral Agent of the proceeds of any drawing under the letter of credit or (ii) arrange for the Collateral Agent to become the transferee beneficiary of the letter of credit, with the Collateral Agent agreeing, in each case, that the proceeds of any drawing under the letter of credit are to be paid to the applicable Grantor unless an Event of Default has occurred or is continuing.

(f) Commercial Tort Claims.  If any Grantor shall at any time hold or acquire a commercial tort claim in an amount reasonably estimated to exceed $500,000, the Grantor shall immediately notify the Collateral Agent thereof in a writing signed by such Grantor, including a summary description of such claim, and grant to the Collateral Agent in such writing a security interest therein and in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance satisfactory to the Collateral Agent.

SECTION 4.05. Covenants regarding Patent, Trademark and Copyright Collateral.  (a)   Each Grantor agrees that it will not, and will not permit any of its licensees to, do any act, or omit to do any act, whereby any Patent that is material to the conduct of such Grantor’s business may become invalidated or dedicated to the public, and agrees that it shall continue to mark any products covered by a Patent with the relevant patent number as necessary and sufficient to establish and preserve its maximum rights under applicable patent laws.

(b) Each Grantor (either itself or through its licensees or its sublicensees) will, for each Trademark material to the conduct of such Grantor’s business, (1) maintain such Trademark in full force free from any claim of abandonment or invalidity for non-use, (2) maintain the quality of products and services offered under such Trademark, (3) display such Trademark with notice of Federal or foreign registration to the extent necessary and sufficient to establish and preserve its maximum rights under applicable law and (4) not knowingly use or knowingly permit the use of such Trademark in violation of any third party rights.

(c) Each Grantor (either itself or through its licensees or its sublicensees) will, for each work covered by a Copyright material to the conduct of such Grantor’s business, continue to publish, reproduce, display, adopt and distribute the work with appropriate copyright notice as necessary and sufficient to establish and preserve its maximum rights under applicable copyright laws.

(d) Each Grantor shall notify the Collateral Agent promptly if it knows or has reason to know that any Patent, Trademark or Copyright material to the conduct of its

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business may become abandoned, lost or dedicated to the public, or of any materially adverse determination or development (including the institution of, or any such determination or development in, any proceeding in the United States Patent and Trademark Office, United States Copyright Office or any court or similar office of any country) regarding such Grantor’s ownership of any such Patent, Trademark or Copyright, its right to register the same, or its right to keep and maintain the same.

(e) In no event shall any Grantor, either itself or through any agent, employee, licensee or designee, file an application for any Patent, Trademark or Copyright (or for the registration of any Trademark or Copyright) material to the conduct of such Grantor’s business with the United States Patent and Trademark Office, United States Copyright Office or any office or agency in any political subdivision of the United States or in any other country or any political subdivision thereof, unless it promptly informs the Collateral Agent thereof, and, upon request of the Collateral Agent, executes and delivers any and all agreements, instruments, documents and papers as the Collateral Agent may request to evidence the Collateral Agent’s security interest in such Patent, Trademark or Copyright, and each Grantor hereby appoints the Collateral Agent as its attorney-in-fact to execute and file such writings for the foregoing purposes, all acts of such attorney being hereby ratified and confirmed; such power, being coupled with an interest, is irrevocable.

(f) Each Grantor will take all necessary steps that are consistent with the practice in any proceeding before the United States Patent and Trademark Office, United States Copyright Office or any office or agency in any political subdivision of the United States or in any other country or any political subdivision thereof, to maintain and pursue each application that is material to the conduct of any Grantor’s business relating to the Patents, Trademarks and/or Copyrights (and to obtain the relevant grant or registration) and to maintain each issued Patent and each registration of the Trademarks and Copyrights that is material to the conduct of any Grantor’s business, including timely filings of applications for renewal, affidavits of use, affidavits of incontestability and payment of maintenance fees, and, if consistent with good business judgment, to initiate opposition, interference and cancellation proceedings against third parties.

(g) In the event that any Grantor has reason to believe that any Security Agreement Collateral consisting of a Patent, Trademark or Copyright material to the conduct of any Grantor’s business has been or is about to be infringed, misappropriated or diluted by a third party, such Grantor promptly shall notify the Collateral Agent and shall, if consistent with such Grantor’s good business judgment, promptly sue for infringement, misappropriation or dilution and to recover any and all damages for such infringement, misappropriation or dilution, and take such other actions as are appropriate under the circumstances to protect such Security Agreement Collateral.

(h) Upon and during the continuance of an Event of Default, each Grantor shall use its best efforts to obtain all requisite consents or approvals by the licensor of each Copyright License, Patent License or Trademark License to effect the assignment of all such Grantor’s right, title and interest thereunder to the Collateral Agent or its designee.

SECTION 4.06. Lockbox System.  (a)   Within 30 days after the occurrence and during the continuance of any Event of Default, the Grantors shall

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establish in the name of the Collateral Agent, and subject to the control of the Collateral Agent pursuant to the Lockbox Agreements, for the benefit of the Collateral Agent and the other Secured Parties, a system of lockboxes and related deposit accounts (the “Lockbox System”) with one or more financial institutions that are reasonably satisfactory to the Collateral Agent into which the Proceeds of all Accounts, Inventory and Assigned Contracts shall be deposited and forwarded to the Collateral Agent in accordance with the Lockbox Agreements.

(b) All Proceeds of Accounts, Inventory and Assigned Contracts that have been received on any Business Day through the Lockbox System will be transferred into the Concentration Account on such Business Day to the extent required by the applicable Lockbox Agreement.  All Proceeds stemming from the sale of a substantial portion of the Security Agreement Collateral (other than Proceeds of Inventory and Accounts) that have been received by a Grantor on any Business Day will be transferred into the Concentration Account on such Business Day.  All Proceeds received on any Business Day by the Collateral Agent pursuant to Section 4.07 will be transferred into the Concentration Account on such Business Day.

(c) The Concentration Account is, and shall remain, under the sole dominion and control of the Collateral Agent.  Each Grantor acknowledges and agrees that (i) such Grantor has no right of withdrawal from the Concentration Account, (ii) the funds on deposit in the Concentration Account shall continue to be collateral security for all of the Obligations and (iii) upon the occurrence and during the continuance of an Event of Default, at the Collateral Agent’s election, the funds on deposit in the Concentration Account shall be applied as provided in Section 5.02.

(d) Effective upon notice to the Grantors from the Collateral Agent after the occurrence and during the continuance of an Event of Default (provided that the Lockbox System has been established pursuant to Section 4.06(a))(which notice may be given by telephone if confirmed in writing within two Business Days), the Concentration Account will, without any further action on the part of any Grantor, the Collateral Agent or any Sub-Agent, convert into a closed lockbox account under the exclusive dominion and control of the Collateral Agent in which funds are held subject to the rights of the Collateral Agent hereunder.  Each Grantor irrevocably authorizes the Collateral Agent to notify each Sub-Agent (i) of the occurrence of an Event of Default (provided that the Lockbox System has been established pursuant to Section 4.06(a)) and (ii) of the matters referred to in this paragraph (d).  Following the occurrence of an Event of Default (provided that the Lockbox System has been established pursuant to Section 4.06(a)), the Collateral Agent may instruct each Sub-Agent to transfer immediately all funds held in each Collection Deposit Account to the Concentration Account.  Each Grantor hereby agrees to irrevocably direct each Sub-Agent to comply with the instructions of the Collateral Agent with respect to each Collection Deposit Account without further consent from the Grantor or any other Person.

SECTION 4.07. Collections.  If the Lockbox System has been established pursuant to Section 4.06(a):

(a) Effective upon notice to the Grantors from the Collateral Agent after the occurrence and during the continuance of an Event of Default, each Grantor agrees (i) to notify and direct promptly each Account Debtor and every other Person obligated to

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make payments on Accounts, in respect of any Inventory or with respect to any Assigned Contracts to make all such payments directly to the Lockbox System established in accordance with Section 4.06, (ii) to use all reasonable efforts to cause each Account Debtor and every other Person identified in clause (i) above to make all payments with respect to Accounts, Inventory and Assigned Contracts directly to the Lockbox System and (iii) promptly to deposit all payments received by it on account of Accounts, Inventory and Assigned Contracts, whether in the form of cash, checks, notes, drafts, bills of exchange, money orders or otherwise, in the Lockbox System in precisely the form in which received (but with any endorsements of such Grantor necessary for deposit or collection), and until they are so deposited such payments shall be held in trust by such Grantor for and as the property of the Collateral Agent.

(b) Effective upon notice to the Grantors from the Collateral Agent after the occurrence and during the continuance of an Event of Default, without the prior written consent of the Collateral Agent, no Grantor shall, in a manner adverse to the Lenders, change the general instructions given to Account Debtors in respect of payment on Accounts to be deposited in the Lockbox System.  Until the Collateral Agent shall have advised the Grantors to the contrary, each Grantor shall, and the Collateral Agent hereby authorizes each Grantor to, enforce and collect all amounts owing on the Accounts, Inventory and Assigned Contracts, for the benefit and on behalf of the Collateral Agent and the other Secured Parties; provided, however, that such privilege may at the option of the Collateral Agent be terminated upon the occurrence and during the continuance of any Event of Default.

ARTICLE V

Remedies

SECTION 5.01. Remedies upon Default.  Upon the occurrence and during the continuance of an Event of Default, each Grantor and each Pledgor agrees to deliver each item of Collateral to the Collateral Agent on demand, and it is agreed that the Collateral Agent shall have the right to take any of or all the following actions at the same or different times: (a) with respect to any Security Agreement Collateral consisting of Intellectual Property, on demand, to cause the Security Interest to become an assignment, transfer and conveyance of any of or all such Security Agreement Collateral by the applicable Grantors to the Collateral Agent, or to license or sublicense, whether general, special or otherwise, and whether on an exclusive or nonexclusive basis, any such Security Agreement Collateral throughout the world on such terms and conditions and in such manner as the Collateral Agent shall determine (other than in violation of any then-existing licensing arrangements to the extent that waivers cannot be obtained), and (b) with or without legal process and with or without prior notice or demand for performance, to take possession of the Security Agreement Collateral and without liability for trespass to enter any premises where the Security Agreement Collateral may be located for the purpose of taking possession of or removing the Security Agreement Collateral and, generally, to exercise any and all rights afforded to a secured party under the Uniform Commercial Code or other applicable law.  Without limiting the generality of the foregoing, each Grantor and each Pledgor agrees that the Collateral Agent shall have the right, subject to the requirements of applicable law, to sell or otherwise dispose of all or any part of the Collateral at a public or private sale or at any broker’s board or on any securities exchange, for cash, upon credit or for future delivery as the Collateral

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Agent shall deem appropriate.  The Collateral Agent shall be authorized at any such sale (if it deems it advisable to do so) to restrict the prospective bidders or purchasers to Persons who will represent and agree that they are purchasing the Collateral for their own account for investment and not with a view to the distribution or sale thereof, and upon consummation of any such sale the Collateral Agent shall have the right to assign, transfer and deliver to the purchaser or purchasers thereof the Collateral so sold.  Each such purchaser at any such sale shall hold the property sold absolutely, free from any claim or right on the part of any Grantor or Pledgor, and the Grantors and Pledgors hereby waive (to the extent permitted by law) all rights of redemption, stay and appraisal that such Grantor or Pledgor now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted.

The Collateral Agent shall give the applicable Grantors or Pledgors 10 days’ written notice (which each Grantor or Pledgor agrees is reasonable notice within the meaning of Section 9-611 of the New York UCC or its equivalent in other jurisdictions) of the Collateral Agent’s intention to make any sale of Security Agreement Collateral or Pledged Collateral.  Such notice, in the case of a public sale, shall state the time and place for such sale and, in the case of a sale at a broker’s board or on a securities exchange, shall state the board or exchange at which such sale is to be made and the day on which the Collateral, or portion thereof, will first be offered for sale at such board or exchange.  Any such public sale shall be held at such time or times within ordinary business hours and at such place or places as the Collateral Agent may fix and state in the notice (if any) of such sale.  At any such sale, the Collateral, or portion thereof, to be sold may be sold in one lot as an entirety or in separate parcels, as the Collateral Agent may (in its sole and absolute discretion) determine.  The Collateral Agent shall not be obligated to make any sale of any Collateral if it shall determine not to do so, regardless of the fact that notice of sale of such Collateral shall have been given.  The Collateral Agent may, without notice or publication, adjourn any public or private sale or cause the same to be adjourned from time to time by announcement at the time and place fixed for sale, and such sale may, without further notice, be made at the time and place to which the same was so adjourned.  In case any sale of all or any part of the Collateral is made on credit or for future delivery, the Collateral so sold may be retained by the Collateral Agent until the sale price is paid by the purchaser or purchasers thereof, but the Collateral Agent shall not incur any liability in case any such purchaser or purchasers shall fail to take up and pay for the Collateral so sold and, in case of any such failure, such Collateral may be sold again upon like notice.  At any public (or, to the extent permitted by law, private) sale made pursuant to this Section, any Secured Party may bid for or purchase, free (to the extent permitted by law) from any right of redemption, stay, valuation or appraisal on the part of any Grantor or Pledgor (all said rights being also hereby waived and released to the extent permitted by law), the Collateral or any part thereof offered for sale and may make payment on account thereof by using any claim then due and payable to such Secured Party from any Grantor or Pledgor as a credit against the purchase price (in which case such claim shall be extinguished), and such Secured Party may, upon compliance with the terms of sale, hold, retain and dispose of such property without further accountability to any Grantor or Pledgor therefor.  For purposes hereof, a written agreement to purchase the Collateral or any portion thereof shall be treated as a sale thereof; the Collateral Agent shall be free to carry out such sale pursuant to such agreement and no Grantor or Pledgor shall be entitled to the return of the Collateral or any portion thereof subject thereto, notwithstanding the fact that after the Collateral

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Agent shall have entered into such an agreement all Events of Default shall have been remedied and the Obligations paid in full.  As an alternative to exercising the power of sale herein conferred upon it, the Collateral Agent may proceed by a suit or suits at law or in equity to foreclose this Agreement and to sell the Collateral or any portion thereof pursuant to a judgment or decree of a court or courts having competent jurisdiction or pursuant to a proceeding by a court-appointed receiver.  Any sale pursuant to the provisions of this Section 5.01 shall be deemed to conform to the commercially reasonable standards as provided in Section 9-610(b) of the New York UCC or its equivalent in other jurisdictions.

SECTION 5.02. Application of Proceeds.  The Collateral Agent shall apply the proceeds of any collection or sale of Collateral, as well as any Collateral consisting of cash, as follows:

FIRST, to the payment of all costs and expenses incurred by the Collateral Agent in connection with such collection or sale or otherwise in connection with this Agreement, any other Credit Document or any of the Obligations, including all court costs and the fees and expenses of its agents and legal counsel, the repayment of all advances made by the Collateral Agent or the Administrative Agent hereunder or under any other Credit Document on behalf of any Grantor or Pledgor and any other costs or expenses incurred by any Secured Party in connection with the exercise of any right or remedy hereunder or under any other Credit Document;

SECOND, to the payment in full of the Obligations (the amounts so applied to be distributed among the Secured Parties pro rata in accordance with the amounts of the Obligations owed to them on the date of any such distribution); and

THIRD, to the Grantors and Pledgors, their successors or assigns, or as a court of competent jurisdiction may otherwise direct.

The Collateral Agent shall have absolute discretion as to the time of application of any such proceeds, moneys or balances in accordance with this Agreement.  Upon any sale of Collateral by the Collateral Agent (including pursuant to a power of sale granted by statute or under a judicial proceeding), the receipt of the Collateral Agent or of the officer making the sale shall be a sufficient discharge to the purchaser or purchasers of the Collateral so sold and such purchaser or purchasers shall not be obligated to see to the application of any part of the purchase money paid over to the Collateral Agent or such officer or be answerable in any way for the misapplication thereof.

SECTION 5.03. Grant of License to Use Intellectual Property.  For the purpose of enabling the Collateral Agent to exercise rights and remedies under this Article at such time as the Collateral Agent shall be lawfully entitled to exercise such rights and remedies, each Grantor hereby grants to the Collateral Agent an irrevocable (unless and until this Agreement is terminated, in which case such license shall be revoked automatically without further action by either party), nonexclusive license, exercisable without payment of royalty or other compensation to the Grantors, to use, license or sublicense any of the Security Agreement Collateral consisting of Intellectual Property now owned or hereafter acquired by such Grantor, except to the extent that the

32

granting of such license would result in the permanent destruction of the validity or value of such Intellectual Property, and wherever the same may be located, and including in such license reasonable access to all media in which any of the licensed items may be recorded or stored and to all computer software and programs used for the compilation or printout thereof.  The use of such license by the Collateral Agent shall be exercised, at the option of the Collateral Agent, upon the occurrence and during the continuation of an Event of Default; provided that any license, sublicense or other transaction entered into by the Collateral Agent in accordance herewith shall be binding upon the Grantors notwithstanding any subsequent cure of an Event of Default.

SECTION 5.04. Securities Act, etc.  In view of the position of the Pledgors in relation to the Pledged Collateral, or because of other current or future circumstances, a question may arise under the Securities Act of 1933, as now or hereafter in effect, or any similar statute hereafter enacted analogous in purpose or effect (such Act and any such similar statute as from time to time in effect being called the “Federal  Securities Laws”) with respect to any disposition of the Pledged Collateral permitted hereunder.  Each Pledgor understands that compliance with the Federal Securities Laws might very strictly limit the course of conduct of the Collateral Agent if the Collateral Agent were to attempt to dispose of all or any part of the Pledged Collateral, and might also limit the extent to which or the manner in which any subsequent transferee of any Pledged Collateral could dispose of the same.  Similarly, there may be other legal restrictions or limitations affecting the Collateral Agent in any attempt to dispose of all or part of the Pledged Collateral under applicable Blue Sky or other state securities laws or similar laws analogous in purpose or effect.  Each Pledgor recognizes that in light of such restrictions and limitations the Collateral Agent may, with respect to any sale of the Pledged Collateral, limit the purchasers to those who will agree, among other things, to acquire such Pledged Collateral for their own account, for investment, and not with a view to the distribution or resale thereof.  Each Pledgor acknowledges and agrees that in light of such restrictions and limitations, the Collateral Agent, in its sole and absolute discretion, (a) may proceed to make such a sale whether or not a registration statement for the purpose of registering such Pledged Collateral or part thereof shall have been filed under the Federal Securities Laws and (b) may approach and negotiate with a single potential purchaser to effect such sale.  Each Pledgor acknowledges and agrees that any such sale might result in prices and other terms less favorable to the seller than if such sale were a public sale without such restrictions.  In the event of any such sale, the Collateral Agent shall incur no responsibility or liability for selling all or any part of the Pledged Collateral at a price that the Collateral Agent, in its sole and absolute discretion, may in good faith deem reasonable under the circumstances, notwithstanding the possibility that a substantially higher price might have been realized if the sale were deferred until after registration as aforesaid or if more than a single purchaser were approached.  The provisions of this Section 5.04 will apply notwithstanding the existence of a public or private market upon which the quotations or sales prices may exceed substantially the price at which the Collateral Agent sells.

SECTION 5.05. Registration.  Each Pledgor agrees that, upon the occurrence and during the continuance of an Event of Default, if for any reason the Collateral Agent desires to sell any of the Pledged Collateral at a public sale, it will, at any time and from time to time, upon the written request of the Collateral Agent, use its best efforts to take or to cause the issuer of such Pledged Collateral to take such action

33

and prepare, distribute and/or file such documents, as are required or advisable in the reasonable opinion of counsel for the Collateral Agent to permit the public sale of such Pledged Collateral.  Each Pledgor further agrees to indemnify, defend and hold harmless the Collateral Agent, each other Secured Party, any underwriter and their respective affiliates and each of their respective officers, directors and controlling persons from and against all loss, liability, expenses, costs of counsel (including, without limitation, reasonable fees and expenses to the Collateral Agent of legal counsel), and claims (including the costs of investigation) that they may incur insofar as such loss, liability, expense or claim arises out of or is based upon any alleged untrue statement of a material fact contained in any prospectus (or any amendment or supplement thereto) or in any notification or offering circular, or arises out of or is based upon any alleged omission to state a material fact required to be stated therein or necessary to make the statements in any thereof not misleading, except insofar as the same may have been caused by any untrue statement or omission based upon information furnished in writing to such Pledgor or the issuer of such Pledged Collateral by the Collateral Agent or any other Secured Party expressly for use therein.  Each Pledgor further agrees, upon such written request referred to above, to use its best efforts to qualify, file or register, or cause the issuer of such Pledged Collateral to qualify, file or register, any of the Pledged Collateral under the Blue Sky or other securities laws of such states as may be requested by the Collateral Agent and keep effective, or cause to be kept effective, all such qualifications, filings or registrations.  Each Pledgor will bear all costs and expenses of carrying out its obligations under this Section 5.05.  Each Pledgor acknowledges that there is no adequate remedy at law for failure by it to comply with the provisions of this Section 5.05 and that such failure would not be adequately compensable in damages, and therefore agrees that its agreements contained in this Section 5.05 may be specifically enforced.

ARTICLE VI

Indemnity, Subrogation and Subordination

SECTION 6.01. Indemnity and Subrogation.  In addition to all such rights of indemnity and subrogation as the Guarantors may have under applicable law (but subject to Section 6.03), each Borrower agrees that (a) in the event a payment shall be made by Holdings or any other Guarantor under this Agreement, each Borrower shall indemnify such Guarantor for the full amount of such payment and such Guarantor shall be subrogated to the rights of the Person to whom such payment shall have been made to the extent of such payment and (b) in the event any assets of any Guarantor shall be sold pursuant to any Security Document to satisfy a claim of any Secured Party, each Borrower shall indemnify Holdings or such other Guarantor in an amount equal to the greater of the book value or the fair market value of the assets so sold.

SECTION 6.02. Contribution and Subrogation.  Holdings and each other Guarantor (a “Contributing Guarantor”) agrees (subject to Section 6.03) that, in the event a payment shall be made by Holdings or any other Guarantor hereunder or assets of Holdings or any other Guarantor shall be sold pursuant to any Security Document to satisfy a claim of any Secured Party and Holdings or such other Guarantor (the “Claiming Guarantor”) shall not have been fully indemnified by the Borrowers as provided in Section 6.01, the Contributing Guarantor shall indemnify the Claiming Guarantor in an amount equal to the amount of such payment or the greater of the book value or the fair market value of such assets, as the case may be, in each case multiplied by a fraction of

34

which the numerator shall be the net worth of the Contributing Guarantor on the date hereof and the denominator shall be the aggregate net worth of all the Guarantors on the date hereof (or, in the case of any Guarantor becoming a party hereto pursuant to Section 7.16, the date of the Supplement hereto executed and delivered by such Guarantor).  Any Contributing Guarantor making any payment to a Claiming Guarantor pursuant to this Section 6.02 shall be subrogated to the rights of such Claiming Guarantor under Section 6.01 to the extent of such payment.

SECTION 6.03. Subordination.  Notwithstanding any provision of this Agreement to the contrary, all rights of the Guarantors under Sections 6.01 and 6.02 and all other rights of indemnity, contribution or subrogation under applicable law or otherwise shall be fully subordinated to the indefeasible payment in full in cash of the Obligations.  No failure on the part of any Borrower, Holdings or any other Guarantor to make the payments required by Sections 6.01 and 6.02 (or any other payments required under applicable law or otherwise) shall in any respect limit the obligations and liabilities of any Guarantor with respect to its obligations hereunder, and each Guarantor shall remain liable for the full amount of the obligations of such Guarantor hereunder.

ARTICLE VII

Miscellaneous

SECTION 7.01. Notices.  All communications and notices hereunder shall (except as otherwise expressly permitted herein) be in writing and given as provided in Section 10.03 of the Credit Agreement.  All communications and notices hereunder to any Subsidiary Party shall be given to it in care of the US Borrower as provided in Section 10.03 of the Credit Agreement.

SECTION 7.02. Security Interest Absolute.  All rights of the Collateral Agent hereunder, the Security Interest, the security interest in the Pledged Collateral and all obligations of each Grantor and Pledgor hereunder shall be absolute and unconditional irrespective of (a) any lack of validity or enforceability of the Credit Agreement, any other Credit Document, any agreement with respect to any of the Obligations or any other agreement or instrument relating to any of the foregoing, (b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations, or any other amendment or waiver of or any consent to any departure from the Credit Agreement, any other Credit Document or any other agreement or instrument, (c) any exchange, release or non-perfection of any Lien on other collateral, or any release or amendment or waiver of or consent under or departure from any guaranty, securing or guaranteeing all or any of the Obligations, or (d) any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Grantor or Pledgor in respect of the Obligations or this Agreement.

SECTION 7.03. Survival of Agreement.  All covenants, agreements, representations and warranties made by the Credit Parties in the Credit Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Credit Document shall be considered to have been relied upon by the other parties hereto and shall survive (except as otherwise provided in the applicable Credit Documents) the execution and delivery of the Credit Documents and the making of any Loans, acceptance and purchase of any B/As and issuance of any Letters of Credit,

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regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Collateral Agent, the Administrative Agent, the Letter of Credit Issuer or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended under the Credit Agreement, and shall continue in full force and effect (except as otherwise provided in the applicable Credit Document) as long as the principal of, premium (if any) or any accrued interest on any Loan or B/A or any fee or any other amount payable under the Credit Agreement or any other Credit Document is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated.

SECTION 7.04. Binding Effect; Several Agreement.  This Agreement shall become effective as to any Credit Party when a counterpart hereof executed on behalf of such Credit Party shall have been delivered to the Collateral Agent and a counterpart hereof shall have been executed on behalf of the Collateral Agent, and thereafter shall be binding upon such Credit Party and the Collateral Agent and their respective successors and assigns, and shall inure to the benefit of such Credit Party, the Collateral Agent and the other Secured Parties and their respective successors and assigns, except that no Credit Party shall have the right to assign or transfer its rights or obligations hereunder or any interest herein or in the Collateral (and any such assignment or transfer shall be void) except as expressly contemplated by this Agreement or the Credit Agreement.  This Agreement shall be construed as a separate agreement with respect to each Credit Party and may be amended, modified, supplemented, waived or released with respect to any Credit Party without the approval of any other Credit Party and without affecting the obligations of any other Credit Party hereunder.

SECTION 7.05. Successors and Assigns.  Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the successors and assigns of such party; and all covenants, promises and agreements by or on behalf of any Guarantor, any Grantor, any Pledgor or the Collateral Agent that are contained in this Agreement shall bind and inure to the benefit of their respective successors and assigns.

SECTION 7.06. Collateral Agent’s Fees and Expenses; Indemnification.  (a)   Each Guarantor, each Grantor and each Pledgor jointly and severally agrees to pay upon demand to the Collateral Agent the amount of any and all reasonable expenses, including the reasonable fees, disbursements and other charges of its counsel and of any experts or agents, that the Collateral Agent may incur in connection with (i) the administration of this Agreement (including the customary fees and charges of the Collateral Agent for any audits conducted by it or on its behalf with respect to the Accounts or Inventory), (ii) the custody or preservation of, or the sale of, collection from or other realization upon any of the Collateral, (iii) the exercise, enforcement or protection of any of the rights of the Collateral Agent hereunder or (iv) the failure of any Guarantor, Grantor or Pledgor to perform or observe any of the provisions hereof.

(b) Without limitation of its indemnification obligations under the other Credit Documents and without duplication of any amounts paid pursuant to clause (a) of this Section 7.06, each Grantor and each Pledgor jointly and severally agrees to indemnify the Collateral Agent, the Administrative Agent, each Letter of Credit Issuer and each Lender and their respective affiliates and each of their respective, officers, directors, employees, representatives, trustees and agents (each, an “Indemnitee”) against,

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and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the reasonable fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of, the execution, delivery or performance of this Agreement or any claim, litigation, investigation or proceeding relating hereto or to the Collateral, whether or not any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or wilful misconduct of such Indemnitee.

(c) Any such amounts payable as provided hereunder shall be additional Obligations secured hereby and by the other Security Documents.  The provisions of this Section 7.06 shall remain operative and in full force and effect regardless of the termination of this Agreement or any other Credit Document, the consummation of the transactions contemplated hereby, the repayment of any of the Obligations, the invalidity or unenforceability of any term or provision of this Agreement or any other Credit Document, or any investigation made by or on behalf of the Collateral Agent or any other Secured Party.  All amounts due under this Section 7.06 shall be payable on written demand therefor.

SECTION 7.07. Collateral Agent Appointed Attorney-in-Fact.  Each Grantor and each Pledgor hereby appoints the Collateral Agent the attorney-in-fact of such Grantor or Pledgor for the purpose of carrying out the provisions of this Agreement and taking any action and executing any instrument that the Collateral Agent may deem necessary or advisable to accomplish the purposes hereof, which appointment is irrevocable (unless and until this Agreement is terminated, in which case such power-of- attorney shall be revoked automatically without further action by any party) and coupled with an interest.  Without limiting the generality of the foregoing, the Collateral Agent shall have the right, upon the occurrence and during the continuance of an Event of Default, with full power of substitution either in the Collateral Agent’s name or in the name of such Grantor or Pledgor (a) in the case of a Grantor (i) to receive, endorse, assign and/or deliver any and all notes, acceptances, checks, drafts, money orders or other evidences of payment relating to the Security Agreement Collateral or any part thereof; (ii) to demand, collect, receive payment of, give receipt for and give discharges and releases of all or any of the Security Agreement Collateral; (iii) to sign the name of any Grantor on any invoice or bill of lading relating to any of the Security Agreement Collateral; (iv) to send verifications of Accounts to any Account Debtor; (v) to commence and prosecute any and all suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect or otherwise realize on all or any of the Security Agreement Collateral or to enforce any rights in respect of any Security Agreement Collateral; (vi) to settle, compromise, compound, adjust or defend any actions, suits or proceedings relating to all or any of the Security Agreement Collateral; (vii) to notify, or to require any Grantor to notify, Account Debtors to make payment directly to the Collateral Agent; and (viii) to use, sell, assign, transfer, pledge, make any agreement with respect to or otherwise deal with all or any of the Security Agreement Collateral, and to do all other acts and things necessary to carry out the purposes of this Agreement, as fully and completely as though the Collateral Agent were the absolute owner of the Security Agreement Collateral for all purposes; and (b) in the case of a

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Pledgor (i) to ask for, demand, sue for, collect, receive and give acquittance for any and all moneys due or to become due under and by virtue of any Pledged Collateral; (ii) to endorse checks, drafts, orders and other instruments for the payment of money payable to the Pledgor representing any interest or dividend or other distribution payable in respect of the Pledged Collateral or any part thereof or on account thereof and to give full discharge of the same; (iii) to settle, compromise, prosecute or defend any action, claim or proceeding with respect thereto; and (iv) to sell, assign, endorse, pledge, transfer and to make any agreement respecting, or otherwise deal with, the same; provided that nothing herein contained shall be construed as requiring or obligating the Collateral Agent to make any commitment or to make any inquiry as to the nature or sufficiency of any payment received by the Collateral Agent, or to present or file any claim or notice, or to take any action with respect to the Pledged Collateral or any part thereof or the moneys due or to become due in respect thereof or any property covered thereby.  The Collateral Agent and the other Secured Parties shall be accountable only for amounts actually received as a result of the exercise of the powers granted to them herein, and neither they nor their officers, directors, employees or agents shall be responsible to any Grantor or Pledgor for any act or failure to act hereunder, except for their own gross negligence or wilful misconduct.

SECTION 7.08.   GOVERNING LAW.  THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

SECTION 7.09. Waivers; Amendment.  (a)   No failure or delay by the Collateral Agent, the Administrative Agent, the Letter of Credit Issuer or any other Secured Party in exercising any right or power hereunder or under any other Credit Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of the Collateral Agent, the Administrative Agent, the Letter of Credit Issuer and the other Secured Parties hereunder and under the other Credit Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have.  No waiver of any provision of this Agreement or consent to any departure by any Credit Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section 7.09, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  Without limiting the generality of the foregoing, the making of a Loan, the acceptance and purchase of a B/A or the issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Collateral Agent, the Administrative Agent, any Lender or the Letter of Credit Issuer may have had notice or knowledge of such Default at the time.

(b) Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Collateral Agent and the Credit Party or Credit Parties with respect to which such waiver, amendment or modification is to apply, subject to any consent required in accordance with Section 10.11 of the Credit Agreement.

SECTION 7.10. WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE

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LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER CREDIT DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 7.11. Severability.  Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 7.12. Counterparts.  This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute a single contract (subject to Section 7.04), and shall become effective as provided in Section 7.04.  Delivery of an executed signature page to this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 7.13. Headings.  Article and Section headings used herein are for the purpose of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

SECTION 7.14. Jurisdiction; Consent to Service of Process.  (a)   Each of the Credit Parties hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Credit Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement or any other Credit Document shall affect any right that the Collateral Agent, the Administrative Agent, the Letter of Credit Issuer or any other Secured Party may otherwise have to bring any action or proceeding relating to this Agreement or any other Credit Document against Holdings, any of the Borrowers, any other Guarantor, Grantor or Pledgor or any of their properties in the courts of any jurisdiction.

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(b) Each of the Credit Parties hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Credit Document in any court referred to in paragraph (a) of this Section.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c) Each Guarantor, each Grantor and each Pledgor irrevocably consents to service of process in the manner provided for notices in Section 10.07 of the Credit Agreement.  Nothing in this Agreement or any other Credit Document will affect the right of any Secured Party to serve process in any other manner permitted by law.

SECTION 7.15. Termination or Release.  (a)   This Agreement, the Guaranties hereunder, the Security Interest and all other security interests granted hereby shall terminate when all the Credit Agreement Obligations have been indefeasibly paid in full in cash and the Lenders have no further commitment to lend or purchase and accept B/As under the Credit Agreement, the LC Exposure has been reduced to zero and the Letter of Credit Issuer has no further obligations to issue Letters of Credit under the Credit Agreement.

(b) A Subsidiary Party shall automatically be released from its obligations hereunder and the Security Interest in the Collateral of such Subsidiary Party shall be automatically released (i) upon the designation by the US Borrower of such Subsidiary Party as an Unrestricted Subsidiary, provided that such designation was permitted by the Credit Agreement, and (ii) in the event that all the capital stock of such Subsidiary Party shall be sold, transferred or otherwise disposed of to a Person that is not Holdings, the US Borrower or a Subsidiary Party in accordance with the terms of the Credit Agreement, provided that the Required Lenders shall have consented to such sale, transfer or other disposition (to the extent required by the Credit Agreement) and the terms of such consent did not provide otherwise.

(c) Upon any sale or other transfer by any Grantor or Pledgor of any Collateral that is permitted under the Credit Agreement to any Person that is not Holdings, the US Borrower or any Subsidiary Party in accordance with the terms of the Credit Agreement, or upon the effectiveness of any written consent to the release of the Security Interest granted hereby in any Collateral pursuant to Section 10.11 of the Credit Agreement, the Security Interest in such Collateral shall be automatically released.

(d) In connection with any termination or release pursuant to paragraph (a), (b) or (c) of this Section 7.15, the Collateral Agent shall execute and deliver to any Grantor or Pledgor, as the case may be, at such Grantor’s or Pledgor’s expense, all documents that such Grantor or Pledgor shall reasonably request to evidence such termination or release.  Any execution and delivery of documents pursuant to this Section 7.15 shall be without recourse to or warranty by the Collateral Agent.

SECTION 7.16. Additional Subsidiaries.  Pursuant to Section 6.11 of the Credit Agreement, each Domestic Subsidiary of the US Borrower that was not in existence or not a Domestic Subsidiary of the US Borrower on the date of the Credit Agreement is required to enter into this Agreement (a) as a Guarantor, (b) as a Grantor

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and (c) as a Pledgor.  Upon execution and delivery by the Collateral Agent and a Subsidiary of the US Borrower of an instrument in the form of Annex I, such Subsidiary shall become a Subsidiary Party hereunder with the same force and effect as if originally named as a Subsidiary Party herein.  The execution and delivery of any such instrument shall not require the consent of Holdings, the US Borrower or any Subsidiary Party hereunder.  The rights and obligations of Holdings, the US Borrower and each Subsidiary Party hereunder shall remain in full force and effect notwithstanding the addition of any new Subsidiary Party as a party to this Agreement.

SECTION 7.17. Right of Setoff.  If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of any Subsidiary Party against any of and all the obligations of such Subsidiary Party now or hereafter existing under this Agreement held by such Lender or Affiliate, irrespective of whether or not such Lender or Affiliate shall have made any demand under this Agreement and although such obligations may be unmatured.  The rights of each Lender and each of its Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender or Affiliate may have.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

COMPASS MINERALS INTERNATIONAL, INC.,
by

Name:
Title:

COMPASS MINERALS GROUP INC.,
by

Name:
Title:

CAREY SALT COMPANY,
by

Name:
Title:

GREAT SALT LAKE MINERALS CORPORATION,
by

Name:
Title:

GSL CORPORATION,
by

Name:
Title:

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NAMSCO INC.,
by

Name:
Title:

NORTH AMERICAN SALT COMPANY,
by

Name:
Title:

COMPASS RESOURCES INC.,
by

Name:
Title:

GREAT SALT LAKE HOLDINGS, LLC,
by

Name:
Title:

JPMORGAN CHASE BANK, N.A., as Collateral Agent,
by

Name:
Title:

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Schedule I
to the US Collateral
and Guaranty Agreement

SUBSIDIARY PARTIES

Compass Resources, Inc.

Great Salt Lake Holdings, LLC

Carey Salt Company

Great Salt Lake Minerals Corporation GSL Corporation

NAMSCO Inc.

North American Salt Company

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Schedule II
to the US Collateral
and Guaranty Agreement

CAPITAL STOCK

Issuer	Number of Certificate	Registered Owner	Number and Class of Equity Interests	Percentage of Equity Interests

DEBT SECURITIES

Issuer	Principal Amount	Date of Note	Maturity Date

OTHER PROPERTY

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Schedule III
to the US Collateral
and Guaranty Agreement

46

Annex I to the
US Collateral and
Guaranty Agreement

SUPPLEMENT NO. ____ dated as of [•], to the US Collateral and Guaranty Agreement dated as of November 28, 2001, as amended and restated as of December 22, 2005 (as amended, supplemented, waived or otherwise modified from time to time, the “US Collateral and Guaranty Agreement”), among COMPASS MINERALS INTERNATIONAL, INC., a Delaware corporation (“Holdings”), COMPASS MINERALS GROUP, INC., a Delaware corporation (the “US Borrower”), each other Subsidiary of Holdings listed on Schedule I thereto (each such Subsidiary individually a “Subsidiary Party”) and JPMORGAN CHASE BANK, N.A., a national banking association (“JPMCB”), as collateral agent (in such capacity, the “Collateral Agent”) for the Secured Parties (as defined therein).

A.  Reference is made to the Credit Agreement dated as of November 28, 2001, as amended and restated as of April 10, 2002, as further amended and restated as of December 22, 2005 (as further amended, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”), among Holdings, the US Borrower, Sifto Canada Corp., a corporation continued and amalgamated under the laws of the province of Nova Scotia, Canada, Salt Union Limited, a company incorporated under the laws of England and Wales in the United Kingdom, the lenders from time to time party thereto (the “Lenders”) and JPMCB, as administrative agent for the Lenders (in such capacity, the “Administrative Agent”).

B.  Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the US Collateral and Guaranty Agreement.

C.  The Grantors have entered into the US Collateral and Guaranty Agreement in order to induce the Lenders to make Loans and accept and purchase B/As and the Letter of Credit Issuer to issue Letters of Credit.  Section 7.16 of the US Collateral and Guaranty Agreement provides that additional Subsidiaries of the US Borrower may become Grantors, Pledgors and Guarantors under the US Collateral and Guaranty Agreement by execution and delivery of an instrument in the form of this Supplement.  The undersigned Subsidiary of the US Borrower (the “New Subsidiary  Party”) is executing this Supplement in accordance with the requirements of the Credit Agreement to become a Grantor, Pledgor and Guarantor under the US Collateral and Guaranty Agreement in order to induce the Lenders to make additional Loans and accept and purchase additional B/As and the Letter of Credit Issuer to issue additional Letters of Credit and as consideration for Loans previously made and B/As previously accepted and purchased and Letters of Credit previously issued.

Accordingly, the Collateral Agent and the New Subsidiary Party agree as follows:

SECTION 1.  In accordance with Section 7.16 of the US Collateral and Guaranty Agreement, the New Subsidiary Party by its signature below becomes a

47

Grantor, Pledgor and Guarantor under the US Collateral and Guaranty Agreement with the same force and effect as if originally named therein as a Grantor, Pledgor and Guarantor and the New Subsidiary Party hereby (a) agrees to all the terms and provisions of the US Collateral and Guaranty Agreement applicable to it as a Grantor, Pledgor and Guarantor thereunder and (b) represents and warrants that the representations and warranties made by it as a Grantor, Pledgor and Guarantor thereunder are true and correct on and as of the date hereof.  In furtherance of the foregoing, the New Subsidiary Party, as security for the payment and performance in full of the Obligations (as defined in the US Collateral and Guaranty Agreement), does hereby create and grant to the Collateral Agent, its successors and assigns, for the benefit of the Secured Parties, their successors and assigns, a security interest in and lien on all of the New Subsidiary Party’s right, title and interest in and to the Collateral (as defined in the US Collateral and Guaranty Agreement) of the New Subsidiary Party.  Each reference to a “Grantor,” “Pledgor” and “Guarantor” in the US Collateral and Guaranty Agreement shall be deemed to include the New Subsidiary Party.  The US Collateral and Guaranty Agreement is hereby incorporated herein by reference.

SECTION 2.  The New Subsidiary Party represents and warrants to the Collateral Agent and the other Secured Parties that this Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms.

SECTION 3.  This Supplement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Supplement shall become effective when the Collateral Agent shall have received counterparts of this Supplement that, when taken together, bear the signatures of the New Subsidiary Party and the Collateral Agent.  Delivery of an executed signature page to this Supplement by facsimile transmission shall be effective as delivery of a manually signed counterpart of this Supplement.

SECTION 4.  The New Subsidiary Party hereby represents and warrants that (a) set forth on Schedule I attached hereto is a true and correct schedule of the location of any and all Collateral of the New Subsidiary Party, (b) set forth on Schedule II attached hereto is a true and correct schedule of all the Pledged Securities of the New Subsidiary Party and (c) set forth under its signature hereto, is the true and correct location of the chief executive office of the New Subsidiary Party and its jurisdiction of formation.

SECTION 5.  Except as expressly supplemented hereby, the US Collateral and Guaranty Agreement shall remain in full force and effect.

SECTION 6.  THIS SUPPLEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

SECTION 7.  In case any one or more of the provisions contained in this Supplement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and in the US Collateral and Guaranty Agreement shall not in any way be affected or impaired thereby

48

(it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction).  The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 8.  All communications and notices hereunder shall be in writing and given as provided in Section 7.01 of the US Collateral and Guaranty Agreement.  All communications and notices hereunder to the New Subsidiary Party shall be given to it in care of the US Borrower as provided in Section 10.03 of the Credit Agreement.

SECTION 9.  The New Subsidiary Party agrees to reimburse the Collateral Agent for its reasonable out-of-pocket expenses in connection with this Supplement, including the reasonable fees, other charges and disbursements of counsel for the Collateral Agent.

IN WITNESS WHEREOF, the New Subsidiary Party and the Collateral Agent have duly executed this Supplement to the US Collateral and Guaranty Agreement as of the day and year first above written.

[Name Of New Subsidiary Party],
by

Name:
Title:
Address:

JPMORGAN CHASE BANK, N.A., as Collateral Agent,
by

Name:
Title:

49

Schedule I to
Supplement No.__
to the US Collateral
and Guaranty Agreement

LOCATION OF SECURITY AGREEMENT COLLATERAL

Location	Description

50

Schedule II to
Supplement No.__
to the US Collateral
and Guaranty Agreement

PLEDGED COLLATERAL

CAPITAL STOCK

Issuer	Number of Certificate	Registered Owner	Number and Class of Shares	Percentage of Shares

DEBT SECURITIES

Issuer	Principal Amount	Date of Note	Maturity Date

OTHER PROPERTY

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Annex II
to the US Collateral
and Guaranty Agreement

[Form of}
PERFECTION CERTIFICATE

[●]

52

Annex III
to the US Collateral
and Guaranty Agreement

[Form of]
NAME CHANGE AGREEMENT

Re: [US Borrower]

Reference is made to the Credit Agreement dated as of November 28, 2001, as amended and restated as of December 22, 2005 (as further amended, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”), among Compass Minerals International, Inc., Compass Minerals Group, Inc. (the “US Borrower”), Sifto Canada Corp., Salt Union Limited, the Lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent.  All capitalized terms used but not defined herein have the meanings assigned in the Credit Agreement.

This will advise you in accordance with Section 4.03 of the US Collateral and Guaranty Agreement that [40] (the “Subsidiary”) will change its name effective as of [date must be at least 30 days following this notice].

The Subsidiary hereby reaffirms its obligations as Grantor, Pledgor and Guarantor under the US Collateral and Guaranty Agreement and (i) [the US Borrower] [PARENT OF SUBSIDIARY] (the “Parent”) hereby reaffirms its pledge of all the Pledged Collateral in the Subsidiary under the US Collateral and Guaranty Agreement and (ii) [the US Borrower] hereby reaffirms its pledge of the Intercompany Note evidencing Indebtedness owed by the Subsidiary under the US Collateral and Guaranty Agreement.

Each of the undersigned hereby confirms to you that all the information set forth in the Perfection Certificate most recently delivered by the US Borrower under the Credit Agreement with respect to the Subsidiary continues to be complete and accurate, other than the name thereof, which will change as set forth above [and except that [0]], and the Perfection Certificate is hereby deemed amended to reflect the foregoing changes.

Enclosed herewith are the following:

(a) [a] replacement stock certificate[s] representing all the Pledged Collateral in the Subsidiary, together with [an] undated executed stock power[s] executed in blank;

(b) UCC amendments reflecting the name change for every filing office requiring a filing, as reflected in the Perfection Certificate;

(c) [Describe intellectual property filings required in connection with items whose registrations have been changed;]

[Describe any other UCC filings or other materials delivered in connection with the name change.]

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[Discuss whether an opinion under the US Collateral and Guaranty Agreement is appropriate or necessary under these particular circumstances.]

If you have any questions about the foregoing, please call [0] at [•].

[US Borrower]
by

Name:
Title:

[SUBSIDIARY]
by

Name:
Title:

[PARENT]
by

Name:
Title:

by

Name:
Title:

54

Annex IV
to the US Collateral
and Guaranty Agreement

LOCKBOX AGREEMENT dated as of [0], among [Name of Grantor] (the “Grantor”), JPMORGAN CHASE BANK, N.A., a national banking association (“JPMCB”), as collateral agent (in such capacity, the “Collateral Agent”) for the Secured Parties (such term and each other capitalized terms used but not defined herein have the meaning given to them in the US Collateral and Guaranty Agreement referred to below) and [i], a [0] banking corporation (the “Sub-Agent”).

A.  The Grantor and the Collateral Agent are parties to a US Collateral and Guaranty Agreement dated as of November 28, 2001, as amended and restated as of December 22, 2005 (as further amended, supplemented, waived or otherwise modified from time to time, the “US Collateral and Guaranty Agreement”).  Pursuant to the terms of the US Collateral and Guaranty Agreement, the Grantor has granted to the Collateral Agent, for the benefit of the Secured Parties, a security interest in its Accounts and other Collateral (including Inventory, cash, cash accounts and Proceeds) to secure the payment and performance of the Obligations and has irrevocably appointed the Collateral Agent as its agent to collect amounts due in respect of Accounts, Inventory and Assigned Contracts.

B.  The Sub-Agent has agreed to act as collection sub-agent of the Collateral Agent to receive and forward payments with respect to the Accounts, Inventory and Assigned Contracts on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, the parties hereto agree as follows:

1.  The Collateral Agent hereby appoints the Sub-Agent as its collection sub-agent under the US Collateral and Guaranty Agreement and authorizes the Sub- Agent, on the terms and subject to the conditions set forth herein, to receive payments in respect of Collateral consisting of Accounts, Inventory and Assigned Contracts.

2.  The Sub-Agent has established and shall maintain deposit account number [●] (including all subaccounts thereof) for the benefit of the Collateral Agent (such account being called the “Collection Deposit Account”).  The Collection Deposit Account shall be designated with the title “JPMorgan Chase Bank, N.A. as Collateral Agent under the US Collateral and Guaranty Agreement dated as of November 28, 2001, as amended and restated as of December 22, 2005” (or a similar title).  Subject to the Sub-Agent’s Terms for Remittance Banking (Lockbox) Services attached hereto as Exhibit A, to the extent that the terms thereof relate to procedures or fees and to the extent not inconsistent with the terms hereof, all payments received by the Sub-Agent in Lockbox Number [●] and [●] or any replacements in respect thereof (the “Lockboxes”) shall be promptly deposited in the Collection Deposit Account and shall not be

55

commingled with other funds.  All funds at any time on deposit in the Collection Deposit Account shall be held by the Sub-Agent for application in accordance with the terms of this Agreement.  The Sub-Agent agrees to give the Collateral Agent and the applicable Grantor prompt notice if the Collection Deposit Account shall become subject to any writ, judgment, warrant of attachment, execution or similar process.  As security for the payment and performance of the Obligations, the Grantor hereby confirms and pledges, assigns and transfers to the Collateral Agent, and hereby creates and grants to the Collateral Agent, a security interest in the Collection Deposit Account, all property and assets held therein and all Proceeds thereof.

3.  The Collection Deposit Account shall be under the sole dominion and control of the Collateral Agent, who shall possess all right, title and interest in all of the items from time to time in the Collection Deposit Account and their Proceeds.  The Sub- Agent shall be the Collateral Agent’s agent for the purpose of holding and collecting such items and their Proceeds.  Neither the Grantor nor any Person or entity claiming by, through or under the Grantor shall have any right, title or interest in, or control over the use of, or any right to withdraw any amount from, the Collection Deposit Account, except that the Collateral Agent shall have the right to withdraw amounts from the Collection Deposit Account.  The Sub-Agent shall be entitled to rely on, and shall act in accordance with, all instructions given to it by the Collateral Agent with respect to the Collection Deposit Account.  The Collateral Agent shall have the sole power to agree with the Sub-Agent as to specifications for Lockbox services.

4.  Upon receipt of written, telecopy or telephonic notice (which, in the case of telephonic notice, shall be promptly confirmed in writing or by telecopy) from the Collateral Agent, the Sub-Agent shall, if so directed in such notice (subject to the Sub- Agent’s right to request that the Collateral Agent furnish, in form satisfactory to the Sub- Agent, signature cards and/or other appropriate documentation), promptly transmit or deliver to the Collateral Agent at the office specified in paragraph 12 hereof (or such other office as the Collateral Agent shall specify) (a) all funds, if any, then on deposit in, or otherwise to the credit of, the Collection Deposit Account (provided that funds on deposit that are subject to collection may be transmitted promptly upon availability for withdrawal), (b) all checks, drafts and other instruments for the payment of money received in the Lockboxes and in the possession of the Sub-Agent, without depositing such checks, drafts or other instruments in the Collection Deposit Account or any other account and (c) any checks, drafts and other instruments for the payment of money received in the Lockboxes by the Sub-Agent after such notice, in whatever form received, provided that the Sub-Agent may retain a reasonable reserve in a separate deposit account with the Sub-Agent in respect of unpaid fees and amounts that may be subject to collection.

5.  The Sub-Agent is hereby instructed and authorized to transfer by wire transfer or Automated Clearing House (“ACH”) from the Collection Deposit Account all funds that are from time to time deposited or otherwise credited to such account (after such funds become available to the Sub-Agent, either through the Federal Reserve System or other clearing mechanism used by the Sub-Agent’s branch and to the extent such funds exceed $1,000), to such account as the Collateral Agent may from time to time direct, provided that, unless the Collateral Agent otherwise instructs, no such transfer shall be required if such transfer would result in the transfer of an amount less

56

than $1,000.  Unless otherwise directed by the Collateral Agent, such funds shall be transferred on each Business Day by wire transfer or ACH and shall be identified as follows:

JPMorgan Chase Bank
ABA Number
For credit to JPMorgan Chase Bank, New York, NY 10017
Account Number
Re: [●] Cash Collateral Account

These transfer instructions and authorizations may not be amended, altered or revoked by the Grantor without the prior written consent of the Collateral Agent.  The Collateral Agent, however, shall have the right to amend or revoke these transfer instructions and authorizations at any time without the consent of the Grantor.

6.  The Sub-Agent shall furnish the Collateral Agent and the applicable Grantor with monthly statements setting forth the amounts deposited in the Collection Deposit Account and all transfers and withdrawals therefrom, and shall furnish such other information at such times as shall be reasonably requested by the Collateral Agent.

7.  The fees for the services of the Sub-Agent shall be mutually agreed upon between the Grantor and the Sub-Agent and shall be the obligation of the Grantor; provided, however, that, notwithstanding the terms of any agreement under which the Collection Deposit Account shall have been established with the Sub-Agent, the Grantor and the Sub-Agent agree not to terminate such Collection Deposit Account for any reason (including the failure of the Grantor to pay such fees) for so long as this Agreement shall remain in effect (it being understood that the foregoing shall not be construed to prohibit the resignation of the Sub-Agent in accordance with paragraph 9 below).  Neither the Collateral Agent nor the Secured Parties shall have any liability for the payment of any such fees.  The Sub-Agent may perform any of its duties hereunder by or through its agents, officers or employees.

8.  The Sub-Agent hereby represents and warrants that (a) it is a banking corporation duly organized, validly existing and in good standing under the laws of [●] and has full corporate power and authority under such laws to execute, deliver and perform its obligations under this Agreement and (b) the execution, delivery and performance of this Agreement by the Sub-Agent have been duly and effectively authorized by all necessary corporate action and this Agreement has been duly executed and delivered by the Sub-Agent and constitutes a valid and binding obligation of the Sub- Agent enforceable in accordance with its terms.

9.  The Sub-Agent may resign at any time as Sub-Agent hereunder by delivery to the Collateral Agent and the applicable Grantor of written notice of resignation not less than thirty days prior to the effective date of such resignation.  The Sub-Agent may be removed by the Collateral Agent at any time, with or without cause, by written, telecopy or telephonic notice (which, in the case of telephonic notice, shall be promptly confirmed in writing or by telecopy) of removal delivered to the Sub-Agent and the applicable Grantor.  Upon receipt of such notice of removal, or delivery of such notice of resignation, the Sub-Agent shall (subject to the Sub-Agent’s right to request that the

57

Collateral Agent furnish, in form satisfactory to the Sub-Agent, signature cards and/or other appropriate documentation), promptly transmit or deliver to the Collateral Agent at the office specified in paragraph 12 (or such other office as the Collateral Agent shall specify (a) all funds, if any, then on deposit in, or otherwise to the credit of, the Collection Deposit Account (provided that funds on deposit that are subject to collection may be transmitted promptly upon availability for withdrawal), (b) all checks, drafts and other instruments for the payment of money received in the Lockboxes and in the possession of the Sub-Agent, without depositing such checks, drafts or other instruments in the Collection Deposit Account or any other account, and (c) any checks, drafts and other instruments for the payment of money received in the Lockboxes by the Sub-Agent after such notice, in whatever form received.

10.  The Grantor consents to the appointment of the Sub-Agent and agrees that the Sub-Agent shall incur no liability to the Grantor as a result of any action taken pursuant to an instruction given by the Collateral Agent in accordance with the provisions of this Agreement.  The Grantor agrees to indemnify and defend the Sub-Agent against any loss, liability, claim or expense (including reasonable attorneys’ fees) arising from the Sub-Agent’s entry into this Agreement and actions taken hereunder, except to the extent resulting from the Sub-Agent’s gross negligence or willful misconduct.

11.  The term of this Agreement shall extend from the date hereof until the earlier of (a) the date on which the Sub-Agent has been notified in writing by the Collateral Agent that the Sub-Agent has no further duties under this Agreement and (b) the date of termination specified in the notice of removal given by the Collateral Agent, or notice of resignation given by the Sub-Agent, as the case may be, pursuant to paragraph 9.  The obligations of the Sub-Agent contained in the last sentence of paragraph 9 and in paragraph 15, and the obligations of the Grantor contained in paragraphs 7 and 10, shall survive the termination of this Agreement.

12.  All notices and communications hereunder shall be in writing and shall be delivered by hand or by courier service, mailed by certified or registered mail or sent by telecopy (except where telephonic instructions or notices are authorized herein) and shall be effective on the day on which received (a) in the case of the Collateral Agent, to JPMorgan Chase Bank, 270 Park Avenue, New York, New York 10017, Attention of [Collateral Monitoring Department], (b) in the case of the Sub-Agent, addressed to [●], Attention of [●] and (c) in the case of any Grantor, addressed as set forth below the name of such Grantor on the signature page hereto.  For purposes of this Agreement, any officer of the Collateral Agent shall be authorized to act, and to give instructions and notices, on behalf of the Collateral Agent hereunder.

13.  The Sub-Agent will not assign or transfer any of its rights or obligations hereunder (other than to the Collateral Agent) without the prior written consent of the other parties hereto, and any such attempted assignment or transfer shall be void.

14.  Except as provided in paragraph 5 above, this Agreement may be amended only by a written instrument executed by the Collateral Agent, the Sub-Agent and the Grantor, acting by their duly authorized representative officers.

58

15.  Except as otherwise provided in the Credit Agreement with respect to rights of set off available to the Sub-Agent in its capacity as a Lender (if and so long as the Sub-Agent is a Lender thereunder), the Sub-Agent hereby irrevocably waives any right to set off against, or otherwise deduct from, any funds held in the Collection Deposit Account and all items (and Proceeds thereof) that come into its possession in connection with the Collection Deposit Account any indebtedness or other claim owed by the Grantor or any affiliate thereof to the Sub-Agent; provided, however, that this paragraph shall not limit the ability of the Sub-Agent to, and the Sub-Agent may, (a) exercise any right to set off against, or otherwise deduct from, any such funds to the extent necessary for the Sub-Agent to collect any fees owed to it by the Grantor in connection with the Collection Deposit Account, (b) charge back and net against the Collection Deposit Account any returned or dishonored items or other adjustments in accordance with the Sub-Agent’s usual practices and (c) (i) establish the reserves contemplated in paragraph 4 in respect of unpaid fees and amounts that may be subject to collection and (ii) transfer funds in respect of such reserves from the Collection Deposit Account to the separate deposit account with the Sub-Agent as contemplated in paragraph 4.

16.  This Agreement shall inure to the benefit of and be binding upon the Collateral Agent, the Sub-Agent, the Grantor and their respective permitted successors and assigns.

17.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.  Delivery of an executed signature page to this Agreement by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof.

18.  EXCEPT TO THE EXTENT THE LAWS OF THE STATE OF [P] GOVERN THE COLLECTION DEPOSIT ACCOUNT, THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

19.  The Sub-Agent shall be an independent contractor.  This Agreement does not give rise to any partnership, joint venture or fiduciary relationship.

20.  In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction).  The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

[Signature Page Follows]

59

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.

[Name of Grantor],
by

Name:
Title:
Address

JPMORGAN CHASE BANK, as Collateral Agent,
by

Name:
Title:
Address

60

[Sub-Agent],
by

Name:
Title:
Address

61

EXHIBIT E

Form of US Collateral Assignment

US COLLATERAL ASSIGNMENT dated as of November 28, 2001, as amended and restated as of December 22, 2005, among COMPASS MINERALS INTERNATIONAL, INC., a Delaware corporation (“Holdings”), COMPASS MINERALS GROUP, INC., a Delaware corporation (the “US Borrower”), and JPMORGAN CHASE BANK, N.A., a national banking association (“JPMCB”), as collateral agent (in such capacity, the “Collateral Agent”) for the Secured Parties (as defined in the US Collateral and Guaranty Agreement referred to below).

Reference is made to (a) the Credit Agreement dated as of November 28, 2001, as amended and restated as of April 10, 2002, as further amended and restated as of December 22, 2005 (as further amended, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”), among Holdings, the US Borrower, Sifto Canada Corp. (the “Canadian Borrower”), Salt Union Limited (the “UK Borrower” and, together with the US Borrower and the Canadian Borrower, the “Borrowers”), the lenders from time to time party thereto (the “Lenders”) and JPMCB, as administrative agent for the Lenders (in such capacity, the “Administrative Agent”), (b) the US Collateral and Guaranty Agreement dated as of November 28, 2001, as amended and restated as of December 22, 2005 (as further amended, supplemented, waived or otherwise modified from time to time, the “US Collateral and Guaranty Agreement”), among Holdings, the US Borrower, each Subsidiary of Holdings listed on Schedule I thereto and JPMCB, as Collateral Agent, and (c) the Merger Agreement dated as of October 13, 2001 (as amended, supplemented, waived or otherwise modified from time to time, the “Merger Agreement”), among Holdings, the US Borrower, IMC Global, Inc., YBR Holdings LLC and YBR Acquisition Corp.

This US Collateral Assignment amends and restates in its entirety the US Collateral Assignment dated as of November 28, 2001, among Holdings, the US Borrower and the Collateral Agent.  All capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Credit Agreement or the US Collateral and Guaranty Agreement.

The Lenders have agreed to extend credit to the Borrowers subject to the terms and conditions set forth in the Credit Agreement.  Each of the Guarantors has agreed to guaranty, among other things, all the Obligations of the Borrowers under the Credit Agreement.  The obligations of the Lenders to extend credit to the Borrowers under the Credit Agreement are conditioned upon, among other things, the execution and delivery by Holdings and the US Borrower of an agreement in the form hereof to secure (a) the due and punctual payment by each Borrower of (i) all amounts due in respect of B/As and the principal of, premium (if any) and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans and B/As, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, (ii) each payment required to be made by any Borrower under

1

the Credit Agreement in respect of any Letter of Credit, when and as due, including payments in respect of reimbursement of disbursements, interest thereon and obligations to provide cash collateral (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), and (iii) all other monetary obligations of any Borrower to any of the Secured Parties under the Credit Agreement and each of the other Credit Documents, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), (b) the due and punctual performance of all other obligations of each Borrower under or pursuant to the Credit Agreement and each of the other Credit Documents, (c) the due and punctual payment and performance of all the obligations of each other Credit Party under or pursuant to this Agreement and each of the other Credit Documents, (d) the due and punctual payment and performance of all obligations of each Credit Party under each Interest Rate Protection Agreement and each other Swap Agreement that (i) is in effect on the Effective Date with a counterparty that is a Lender or an Affiliate of a Lender as of the Effective Date or (ii) is entered into after the Effective Date with any counterparty that is a Lender or an Affiliate of a Lender at the time such Interest Rate Protection Agreement or other Swap Agreement, as applicable, is entered into and (e) the due and punctual payment and performance of all monetary obligations and other liabilities of each Credit Party to any Lender or any Affiliate of a Lender in respect of overdrafts and related liabilities and obligations arising from or in connection with treasury, depositary, cash management or purchase card account services or in connection with any automated clearinghouse transfer of funds (all the monetary and other obligations described in the preceding clauses (a) through (e) being collectively called the “Obligations”; all the Obligations other than the monetary and other obligations described in clauses (d) and (e) being collectively called the “Credit Agreement Obligations”).

Accordingly, Holdings, the US Borrower and the Collateral Agent, on behalf of itself and each Secured Party (and each of their respective successors or assigns), hereby agree as follows:

SECTION 1.  Collateral Assignment.  As collateral security for the Obligations, each of Holdings and the US Borrower hereby assigns to the Collateral Agent (for the benefit of the Secured Parties), and hereby grants to the Collateral Agent (for the benefit of the Secured Parties) a security interest in, all of Holdings’s and the US Borrower’s, respectively, right, title and interest in, to and under the following contracts and instruments, as the same may be modified, amended or supplemented from time to time:

(a) all indemnification and similar rights of Holdings under the Merger Agreement, including all such rights of Holdings under Section 8.3 of the Merger Agreement; and

2

(b) such other contracts and instruments of Holdings and the US Borrower as Holdings, the US Borrower and the Collateral Agent shall mutually designate from time to time in a writing that refers to this Section 1(b).

The contracts and instruments listed in clauses (a) and (b), as amended and in effect from time to time, are referred to collectively as the “Assigned Contracts”.  The foregoing assignment shall include (a) any and all rights to receive and demand payments under any and all Assigned Contracts, (b) any and all rights to receive and compel performance under any and all Assigned Contracts, (c) the right to make all waivers, amendments, determinations and agreements of or under any and all Assigned Contracts, (d) the right to take such action, including commencement, conduct and consummation of legal, administrative or other proceedings, as shall be permitted by the Assigned Contracts or by law and (e) any and all other rights, interests and claims now existing or hereafter arising under or in connection with any and all Assigned Contracts; provided that the Collateral Agent and the Secured Parties shall have no power or authority to exercise any of the aforementioned rights other than after the occurrence and during the continuation of an Event of Default.

SECTION 2.  Agreements, Representations and Warranties.  Each of Holdings and the US Borrower further agrees, represents and warrants to the Collateral Agent and the Secured Parties that:

(a) as of the Effective Date, the Assigned Contracts are in full force and effect, there being no default thereunder by Holdings or the US Borrower.  Holdings and the US Borrower will not permit any waiver, supplement, amendment, change or modification to be made to the Assigned Contracts, except as permitted in accordance with the Credit Agreement, without the written consent of the Collateral Agent; and

(b) it has the right, power and authority to grant to the Collateral Agent a security interest in its right, title and interest in and to the Assigned Contracts.  It has not heretofore hypothecated, assigned, mortgaged, pledged, encumbered or otherwise transferred its right, title or interest under the Assigned Contracts in any manner to any person other than the Collateral Agent, nor will it do so at any time hereafter without the Collateral Agent’s prior written consent in each instance.  Any such hypothecation, assignment, mortgage, pledge or encumbrance without the Collateral Agent’s consent shall be void and of no force or effect.

SECTION 3.  No Obligations for Collateral Agent.  Each of Holdings and the US Borrower specifically acknowledges and agrees that the Collateral Agent does not assume, and shall have no responsibility for, the performance of any obligations to be performed under or with respect to the Assigned Contracts or by it and it hereby agrees to indemnify and hold harmless the Collateral Agent with respect to any and all claims by any person relating to such obligations.  The Collateral Agent, in its discretion and at the US Borrower’s expense, may file or record this Agreement.  The Collateral Agent agrees to notify the US Borrower promptly after any such filing or recording.

3

SECTION 4.  Remedies upon Default.  Upon the commencement and during the continuance of an Event of Default, the Collateral Agent may, at its option, without notice to or demand upon Holdings or the US Borrower (both of which are hereby waived for the purpose of this Section 4), in addition to all other rights and remedies provided under any of the Credit Documents, in its own name or the name of Holdings or the US Borrower, demand, sue upon or otherwise enforce the Assigned Contracts to the same extent as if the Collateral Agent were the party named in the Assigned Contracts, and exercise all other rights of Holdings and the US Borrower under the Assigned Contracts in such manner as it may determine.  Any moneys actually received by the Collateral Agent pursuant to the exercise of any of the rights and remedies granted in this Collateral Assignment shall be applied as follows:

FIRST, to the payment of all costs and expenses incurred by the Collateral Agent in connection with such collection or sale or otherwise in connection with this Agreement, any other Credit Document or any of the Obligations, including all court costs and the fees and expenses of its agents and legal counsel, the repayment of all advances made by the Collateral Agent or the Administrative Agent hereunder or under any other Credit Document on behalf of any Grantor or Pledgor and any other costs or expenses incurred by any Secured Party in connection with the exercise of any right or remedy hereunder or under any other Credit Document;

SECOND, to the payment in full of the Obligations (the amounts so applied to be distributed among the Secured Parties pro rata in accordance with the amounts of the Obligations owed to them on the date of any such distribution); and

THIRD, to Holdings and the US Borrower, their successors or assigns, or as a court of competent jurisdiction may otherwise direct.

SECTION 5.  Reimbursement of Collateral Agent.  (a)  Each of Holdings and the US Borrower agrees to pay upon demand to the Collateral Agent the amount of any and all reasonable expenses, including the reasonable fees, other charges and disbursements of its counsel and of any experts or agents, that the Collateral Agent may incur in connection with (i) the administration of this Agreement, (ii) the custody or preservation of, or the sale of, collection from, or other realization upon, any of the Collateral, (iii) the exercise or enforcement of any of the rights of the Collateral Agent hereunder or (iv) the failure of Holdings or the US Borrower to perform or observe any of the provisions hereof.

(b)  Without limitation of its indemnification obligations under the other Credit Documents and without duplication of any amounts paid pursuant to clause (a) of this Section 5, each of Holdings and the US Borrower agrees to indemnify the Collateral Agent, the Administrative Agent, each Letter of Credit Issuer and each Lender and their respective affiliates and each of their respective officers, directors, employees,

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representatives, trustees, and agents (each, an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the reasonable fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of, the execution, delivery or performance of this Agreement, or any claim, litigation, investigation or proceeding relating hereto or to any of the foregoing, whether or not any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or wilful misconduct of such Indemnitee.

(c)  Any amounts payable as provided hereunder shall be additional Obligations secured hereby and by the other Security Documents.  The provisions of this Section 5 shall remain operative and in full force and effect regardless of the termination of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Obligations, the invalidity or unenforceability of any term or provision of this Agreement or any other Credit Document or any investigation made by or on behalf of the Collateral Agent or any other Secured Party.  All amounts due under this Section 5 shall be payable on written demand therefor and shall bear interest at the rate specified in Section 2.14 of the Credit Agreement.

SECTION 6.  Collateral Agent Appointed Attorney-in-Fact.  Upon the occurrence and during the continuation of an Event of Default, the Collateral Agent shall have the right, as the true and lawful attorney-in-fact and agent of Holdings and the US Borrower, with power of substitution for Holdings and the US Borrower and in Holdings’s and the US Borrower’s name, the Collateral Agent’s name or otherwise for the use and benefit of the Collateral Agent (a) to receive, endorse, assign and/or deliver any and all notes, acceptances, checks, drafts, money orders or other evidences of payment relating to the Assigned Contracts or any part thereof; (b) to demand, collect, receive payment of, give receipt for and give discharges and releases of all or any of the Assigned Contracts; (c) to sign the name of Holdings and the US Borrower on any invoice or bill of lading relating to any of the Assigned Contracts; (d) to commence and prosecute any and all suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect or otherwise realize on all or any of the Assigned Contracts or to enforce any rights in respect of any Assigned Contracts; (e) to settle, compromise, compound, adjust or defend any actions, suits or proceedings relating to all or any of the Assigned Contracts; and (f) to use, sell, assign, transfer, pledge, make any agreement with respect to or otherwise deal with all or any of the Assigned Contracts, and to do all other acts and things necessary to carry out the purposes of this Collateral Assignment, as fully and completely as though the Collateral Agent were Holdings and/or the US Borrower, as applicable, named in the Assigned Contracts; provided, however, that nothing herein contained shall be construed as requiring or obligating the Collateral Agent or any other Secured Party to make any commitment or to make any inquiry as to the nature or sufficiency of any payment received by the Collateral Agent or any other Secured Party, or to present or file

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any claim or notice, or to take any action with respect to the Assigned Contracts or any part thereof or the moneys due or to become due in respect thereof or any property covered thereby, and no action taken or omitted to be taken by the Collateral Agent or any other Secured Party with respect to the Assigned Contracts or any part thereof shall give rise to any defense, counterclaim or offset in favor of Holdings or the US Borrower or to any claim or action against the Collateral Agent or any other Secured Party.  It is understood and agreed that the appointment of the Collateral Agent as the agent and attorney-in-fact of Holdings and the US Borrower for the purposes set forth above is coupled with an interest and is irrevocable.  The provisions of this Section 6 shall in no event relieve Holdings or the US Borrower of any of its obligations hereunder or under the other Credit Documents with respect to the Assigned Contracts or any part thereof or impose any obligation on the Collateral Agent or any other Secured Party to proceed in any particular manner with respect to the Assigned Contracts or any part thereof, or in any way limit the exercise by the Collateral Agent or any other Secured Party of any other or further right that it may have on the date of this Collateral Assignment or hereafter, whether hereunder, under any other Credit Document, by law or otherwise.  Any sale pursuant to the provisions of this Section 6 shall be deemed to conform to the commercially reasonable standards as provided in Section 9-610(b) of the Uniform Commercial Code as from time to time in effect in the State of New York or its equivalent in other jurisdictions.

SECTION 7.  Waivers; Amendment.  (a)  No failure or delay of the Collateral Agent in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of the Collateral Agent hereunder and of the Collateral Agent, the Administrative Agent, the Letter of Credit Issuer and the other Secured Parties under the other Credit Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have.  No waiver of any provisions of this Agreement or any other Credit Document or consent to any departure by Holdings or the US Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  No notice to or demand on Holdings or the US Borrower in any case shall entitle Holdings or the US Borrower to any other or further notice or demand in similar or other circumstances.

(b)  Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Collateral Agent, Holdings and the US Borrower, subject to any consent required in accordance with Section 10.11 of the Credit Agreement.

SECTION 8.  Security Interest Absolute.  All rights of the Collateral Agent hereunder and all obligations of Holdings and the US Borrower hereunder shall be absolute and unconditional irrespective of (a) any lack of validity or enforceability of any

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Credit Document, any agreement with respect to any of the Obligations or any other agreement or instrument relating to any of the foregoing, (b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations, or any other amendment or waiver of or any consent to any departure from the Credit Agreement, any other Credit Document or any other agreement or instrument, (c) any exchange, release or non-perfection of any Lien on other collateral, or any release or amendment or waiver of or consent under or departure from any guaranty, securing or guaranteeing all or any of the Obligations, or (d) any other circumstance that might otherwise constitute a defense available to, or a discharge of, Holdings or the US Borrower in respect of the Obligations or this Agreement (other than the indefeasible payment in full in cash of the Obligations).

SECTION 9.  Termination.  This Agreement shall terminate when all the Credit Agreement Obligations have been paid in full in cash and the Lenders have no further commitment to lend or accept and purchase B/As under the Credit Agreement, the LC Exposure has been reduced to zero and the Letter of Credit Issuer has no further commitment to issue Letters of Credit under the Credit Agreement.  Upon such termination, the Collateral Agent shall take such action as Holdings or the US Borrower shall reasonably request at the expense of the US Borrower to reassign and deliver to Holdings or the US Borrower, as applicable, without recourse or warranty, the Assigned Contracts and related documents, if any, in which the Collateral Agent shall have any interest under this Collateral Assignment and which shall then be held by the Collateral Agent or be in its possession and the security interest of the Collateral Agent in the Assigned Contracts shall terminate.  In connection with any such termination or release the Collateral Agent shall execute and deliver to the US Borrower, at the US Borrower’s expense, all Uniform Commercial Code termination statements and similar documents that the US Borrower shall reasonably request to evidence such termination or release.  Any execution and delivery of termination statements or documents pursuant to this Section shall be without recourse to or warranty by the Collateral Agent.

SECTION 10.  Notices.  All communications and notices hereunder shall (except as otherwise expressly permitted herein) be in writing and given as provided in Section 10.03 of the Credit Agreement.

SECTION 11.  Further Assurances.  Each of Holdings and the US Borrower covenants to execute and deliver to the Collateral Agent, promptly after demand, such additional assurances, writings or other instruments as may reasonably be required by the Collateral Agent to effectuate the purposes hereof.

SECTION 12.  Binding Effect; Several Agreement; Assignments.  Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the successors and assigns of such party, and all covenants, promises and agreements by or on behalf of Holdings and the US Borrower that are contained in this Agreement shall bind and inure to the benefit of their respective successors and assigns.  This Agreement shall become effective as to Holdings and the US Borrower when a counterpart hereof executed on behalf of Holdings and the US Borrower, respectively,

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shall have been delivered to the Collateral Agent and a counterpart hereof shall have been executed on behalf of the Collateral Agent, and thereafter shall be binding upon Holdings and the US Borrower and the Collateral Agent and their respective successors and assigns, and shall inure to the benefit of Holdings, the US Borrower, the Collateral Agent and the other Secured Parties and their respective successors and assigns, except that Holdings and the US Borrower shall have no right to assign or transfer their rights or obligations hereunder or any interest herein (and any such assignment or transfer shall be void) except as expressly contemplated by this Agreement or the other Credit Documents.

SECTION 13.  Survival of Agreement; Severability.  (a)  All covenants, agreements, representations and warranties made by Holdings and the US Borrower herein and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the Secured Parties and shall survive (except as otherwise provided in the applicable Credit Documents) the making by the Lenders of the Loans, the acceptance and purchase by the Lenders of B/As, the issuance of Letters of Credit by the Letter of Credit Issuer and the execution and delivery to the Lenders of any notes evidencing the Loans, regardless of any investigation made by the Lenders or on their behalf and notwithstanding that the Collateral Agent, the Administrative Agent, the Letter of Credit Issuer or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended under the Credit Agreement, and shall continue in full force and effect (except as otherwise provided in the applicable Credit Documents) as long as the principal of, premium (if any) or any accrued interest on any Loan or B/A or any fee or any other amount payable under the Credit Agreement or any other Credit Document is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated.

(b)  In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction).  The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 14.  GOVERNING LAW.  THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

SECTION 15.  Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract, and shall become effective as provided in Section 12.  Delivery of an executed counterpart of a signature page to this Agreement by

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facsimile transmission shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 16.  Jurisdiction; Consent to Service of Process.  (a)  Each of Holdings and the US Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Credit Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement or any other Credit Document shall affect any right that the Collateral Agent or any other Secured Party may otherwise have to bring any action or proceeding relating to this Agreement or any other Credit Document against Holdings, the US Borrower or their respective properties in the courts of any jurisdiction.

(b)  Each of Holdings and the US Borrower irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Credit Document in any court referred to in paragraph (a) of this Section.  Each of Holdings and the US Borrower hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c)  Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 10.  Nothing in this Agreement or any other Credit Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 17.  Waiver of Jury Trial.  EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER CREDIT DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO

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ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 17.

SECTION 18.  Rules of Interpretation; Headings.  The rules of interpretation specified in Sections 1.03 and 10.06 of the Credit Agreement shall be applicable to this Agreement.  Section headings used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

COMPASS MINERALS INTERNATIONAL INC.,
by

Name:
Title:

COMPASS MINERALS GROUP, INC.,
by

Name:
Title:

JPMORGAN CHASE BANK N.A., as Collateral Agent,
by

Name:
Title:

11

EXHIBIT F

Form of Foreign Guaranty

FOREIGN GUARANTY

dated as of November 28, 2001,
as amended and restated as of December 22, 2005,

among

SIFTO CANADA CORP.,

SALT UNION LIMITED,

each other Foreign Subsidiary of
COMPASS MINEARLS INTERNATIONAL, INC.
as identified herein

and

JPMORGAN CHASE BANK, N.A.,

as Collateral Agent

______________________________

ARTICLE I
SECTION 1.01. Credit Agreement...........................................................................5
SECTION 1.02. Other Defined Terms.....................................................................5
ARTICLE II

ARTICLE III

ARTICLE IV

Schedules

Schedule I                      Foreign Subsidiary Guarantors

Annexes

Annex I                      Supplement No. [ ] to the Foreign Guaranty

FOREIGN GUARANTY dated as of November 28, 2001, as amended and restated as of December 22, 2005, among SIFTO CANADA CORP., a corporation continued and amalgamated under the laws of the province of Nova Scotia, Canada (the “Canadian Borrower”), SALT UNION LIMITED, a company incorporated under the laws of England and Wales (the “UK Borrower” and, together with the Canadian Borrower, the “Foreign Borrowers”), each other Foreign Subsidiary of COMPASS MINERALS INTERNATIONAL, INC., a Delaware corporation (“Holdings”), listed on Schedule I hereto (the “Foreign Subsidiary  Guarantors”; the Foreign Borrowers and the Foreign Subsidiary Guarantors are referred to collectively herein as the “Foreign  Guarantors”) and JPMORGAN CHASE BANK, N.A., a national banking association (“JPMCB”), as collateral agent (in such capacity, the “Collateral Agent”) for the Secured Parties (as defined below).

Reference is made to the Credit Agreement dated as of November 28, 2001, as amended and restated as of April 10, 2002, as further amended and restated as of December 22, 2005 (as further amended, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”), among Holdings, COMPASS MINERALS GROUP, INC. (the “US Borrower”), the Foreign Borrowers (together with the US Borrower, the “Borrowers”), the lenders from time to time party thereto (the “Lenders”) and JPMCB, as administrative agent for the Lenders (in such capacity, the “Administrative Agent”).

This Foreign Guaranty amends and restates in its entirety the Foreign Guaranty dated as of November 28, 2001, among the Canadian Borrower, the UK Borrower, the Foreign Subsidiary Guarantors party thereto and JPMCB.

The Lenders have agreed to extend credit to the Borrowers subject to the terms and conditions set forth in the Credit Agreement. The obligations of the Lenders to extend such credit are conditioned upon, among other things, the execution and delivery of this Agreement. The Foreign Subsidiary Guarantors are affiliates of the Foreign Borrowers and each Foreign Borrower is an affiliate of the other Foreign Borrower. The Foreign Subsidiary Guarantors will derive substantial benefits from the extensions of credit to the Foreign Borrowers and each of the Foreign Borrowers will derive substantial benefits from the extensions of credit to the other Foreign Borrower, in each case pursuant to the Credit Agreement. The Foreign Guarantors are willing to execute and deliver this Agreement in order to induce the Lenders to extend such credit. Accordingly, the parties hereto agree as follows:

ARTICLE I

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Definitions

SECTION 1.01.  Credit Agreement.  (a) Capitalized terms used in this Agreement and not otherwise defined herein have the meanings specified in the Credit Agreement.

(b)  The rules of construction specified in Section 1.03 and Section 10.06 of the Credit Agreement also apply to this Agreement.

SECTION 1.02. Other Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“Credit Agreement” has the meaning assigned to such term in the preliminary statement of this Agreement.

“Foreign Credit Agreement Obligations” means all Foreign Obligations other than obligations described in clauses (d) and (e) of the definition of the term “Foreign Obligations”.

“Foreign Obligations” means (a) the due and punctual payment by each Foreign Borrower of (i) all amounts due in respect of B/As and the principal of, premium (if any) and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Canadian Revolving Loans, the UK Revolving Loans, the Canadian Intercompany Note, the Canadian LP Intercompany Notes and the UK Intercompany Note, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, and (ii) all other monetary obligations of each Foreign Borrower to any of the Secured Parties under the Credit Agreement and each of the other Credit Documents, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), (b) the due and punctual performance of all other obligations of each Foreign Borrower under or pursuant to the Credit Agreement and each of the other Credit Documents, (c) the due and punctual payment and performance of all the obligations of each other Foreign Credit Party under or pursuant to this Agreement and each of the other Credit Documents, (d) the due and punctual payment and performance of all obligations of each Foreign Credit Party under each Interest Rate Protection Agreement and each other Swap Agreement that (i) is in effect on the Effective Date with a counterparty that is a Lender or an Affiliate of a Lender as of the Effective Date or (ii) is entered into after the Effective Date with any counterparty that is a Lender or an Affiliate of a Lender at the time such Interest Rate Protection Agreement or other Swap Agreement, as applicable, is entered into and (e) the due and punctual payment and performance of all monetary obligations and other liabilities of each Foreign Credit Party to any Lender or any Affiliate of a Lender in respect of overdrafts and related liabilities and obligations arising from or in connection with treasury, depositary, cash management or purchase card

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account services or in connection with any automated clearinghouse transfer of funds; provided that no obligation or liability shall be included in the definition of the term “Foreign Obligations” to the extent that, if it were so included, this Foreign Guaranty would constitute unlawful financial assistance within the meaning of Sections 151 and 152 of the Companies Act 1985 (United Kingdom) (it being understood and agreed that the exclusion of any obligation or liability from the definition of the term “Foreign Obligations” pursuant to this proviso shall constitute under Section 8.08 of the Credit Agreement the failure of this Agreement to be in full force and effect).

“Indemnitee” has the meaning assigned to such term in Section 4.05(b).

“Secured Parties” means (a) the Lenders, (b) the Collateral Agent, (c) any Affiliate of any Lender to which any obligations described in clause (e) of the definition of the term “Foreign Obligations” is owed, (d) each counterparty to any Interest Rate Protection Agreement or other Swap Agreement with a Foreign Credit Party that either (i) is in effect on the Effective Date if such counterparty is a Lender or an Affiliate of a Lender as of the Effective Date or (ii) is entered into after the Effective Date if such counterparty is a Lender or an Affiliate of a Lender at the time such Interest Rate Protection Agreement or other Swap Agreement, as applicable, is entered into, (e) the beneficiaries of each indemnification obligation undertaken by any Foreign Credit Party under any Credit Document and (f) the successors and assigns of each of the foregoing.

ARTICLE II

Guaranty

SECTION 2.01. Guaranty.  Each Foreign Guarantor unconditionally guarantees, jointly with the other Foreign Guarantors and severally, as a primary obligor and not merely as a surety, the due and punctual payment and performance of the Foreign Obligations. Each of the Foreign Guarantors further agrees that the Foreign Obligations may be extended or renewed, in whole or in part, without notice to or further assent from it, and that it will remain bound upon its guaranty notwithstanding any extension or renewal of any Foreign Obligation. Each of the Foreign Guarantors waives presentment to, demand of payment from and protest to each of the Foreign Borrowers or any other Foreign Credit Party of any of the Foreign Obligations, and also waives notice of acceptance of its guaranty and notice of protest for nonpayment.

SECTION 2.02.  Guaranty of Payment.  Each of the Foreign Guarantors further agrees that its guaranty hereunder constitutes a guaranty of payment when due and not of collection, and waives any right to require that any resort be had by the Collateral Agent or any other Secured Party to any security held for the payment of the Foreign Obligations or to any balance of any deposit account or credit on the books of the Collateral Agent or any other Secured Party in favor of any Foreign Borrower or any other Person.

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SECTION 2.03.  No Limitations, Etc.  (a)  Except for termination of a Foreign Guarantor’s obligations hereunder as expressly provided in Section 4.13, the obligations of each Foreign Guarantor hereunder are continuing, unconditional and absolute and, without limiting the generality of the foregoing, shall not be subject to any reduction, limitation, impairment or termination for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of the Foreign Obligations or otherwise.  Without limiting the generality of the foregoing, the obligations of each Foreign Guarantor hereunder shall not be discharged or impaired or otherwise affected by (i) the failure of the Collateral Agent or any other Secured Party to assert any claim or demand or to enforce any right or remedy under the provisions of any Credit Document or otherwise; (ii) any rescission, waiver, amendment or modification of, or any release from any of the terms or provisions of, any Credit Document or any other agreement, including with respect to any other Foreign Guarantor under this Agreement; (iii) the release, nonperfection or invalidity of any security held by the Collateral Agent or any other Secured Party for the Foreign Obligations or any of them; (iv) any default, failure or delay, wilful or otherwise, in the performance of the Foreign Obligations; (v) any extension, other indulgence, renewal, settlement, discharge, compromise, waiver, subordination or release in respect of any Foreign Obligation, security, Person or otherwise; (vi) any increase or decrease in the principal, the rates of interest or other amounts payable in respect of the Foreign Obligations; (vii) any change in the existence, structure, constitution, name, objects, powers, business, control or ownership of any Foreign Borrower or Foreign Credit Party or any other Person, or any insolvency, bankruptcy, reorganization or other similar proceeding affecting any Foreign Borrower or Foreign Credit Party or any other Person or its assets; (viii) the existence of any claim, set-off or other rights that the Foreign Guarantor may have at any time against any Foreign Borrower or Foreign Credit Party, the Administrative Agent, any Lender, or any other Person, whether in connection herewith or any unrelated transactions; (ix) any limitation, postponement, prohibition, subordination or other restriction on the rights of the Collateral Agent, the Administrative Agent, any other Agent or any other Secured Party to payment of the Foreign Obligations; (x) any release, substitution or addition of any cosigner, endorser or other Foreign Guarantor of the Foreign Obligations; (xi) any defense arising by reason of any failure of the Collateral Agent, the Administrative Agent, any other Agent or any other Secured Party to make any presentment, demand for performance, notice of nonperformance, protest, and any other notice, including notice of all of the following: acceptance of this Foreign Guaranty, partial payment or non-payment of all or any part of the Foreign Obligations and the existence, creation, or incurring of new or additional Foreign Obligations; (xii) any defense arising by reason of any failure of the Collateral Agent, the Administrative Agent, any other Agent or any other Secured Party to proceed against any Foreign Borrower or Foreign Credit Party or any other Person, to proceed against, apply or exhaust any security held from any Foreign Borrower or Foreign Credit Party or any other Person for the Foreign Obligations, to proceed against, apply or exhaust any security held from the Foreign Guarantor or any other Person for this Foreign Guaranty or to pursue any other remedy in the power of the Collateral Agent, the

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Administrative Agent, any other Agent or any other Secured Party whatsoever; (xiii) any law that provides that the Foreign Obligation of a Foreign Guarantor must neither be larger in amount nor in other respects more burdensome than that of the principal Foreign Obligation or that reduces a Foreign Guarantor’s Foreign Obligation in proportion to the principal Foreign Obligation; (xiv) any defense arising by reason of any incapacity, lack of authority, or other defense of any Foreign Borrower or Foreign Credit Party or any other Person, or by reason of the cessation from any cause whatsoever of the liability of any Foreign Borrower or Foreign Credit Party or any other Person with respect to all or any part of the Foreign Obligations; (xv) any defense arising by reason of any failure by the Collateral Agent, the Administrative Agent, any other Agent or any other Secured Party to obtain, perfect or maintain a perfected or prior (or any) security interest in or lien or encumbrance upon any property of any Foreign Borrower or Foreign Credit Party or any other Person, or by reason of any interest of the Collateral Agent, the Administrative Agent, any other Agent or any other Secured Party in any property, whether as owner thereof or the holder of a security interest therein or lien or encumbrance thereon, being invalidated, voided, declared fraudulent or preferential or otherwise set aside, or by reason of any impairment by the Collateral Agent, the Administrative Agent, any other Agent or any other Secured Party of any right to recourse or collateral; (xvi) any defense arising by reason of the failure of the Collateral Agent, the Administrative Agent, any other Agent or any other Secured Party to marshal( any assets; (xvii) any defense based upon any failure of the Collateral Agent, the Administrative Agent, any other Agent or any other Secured Party to give to any Foreign Borrower or Foreign Credit Party or the Foreign Guarantor notice of any sale or other disposition of any property securing any or all of the Foreign Obligations or any guarantee thereof, or any defect in any notice that may be given in connection with any sale or other disposition of any such property, or any failure of the Collateral Agent, the Administrative Agent, any other Agent or any other Secured Party to comply with any provision of applicable law in enforcing any security interest in or lien upon any such property, including any failure by the Collateral Agent, the Administrative Agent, any other Agent or any other Secured Party to dispose of any such property in a commercially reasonable manner; (xviii) any dealing whatsoever with any Foreign Borrower or Foreign Credit Party or other Person or any security, whether negligently or not, or any failure to do so; (xix) any defense based upon or arising out of any bankruptcy, insolvency, reorganization, moratorium, arrangement, readjustment of debt, liquidation or dissolution proceeding commenced by or against any Foreign Borrower or Foreign Credit Party or any other Person, including any discharge of, or bar against collecting, any of the Foreign Obligations, in or as a result of any such proceeding; or (xx) any other act or omission that may or might in any manner or to any extent vary the risk of any Foreign Guarantor or otherwise operate as a discharge of any Foreign Guarantor as a matter of law or equity (other than the indefeasible payment in full in cash of all the Foreign Obligations). The foregoing provisions apply (and the foregoing waivers will be effective) even if the effect of any action (or failure to take action) by the Collateral Agent, the Administrative Agent, any other Agent or any other Secured Party is to destroy or diminish the Foreign Guarantor’s subrogation rights, the Foreign Guarantor’s right to proceed against any Foreign Borrower or Foreign Credit Party for reimbursement, the Foreign Guarantor’s right to recover contribution from any

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other Foreign Guarantor or any other right or remedy. The taking and holding of security (to the extent permitted by the Credit Documents) for the payment and performance of this Agreement and the other Foreign Obligations (other than obligations in respect of the Canadian Intercompany Note, the Canadian LP Intercompany Notes and the UK Intercompany Note), the exchange, waiver or release of any or all such security (with or without consideration), the enforcement or application of such security and the direction of the order and manner of any sale thereof in their sole discretion or the release or substitution of any one or more other guarantors or obligors upon or in respect of the Foreign Obligations will not affect the obligations of any Foreign Guarantor hereunder.

(b)  To the fullest extent permitted by applicable law, each Foreign Guarantor waives any defense based on or arising out of any defense of any Foreign Borrower or any other Foreign Credit Party or the unenforceability of the Foreign Obligations or any part thereof from any cause, or the cessation from any cause of the liability of any Foreign Borrower or any other Foreign Credit Party, other than the indefeasible payment in full in cash of all the Foreign Obligations. The Collateral Agent and the other Secured Parties may, at their election, foreclose on any security held by one or more of them by one or more judicial or nonjudicial sales, accept an assignment of any such security in lieu of foreclosure, compromise or adjust any part of the Foreign Obligations, make any other accommodation with any Foreign Borrower or any other Credit Party or exercise any other right or remedy available to them against any Foreign Borrower or any other Credit Party, without affecting or impairing in any way the liability of any Foreign Guarantor hereunder except to the extent the Foreign Obligations have been fully and indefeasibly paid in full in cash. To the fullest extent permitted by applicable law, each Foreign Guarantor waives any defense arising out of any such election even though such election operates, pursuant to applicable law, to impair or to extinguish any right of reimbursement or subrogation or other right or remedy of such Foreign Guarantor against any Foreign Borrower or any other Credit Party, as the case may be, or any security.

SECTION 2.04.  Reinstatement.  Each of the Foreign Guarantors agrees that its guaranty hereunder shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of any Foreign Obligation is rescinded or must otherwise be restored by the Collateral Agent or any other Secured Party upon the bankruptcy or reorganization of any Foreign Borrower or any other Foreign Credit Party or otherwise.

SECTION 2.05.  Agreement To Pay: Subrogation.  In furtherance of the foregoing and not in limitation of any other right that the Collateral Agent or any other Secured Party has at law or in equity against any Foreign Guarantor by virtue hereof, upon the failure of any Foreign Borrower or any other Foreign Credit Party to pay any Foreign Obligation when and as the same shall become due, whether at maturity, by acceleration, after notice of prepayment or otherwise, each Foreign Guarantor hereby promises to and will forthwith pay, or cause to be paid, to the Collateral Agent for distribution to the applicable Secured Parties in cash the amount of such unpaid Foreign

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Obligation. Upon payment by any Foreign Guarantor of any sums to the Collateral Agent as provided above, all rights of such Foreign Guarantor against any Foreign Borrower or any other Foreign Guarantor arising as a result thereof by way of right of subrogation, contribution, reimbursement, indemnity or otherwise shall in all respects be subject to Article III.

SECTION 2.06.  Information.  Each Foreign Guarantor assumes all responsibility for being and keeping itself informed of each Foreign Borrower’s and each other Credit Party’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Foreign Obligations and the nature, scope and extent of the risks that such Foreign Guarantor assumes and incurs hereunder, and agrees that none of the Collateral Agent or the other Secured Parties will have any duty to advise such Foreign Guarantor of information known to it or any of them regarding such circumstances or risks.

ARTICLE III

Indemnity, Subrogation and Subordination

SECTION 3.01.  Indemnity and Subrogation.  In addition to all such rights of indemnity and subrogation as the Foreign Guarantors may have under applicable law (but subject to Section 3.03), each Foreign Borrower agrees that (a) in the event a payment shall be made by any Foreign Guarantor under this Agreement, each Foreign Borrower shall indemnify such Foreign Guarantor for the full amount of such payment and such Foreign Guarantor shall be subrogated to the rights of the Person to whom such payment shall have been made to the extent of such payment and (b) in the event any assets of any Foreign Guarantor shall be sold pursuant to any Security Document to satisfy a claim of any Secured Party, each Foreign Borrower shall indemnify such Foreign Guarantor in an amount equal to the greater of the book value or the fair market value of the assets so sold.

SECTION 3.02.  Contribution and Subrogation.  Each Foreign Guarantor (a “Contributing Guarantor”) agrees (subject to Section 3.03) that, in the event a payment shall be made by any Foreign Guarantor hereunder or assets of any Foreign Guarantor shall be sold pursuant to any Security Document to satisfy a claim of any Secured Party and such Foreign Guarantor (the “Claiming Guarantor”) shall not have been fully indemnified by the Foreign Borrowers as provided in Section 3.01, the Contributing Guarantor shall indemnify the Claiming Guarantor in an amount equal to the amount of such payment or the greater of the book value or the fair market value of such assets, as the case may be, in each case multiplied by a fraction of which the numerator shall be the net worth of the Contributing Guarantor on the date hereof and the denominator shall be the aggregate net worth of all the Foreign Guarantors on the date hereof (or, in the case of any Foreign Subsidiary Guarantor becoming a party hereto pursuant to Section 4.13, the date of the Supplement hereto executed and delivered by such Foreign Subsidiary Guarantor). Any Contributing Guarantor making any payment to a Claiming Guarantor

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pursuant to this Section 3.02 shall be subrogated to the rights of such Claiming Guarantor under Section 3.01 to the extent of such payment.

SECTION 3.03.  Subordination.  Notwithstanding any provision of this Agreement to the contrary, all rights of the Foreign Guarantors under Sections 3.01 and 3.02 and all other rights of indemnity, contribution or subrogation under applicable law or otherwise shall be and are hereby fully subordinated to the indefeasible payment in full in cash of the Foreign Obligations. No failure on the part of either Foreign Borrower or any other Foreign Guarantor to make the payments required by Sections 3.01 and 3.02 (or any other payments required under applicable law or otherwise) shall in any respect limit the obligations and liabilities of any Foreign Guarantor with respect to its obligations hereunder, and each Foreign Guarantor shall remain liable for the full amount of the obligations of such Foreign Guarantor hereunder.

ARTICLE VII

Miscellaneous

SECTION 4.01.  Notices.  All communications and notices hereunder shall (except as otherwise expressly permitted herein) be in writing and given as provided in Section 10.03 of the Credit Agreement. All communications and notices hereunder to any Foreign Guarantor shall be given to it (i) in the case of a Foreign Guarantor incorporated under the laws of Canada, in care of the Canadian Borrower as provided in Section 10.03 of the Credit Agreement and (ii) in the case of a Foreign Guarantor incorporated under the laws of England and Wales or any other jurisdiction, in care of the UK Borrower as provided in Section 10.03 of the Credit Agreement.

SECTION 4.02.  Survival of Agreement.  All covenants, agreements, representations and warranties made by the Foreign Credit Parties in the Credit Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Credit Document shall be considered to have been relied upon by the other parties hereto and shall survive (except as otherwise provided in the applicable Credit Documents) the execution and delivery of the Credit Documents and the making of any Loans, the acceptance and purchase of any B/As and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Collateral Agent, the Administrative Agent, any other Agent, the Letter of Credit Issuer or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended under the Credit Agreement, and shall continue in full force and effect (except as otherwise provided in the applicable Credit Documents) as long as the principal of, premium (if any) or any accrued interest on any Loan or B/A or any fee or any other amount payable under the Credit Agreement or any other Credit Document is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated.

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SECTION 4.03.  Binding Effect; Several Agreement.  This Agreement shall become effective as to any Foreign Guarantor when a counterpart hereof executed on behalf of such Foreign Guarantor shall have been delivered to the Collateral Agent and a counterpart hereof shall have been executed on behalf of the Collateral Agent, and thereafter shall be binding upon such Foreign Guarantor and the Collateral Agent and their respective successors and assigns, and shall inure to the benefit of such Foreign Guarantor, the Collateral Agent and the other Secured Parties and their respective successors and assigns, except that no Foreign Guarantor shall have the right to assign or transfer its rights or obligations hereunder or any interest herein (and any such assignment or transfer shall be void) except as expressly contemplated by this Agreement or the Credit Agreement. This Agreement shall be construed as a separate agreement with respect to each Foreign Guarantor and may be amended, modified, supplemented, waived or released with respect to any Foreign Guarantor without the approval of any other Foreign Guarantor and without affecting the obligations of any other Foreign Guarantor hereunder.

SECTION 4.04.  Successors and Assigns.  Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the successors and assigns of such party; and all covenants, promises and agreements by or on behalf of any Foreign Guarantor or the Collateral Agent that are contained in this Agreement shall bind and inure to the benefit of their respective successors and assigns.

SECTION 4.05.  Collateral Agent’s Fees and Expenses; Indemnification.  (a)  Each Foreign Guarantor jointly and severally agrees to pay upon demand to the Collateral Agent the amount of any and all reasonable expenses, including the reasonable fees, disbursements and other charges of its counsel and of any experts or agents, that the Collateral Agent may incur in connection with (i) the administration of this Agreement, (ii) the exercise, enforcement or protection of any of the rights of the Collateral Agent hereunder or (iii) the failure of any Foreign Guarantor to perform or observe any of the provisions hereof.

(b)  Without limitation of its indemnification obligations under the other Credit Documents and without duplication of any amounts paid pursuant to clause (a) of this Section 4.05, each Foreign Guarantor jointly and severally agrees to indemnify the Collateral Agent, the Administrative Agent, each other Agent and each Lender and their respective affiliates and each of their respective officers, directors, employees, representatives, trustees and agents (each, an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the reasonable fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of, the execution, delivery or performance of this Agreement or any claim, litigation, investigation or proceeding relating hereto, whether or not any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and

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nonappealable judgment to have resulted from the gross negligence or wilful misconduct of such Indemnitee.

(c) Any such amounts payable as provided hereunder shall be additional Obligations guaranteed hereby. The provisions of this Section 4.05 shall remain operative and in full force and effect regardless of the termination of this Agreement or any other Credit Document, the consummation of the transactions contemplated hereby, the repayment of any of the Foreign Obligations, the invalidity or unenforceability of any term or provision of this Agreement or any other Credit Document, or any investigation made by or on behalf of the Collateral Agent or any other Secured Party. All amounts due under this Section 4.05 shall be payable on written demand therefor.

SECTION 4.06.  GOVERNING LAW.  THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

SECTION 4.07.  Waivers; Amendment.  (a)  No failure or delay by the Collateral Agent, the Administrative Agent or any other Secured Party, in exercising any right or power hereunder or under any other Credit Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Collateral Agent, the Administrative Agent and the other Secured Parties hereunder and under the other Credit Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by any Foreign Guarantor therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section 4.07, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan, the acceptance and purchase of a B/A or the issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Collateral Agent, the Administrative Agent, any Lender or the Letter of Credit Issuer may have had notice or knowledge of such Default at the time.

(b) Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Collateral Agent and the Foreign Guarantor or Foreign Guarantors with respect to which such waiver, amendment or modification is to apply, subject to any consent required in accordance with Section 10.11 of the Credit Agreement.

SECTION 4.08. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER CREDIT DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON

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CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 4.09.  Severability.  Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 4.10.  Counterparts.  This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute a single contract (subject to Section 4.03), and shall become effective as provided in Section 4.03. Delivery of an executed signature page to this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 4.11.  Headings.  Article and Section headings used herein are for the purpose of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

SECTION 4.12  Jurisdiction; Consent to Service of Process.  (a)  Each of the Foreign Guarantors hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Credit Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Credit Document shall affect any right that the Collateral Agent, the Administrative Agent, each other Agent or any other Secured Party may otherwise have to bring any action or proceeding relating to this Agreement or any other Credit Document against either of the Foreign Borrowers or any other Foreign Guarantors or any of their properties in the courts of any jurisdiction.

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(b)  Each of the Foreign Guarantors hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Credit Document in any court referred to in paragraph (a) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c)  Each Foreign Guarantor irrevocably consents to service of process in the manner provided for notices in Section 10.03 of the Credit Agreement. Nothing in this Agreement or any other Credit Document will affect the right of any Secured Party to serve process in any other manner permitted by law.

SECTION 4.13.  Termination or Release.  (a)  This Agreement and the guarantees hereunder shall terminate when all the Foreign Credit Agreement Obligations have been indefeasibly paid in full in cash and the Lenders have no further commitment to lend to either Foreign Borrower or purchase and accept B/As under the Credit Agreement.

(b)  A Foreign Subsidiary Guarantor shall automatically be released from its obligations hereunder (i) upon the designation by the US Borrower of such Foreign Subsidiary Guarantor as an Unrestricted Subsidiary, provided that such designation was permitted by the Credit Agreement, and (ii) in the event that all the capital stock of such Foreign Subsidiary Guarantor shall be sold, transferred or otherwise disposed of to a Person that is not Holdings or a Subsidiary of Holdings in accordance with the terms of the Credit Agreement, provided that the Required Lenders shall have consented to such sale, transfer or other disposition (to the extent required by the Credit Agreement) and the terms of such consent did not provide otherwise.

(c)  In connection with any termination or release pursuant to paragraph (a) or (b) of this Section 4.13, the Collateral Agent shall execute and deliver to any Foreign Guarantor at such Foreign Guarantor’s expense all documents that such Foreign Guarantor shall reasonably request to evidence such termination or release. Any execution and delivery of documents pursuant to this Section 4.13 shall be without recourse to or warranty by the Collateral Agent.

SECTION 4.14.  Additional Foreign Subsidiary Guarantors.  Pursuant to Section 6.11 of the Credit Agreement, each Foreign Subsidiary of the US Borrower that was not in existence or not a Foreign Subsidiary of the US Borrower on the date of the Credit Agreement is required to enter into this Agreement as a Foreign Subsidiary Guarantor (except to the extent that the entering into of this Foreign Guaranty would not be permitted under applicable law). Upon execution and delivery by the Collateral Agent and a Foreign Subsidiary of the US Borrower of an instrument in the form of Annex I, such Foreign Subsidiary shall become a Foreign Subsidiary Guarantor hereunder with the same force and effect as if originally named as a Foreign Subsidiary Guarantor herein. The execution and delivery of any such instrument shall not require the consent of any

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Foreign Guarantor hereunder. The rights and obligations of each Foreign Guarantor hereunder shall remain in full force and effect notwithstanding the addition of any new Foreign Subsidiary Guarantor as a party to this Agreement.

SECTION 4.15.  Right of Setoff.  If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of any Foreign Guarantor against any of and all the obligations of such Foreign Guarantor now or hereafter existing under this Agreement held by such Lender or any of its Affiliates, irrespective of whether or not such Lender or any of its Affiliates shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of each Lender and each of its Affiliates under this Section 4.15 are in addition to other rights and remedies (including other rights of setoff) which such Lender and each of its Affiliates may have. The applicable Lender agrees to notify the applicable Foreign Guarantor after any such setoff and application made by such Lender; provided that the failure to give notice shall not affect the validity of such setoff and application.

SECTION 4.16.  Calculating Canadian Interest.  For purposes of the Interest Act (Canada) only, (a) whenever any interest or fee under this Agreement is calculated using a rate based on a year of 360 days or 365 days, as the case may be, the rate determined pursuant to such calculation, when expressed as an annual rate, is equivalent to (i) the applicable rate based on a year of 360 days or 365 days, as the case may be, (ii) multiplied by the actual number of days in the calendar year in which the period for which such interest or fee is payable (or compounded) ends, and (iii) divided by 360 or 365, as the case may be, (b) the principle of deemed reinvestment of interest does not apply to any interest calculation under this Agreement and (c) the rates of interest stipulated in this Agreement are intended to be nominal rates and not effective rates or yields.

SECTION 4.17.  Foreign Currency Obligations.  Except as otherwise provided in the Credit Agreement, each Foreign Guarantor will make payment relative to each Foreign Obligation in the currency (the “Original Currency”) in which the applicable Foreign Borrower or Foreign Credit Party is required to pay such Foreign Obligation. If the Foreign Guarantor makes payment relative to any Foreign Obligation in a currency (the “Other Currency”) other than the Original Currency (whether voluntarily or pursuant to an order or judgment of a court or tribunal of any jurisdiction), such payment will constitute a discharge of the liability of the Foreign Guarantor hereunder in respect of such Foreign Obligation only to the extent of the amount of the Original Currency that the Collateral Agent or the Administrative Agent, as applicable, is able to purchase in accordance with the terms of the Credit Agreement with the amount it receives on the date of receipt. If the amount of the Original Currency that the Collateral Agent or the Administrative Agent, as applicable, is able to purchase is less than the

16

amount of such currency originally due to it in respect to the relevant Foreign Obligation, the Foreign Guarantor will indemnify and save the Collateral Agent, the Administrative Agent and each other Secured Party harmless from and against any loss or damage arising as a result of such deficiency. This indemnity will constitute a Foreign Obligation separate and independent from the other Foreign Obligations contained in this Foreign Guaranty, will give rise to a separate and independent cause of action, will apply irrespective of any indulgence granted by the Collateral Agent or the Administrative Agent or any other Secured Party and will continue in full force and effect notwithstanding any judgment or order in respect of any amount due hereunder or under any judgment or order.

SECTION 4.18.  Taxes Payable by Foreign Guarantor.  Except as otherwise provided in the Credit Agreement, all payments to be made by the Foreign Guarantors hereunder will be made free and clear of and without deduction for any taxes, levies, duties, fees, deductions, withholdings, restrictions or conditions of any nature whatsoever. If at any time any applicable law, regulation or international agreement requires any Foreign Guarantor to make any such deduction or withholding from any such payment, the sum due from such Foreign Guarantor with respect to such payment will be increased to the extent necessary to ensure that, after the making of such deduction or withholding, the Collateral Agent or the Administrative Agent, as applicable, receives an amount equal to the sum that it would have received had no deduction or withholding been required, except as otherwise provided by the Credit Agreement.

[Signature Pages Follow]

17

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

SIFTO CANADA CORP.,
by

Name:
Title:

SALT UNION LIMITED,
by

Name:
Title:

COMPASS MINERALS (EUROPE) LIMITED,
by

Name:
Title:
COMPASS MINERALS (UK) LIMITED,
by

Name:
Title:

LONDON SALT LIMITED,
by

Name:
Title:

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DIRECT SALT SUPPLIES LIMITED,
by

Name:
Title:

J.T. LUNT & CO. (NANTWICH) LIMITED,
by

Name:
Title:

NASC NOVA SCOTIA COMPANY,
by

Name:
Title:

COMPASS MINERALS CANADA INC,
by

Name:
Title:

COMPASS CANADA LIMITED PARTNERSHIP, by its General Partner, COMPASS MINERALS CANADA, INC.,
by

Name:
Title:

COMPASS MINERALS NOVA SCOTIA COMPANY,,
by

Name:
Title:

19

COMPASS RESOURCES CANADA COMPANY,
by

Name:
Title:

JPMORGAN CHASE BANK, N.A., as Collateral Agent,
by

Name:
Title:

20

Schedule I to
the Foreign Guaranty

FOREIGN SUBSIDIARY GUARANTORS

Compass Minerals (Europe) Limited

Compass Minerals (UK) Limited

London Salt Limited

Direct Salt Supplies Limited

J.T. Lunt & Co. (Nantwich) Limited

NASC Nova Scotia Company

Compass Minerals Canada Inc.

Compass Canada Limited Partnership

Compass Minerals Nova Scotia Company

Compass Resources Canada Company

Annex I to the
the Foreign Guaranty

SUPPLEMENT NO. _____ dated as of, to the Foreign Guaranty dated as of November 28, 2001, as amended and restated as of December 22, 2005, among SIFTO CANADA CORP., a corporation continued and amalgamated under the laws of the province of Nova Scotia, Canada (the “Canadian Borrower”), SALT UNION LIMITED, a company incorporated under the laws of England and Wales (the “UK Borrower” and, together with the Canadian Borrower, the “Foreign Borrowers”), each other Foreign Subsidiary of COMPASS MINERALS INTERNATIONAL, INC., a Delaware corporation (“Holdings”), listed on Schedule I thereto (the “Foreign Subsidiary Guarantors”; the Foreign Borrowers and the Foreign Subsidiary Guarantors are referred to collectively herein as the “Foreign Guarantors”) and JPMORGAN CHASE BANK, N.A., a national banking association (“JPMCB”), as collateral agent (in such capacity, the “Collateral Agent”) for the Secured Parties (as defined therein).

A.           Reference is made to the Credit Agreement dated as of November 28, 2001, as amended and restated as of April 10, 2002, as further amended and restated as of December 22, 2005 (as further amended, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”), among Holdings, Compass Minerals Group, Inc., a Delaware corporation, the Foreign Borrowers, the lenders from time to time party thereto (the “Lenders”) and JPMCB, as administrative agent for the Lenders (in such capacity, the “Administrative Agent”).

B.           Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Foreign Guaranty and in the Credit Agreement.

C.           The Foreign Guarantors have entered into the Foreign Guaranty in order to induce the Lenders to make Loans and accept and purchase B/As and the Letter of Credit Issuer to issue Letters of Credit. Section 4.14 of the Foreign Guaranty provides that additional Foreign Subsidiaries of the US Borrower may become Foreign Subsidiary Guarantors under the Foreign Guaranty by execution and delivery of an instrument in the form of this Supplement. The undersigned Foreign Subsidiary of Holdings (the “New Foreign Subsidiary”) is executing this Supplement in accordance with the requirements of the Credit Agreement to become a Foreign Subsidiary Guarantor under the Foreign Guaranty in order to induce the Lenders to make additional Loans and accept and purchase additional B/As and the Letter of Credit Issuer to issue additional Letters of Credit and as consideration for Loans previously made and B/As previously accepted and purchased and Letters of Credit previously issued.

Accordingly, the Collateral Agent and the New Foreign Subsidiary agree as follows:

SECTION 1.  In accordance with Section 4.14 of the Foreign Guaranty, the New Foreign Subsidiary by its signature below becomes a Foreign Subsidiary Guarantor under the Foreign Guaranty with the same force and effect as if originally named therein as a Foreign Subsidiary Guarantor and the New Foreign Subsidiary hereby (a) agrees to all the terms and provisions of the Foreign Guaranty applicable to it as a Foreign Subsidiary Guarantor thereunder and (b) represents and warrants that the representations and warranties made by it as a Foreign Subsidiary Guarantor thereunder are true and correct on and as of the date hereof. Each reference to a “Foreign Subsidiary Guarantor” in the Foreign Guaranty shall be deemed to include the New Foreign Subsidiary. The Foreign Guaranty is hereby incorporated herein by reference.

SECTION 2.  The New Foreign Subsidiary represents and warrants to the Collateral Agent and the other Secured Parties that this Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms.

SECTION 3.  This Supplement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Supplement shall become effective when the Collateral Agent shall have received counterparts of this Supplement that, when taken together, bear the signatures of the New Foreign Subsidiary and the Collateral Agent. Delivery of an executed signature page to this Supplement by facsimile transmission shall be effective as delivery of a manually signed counterpart of this Supplement.

SECTION 5. Except as expressly supplemented hereby, the Foreign Guaranty shall remain in full force and effect.

SECTION 6.  THIS SUPPLEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

SECTION 7.  In case any one or more of the provisions contained in this Supplement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and in the Foreign Guaranty shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 8.  All communications and notices hereunder shall be in writing and given as provided in Section 4.01 of the Foreign Guaranty. All communications and notices hereunder to the New Foreign Subsidiary shall be given to it in care of the US Borrower as provided in Section 10.03 of the Credit Agreement.

SECTION 9.  The New Foreign Subsidiary agrees to reimburse the Collateral Agent for its reasonable out-of-pocket expenses in connection with this Supplement, including the reasonable fees, other charges and disbursements of counsel for the Collateral Agent.

[Signature Page Follows]

IN WITNESS WHEREOF, the New Foreign Subsidiary and the Collateral Agent have duly executed this Supplement to the Foreign Guaranty as of the day and year first above written.

[Name Of New Foreign Subsidiary],
by

Name:
Title:

JPMORGAN CHASE BANK, N.A., as Collateral Agent,
by

Name:
Title:

EXHIBIT G

Letterhead of CT Corporation

Form of Consent Letter

December [●], 2005

[Attorney]
Bryan Cave LLP
One Metropolitan Square
211 North Broadway, Suite 3600
St. Louis, MO 63102-2750

Re:           We refer to the following agreements:

1.           CREDIT AGREEMENT dated as of November 28, 2001, as amended and restated as of April 10, 2002, as further amended and restated as of December 22, 2005, among COMPASS MINERALS INTERNATIONAL, INC. (formerly known as SALT HOLDINGS CORPORATION), COMPASS MINERALS GROUP, INC., SIFTO CANADA CORP., SALT UNION LIMITED, the LENDERS from time to time party thereto, and JPMORGAN CHASE BANK, N.A., as Administrative Agent.

2.           US COLLATERAL AND GUARANTY AGREEMENT dated as of November 28, 2001, as amended and restated as of December 22, 2005, among COMPASS MINERALS INTERNATIONAL, INC. (formerly known as SALT HOLDINGS CORPORATION), a Delaware corporation, COMPASS MINERALS GROUP, INC., a Delaware corporation, each other Subsidiary of Holdings listed on Schedule I thereto and JPMORGAN CHASE BANK, N.A., as collateral agent for the Secured Parties.

CT Corporation System, located at 111 Eighth Avenue, 13th Floor, New York, NY 10011, hereby confirms its appointment as agent for Compass Minerals Group, Inc. and will accept service of any and all legal process in connection with the above agreements.

We understand any process received by us shall be forwarded to the following:

Compass Minerals Group, Inc.
8300 College Boulevard
Overland Park, KS 66210
Attn: Rodney L. Underdown

We are in timely receipt of full payment for (1) one year of this appointment. You will be billed annually at our then current renewal rate. We will continue to act in this capacity as long as our bills are paid or until we are advised in writing to discontinue our representation.

Our acceptance of this appointment and our continued representation is contingent upon receipt of payment of our charges for this service.

Very truly yours,

EXHIBIT G

Letterhead of CT Corporation

Form of Consent Letter

December [●], 2005

[Attorney]
Bryan Cave LLP
One Metropolitan Square
211 North Broadway, Suite 3600
St. Louis, MO 63102-2750

Re:           We refer to the following agreements:

1.           CREDIT AGREEMENT dated as of November 28, 2001, as amended and restated as of April 10, 2002, as further amended and restated as of December 22, 2005, among COMPASS MINERALS INTERNATIONAL, INC. (formerly known as SALT HOLDINGS CORPORATION), COMPASS MINERALS GROUP, INC., SIFTO CANADA CORP., SALT UNION LIMITED, the LENDERS from time to time party hereto, and JPMORGAN CHASE BANK, N.A., as Administrative Agent.

2.           FOREIGN GUARANTY dated as of November 28, 2001, as amended and restated as of December 22, 2005, among SIFTO CANADA CORP., a company continued and amalgamated under the laws of the province of Nova Scotia, Canada, SALT UNION LIMITED, a company incorporated under the laws of England and Wales in the United Kingdom, each other Foreign Subsidiary of COMPASS MINERALS INTERNATIONAL, INC. (formerly known as SALT HOLDINGS CORPORATION), a Delaware corporation, listed on Schedule I thereto and JPMORGAN CHASE BANK, N.A, as collateral agent for the Secured Parties.

CT Corporation System, located at 111 Eighth Avenue, 13th Floor, New York, NY 10011, hereby confirms its appointment as agent for [Sifto Canada Corp.] [Salt Union Limited] and will accept service of any and all legal process in connection with the above agreements.

We understand any process received by us shall be forwarded to the following:

Compass Minerals Group, Inc.
8300 College Boulevard
Overland Park, KS 66210
Attn: Rodney L. Underdown

We are in timely receipt of full payment for (1) one year of this appointment. You will be billed annually at our then current renewal rate. We will continue to act in this capacity as long as our bills are paid or until we are advised in writing to discontinue our representation.

Our acceptance of this appointment and our continued representation is contingent upon receipt of payment of our charges for this service.

Very truly yours,

EXHIBIT H

Form of Assignment and Assumption Agreement

ASSIGNMENT AND ASSUMPTION AGREEMENT

This Assignment and Assumption Agreement (this “Assignment and Assumption”) is dated as of the date set forth below (the “Effective Date”) and is entered into by and between the Assignor (as defined below) and the Assignee (as defined below). Capitalized terms used in this Assignment and Assumption and not otherwise defined herein have the meanings specified in the Credit Agreement dated as of November 28, 2001, as amended and restated as of April 10, 2002, as further amended and restated as of December 22, 2005, and as further amended, supplemented or otherwise modified from time to time (the “Credit Agreement”), among Compass Minerals International, Inc. (formerly known as Salt Holdings Corporation) (“Holdings”), Compass Minerals Group, Inc. (the “US Borrower”), Sifto Canada Corp. (the “Canadian Borrower”), Salt Union Limited (the “UK Borrower”) and JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto (the “Standard Terms”) are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (a) all the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the facilities identified below (including any B/As, Letters of Credit or Swingline Loans included in such facilities) and (b) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (a) above (the rights and obligations sold and assigned pursuant to clauses (a) and (b) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor (the “Assignor”):

2.	Assignee (the “Assignee”):

(a)	Assignee is an Affiliate of: [Name of Lender]

(b)	Assignee is an Approved Fund administered or managed by: [Name of Lender] [an Affiliate of [Name of Lender]] [an entity or an Affiliate of an entity that administers or manages [Name of Lender]]

3.	Borrowers: COMPASS MINERALS GROUP, INC. (US Borrower), SIFTO CANADA CORP. (Canadian Borrower) and SALT UNION LIMITED (UK Borrower)

4.	Administrative Agent: JPMORGAN CHASE BANK, N.A.

5.	Assigned Interest:

Commitment/Loan Assigned	Aggregate Amount of all Lenders’ Commitments and Loans	Amount of Commitments and Loans Assigned	Percentage of Commitments and Loans Assigned5
US Revolving Loan	$75,000,000	$[ ]6	[ ]%
Global Revolving Loan	$50,000,000	$[ ]6	[ ]%
Term Loan	$350,000,000	$[ ]7	[ ]%

5 Set forth to at least nine decimals.

6 Except in the case of an assignment to a Lender or an Affiliate of a Lender, or an assignment of the entire remaining amount of the Assignor’s Commitment or Loans and B/As of any Tranche, the amount of the Commitment or Loans and B/As of the Assignor subject to an assignment shall not be less than $5,000,000, unless the US Borrower and the Administrative Agent otherwise consent (provided no such consent of the US Borrower shall be required if an Event of Default has occurred and is continuing).

7 Except in the case of an assignment to a Lender or an Affiliate of a Lender, or an assignment of the entire remaining amount of the Assignor’s Commitment or Loans, the amount of the Commitment or Loans of the Assignor subject to an assignment shall not be less than $1,000,000, unless the US Borrower and the Administrative Agent otherwise consent (provided no such consent of the US Borrower shall be required if an Event of Default has occurred and is continuing).

Effective Date: ____________________, 200__. [TO BE INSERTED BY THE ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms sets forth in this Assignment and Assumption are hereby agreed to:

[ASSIGNOR],8
by

Name:
Title:

[ASSIGNEE],
by

Name:
Title:

8 To the extent required by the Credit Agreement.

[Consented to and]9 Accepted

JPMORGAN CHASE BANK, N.A., AS ADMINISTRATIVE AGENT,
by

Name:
Title:

[Consented to:]10

COMPASS MINERALS GROUP, INC.,
by

Name:
Title:

9 To the extent required by the Credit Agreement.

10 To the extent required by the Credit Agreement.

ANNEX 1

STANDARD TERMS AND CONDITIONS

FOR ASSIGNMENT AND ASSUMPTION

1.           Representations and Warranties.

1.1           Assignor.  The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby, and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Credit Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Documents or any collateral thereunder, (iii) the financial condition of any Borrower, any other Subsidiary of Holdings or Affiliates thereof or any other Person obligated in respect of any Credit Document or (iv) the performance or observance by any Borrower, any other Subsidiary of Holdings or Affiliates thereof or any other Person of any of their respective obligations under any Credit Document.

1.2           Assignee.  The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 6.01 of the Credit Agreement, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (v) if it is a Non-US Lender, attached to this Assignment and Assumption is any documentation required to be delivered by it pursuant to Section 2.18(e) of the Credit Agreement, duly completed and executed by the Assignee, and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Credit Documents are required to be performed by it as a Lender. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, IF THE ASSIGNED INTEREST INCLUDES A GLOBAL REVOLVING LOAN COMMITMENT, THE ASSIGNEE REPRESENTS THAT

IT IS CAPABLE OF COMPLYING WITH ITS OBLIGATIONS TO MAKE LOANS TO THE US BORROWER, THE CANADIAN BORROWER AND THE UK BORROWER AND ACCEPT AND PURCHASE B/AS IN US DOLLARS, CANADIAN DOLLARS AND STERLING, AS APPLICABLE, AS PROVIDED IN SECTIONS 2.01 AND 2.07.

2.           Payments.  From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3.           General Provisions.  This Assignment and Assumption shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by facsimile or other electronic transmission shall be as effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be construed in accordance with and governed by the law of the State of New York.

EXHIBIT I

Form of Intercompany Note

INTERCOMPANY NOTE

__________, ____

FOR VALUE RECEIVED, [NAME of PAYER] (the “Payer”), hereby promises to pay on demand to the order of __________ or its assigns (the “Payee”), in lawful money of __________ in immediately available funds, at such location as the Payee shall from time to time designate, the unpaid principal amount of all loans and advances made by the Payee to the Payer.

The Payer promises also to pay interest on the unpaid principal amount hereof in like money at said office from the date hereof until paid at such rate per annum as shall be agreed upon from time to time by the Payer and Payee.

Upon the commencement of any bankruptcy, reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar proceeding of any jurisdiction relating to the Payer, the unpaid principal amount hereof shall become immediately due and payable without presentment, demand, protest or notice of any kind in connection with this Note.

This Note is one of the Intercompany Notes referred to in the Credit Agreement, dated as of November 28, 2001, as amended and restated as of April 10, 2002, as further amended and restated as of December 22, 2005, among Compass Minerals International, Inc. (formerly known as Salt Holdings Corporation), Compass Minerals Group, Inc., Sifto Canada Corp., Salt Union Limited, the lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent, (as amended, restated, modified and/or supplemented from time to time, the “Credit Agreement”) and is subject to the terms thereof, and shall be pledged by the Payee pursuant to the US Collateral and Guaranty Agreement or the applicable Foreign Pledge Agreement (each as defined in the Credit Agreement). The Payer hereby acknowledges and agrees that the Collateral Agent (as defined in the US Collateral and Guaranty Agreement or the applicable Foreign Pledge Agreement) may, pursuant to such agreement as in effect from time to time, exercise all rights provided therein with respect to this Note].11

This Note, and all of the Payer’s obligations hereunder, shall be subordinate and junior to all Senior Indebtedness (as defined in Section 1.07 of Annex A hereto) on the terms and conditions set forth in Annex A hereto, which Annex A is incorporated herein by reference and made a part hereof as if set forth herein in its entirety.12

The Payee is hereby authorized to record all loans and advances made by it to the Payer (all of which shall be evidenced by this Note), and all repayments or prepayments thereof

11 Insert in each Intercompany Note held by a Credit Party.

12 Insert in each Intercompany Note to the extent required by Section 7.05(f)(iv) of the Credit Agreement.

in books and records, such books and records constituting prima facie evidence of the accuracy of the information contained therein.

All payments under this Note shall be made without offset, counterclaim or deduction of any kind.

THIS NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK.

[NAME OF PAYOR],
by

Name:
Title:

Pay to the order of

_________________________________

[Name of Payee]

by:  ______________________________
       Name:
       Title

EXHIBIT I
ANNEX A

SUBORDINATION PROVISIONS

Section 1.01.  Subordination of Liabilities.  [Name of Payor] (the “Company”), for itself, and its successors and assigns, covenants and agrees, and each holder of the Note to which this Annex A is attached (the “Note”) by its acceptance thereof likewise covenants and agrees, that the payment of the principal of, interest on, and all other amounts owing in respect of, the Note (the “Subordinated Indebtedness”) is hereby expressly subordinated, to the extent and in the manner hereinafter set forth, to the prior payment in full in cash of all Senior Indebtedness (as defined in Section 1.07 of this Annex A). The provisions of this Annex A shall constitute a continuing offer to all persons who, in reliance upon such provisions, become holders of, or continue to hold, Senior Indebtedness, and such provisions are made for the benefit of the holders of Senior Indebtedness, and such holders are hereby made obligees hereunder the same as if their names were written herein as such, and they and/or each of them may proceed to enforce such provisions.

Section 1.02.  Company Not to Make Payments with Respect to Subordinated Indebtedness in Certain Circumstances.  (a)  Upon the maturity of any Senior Indebtedness (including interest thereon, premium, if any, or fees or any other amounts owing in respect thereof), whether at stated maturity, by acceleration or otherwise, all Obligations (as defined in Section 1.07 of this Annex A) owing in respect thereof shall first be paid in full in cash, before any payment (whether in cash, property, securities or otherwise) is made on account of the Subordinated Indebtedness.

(b)  The Company may not, directly or indirectly, make any payment of any Subordinated Indebtedness and may not acquire any Subordinated Indebtedness for cash or property until all Senior Indebtedness has been paid in full in cash if any Default or Event of Default under the Credit Agreement referred to below or any other issue of Senior Indebtedness is then in existence or would result therefrom. Each holder of the Note hereby agrees that, so long as any such Default or Event of Default exists, it will not ask, demand, sue for, or otherwise take, accept or receive, any amounts owing in respect of the Note.

(c)  In the event that, notwithstanding the provisions of the preceding subsections (a) and (b) of this Section 1.02, the Company shall make any payment on account of (or the holder of the Note receives any payment on account of) the Subordinated Indebtedness at a time when payment is not permitted by said subsection (a) or (b), such payment shall be held by the holder of the Note, in trust for the benefit of, and shall be paid forthwith over and delivered to, the holders of Senior Indebtedness or their representative or the trustee under the indenture or other agreement pursuant to which any instruments evidencing any Senior Indebtedness may have been issued, as their respective interests may appear, for application pro rata to the payment of all Senior Indebtedness (after giving effect to the relative priorities of such Senior Indebtedness) remaining unpaid to the extent necessary to pay all Senior Indebtedness in full in cash in accordance with the terms of such Senior Indebtedness, after giving effect to any concurrent payment or distribution to or for the holders of Senior Indebtedness. Without in any way modifying the provisions of this Annex A or affecting the subordination effected hereby if the hereafter referenced notice is not given, the Company shall give the holder of the Note written notice of any event which would prevent payments under Section 1.02(a) or (b) hereafter.

Section 1.03.  Subordination to Prior Payment of All Senior Indebtedness, Dissolution, Liquidation or Reorganization of Company. Upon any distribution of assets of the Company upon dissolution, winding up, liquidation or reorganization of the Company (whether in bankruptcy, insolvency or receivership proceedings or upon an assignment for the benefit of creditors or otherwise):

(a)  the holders of all Senior Indebtedness shall first be entitled to receive payment in full in cash of all Senior Indebtedness (including, without limitation, post-petition interest at the rate provided in the documentation with respect to the Senior Indebtedness whether or not such post-petition interest is an allowed claim against the debtor in any bankruptcy or similar proceeding) before the holder of the Note is entitled to receive any payment of any kind or character on account of the Subordinated Indebtedness;

(b)  any payment or distributions of assets of the Company of any kind or character, whether in cash, property or securities to which the holder of the Note would be entitled except for the provisions of this Annex A, shall be paid by the liquidating trustee or agent or other person making such payment or distribution, whether a trustee in bankruptcy, a receiver or liquidating trustee or other trustee or agent, directly to the holders of Senior Indebtedness, their representative or representatives, or to the trustee or trustees under any indenture under which any instruments evidencing any such Senior Indebtedness may have been issued, to the extent necessary to make payment in full in cash of all Senior Indebtedness remaining unpaid after giving effect to any concurrent payment or distribution to the holders of such Senior Indebtedness; and

(c)  in the event that, notwithstanding the foregoing provisions of this Section 1.03, any payment or distribution of assets of the Company of any kind or character, whether they be cash, property or securities, shall be received by the holder of the Note on account of Subordinated Indebtedness before all Senior Indebtedness is paid in full in cash, such payment or distribution shall be received and held in trust for and shall forthwith be paid over to the holders of the Senior Indebtedness (after giving effect to the relative priorities of such Senior Indebtedness) remaining unpaid or unprovided for or their representative or representatives, or to the trustee or trustees under any indenture under which any instruments evidencing any of such Senior Indebtedness may have been issued, for application to the payment of such Senior Indebtedness until all such Senior Indebtedness shall have been paid in full in cash, after giving effect to any concurrent payment or distribution to the holders of such Senior Indebtedness.

Without in any way modifying the provisions of this Annex A or affecting the subordination effected hereby if the hereafter referenced notice is not given, the Company shall give prompt written notice to the holder of the Note of any dissolution, winding up, liquidation or reorganization of the Company (whether in bankruptcy, insolvency or receivership proceedings or upon assignment for the benefit of creditors or otherwise).

Section 1.04.  Subrogation.  Subject to the prior payment in full in cash of all Senior Indebtedness, the holder of the Note shall be subrogated to the rights of the holders of Senior Indebtedness to receive payments or distributions of assets of the Company applicable to the Senior Indebtedness until all amounts owing on the Note shall be paid in full, and for the purpose of such subrogation no payments or distributions to the holders of the Senior Indebtedness by or on behalf of the Company or by or on behalf of the holder of the Note by virtue of this Annex A which otherwise would have been made to the holder of the Note shall, as between the Company, its creditors other than the holders of Senior Indebtedness, and the holder of the Note, be deemed to be payment by the Company to or on account of the Senior Indebtedness, it being understood that the provisions of this Annex A are and are intended solely for the purpose of defining the relative rights of the holder of the Note, on the one hand, and the holders of the Senior Indebtedness, on the other hand.

Section 1.05.  Obligation of the Company Unconditional.  Nothing contained in this Annex A or in the Note is intended to or shall impair, as between the Company and the holder of the Note, the obligation of the Company, which is absolute and unconditional, to pay to the holder of the Note the principal of and interest on the Note as and when the same shall become due and payable in accordance with their terms, or is intended to or shall affect the relative rights of the holder of the Note and other creditors of the Company other than the holders of the Senior Indebtedness, nor, except as specifically provided herein, shall anything herein or therein prevent the holder of the Note from exercising all remedies otherwise permitted by applicable law upon an Event of Default under the Note, subject to the rights, if any, under this Annex A of the holders of Senior Indebtedness in respect of cash, property, or securities of the Company received upon the exercise of any such remedy. Upon any distribution of assets of the Company, the holder of the Note shall be entitled to rely upon any order or decree made by any court of competent jurisdiction in which such dissolution, winding up, liquidation or reorganization proceedings are pending, or a certificate of the liquidating trustee or agent or other person making any distribution to the holder of the Note, for the purpose of ascertaining the persons entitled to participate in such distribution, the holders of the Senior Indebtedness and other indebtedness of the Company, the amount thereof or payable thereon, the amount or amounts paid or distributed thereon and all other facts pertinent thereto or to this Annex A.

Section 1.06.  Subordination Rights Not Impaired by Acts or Omissions of the Company or Holders of Senior Indebtedness.  No right of any present or future holders of any Senior Indebtedness to enforce subordination as herein provided shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of the Company or by any act or failure to act in good faith by any such holder, or by any noncompliance by the Company with the terms and provisions of the Note, regardless of any knowledge thereof which any such holder may have or be otherwise charged with. The holders of the Senior Indebtedness may, without in any way affecting the Obligations of the holder of the Note with respect hereto, at any time or from time to time and in their absolute discretion, change the manner, place or terms of payment of, change or extend the time of payment of, or renew or alter, any Senior Indebtedness or amend, modify or supplement any agreement or instrument governing or evidencing such Senior Indebtedness or any other document referred to therein, or exercise or refrain from exercising any other of their rights under the Senior Indebtedness, including, without limitation, the waiver of a Default thereunder and the release of any collateral securing such Senior Indebtedness, all without notice to or assent from the holder of the Note.

Section 1.07.  Senior Indebtedness.  The term “Senior Indebtedness” shall mean the Obligations (a) of the Company under, or in respect of, the Credit Agreement (as amended, modified, supplemented, extended, restated, refinanced, replaced or refunded from time to time, the “Credit Agreement”), dated as of November 28, 2001, as amended and restated as of April 10, 2002, as further amended and restated as of December 22, 2005, among Compass Minerals International, Inc. (formerly known as Salt Holdings Corporation), Compass Minerals Group, Inc., Sifto Canada Corp., Salt Union Limited, the lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent, and each other Credit Document (as defined in the Credit Agreement) to which the Company is a party, and any renewal, extension, restatement, refinancing or refunding (in whole or in part) thereof, (b) of the Company under, or in respect of, any Interest Rate Protection Agreements (as defined in the Credit Agreement) or other Swap Agreements (as defined in the Credit Agreement), including any guaranty thereof, owed to any Secured Party (as defined in the US Collateral and Guaranty Agreement) (c) of the Company under, or in respect of, the Senior Subordinated Notes (as defined in the Credit Agreement) and the other Senior Subordinated Note Documents (as defined in the Credit Agreement) to which the Company is a party, and (d) of the Company under, or in respect of, overdrafts and related liabilities and obligations arising from or in connection with treasury, depository, cash management or purchase card account services or in connection with any automated clearinghouse transfer of funds owed to any Secured Party. As used herein, the term “Obligation” shall mean all principal, interest, premium, reimbursement obligations, penalties, fees, expenses, indemnities and other liabilities and obligations (including any guaranties of the foregoing liabilities and obligations) payable under the documentation governing any Senior Indebtedness (including interest after the commencement of any bankruptcy, insolvency, receivership or similar proceeding at the rate provided in the documentation with respect thereto, whether or not such interest is an allowed claim against the debtor in any such proceeding).

Section 1.08.  Miscellaneous.  If, at any time, all or part of any payment with respect to Senior Indebtedness theretofore made by the Company or any other Person is rescinded or must otherwise be returned by the holders of Senior Indebtedness for any reason whatsoever (including, without limitation, the insolvency, bankruptcy or reorganization of the Company or such other Persons), the subordination provisions set forth herein shall continue to be effective and be reinstated, as the case may be, all as though such payment had not been made.

EXHIBIT J

MANDATORY COSTS RATE

1.
The Mandatory Costs Rate is an addition to the interest rate to compensate Lenders for the cost of compliance with (a) the requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions) or (b) the requirements of the European Central Bank.

2.
On the first day of each Interest Period (or as soon as possible thereafter) the Administrative Agent shall calculate, as a percentage rate, a rate (the “Additional Cost Rate”) for each Lender, in accordance with the paragraphs set out below. The Mandatory Costs Rate will be calculated by the Administrative Agent as a weighted average of the Lenders’ Additional Cost Rates (weighted in proportion to the percentage participation of each Lender in the relevant Borrowing) and will be expressed as a percentage rate per annum.

3.
The Additional Cost Rate for any Lender lending from an office of such Lender in a Participating Member State will be the percentage notified by that Lender to the Administrative Agent. This percentage will be certified by that Lender in its notice to the Administrative Agent to be its reasonable determination of the cost (expressed as a percentage of that Lender’s participation in all Loans made from that lending office) of complying with the minimum reserve requirements of the European Central Bank in respect of loans made from that lending office.

4.	The Additional Cost Rate for any Lender lending from a lending office in the United Kingdom will be calculated by the Administrative Agent as follows:

(a)           in relation to a Loan denominated in Pounds Sterling:

AB + C (B – D) + E x 0.01	per cent. per annum
100 – (A + C)

(b)           in relation to a Loan in any currency other than Pounds Sterling.

E x 0.01	per cent. per annum
300

Where:

A
is the percentage of Eligible Liabilities (assuming these to be in excess of any stated minimum) which that Lender is from time to time required to maintain as an interest free cash ratio deposit with the Bank of England to comply with cash ratio requirements.

B
is the percentage rate of interest (excluding the applicable interest rate margin under Section 2.14(a) or (b) and the Mandatory Costs Rate and, if the Loan is due and unpaid, the additional rate of interest specified in Section 2.14(c)) payable for the relevant Interest Period on the Loan.

C	is the percentage (if any) of Eligible Liabilities which that Lender is required from time to time to maintain as interest bearing Special Deposits with the Bank of England.

D	is the percentage rate per annum payable by the Bank of England to the Administrative Agent on interest bearing Special Deposits.

E
is designed to compensate Lenders for amounts payable under the Fees Rules and is the most recent rate of charge payable by the Administrative Agent to the Financial Services Authority pursuant to the Fee Rules in respect of the relevant financial year of the Financial Services Authority and expressed in pounds per £1,000,000.

5.	For the purposes of this Schedule:

(a)	“Eligible Liabilities” and “Special Deposits” have the meanings given to them from time to time under or pursuant to the Bank of England Act 1998 or (as may be appropriate) by the Bank of England;

(b)
“Fees Rules” means the rules on periodic fees contained in the FSA Supervision Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits;

(c)
“Fee Tariffs” means the fee tariffs specified in the Fees Rules under the activity group A.1 Deposit acceptors (ignoring any minimum fee or zero rated fee required pursuant to the Fees Rules but taking into account any applicable discount rate);

(d)
“Participating Member State” means any member state of the European Communities that adopts or has adopted the Euro as its lawful currency in accordance with legislation of the European Community relating to Economic and Monetary Union.

(e)	“Tariff Base” has the meaning given to it in, and will be calculated in accordance with, the Fees Rules.

6.
In application of the above formulae, A, B, C and D will be included in the formulae as percentages (i.e. 5 per cent. will be included in the formula as 5 and not as 0.05). A negative result obtained by subtracting D from B shall be taken as zero. The resulting figures shall be rounded to four decimal places.

7.
Each Lender shall supply any information required by the Administrative Agent for the purpose of calculating its Additional Cost Rate. In particular, but without limitation, each Lender shall supply the following information on or prior to the date on which it becomes a Lender:

(a)	the jurisdiction of its lending office; and

(b)	any other information that the Administrative Agent may reasonably require for such purpose.

Each Lender shall promptly notify the Administrative Agent of any change to the information provided by it pursuant to this paragraph.

8.
The percentages of each Lender for the purpose of A and C above shall be determined by the Administrative Agent based upon the information supplied to it pursuant to paragraphs 3 and 7 above and on the assumption that, unless a Lender notifies the Administrative Agent to the contrary, each Lender’s obligations in relation to cash ratio deposits and Special Deposits are the same as those of a typical bank from its jurisdiction of incorporation with a lending office in the same jurisdiction as its lending office.

9.
The Administrative Agent shall have no liability to any person if such determination results in an Additional Cost Rate which over or under compensates any Lender and shall be entitled to assume that the information provided by any Lender pursuant to paragraphs 3 and 7 above is true and correct in all respects.

10.
The Administrative Agent shall distribute the additional amounts received as a result of the Mandatory Costs Rate to the Lenders on the basis of the Additional Cost Rate for each Lender based on the information provided by each Lender pursuant to paragraphs 3 and 7 above.

11.
Any determination by the Administrative Agent pursuant to this Exhibit in relation to a formula, the Mandatory Costs Rate, an Additional Cost Rate or any amount payable to a Lender shall, in the absence of manifest error, be conclusive and binding on all parties hereto.

12.
The Administrative Agent may from time to time, after consultation with the US Borrower and the Lenders, determine and notify to all parties hereto any amendments which are required to be made to this Exhibit in order to comply with any change in law, regulation or any requirements from time to time imposed by the Bank of England, the Financial Services Authority or the European Central Bank (or, in any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all parties hereto.

EXHIBIT K

White Salt Sale Description

Salt Union Limited’s sale (the “White Salt Sale”) of its UK Evaporated Salt production facility located in Weston Point, Cheshire, U.K. (“Weston Point Facility”) includes the land and other fixed assets, as well as other intangible assets, such as customer lists and working capital associated with the Weston Point Facility. Nothing in the White Salt Sale shall effect either Holdings’s Rock Salt mine at Winsford, Cheshire, U.K. or its investment in the Minosus joint venture.

The Weston Point Facility’s fixed assets have a book value of approximately $24 million, total assets of approximately $35 million and net assets of approximately $32 million. It is expected to generate negative EBIT of approximately $1 million in 2005, with approximately $3 million of EBIT in 2004. Depreciation in both years is approximately $3.5 million.

Expected sale proceeds, net of deal, redundancy and pension costs, are currently estimated at $30 million.